As filed with the Securities and Exchange Commission on October 5, 2021
Registration No. 333-259678

UNITED STATES
SECURITIES AND EXCHANGE CO
M
MISSION
WASHINGTON, D.C. 20549

AMENDMENT NO.1
TO
FORM

S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREENIDGE GENERATION HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	7374	86-1746728
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

590 Plant Road
Dresden, NY 14441
(315)
536-2359
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey E. Kirt
Chief Executive Officer
590 Plant Road
Dresden, NY 14441
(315)
536-2359
(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris Zochowski Richard Alsop Kristina Trauger Shearman & Sterling LLP 401 9th Street, NW Suite 800 Washington, DC 20004 (202) 508-8000	Dean M. Colucci Michelle Geller Alex Pherson Duane Morris LLP 1540 Broadway New York, NY 10036 (973) 424-2020

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
% Senior Notes due 2026	$46,000,000	$4,264.20(*)

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes up to $6,000,000 in aggregate principal amount of additional Notes which may be issued upon the exercise of a 30-day option granted to the underwriters.
*	Previously paid.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE
We are filing this pre-effective Amendment No. 1 to our registration statement on Form S-1, initially filed on September 20, 2021 (File No. 333-259678) (the “Registration Statement”) to reflect recent material developments, fix clerical errors in the Registration Statement and to file Exhibits 1.1, 4.1, 4.2, 4.3 and 5.1, with respect to such Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED October 5, 2021
PRELIMINARY PROSPECTUS
$40,000,000

GREENIDGE GENERATION HOLDINGS INC.
    % Senior Notes due 2026

We are offering $40,000,000 aggregate principal amount of our     % Senior Notes due 2026 (the “Notes”). Interest on the Notes will accrue from                , 2021, and will be paid quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, commencing on January 31, 2022, and at maturity. The Notes will mature on                , 2026. We may redeem the Notes for cash in whole or in part at any time at our option (i) on or after                , 2023 and prior to                , 2024, at a price equal to 102% of their principal amount, (ii) on or after                , 2024 and prior to                , 2025, at a price equal to 101% of their principal amount, and (iii) on or after                , 2025, at a price equal to 100% of their principal amount, plus (in each case noted above) accrued and unpaid interest to, but excluding, the date of redemption. See “
Description of Notes—Optional Redemption
.” In addition, we may redeem the Notes, in whole, but not in part, at any time at our option, at a redemption price equal to 100.5% of the principal amount plus accrued and unpaid interest to, but not including, the date of redemption, upon the occurrence of certain change of control events, as described under “
Description of Notes—Optional Redemption Upon Change of Control
.” The Notes will be issued in denominations of $25 and in integral multiples thereof.
The Notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and will be senior to any other indebtedness expressly made subordinate to the Notes. The Notes will be effectively subordinated to all of our existing and future secured indebtedness (to the extent of the value of the assets securing such indebtedness) and structurally subordinated to all existing and future liabilities of our subsidiaries, including trade payables.
On September 14, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 19, 2021, (the “Merger Agreement”), by and among Greenidge, Support.com, Inc. (“Support”) and GGH Merger Sub, Inc. (“Merger Sub”). As contemplated by the Merger Agreement, Merger Sub merged with and into Support, the separate corporate existence of Merger Sub ceased and Support survived as a wholly owned subsidiary of Greenidge (such transaction, the “Merger”).
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements.
We are also a “controlled company” under the rules of The Nasdaq Stock Market LLC (“Nasdaq”) and may take advantage of certain corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq.
Investing in the Notes involves a high degree of risk. See “Risk Factors” beginning on page 17 to read about factors you should consider before you make an investment decision.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have applied to list the Notes on the Nasdaq Global Select Market. If approved for listing, trading on such exchange is expected to begin within 30 business days of                 , 2021, the original issue date. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time.

	Per Note	Total (2)(3)
Public offering price	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, payable to us (2)	$	$

(1)	See “ Underwriting ” for a description of all underwriting compensation payable in connection with this offering.
(2)
B. Riley Securities, Inc. (“B. Riley”), as representative of the underwriters, may exercise an option to purchase up to an additional $                aggregate principal amount of Notes offered hereby, within 30 days of the date of this prospectus. If this option is exercised in full, the total offering price will be $                , the total underwriting discount paid by us will be $                , and total proceeds to us, before expenses, will be approximately $                .

(3)	Total expenses of the offering payable by us, excluding underwriting discounts and commissions, are estimated to be $ .
The underwriters expect to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme
, on or about                , 2021.
Joint Book-Running Managers

B. Riley Securities	Ladenburg Thalmann	William Blair & Co.
Northland Capital Markets
Lead Manager
EF Hutton,
division of Benchmark Investments, LLC
Co-Managers

Aegis Capital Corp.	Colliers Securities LLC	Maxim Group LLC
Wedbush Securities Ziegler
The date of this prospectus is                 , 2021

i

ABOUT THIS PROSPECTUS
You should rely only on the information contained in or incorporated by reference into this prospectus and any free writing prospectus that we have authorized in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled
“Where You Can Find More Information.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “
Where You Can Find More Information
.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes certain statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws. These forward-looking statements involve uncertainties that could significantly affect our financial or operating results. These forward-looking statements may be identified by terms such as “anticipate,” “believe,” “continue,” “foresee,” “expect,” “intend,” “plan,” “may,” “will,” “would,” “could” and “should” and the negative of these terms or other similar expressions. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Forward-looking statements in this document include, among other things, statements regarding our business plan, business strategy and operations in the future. In addition, all statements that address operating performance and future performance, events or developments that are expected or anticipated to occur in the future, including statements relating to creating value for stockholders, benefits of the Merger to our customers, vendors, employees, stockholders and other constituents, are forward-looking statements.
Forward-looking statements are subject to a number of risks, uncertainties and assumptions. Matters and factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to the matters and factors described in the section “
Risk Factors
”, as well as statements about or relating to or otherwise affected by:

•
the ability to negotiate or execute definitive documentation with respect to a facility in Spartanburg, South Carolina on terms and conditions that are acceptable to Greenidge, whether on a timely basis or at all;

•	the ability to recognize the anticipated objectives and benefits of an expansion into a facility in Spartanburg, South Carolina;

•
the ability to recognize the anticipated objectives and any benefits of the Merger described in Note 1 of the Notes to Consolidated Financial Statements of Greenidge Generation Holdings Inc. herein, including the anticipated tax treatment of the Merger;

•
changes in applicable laws, regulations or permits affecting our operations or the industries in which we operate, including regulation regarding power generation, cryptocurrency usage and/or cryptocurrency mining;

•	any failure by us to obtain acceptable financing with regard to our growth strategies or operations;

•	fluctuations and volatility in the price of bitcoin and other cryptocurrencies;

•	loss of public confidence in, or use cases of, bitcoin and other cryptocurrencies;

•	the potential of cryptocurrency market manipulation;

•	the economics of mining cryptocurrency, including as to variables or factors affecting the cost, efficiency and profitability of mining;

•
the availability, delivery schedule and cost of equipment necessary to maintain and grow our business and operations, including mining equipment and equipment meeting the technical or other specifications required to achieve our growth strategy;

•
the possibility that we may be adversely affected by other economic, business or competitive factors, including factors affecting the industries in which we operate or upon which we rely and are dependent;

•	the ability to expand successfully to other facilities, mine other cryptocurrencies or otherwise expand our business;

•	changes in tax regulations applicable to us, our assets or cryptocurrencies, including bitcoin;

•	any litigation involving us;

•	costs and expenses relating to cryptocurrency transaction fees and fluctuation in cryptocurrency transaction fees;

•
the condition of our physical assets, including that our current single operating facility may realize material, if not total, loss and interference as a result of equipment malfunction or break-down, physical disaster, data security breach, computer malfunction or sabotage; and

•	the actual and potential impact of the COVID-19 pandemic.
Consequently, all of the forward-looking statements made in this prospectus are qualified by the information contained herein, including the information contained under this caption and the information under the section “
Risk Factors
.” No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.
You should not put undue reliance on forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of our operations, financial condition or cash flows. Actual results may differ materially from those discussed in this prospectus. All forward-looking statements speak only as of the date of this prospectus and we do not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise, as of any future date.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”
Unless the context otherwise requires, all references in this prospectus to the “Company,” “we,” “us,” “our,” “our company” or “Greenidge” refer to Greenidge Generation Holdings Inc. and its consolidated subsidiaries following the Merger, other than certain historical information which refers to the business of Greenidge or Support, as applicable, prior to the consummation of the Merger.
Our Company
Overview
Cryptocurrency Mining and Power Generation
We own a vertically integrated bitcoin mining and power generation facility located in the Town of Torrey, New York. Our historical operations comprise two primary revenue sources:

•
Bitcoin-Mining
. Our approximately 106 megawatt (“MW”) natural gas power generation facility powered approximately 41 MW of bitcoin mining capacity as of July 31, 2021. Our bitcoin mining capacity generates revenue in the form of bitcoin by earning bitcoin as rewards and transaction fees for supporting the global bitcoin network with application-specific integrated circuit computers (“ASICs” or “miners”) owned by us. We currently convert most of our earned bitcoin into U.S. dollars. We also generate revenues in U.S. dollars to a lesser extent from third parties for hosting and maintaining their ASICs. We intend to rapidly increase our bitcoin mining capacity of owned ASICs to increase our revenue.

•
Independent Electric Generation
. We sell surplus electricity generated by our power plant, and not consumed in bitcoin mining operations, to New York State’s power grid at prices set on a daily basis through the New York Independent Systems Operator (the “NYISO”) wholesale market. We increase or decrease the total amount of electricity sold by the power plant based on prevailing prices in the wholesale electricity market. In addition, we receive revenues from the sale of our capacity and ancillary services in the NYISO wholesale market.

We also acquired Support pursuant to the Merger and it now operates as our wholly-owned subsidiary. Support provides customer and technical support solutions delivered by home-based employees. Support’s homesourcing model, which enables outsourced work to be delivered by people working from home, has been specifically designed for remote work, with attention to security, recruiting, training, delivery, and employee engagement. See “
Business —Support.com, Inc.
” for additional information regarding Support.
The ASIC miners require a significant amount of power to operate, thus, access to low-cost
electricity is important to profitably mine bitcoin on a large scale. Unlike most other bitcoin mining companies, we own our power generation assets and operate our own data center and miners. This allows us to operate without relying on highly variable third-party power purchase agreements or hosting agreements that are subject to renegotiation, counter-party risk or other cost volatility. Our bitcoin mining operations are powered by electricity generated directly by our power plant, which is referred to as
“behind-the-meter”
power because it is not subject to transmission and distribution charges from local utilities. Our owned bitcoin miners had, as of July 31, 2021, the capacity to consume approximately 41 MW of electricity.

We believe that this
behind-the-meter
power generation capability provides a stable, cost-effective source of power for bitcoin mining activities. Our primary business objective is to grow revenue by (i) executing our plan to increase bitcoin mining capacity at our current plant to approximately 85 MW and (ii) acquiring additional captive power resources, at other locations, to expand our bitcoin mining operations and our provision of related blockchain services.
We are exploring potential new locations where we intend to replicate our vertically integrated bitcoin mining and power generation business model. Additionally, we are evaluating partnership with owners of low-cost
energy sources, with a particular focus on renewable sources, as a potential avenue to grow our bitcoin mining operations. On July 2, 2021, we announced that we had signed a letter of intent to execute a
10-year
lease for a facility in Spartanburg, South Carolina at which we intend to develop our next bitcoin mining operation, using existing electrical infrastructure at the location. We have not yet executed a binding lease for the Spartanburg facility, no major terms have been agreed to between the parties, no commitment with respect thereto has arisen and there can be no assurance that a satisfactory agreement can be reached, however we expect that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral. We intend to use our significant power plant and bitcoin mining technical know-how
to achieve at least 500 MW of mining capacity by 2025.
To achieve scale, bitcoin mining requires access to large amounts of low-cost
electricity, making our owned natural gas power generation facility a competitive advantage. Under this vertically integrated model, we benefit from (i) what we believe to be the only public company in the United States with a bitcoin mining operation of this scale in the United States currently using power generated from its own power plant, (ii) our low power costs, (iii) potential upside from an increase in the price of bitcoin, (iv) the ability to optimize operations to maximize revenue between power production and bitcoin mining, (v) our lack of reliance on third-party power producers, (vi) stability with respect to the energy regulatory landscape, (vii) the experience of our management team and vendor partnerships, and (viii) the backing of Atlas Capital Resources LP, our controlling stockholder (“Atlas”).
Products and Services
Bitcoin Mining Operations
We began mining bitcoin in 2019 with the construction of a pilot data center to operate approximately 1 MW of bitcoin mining capacity located at our power generation facility in the Town of Torrey, New York. We launched a commercial data center for bitcoin mining and blockchain services in January 2020, and as of December 31, 2020, we had approximately 6,900 miners (including 5 Antminer S19 Pros, 5 Antminer S19s, approximately 6,600 Antminer S17s, approximately 250 Whatsminer M30s and approximately 50 Antminer T17s) deployed on our site capable of producing an estimated aggregate hash rate capacity of approximately 0.4 exahash per second (“EH/s”). Although the number of miners deployed provides a sense of scale of cryptocurrency mining operations as compared to our peers, management believes that hash rate, or the number of hashes a miner can perform in each second, typically expressed in EH/s or terahash per second (“TH/s”) and used as a measure of computational power or mining capacity used to mine and process transactions on a blockchain such as bitcoin, provides a more comparable measure of our fleet’s ability to process cryptocurrency transactions as compared to other bitcoin mining operations.
During the first seven months of 2021, we deployed approximately 7,400 additional miners comprised primarily of S19 Pro Bitmain Antminers, MicroBT M30 and M31 Whatsminers, bringing our estimated maximum hash rate to 1.1 EH/s consuming approximately 41 MW of the power plant’s total capacity of approximately 106 MW. As of July 31, 2021, we had approximately 14,300 miners (including approximately 1,200 Antminer S19 Pros, approximately 4,000 Antminer S19s, approximately 6,600 Antminer S17s, approximately 2,000 Whatsminer M30s, approximately 430 Whatsminer M31s, 10 Avalon
A-166s,
and approximately 50 Antminer T17s) deployed on our site. At July 31, 2021, we also had outstanding orders pending for approximately 800 Antminer S19 Pros, 4,500 Antminer S19j Pros, 800 Antminer S19js and 500 Whatsminer M30s. As of July 31, 2021, approximately 500 of the committed miners are manufactured and hosted on-site.
Additionally, between

August 1 and September 15, 2021, we placed orders for an additional 11,500 S19j Pro Bitmain Antminers. It is possible that supply side constraints may impact the ability of our suppliers to timely fulfill our open orders.
Between August 1, 2021 and August 31, 2021, we deployed all 800 of the previously committed S19 Antminer S19 Pros.
With the full deployment of these new miners, our total fleet is expected to comprise approximately 32,500 total miners and is expected to utilize approximately 95 MW of electricity. The new advanced miners have substantially greater hash rate capacities and use electric power more efficiently than our existing miner fleet.
With the deployment of the aforementioned miners in 2021, we expect to be able to achieve a total hash rate capacity of at least 1.4 EH/s by the end of 2021. After deploying all of our miners contracted to be purchased, we expect to achieve a total hash rate capacity of approximately 2.9 EH/s. While there is a possibility supply side constraints impact the ability of our suppliers to timely fulfill our open orders, we do not anticipate any supply side constraints to impact the ability of suppliers to deliver on the remaining miners not yet manufactured. See
“Risk Factors—Risks Related to Our Business—Bitcoin and Cryptocurrency Related Risks.”
Wholesale Power Operations
We sell capacity, energy and ancillary services from our approximately 106 MW power generation facility and sell power that we generate, at wholesale, to the NYISO when dispatched, based on the NYISO’s daily supply and demand needs. We began our energy sales in 2017 when our power generation facility came back online after converting from a coal-fired to a natural gas-fired
facility. We had, as of July 31, 2021, approximately 63 MW of capacity available for sale into the NYISO system (although we would expect that such available MW will be reduced as we add additional bitcoin mining capacity as described above).
We purchase the natural gas to run our power plant through a third-party gas provider and we contract directly with Empire Pipeline Inc. for the delivery of the gas that we purchase. The natural gas is transported to our captive pipeline through which this gas is transported 4.6 miles to our power plant.
We have a contract with Empire Pipeline Inc. which provides for the transportation to our pipeline of up to 15,000 dekatherms of natural gas per day. We also have contracts with Emera Energy covering both the purchase of natural gas and the bidding and sale of electricity through the NYISO.
All of the energy produced by us that is not utilized onsite for bitcoin mining activities is sold through the NYISO. These sales accounted for 35% and 90% of our total revenue for the years ended December 31, 2020 and 2019, respectively.
Our Integrated Business Model
Our vertically integrated business model provides
low-cost
power for our bitcoin mining operations and allows us to sell surplus electricity, enabling us to optimize our revenue producing activities.
Bitcoin Revenue
We generate electricity
on-site
from our vertically integrated power plant and use the electricity to power our ASIC miners, generating bitcoin which we then exchange for U.S. dollars. Revenue generated by the mining of bitcoin measured on a dollar per MWh basis, is variable and depends on several factors including but not limited to the price of bitcoin, our proportion of global hash rate processing, transaction volume and the prevailing bitcoin rewards per new block added to the bitcoin blockchain. For the month of July 2021, based on our existing fleet, we generated bitcoin revenue (excluding hosting) at an average rate of approximately $320/MWh.
We have historically converted between 95% and 100% of mined bitcoin to cash on a daily basis using a third-party platform and are subject to the platform’s User Agreement. For security purposes, we utilize a proprietary auto-liquidation script to convert bitcoin to fiat currency automatically upon receiving bitcoin rewards into our wallet, and to transfer the cash received to our operating bank account daily. We utilize hardware wallet verification for account log-in,
as well as a feature to white-list our bank accounts. This process limits the amount of time bitcoin and fiat currency are stored on the third party platform and is designed to limit our potential loss. Fees incurred to convert bitcoin into fiat currency are subject to standard rates charged by the third party’s published tiered pricing table and, as of July 31, 2021, represent 0.18% of each transaction. Additionally, we hold a nominal amount of bitcoin on our balance sheet, the majority of which is held in “cold storage” custody with a third-party custodian.
Wholesale Power Revenue
We sell capacity, energy, and ancillary services to the wholesale power grid managed by the NYISO. Through these sales, we generate revenue in three streams.

•	Capacity revenue: We receive capacity revenue for committing to sell power to the NYISO when dispatched.

•	Energy revenue: When dispatched by the NYISO, we receive energy revenue based on the hourly price of power.

•	Ancillary services revenue: When selected by the NYISO, we receive compensation for the provision of operating reserves.
Revenue generated from the wholesale power market is variable and depends on several factors including but not limited to the supply and demand for electricity and generation capacity in the market and the prevailing price of natural gas.
Competitive Advantages
To achieve scale, bitcoin mining requires access to large amounts of low-cost
electricity, making our owned natural gas power generation facility a competitive advantage. Under this vertically integrated model, we benefit from the following additional competitive advantages:

•
Vertical Integration
. We believe that there is no other public company in the United States with a bitcoin mining operation of this scale in the United States currently using power generated from its own power plant.

•
Low power costs
. Through access to the Millennium Pipeline price hub which provides relatively low market rates for natural gas and the relatively cool climate where our power plant is located, we are able to produce our energy at competitive rates and largely avoid the extra cost of active cooling of the bitcoin mining operations.

•	Bitcoin market upside . Profitability is highly levered to bitcoin price, difficulty, global network hash rate, and transaction volume.

•	Power market upside . Being online 24/7 allows us to optimize between power and bitcoin mining revenue.

•
Self-reliance
. 100% of the power that we use in our bitcoin mining operations is provided by behind-the-meter
generation with no reliance on third-party power purchase agreements that can be modified or revoked at any time.

•
Relatively stable regulatory environment
. Our mining operation and power generation facility located in New York State are regulated in accordance with U.S. and New York State laws which are more stable, for example, than the laws of the People’s Republic of China and certain other low-cost
power environments.

•
Cryptocurrency experience
. We employ a first-class power generation and mining team and partnerships with premier manufacturers for the procurement of reliable and low-cost
ASIC mining computers of proven performance.

•
Blue-chip backing
. Our controlling stockholder, Atlas, is affiliated with an investment firm with more than $6.8 billion of assets under management and prior experience owning and operating more than 1,000 MW of power generation assets.

Call Center Support Services
On September 14, 2021, we acquired Support pursuant to the Merger and it now operates as our wholly-owned subsidiary. Support provides customer and technical support solutions delivered by home-based employees. Support’s homesourcing model, which enables outsourced work to be delivered by people working from home, has been specifically designed for remote work, with attention to security, recruiting, training, delivery, and employee engagement. See “
Business—Support.com, Inc.
” for additional information regarding Support.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” under Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are am emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.
We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues are $1.07 billion or more, (ii) the date that we become a “large accelerated filer” as defined in Rule
12b-2
under the Exchange Act, which would occur if the market value of our class A common stock that are held by non-affiliates
exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible
debt during the preceding three year period.
Controlled Company Exemption
Atlas and its affiliates currently control 89.3% of the voting power of our outstanding capital stock and have the power to elect a majority of our directors. Pursuant to Nasdaq listing standards, a company of which more than

50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” As a controlled company, we are exempt from certain Nasdaq corporate governance requirements, including the requirements to have (i) a board comprised of a majority of independent directors; (ii) compensation of executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iii) director nominees selected or recommended for our board either by a majority of the independent directors or a nominating committee comprised solely of independent directors. If we cease to be a “controlled company” and our shares continue to be listed on Nasdaq, we will be required to comply with these standards and, depending on the independence—determination with respect to our then-current directors, we may be required to add additional directors to our board in order to achieve such compliance within the applicable transition periods.
Merger
On September 14, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 19, 2021, by and among Greenidge, Support and Merger Sub, Inc. As contemplated by the Merger Agreement, Merger Sub merged with and into Support, the separate corporate existence of Merger Sub ceased and Support survived as a wholly owned subsidiary of Greenidge. At the effective time of the Merger, we issued 2,998,261 shares of class A common stock in exchange for all shares of common stock, par value $0.0001, of Support and all outstanding stock option and restricted stock units of Support.
Equity Purchase Agreement with B. Riley
Affiliate
On September 15, 2021, we entered into a common stock purchase agreement (the “Purchase Agreement”) with an affiliate of B. Riley (the “Investor”) pursuant to which we have the right to “put”, or sell, to the Investor up to $500,000,000 of shares of class A common stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. As provided in the Purchase Agreement, we may require the Investor to purchase shares of our class A common stock from time to time by delivering a put notice to the Investor specifying the total number of shares to be purchased. The per share purchase price for the shares of class A common stock that we elect to sell to the Investor pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of our class A common stock for the full period of regular trading hours on Nasdaq on the applicable purchase date on which we have timely delivered written notice to the Investor directing it to purchase shares under the Purchase Agreement, less a fixed 5% discount, which shall be increased to a fixed 6% discount at such time that we received aggregate cash proceeds of $200,000,000 as payment for all shares of class A common stock purchased by the Investor in all prior sales of class A common stock made under the Purchase Agreement. The Investor will have no obligation to purchase shares pursuant to the purchase agreement to the extent that such purchase would cause the Investor to own more than 4.99% of our issued and outstanding shares of class A common stock.
In connection with the Purchase Agreement, we entered into a registration rights agreement with the Investor pursuant to which we agreed to prepare and file a registration statement registering the resale by the Investor of those shares of our class A common stock to be issued under the Purchase Agreement.
Increase in Authorized Capital
On September 13, 2021, we filed an amendment to our certificate of incorporation to increase our authorized capital stock. Following the amendment, our authorized capital stock consists of 2,400,000,000 shares of class A common stock, par value $0.0001 per share, 600,000,000 shares of class B common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.

Stock Split
On March 16, 2021, we effectuated a forward stock split whereby each outstanding share of common stock was split into four new shares of common stock. As a result of this stock split, our issued and outstanding common stock was increased from 7,080,000 shares to 28,320,000 shares and the number of shares of common stock issuable upon conversion of the series A preferred stock increased from 1,620,000 shares of common stock to 6,480,000 shares of common stock. Accordingly, all share and per share information contained in this prospectus has been restated to retroactively show the effect of this stock split.
Corporate Information
Our principal executive offices are located at 590 Plant Road, Dresden, NY 14441, and our telephone number is (315)
536-2359.
We maintain a website at www.greenidge.com. Information on our website is not incorporated by reference into or otherwise part of this prospectus.
Summary Risk Factors
An investment in the Notes involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “
Risk Factors
” section of this prospectus. These risks include, but are not limited to, the following:
Risks Related to the Notes

•	We may be able to incur substantially more debt, which could have important consequences to you.

•	The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness that we currently have or that we may incur in the future.

•	The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

•	The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.

•	An increase in market interest rates could result in a decrease in the value of the Notes.

•	An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them.

•	We may redeem the Notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

•	The rating for the Notes could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency.
Risks Related to Our Business

•
We have a limited operating history, with operating losses as we have grown. If we are unable to sustain greater revenues than our operating costs of bitcoin mining and power generation, as well as expansion plans, we will resume operating losses, which could negatively impact our operations, strategy and financial performance.

•
While we have multiple sources of revenue from our business and operations, these sources of revenue currently depend on the single natural gas power generation facility that we operate. Any disruption to our single power plant would have a material adverse effect on our business and operations, as well as our results of operations and financial condition.

•
As the aggregate amount of computing power, or hash rate, in the bitcoin network increases, the amount of bitcoin earned per unit of hash rate decreases; as a result, in order to maintain our market share, we may have to incur significant capital expenditures in order to expand our fleet of miners.

•
The loss of any of our management team, an inability to execute an effective succession plan, or an inability to attract and retain qualified personnel could adversely affect our operations, strategy and business.

•	Our subsidiaries conduct the substantial majority of our operations and own our operating assets.

•
Our business and operating plan may be altered due to several external factors including but not limited to market conditions, the ability to procure equipment in a quantity, cost and timeline consistent with the business plan and the ability to identify and acquire additional locations to replicate the operating model in place at our existing facility.

•	The properties utilized by us in our bitcoin mining operations may experience damage, including damage not covered by insurance.

•	Our bitcoin may be subject to loss, theft or restriction on access.

•
If bitcoin or other cryptocurrencies are determined to be investment securities, and we hold a significant portion of our assets in such cryptocurrency, investment securities or non-controlling
equity interests of other entities, we may inadvertently violate the Investment Company Act.

•	There has been limited precedent set for financial accounting of digital assets and so it is unclear how we will be required to account for digital asset transactions.

•	Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

•	Regulatory changes or actions may alter the nature of an investment in us or restrict the use of bitcoin in a manner that adversely affects our business, prospects or operations.

•	We are subject to risks related to Internet disruptions, which could have an adverse effect on our ability to mine bitcoin.

•	Our future success will depend significantly on the price of bitcoin, which is subject to risk and has historically been subject to wide swings and significant volatility.

•	The impact of geopolitical and economic events on the supply and demand for bitcoin is uncertain.

•	Bitcoin miners and other necessary hardware are subject to malfunction, technological obsolescence, the global supply chain and difficulty and cost in obtaining new hardware.

•
We face risks and disruptions related to the
COVID-19
pandemic and supply chain issues, including in semiconductors and other necessary bitmining components, which could significantly impact our operations and financial results.

•	We may not adequately respond to rapidly changing technology.

•	A failure to properly monitor and upgrade the bitcoin network protocol could damage the bitcoin network which could, in turn, have an adverse effect on our business.

•
Over time, incentives for bitcoin miners to continue to contribute processing power to the bitcoin network may transition from a set reward to transaction fees. If the incentives for bitcoin mining are not sufficiently high, we may not have an adequate incentive to continue to mine.

•	Incorrect or fraudulent cryptocurrency transactions may be irreversible.

Risks Related to Our Subsidiary Support.com, Inc.

•	Support’s financial condition and results of operations may vary from quarter to quarter, which may cause the price of our common stock to decline.

•
A substantial portion of Support’s revenue is generated by a limited number of clients. The loss or reduction in business from any of these clients would adversely affect its business and results of operations.

•
Support has a history of losses, it may incur losses in the future and may not sustain profitability in the near term; and as a result, it may need to alter its business plans or change its business strategy.

•	Support has been, is currently and may be in the future the subject of governmental investigations relating to past products and services.
Summary Consolidated Financial Data of Greenidge
The following tables present summary historical consolidated financial data of Greenidge. The summary historical consolidated financial data should be read in conjunction with the financial statements and related notes of Greenidge contained elsewhere in this prospectus and the information under “
Management’s Discussion and Analysis of Financial Condition and Results of Operations for Greenidge
.”
The summary financial data as of December 31, 2020 and 2019 and for the years then ended are derived from the audited consolidated financial statements of Greenidge contained elsewhere in this prospectus. The summary financial data as of June 30, 2021 and for the three months and six months ended June 30, 2021 and June 30, 2020 are derived from the unaudited consolidated financial statements of Greenidge contained elsewhere in this prospectus. Our financial statements are prepared and presented in accordance with U.S. GAAP.
The summary financial data is only a summary and should be read in conjunction with the historical financial statements and related notes. Greenidge is the successor entity for accounting purposes to Greenidge Generation Holdings LLC (“GGH LLC”) as a result of the corporate restructuring consummated in January 2021.
Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and, on January 29, 2021, entered into an asset contribution and exchange agreement with all holders of GGH LLC, pursuant to which Greenidge acquired all of the ownership interests in GGH LLC in exchange for 28,000,000 shares of our common stock. As a result of this transaction, GGH LLC became our wholly-owned subsidiary. The financial information presented herein is that of GGH LLC through January 29, 2021 and Greenidge thereafter.

Statement of Operations Data (in thousands except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total revenue	$16,176	$4,672	$27,239	$7,814
Cost of revenue (exclusive of depreciation and amortization shown below)	4,724	2,582	9,146	4,609
Selling, general and administrative expenses	4,565	1,189	8,060	2,638
Depreciation and amortization	1,603	1,130	2,864	2,163

Income (loss) from operations	5,284	(229)	7,169	(1,596)
Interest and other expense, net	(369)	(342)	(243)	(581)
Provision for income taxes	(1,397)	—	(2,129)	—

Net income (loss)	$3,518	$(571)	$4,797	$(2,177)

Net income (loss) per share:
Basic	$0.10		$0.15
Diluted	$0.08		$0.12

	Year Ended December 31,
	2020	2019
Total revenue	$20,114	$4,439
Cost of revenue (exclusive of depreciation and amortization shown below)	12,600	4,900
Selling, general and administrative expenses	5,581	5,833
Depreciation and amortization	4,564	1,679
Loss from operations	(2,631)	(7,973)
Interest and other expense, net	(659)	(502)
Net loss	$(3,290)	$(8,475)
Selected Balance Sheet Data (in thousands):

	June 30, 2021	December 31, 2020
Current assets	$59,933	$14,541
Long-term assets	68,754	50,834

Total assets	$128,687	$65,375
Total liabilities	$35,748	$21,015
Total stockholders’ equity	$92,939	$44,360
Summary Consolidated Financial Data of Support
The following tables present summary historical consolidated financial data of Support. The summary historical consolidated financial data of Support as of December 31, 2020 and for the years ended December 31, 2020 and December 31, 2019 have been derived from the audited consolidated financial statements of Support contained in its Annual Report on Form
10-K/A
for the year ended December 31, 2020 and contained elsewhere in this prospectus. The summary historical consolidated financial data of Support as of June 30, 2021 and for the three and six months ended June 30, 2021 and June 30, 2020 have been derived from the unaudited consolidated financial statements of Support contained in its Quarterly Report on Form
10-Q
for the quarter ended June 30, 2021 and included elsewhere in this prospectus.

The summary historical consolidated financial data is only a summary and should be read together with, and is qualified in its entirety by reference to the financial statements and notes thereto included elsewhere in this prospectus.
Statement of Operations Data (in thousands except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total revenue	$8,512	$11,034	$18,143	$22,983
Cost of revenue	5,492	7,172	11,587	14,886

Gross profit	3,020	3,862	6,556	8,097
Total operating expenses	3,869	3,389	9,424	7,295

Income (loss) from operations	(849)	473	(2,868)	802
Interest income and other, net	75	173	117	257
Income taxes	(25)	(29)	(42)	(78)

Net income (loss)	$(799)	$617	$(2,793)	$981

Net income (loss) per share: Basic and Diluted	$(0.03)	$0.03	$(0.13)	$0.05

	Year Ended December 31,
	2020	2019
Total revenue	43,864	63,333
Cost of revenue	28,921	46,865
Gross profit	14,943	16,468
Total operating expenses	14,891	13,517
Income from operations	52	2,951
Interest income and other, net	496	1,049
Income taxes	(102)	(154)
Net income	$446	$3,846
Net income per share: Basic and Diluted	$0.02	$0.20
Selected Balance Sheet Data (in thousands):

	June 30, 2021	December 31, 2020
Current assets	$44,567	$37,612
Long-term assets	1,438	1,654

Total assets	$46,005	$39,266
Total liabilities	$5,758	$4,830
Total stockholders’ equity	$40,247	$34,436
Recent Developments
Estimated Preliminary Financial Results for Three Months Ended September 30, 2021 (unaudited)
We have presented certain preliminary estimated ranges of certain of our financial results below for the three months ended September 30, 2021 based on information currently available to management. Our financial closing procedures for the three months ended September 30, 2021 are not yet complete. As a result, our actual results for the three months ended September 30, 2021 may differ materially from the preliminary estimated financial results set forth below upon the completion of our financial closing procedures, final adjustments, and other developments that may arise prior to the time our financial results are finalized. You should not place undue reliance on these estimates. The preliminary estimated financial results set forth below have been prepared by, and are the responsibility of, management and are based on a number of assumptions. Our independent registered certified public accounting firm, Armanino LLP, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary estimated financial results. Accordingly, Armanino LLP does not express an opinion or any other form of assurance with respect thereto. See “
Risk Factors
,” “
Management’s Discussion and Analysis of Financial Condition and Results of Operations for Greenidge
,” and “
Cautionary Statement Regarding Forward-Looking Statements
” for additional information regarding factors that could result in differences between the preliminary estimated ranges of certain of our financial results that are presented below and the actual financial results we will report for the three months ended September 30, 2021.
The preliminary estimated financial results set forth below should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. We will not publicly file our actual unaudited condensed consolidated financial statements and related notes for the three months ended September 30, 2021 with the U.S. Securities and Exchange Commission (the “SEC”) until after the consummation of this offering. In addition, the preliminary estimated financial results set forth below are not necessarily indicative of results we may achieve in any future period. While we currently expect that our actual results will be within the ranges described below, it is possible that our actual results may not be within the ranges we currently estimate. Refer to “
Management’s Discussion and Analysis of Financial Condition and Results of Operations for Greenidge
,” “
Prospectus Summary—Summary Consolidated Financial Data of Greenidge
,” “
Prospectus Summary—Summary Consolidated Financial Data of Support
” and “
Unaudited Pro Forma Combined Financial Information
” together with the consolidated financial statements and related notes thereto included elsewhere in this prospectus for additional information regarding our historical financial results.
We estimate that for the three months ended September 30, 2021:

•	our total revenues will be in the range of $33 million to $37 million;

•
our net loss will be in the range of $(19) million and $(16) million. The expected net loss is driven by approximately $30 million of charges associated with the Merger (including approximately $27 million of non-cash
charges associated with the issuance of shares and warrants that were contingent upon the closure of the Merger, and other public company filing related costs); and

•	our Adjusted EBITDA will be between $18 million and $22 million.
The following table reconciles the estimated range of net loss to the estimated ranges of EBITDA and Adjusted EBITDA for the three months ended September 30, 2021:

	Three Months Ended September 30, 2021
	Low	High
	(in millions)
Net Loss	$(19)	$(16)
Taxes	3	4
Depreciation and amortization	3	3
Interest	1	1
EBITDA	(12)	(8)
Stock-based compensation	—	—
Merger and public company filing related costs — noncash (1)	27	27
Merger and public company filing related costs — cash (1)	3	3
Adjusted EBITDA	$18	$22

(1)
Merger and public company filing related costs are associated with the Merger and non-recurring
charges associated with the issuance of equity instruments that were contingent upon closure of the Merger, as well as legal and other professional fees associated with the Merger and becoming a public company.

Recent Operational Updates
During the three months ended September 30, 2021, we mined approximately 729 bitcoin. As of September 30, 2021, we had approximately 15,300 miners in operation with 1.2 EH/s of combined capacity. Our cash and fair market value of cryptocurrency holdings at the end of the quarter were $52 million.

THE OFFERING
The summary below describes the principal terms of the Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the Notes. All capitalized terms not defined herein have the meanings specified in “Description of Notes.” Unless otherwise indicated, the information in this prospectus assumes that the underwriters do not exercise their option to purchase additional Notes.

Issuer:	Greenidge Generation Holdings Inc.

Notes Offered:	$40,000,000 aggregate principal amount of % Senior Notes due 2026 (or $ aggregate principal amount of % Senior Notes due 2026 if the underwriters’ option is exercised in full).

Offering Price:	100% of the principal amount.

Maturity Date:	The Notes will mature on , 2026, unless redeemed prior to maturity.

Interest Rate and Payment Dates:	% interest per annum on the principal amount of the Notes, payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, beginning on January 31, 2022 and at maturity.

Ranking:	The Notes will be our senior unsecured obligations and will rank:

•	senior to the outstanding shares of our common stock;

•	senior to any of our future subordinated debt;

•	pari passu (or equally) with our future unsecured and unsubordinated indebtedness;

•
effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to all existing and future indebtedness of our subsidiaries, financing vehicles or similar facilities.

The indenture governing the Notes does not limit the amount of indebtedness that we or our subsidiaries may incur or whether any such indebtedness can be secured by our assets. As of September 30, 2021, we had approximately $26.8 million of outstanding indebtedness, inclusive of approximately $0.8 million of outstanding capital lease obligations, all of which was secured.

Guarantors:	The Notes will not be guaranteed by any of our subsidiaries or affiliates.

Optional Redemption:
We may redeem the Notes for cash in whole or in part at any time at our option (i) on or after                 , 2023 and prior to                , 2024, at a price equal to 102% of their principal amount, (ii) on or after                 , 2024 and prior to                , 2025, at a price equal to

101% of their principal amount, and (iii) on or after                , 2025, at a price equal to 100% of their principal amount, plus (in each case noted above) accrued and unpaid interest to, but excluding, the date of redemption. See “
Description of Notes—Optional Redemption
” for additional details.

In addition, we may redeem the Notes, in whole, but not in part, at any time at our option, at a redemption price equal to 100.5% of the principal amount plus accrued and unpaid interest to, but not including, the date of redemption, upon the occurrence of certain change of control events. See “
Description of Notes—Optional Redemption Upon Change of Control
.”

Sinking Fund:	The Notes will not be subject to any sinking funding (i.e., no amounts will be set aside by us to ensure repayment of the Notes at maturity).

Use of Proceeds:	We anticipate using the net proceeds of this offering for general corporate purposes, including funding capital expenditures, future acquisitions, investments and working capital and repaying indebtedness. For additional information, see “
Use of Proceeds
.”

Events of Default:	Events of default generally will include failure to pay principal, failure to pay interest, failure to observe or perform any other covenant or warranty in the Notes or in the indenture that governs the Notes, and certain events of bankruptcy, insolvency or reorganization. See “
Description of Notes—Events of Default
.”

No Financial Covenants:	The indenture governing the Notes will not contain financial covenants.

Additional Notes:	We may create and issue additional Notes ranking equally and ratably with the Notes in all respects, so that such additional Notes will constitute and form a single series with the Notes and will have the same terms as to status, redemption or otherwise (except the price to public, the issue date, and, if applicable, the initial interest accrual date and initial interest payment date) as the Notes; provided that if any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers.

Defeasance:	The Notes are subject to legal and covenant defeasance by us. See “ Description of Notes—Defeasance ” for more information.

Listing:	We have applied to list the Notes on the Nasdaq Global Select Market under the symbol “GREEL.” If the Notes are approved for listing, we expect trading in the Notes to begin within 30 business days of the original issue date. The underwriters have advised us that they intend to make a market in the Notes prior to commencement of any trading on the Nasdaq Global Select Market. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Notes will develop prior to commencement of trading on the Nasdaq Global Select Market, or if developed, will be maintained.

Form and Denomination:	The Notes will be issued in book-entry form in denominations of $25 and integral multiples thereof. The Notes will be represented by a permanent global certificate deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Settlement:	Delivery of the Notes will be made against payment therefor on or about , 2021.

Trustee:	Wilmington Savings Fund Society, FSB

Governing Law:	The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Risk factors:	Investing in the Notes involves a high degree of risk and purchasers may lose their entire investment. See “
Risk Factors
” below and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Notes.

RISK FACTORS
An investment in the Notes involves a high degree of risk. You should carefully read and consider all of the risks described below, together with all of the other information contained or referred to in this prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” before making an investment decision with respect to the Notes. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. As a result, you could lose some or all of any investment you may have or may make in the Company.
Risks Related to this Offering
We may be able to incur substantially more debt, which could have important consequences to you.
We may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the Notes will not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization or dissolution. This may have the effect of reducing the amount of proceeds paid to you. Incurrence of additional debt would also further reduce the cash available to invest in operations, as a result of increased debt service obligations. If new debt is added to our current debt levels, the related risks that we now face could intensify.
Our level of indebtedness could have important consequences to you, because:

•	it could affect our ability to satisfy our financial obligations, including those relating to the Notes;

•
a substantial portion of our cash flows from operations would have to be dedicated to interest and principal payments and may not be available for operations, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional debt or equity financing in the future;

•	it may limit our ability to refinance all or a portion of our indebtedness on or before maturity;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.
Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a payment on the Notes, we could be in default on the Notes, and this default could cause us to be in default on other indebtedness, to the extent outstanding. Conversely, a default under any other indebtedness, if not waived, could result in acceleration of the debt outstanding under the related agreement and entitle the holders thereof to bring suit for the enforcement thereof or exercise other remedies provided thereunder. In addition, such default or acceleration may result in an event of default and acceleration of other indebtedness of the Company, entitling the holders thereof to bring suit for the enforcement thereof or exercise other remedies provided thereunder. If a judgment is obtained by any such holders, such holders could seek to collect on such judgment from the assets of the Company. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us.
However, no event of default under the Notes would result from a default or acceleration of, or suit, other exercise of remedies or collection proceeding by holders of, our other outstanding debt, if any. As a result, all or substantially all of our assets may be used to satisfy claims of holders of our other outstanding debt, if any, without the holders of the Notes having any rights to such assets. The indenture governing the Notes will not restrict our ability to incur additional indebtedness.

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness that we currently have or that we may incur in the future.
The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes will be effectively subordinated to any secured indebtedness that we or our subsidiaries have currently outstanding, or may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. The indenture governing the Notes will not prohibit us or our subsidiaries from incurring additional secured (or unsecured) indebtedness in the future. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness and may consequently receive payment from these assets before they may be used to pay other creditors, including the holders of the Notes.
The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
The Notes are obligations exclusively of Greenidge Generation Holdings Inc., and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes, and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. Therefore, in any bankruptcy, liquidation or similar proceeding, all claims of creditors (including trade creditors) of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. The indenture governing the Notes will not prohibit us or our subsidiaries from incurring additional indebtedness in the future. In addition, future debt and security agreements entered into by our subsidiaries may contain various restrictions, including restrictions on payments by our subsidiaries to us and the transfer by our subsidiaries of assets pledged as collateral.
The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.
The indenture under which the Notes will be issued will offer limited protection to holders of the Notes. The terms of the indenture and the Notes will not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•
issue debt securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries;

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities subordinated in right of payment to the Notes;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.
In addition, the indenture will not include any protection against certain events, such as a change of control, a leveraged recapitalization or “going private” transaction (which may result in a significant increase of our indebtedness levels), restructuring or similar transactions. Furthermore, the terms of the indenture and the Notes will not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity. Also, an event of default or acceleration under our other indebtedness would not necessarily result in an Event of Default under the Notes.
Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.
Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.
An increase in market interest rates could result in a decrease in the value of the Notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value. Consequently, if you purchase the Notes, and the market interest rates subsequently increase, the market value of your Notes may decline. We cannot predict the future level of market interest rates.
An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them.
The Notes are a new issue of debt securities for which there currently is no trading market. We have applied to list the Notes on the Nasdaq Global Select Market within 30 business days of the original issue date under the symbol “GREEL.” We cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in the Notes pending any listing of the Notes on the Nasdaq Global Select Market, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.
In addition, there may be a limited number of buyers when you decide to sell your Notes. This may affect the price, if any, offered for your Notes or your ability to sell your Notes when desired or at all.

We may redeem the Notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.
We may redeem the Notes in whole or in part on or after                , 2023, at our option at the redemption prices as described under “Description of Notes—Optional Redemption.” In addition, we may redeem the Notes, in whole, but not in part, at any time at our option, at a redemption price equal to 100.5% of the principal amount plus accrued and unpaid interest to, but not including, the date of redemption, upon the occurrence of certain change of control events, as described under “Description of Notes—Optional Redemption Upon Change of Control.” If a redemption does occur, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the Notes.
We may issue additional Notes.
The indenture governing the Notes will provide that we may from time to time, without the consent of the holders of the Notes, create and issue additional Notes which will be equal in rank to the Notes; provided that if any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers. For the avoidance of doubt, such additional Notes will still constitute a single series with all other Notes issued under the indenture for all purposes, including waivers, amendments, redemptions and offers to purchase.
Increased leverage as a result of this offering may harm our financial condition and results of operations.
As of September 30, 2021, our indebtedness consisted of approximately $26.8 million of outstanding indebtedness, inclusive of approximately $0.8 million of outstanding capital lease obligations, all of which was secured. See “Description of Other Indebtedness” for additional details.
The rating for the Notes could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency.
We have obtained a rating for the Notes. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold the Notes. Ratings do not reflect market prices or suitability of a security for a particular investor and the rating of the Notes may not reflect all risks related to us and our business, or the structure or market value of the Notes. We may elect to issue other securities for which we may seek to obtain a rating in the future. If we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Notes.
Our subsidiaries conduct the substantial majority of our operations and own our operating assets.
Our subsidiaries conduct the substantial majority of our operations and own our operating assets. As a result, our ability to make required payments on the Notes depends in part on the operations of our subsidiaries and our subsidiaries’ ability to distribute funds to us. To the extent our subsidiaries are unable to distribute, or are restricted from distributing, funds to us, we may be unable to fulfill our obligations under the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due on the Notes or to make funds available for that purpose. The Notes will not be guaranteed by any of our subsidiaries or any other person.

Risks Related to Our Business
Risks Related to Our Business Generally
We have a limited operating history, with operating losses as we have grown. If we are unable to sustain greater revenues than our operating costs of bitcoin mining and power generation, as well as expansion plans, we will resume operating losses, which could negatively impact our operations, strategy and financial performance.
We have undergone a transformation in recent years and began bitcoin mining in May 2019. We have experienced recurring losses from operations in prior years. Our bitcoin mining business is in its early stages, and bitcoin and energy pricing and bitcoin mining economics are volatile and subject to uncertainty. Our current strategy will continue to expose us to the numerous risks and volatility associated with the bitcoin mining and power generation sectors, including fluctuating bitcoin to U.S. dollar prices, the costs of bitcoin miners, the number of market participants mining bitcoin, the availability of other power generation facilities to expand operations and regulatory changes.
If, among other things, the price of bitcoin declines or mining economics become prohibitive, we could incur future losses. Such losses could be significant as we incur costs and expenses associated with recent investments and potential future acquisitions, as well as legal and administrative related expenses. While we are closely monitoring our cash balances, cash needs and expense levels, significant expense increases may not be offset by a corresponding increase in revenue or a significant decline in bitcoin prices could significantly impact our financial performance.
While we have multiple sources of revenue from our business and operations, these sources of revenue currently depend on the single natural gas power generation facility that we operate. Any disruption to our single power plant would have a material adverse effect on our business and operations, as well as our results of operations and financial condition.
We operate a single source natural gas power generation facility that presently comprises and supports all of our business and operations, other than the business and operations of Support. While we realize multiple sources of revenue from our business and operations, each current source of revenue is dependent on the continuing operation of our natural gas power generation facility in the Town of Torrey, New York. We have signed a letter of intent for a facility in Spartanburg, South Carolina at which we intend to develop our next bitcoin mining operation, using existing electrical infrastructure at the location. However, we have not yet executed a binding agreement for the Spartanburg facility, no major terms have been agreed to between the parties, no commitment with respect thereto has arisen and there can be no assurance that a satisfactory agreement can be reached. Power plants involve complex operations and equipment, much of which is subject to wear and tear in the normal course of operation. Further, equipment used in the operations of the power plant may also suffer breakdown or malfunction, physical disaster and sabotage. Substantially all of our power plant and bitcoin mining operations are operated with computer systems that may be subject to data security breaches, computer malfunction and viruses, and generally require continual software updates and maintenance. Repairing, replacing or otherwise fixing or addressing any of these or other issues may require the allocation of significant time, capital or other resources, such as technical capability, and during such period of time, we would be unable to operate our power plant and generate revenue. We may not have the adequate capital or other resources to fix or otherwise address these factors or issues in a timely manner or at all, and we may not have access to the necessary parts or equipment that are required to fix or otherwise address such factors or issues. Some of the parts and equipment necessary to operate the power plant may require long lead-times
in order to acquire, either due to availability, production time or cycles, shipping or other factors, thereby making such parts or equipment difficult to acquire in a timely manner or on a cost-effective basis, if available at all. Any disruption to our single power plant would cause a suspension of revenue generating activity and would have a material adverse effect on our business and operations, as well as our results of operations and financial condition.

As the aggregate amount of computing power, or hash rate, in the bitcoin network increases, the amount of bitcoin earned per unit of hash rate decreases; as a result, in order to maintain our market share, we may have to incur significant capital expenditures in order to expand our fleet of miners.
The aggregate computing power of the global bitcoin network has generally grown over time and we expect it to continue to grow in the future. To the extent the global hash rate continues to increase, the market share of and the amount of bitcoin rewards paid to any fixed fleet of miners will decrease. Therefore, in order to maintain our market share, we may be required to expand our mining fleet, which may require significant capital expenditures.
The loss of any of our management team, an inability to execute an effective succession plan, or an inability to attract and retain qualified personnel could adversely affect our operations, strategy and business.
Our operations, strategy and business depend to a significant degree on the skills and services of our management, including Jeffrey Kirt, our Chief Executive Officer, Dale Irwin, our President and Timothy Rainey, our Chief Financial Officer.
At present, our management team is small, and we will need to continue to grow our management in order to alleviate pressure on our existing management team and in order to continue to develop our business and execute on any future identification and expansion into other potential power generation or other cryptocurrency mining opportunities. If our management, including any new hires that we may make, fails to work together effectively or to execute our plans and strategies on a timely basis, our business could be harmed. Furthermore, if we fail to execute an effective contingency or succession plan with the loss of any member of management, the loss of such management personnel may significantly disrupt our business.
The loss of key members of management could inhibit our business. Our future success also depends in large part on our ability to attract, retain and motivate key management and operating personnel. As we continue to develop and expand our operations, we may require personnel with different skills and experiences, and who have a sound understanding of our business and the bitcoin industry. The market for highly qualified personnel in this industry is very competitive, and we may be unable to attract and retain such personnel. If we are unable to attract and retain such personnel, our business could be harmed.
It may take significant time, expenditure or effort for us to grow our business, including our bitcoin mining operations, through acquisitions, and our efforts may not be successful.
The number of bitcoin and other cryptocurrency mining companies has greatly increased in recent years. As we and other bitcoin/cryptocurrency mining companies seek to grow their mining capacity or access additional sources of electricity to power their growing mining operations, the acquisition of existing cryptocurrency mining companies and standalone electricity production facilities may become an attractive avenue of growth. Currently, we source our electricity for our bitcoin mining operations from our captive 106 MW power generation facility located in the Town of Torrey, New York. If we determine to expand our operations beyond the capacity of our 106 MW power generation facility, we may want to do so through the acquisition of additional bitcoin or other cryptocurrency mining businesses or electricity generating power plants. On July 2, 2021, we announced that we had signed a letter of intent to execute a
10-year
lease for a facility in Spartanburg, South Carolina at which we intend to develop our next bitcoin mining operation, using existing electrical infrastructure at the location. We have not yet executed a binding lease for the Spartanburg facility, no major terms have been agreed to between the parties, no commitment with respect thereto has arisen and there can be no assurance that a satisfactory agreement can be reached, however we expect that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral. However, attractive acquisition targets may not be available to us for a number of reasons, such as growing competition for attractive targets, economic or industry sector downturns, geopolitical tensions, regulatory changes, environmental challenges, increases in the cost of additional capital needed to close business combination or operate targets post-business combination. Our inability to identify and consummate acquisitions of attractive targets could have a material and adverse impact on our long term growth prospects.

Our business and operating plan may be altered due to several external factors, including market conditions, the ability to procure equipment in a quantity, cost and timeline consistent with our business plan and the ability to identify and acquire additional locations to replicate the operating model in place at our existing facility.
We have developed a business plan that contemplates the anticipated completion of our build out in the Town of Torrey, New York as well as the acquisition of additional power generation assets where we envision replicating our existing business model. The business plan is predicated on certain assumptions regarding many factors, some of which include no disruption to current operations from regulatory changes requirements, and procurement of additional mining equipment of certain performance specifications at certain future dates and prices, as well as the acquisition of additional locations. Our business plan is subject to change to the extent we are not able to achieve the expected outcomes consistent with our current assumptions.
The properties utilized by us in our bitcoin mining operations may experience damage, including damage not covered by insurance.
Our current bitcoin mining operation in the Town of Torrey, New York is, and any future bitcoin mining operations that we establish will be, subject to a variety of risks relating to physical condition and operation, including:

•	the presence of construction or repair defects or other structural or building damage;

•	any noncompliance with or liabilities under applicable environmental, health or safety regulations or requirements or building permit requirements;

•	any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms;

•	damage caused by criminal actors, such as cyberattacks, vandalism, sabotage or terrorist attacks; and

•	claims by employees and others for injuries sustained at our properties.
Any of these could render our bitcoin mining operations and/or power generation inoperable, temporarily or permanently, and the potential impact on our business is currently magnified because we currently operate from a single location. The security and other measures we take to protect against these risks may be insufficient or unavailable. Our property insurance covers approximately $197 million per occurrence on plant, including business interruption, and $50 million for bitcoin mining equipment in all cases, subject to certain deductibles. Our insurance may not be adequate to cover the losses we suffer as a result of these risks
Our bitcoin may be subject to loss, theft or restriction on access.
We are subject to the risk that some or all of our bitcoin could be lost or stolen. Cryptocurrencies are stored in cryptocurrency sites commonly referred to as “wallets” which may be accessed to exchange a holder’s cryptocurrency assets. Access to our bitcoin assets could also be restricted by cybercrime (such as a denial of service attack) against a service at which we maintain a hosted hot wallet. A hot wallet refers to any cryptocurrency wallet that is connected to the Internet. In general, hot wallets are easier to set up and access than wallets in cold storage, but they are also more susceptible to hackers and other technical vulnerabilities. Cold storage refers to any cryptocurrency wallet that is not connected to the Internet. Cold storage wallets are generally more secure than hot wallets, but they are not ideal for quick or regular transactions, and we may experience lag time in our ability to respond to market fluctuations in the price of our bitcoin. We currently engage a third-party provider to hold our bitcoin in multi-signature cold storage wallets, and such third party provider maintains secure backups to reduce the risk of malfeasance, but the risk of loss of our bitcoin assets cannot be wholly eliminated. We utilize hot wallets on exchanges to liquidate daily bitcoin mining rewards (and amounts held in hot wallets are limited to one day’s worth of mining revenue, to mitigate risk of loss). Any restrictions on access to our hot wallets due to cybercrime or other reasons could limit our ability to convert bitcoin to cash.
Hackers or malicious actors may attempt to steal bitcoin, such as by attacking the bitcoin network source code, exchange miners, third-party platforms, cold and hot storage locations or software, our general computer systems or networks, or by other means. As we increase in size, we may become a more appealing target of hackers or other malicious actors. In addition, if in the future we hold more of our generated bitcoin long term for investment purposes, the threat of the loss of our bitcoin to hackers would become a more substantial risk and the potential for substantial losses would grow.
Bitcoin are controlled by the possessor of both the unique public and private keys relating to the local or online digital wallet in which they are held, which wallet’s public key or address is reflected in the network’s public blockchain. We publish the public key relating to digital wallets in use when we verify the receipt of transfers and disseminate such information into the network, and safeguard the private keys relating to such digital wallets. To the extent such private keys are lost, destroyed or otherwise compromised, we will be unable to access our bitcoin and such private keys may not be capable of being restored. Any of these events may adversely affect our business.
If bitcoin or other cryptocurrencies are determined to be investment securities, and we hold a significant portion of our assets in such cryptocurrency, investment securities or non-controlling
equity interests of other entities, we may inadvertently violate the Investment Company Act. We could incur large losses to modify our operations to avoid the need to register as an investment company or could incur significant expenses to register as an investment company or could terminate operations altogether.
Under the Investment Company Act of 1940, as amended (the “Investment Company Act”), a company may be deemed an investment company if the value of our investment securities is more than 40% of our total assets (exclusive of government securities and cash items) on an unconsolidated basis. At the present time, the SEC does not deem the bitcoin that we own, acquire or mine as an investment security, and we do not believe any of the bitcoin we own, acquire or mine to be securities. Additionally, we do not currently hold a significant portion of our assets in bitcoin. However, SEC rules and applicable law are subject to change, especially in the evolving world of cryptocurrency, and further, the Investment Company Act analysis may not be uniform across all forms of cryptocurrency that we might mine or hold.
If the SEC or other regulatory body were to determine that bitcoin, or any other cryptocurrency that we may mine or hold in the future, constitutes an investment security subject to the Investment Company Act, and if we were to hold a significant portion of our total assets in such bitcoin or other cryptocurrency as a result of our mining activities and/or in investments in which we do not have a controlling interest, the investment securities we hold could exceed 40% of our total assets, exclusive of cash items. Such a situation could be hastened if we choose to hold more of our mined bitcoin or other cryptocurrency rather than converting our mined bitcoin or cryptocurrency in significant part to U.S. dollars.
In such an event, we could determine that we have become an investment company. Limited exclusions are available under the Investment Company Act, including an exclusion granting an inadvertent investment company a one-year
grace period from registration as an investment company. In that year, we would be required to take actions to cause the investment securities held by us to be less than 40% of our total assets, which could include acquiring assets with our cash and bitcoin or other cryptocurrency on hand, liquidating our investment securities or bitcoin or seeking a no-action
letter from the SEC if we are unable to acquire sufficient assets or liquidate sufficient investment securities in a timely manner. Such actions could require significant cost, disruption to our operations or growth plans and diversion of management time and attention.
If we were unable to qualify for an exemption from registration as an investment company, or fail to take adequate steps within the one-year
grace period for inadvertent investment companies, we would need to register with the SEC as an investment company under the Investment Company Act or cease almost all business, and our contracts would become voidable. Investment company registration is time consuming and would require a restructuring of our business. Moreover, the operation of an investment company is very costly and restrictive, as investment companies are subject to substantial regulation concerning management, operations, transactions with affiliated persons and portfolio composition, and Investment Company Act filing requirements. The cost of such compliance would result in us incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact on our operations.
There has been limited precedent set for financial accounting of digital assets and so it is unclear how we will be required to account for digital asset transactions.
While we record digital assets as indefinite-lived intangible assets in accordance with Accounting Standards Codification, or ASC, 350, there is currently no authoritative guidance under GAAP which specifically addresses the accounting for digital assets, including digital currencies.
We recognize bitcoin related revenue when bitcoins are earned. The receipt of bitcoins is generally recorded as revenue, using the spot price of a prominent exchange at the time of daily reward and bitcoins are recorded on the balance sheet at their cost basis and are reviewed for impairment annually.
A change in financial accounting standards or their interpretation could result in changes in accounting treatment applicable to our bitcoin business.
If federal or state legislatures or agencies initiate or release tax determinations that change the classification of bitcoins as property for tax purposes (in the context of when such bitcoins are held as an investment), such determination could have a negative tax consequence on us.
Current IRS guidance indicates that digital assets such as bitcoin should be treated and taxed as property, and that transactions involving the payment of ethereum or bitcoin for goods and services should be treated as barter transactions. While this treatment creates a potential tax reporting requirement for any circumstance where the ownership of a bitcoin passes from one person to another, usually by means of bitcoin transactions (including off-blockchain
transactions), it preserves the right to apply capital gains treatment to those transactions which may adversely affect an investment in us.
Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.
As of December 31, 2020, Support had approximately $145.6 million in U.S. federal tax net operating loss (“NOLs”) carryforwards, the usage of which is subject to Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). If a corporation undergoes an “ownership change” within the meaning of Section 382, the corporation’s net operating loss carryforwards and certain other tax attributes arising from before the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceeds fifty percentage points over a rolling three-year period. Similar rules may apply under state tax laws. The Merger resulted in an ownership change for Support. Thus, our existing NOLs may be subject to limitations arising from the previous ownership change, and if we undergo an ownership change in connection with or after this offering, our ability to utilize NOLs could be further limited by Section 382 of the Code. Future changes in our stock ownership, some of which might be beyond our control, could result in additional ownership changes under Section 382 of the Code subjecting our ability to use our NOLs to stricter limitations. For these reasons, we may not be able to utilize a material portion of the NOL carryforwards even if we attain profitability.
Bitcoin and Cryptocurrency Related Risks
Regulatory changes or actions may alter the nature of an investment in us or restrict the use of bitcoin in a manner that adversely affects our business, prospects or operations.
As bitcoin and cryptocurrencies generally have grown in both popularity and market size, governments around the world have reacted differently to them; certain governments have deemed them illegal, and others have allowed their use and trade without restriction. Based on stated efforts to curtail energy usage on mining, to protect investors or to prevent criminal activity, and in part to redirect interest into competing government-created cryptocurrencies, recent regulations have proliferated. In March 2021, a new law was proposed in India to criminalize the mining, transferring or holding of bitcoin and other cryptocurrencies, and current rules require extensive disclosure to the government of cryptocurrency holdings. At the same time, India is rumored to be developing its own centralized national digital currency. Similarly, China has also limited some mining and trading, although not possession, of cryptocurrency, ostensibly to reduce energy usage in a country representing an estimated 65% of bitcoin mining, but reports suggest such regulation is also designed, in part, to drive appetite for China’s own digital yuan. On April 16, 2021, Turkey imposed bans on the use of cryptocurrency as payment and now requires transactions of a certain size to be reported to a government agency in the wake of alleged fraud at one of Turkey’s largest exchanges. In addition, in May 2021, Iran announced a temporary ban on cryptocurrency mining as a way to reduce energy consumption amid power blackouts. Many jurisdictions, such as the United States, subject bitcoin and other cryptocurrencies to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. Further, in January 2021, Russia adopted legislation to identify cryptocurrency as a digital asset and legitimize its trading, but also prohibit its use as a payment method; mining operations have also grown significantly in Russia since this time. Such varying government regulations and pronouncements are likely to continue for the near future.
In the U.S., the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the Commodity Futures Trading Commission, the SEC, the Financial Crimes Enforcement Network of the U.S. Treasury Department (“FinCEN”), and the Federal Bureau of Investigation) have begun to examine the operations of the bitcoin network, bitcoin users and the bitcoin exchange market. Increasing regulation and regulatory scrutiny may result in new costs for us and our management having to devote increased time and attention to regulatory matters, change aspects of our business or result in limits on the use cases of bitcoin. In addition, regulatory developments and/or our business activities may require us to comply with certain regulatory regimes. For example, to the extent that our activities cause us to be deemed a money service business under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, we may be required to comply with FinCEN regulations, including those that would mandate us to implement certain anti-money laundering programs, make certain reports to FinCEN and maintain certain records.
Ongoing and future regulation and regulatory actions could significantly restrict or eliminate the market for or uses of bitcoin and/or materially and adversely impact our business.
We are subject to risks related to Internet disruptions, which could have an adverse effect on our ability to mine bitcoin.
In general, bitcoin and our business of mining bitcoin is dependent upon the Internet. A significant disruption in Internet connectivity could disrupt a currency’s network operations and have an adverse effect on the price of bitcoin and our ability to mine bitcoin.
Our future success will depend significantly on the price of bitcoin, which is subject to risk and has historically been subject to wide swings and significant volatility.
Our operating results will depend significantly on the price of bitcoin. Specifically, our revenues from our bitcoin mining operations are based principally on two factors: (1) our mining payouts from our third-party mining pools; and (2) the price of bitcoin. Accordingly, a decrease in the price of bitcoin will result in a decrease in our revenues. Moreover, the price of bitcoin has historically been subject to wide swings and significant volatility. This means that our operating results may be subject to significant volatility.
Bitcoin prices have historically been volatile and impacted by a variety of factors, including market perception, the degree to which bitcoin is accepted as a means of payment, the volume of purchases and sales of bitcoin by market participants, real or perceived competition from alternative cryptocurrencies as well as those factors discussed in this section “
Risk Factors
.”

We may not be able to compete effectively against other companies, some of whom have greater resources and experience.
We may not be able to compete effectively against present or future competitors. The bitcoin industry has attracted various high-profile and well-established competitors, some of whom have substantially greater liquidity and financial resources than us. With the limited resources we have available, we may experience great difficulties in expanding and improving our network of computers to remain competitive. In addition, new ways for investors and market participants to invest in bitcoin and cryptocurrencies continue to develop, and we may be adversely affected by competition from other methods of investing in bitcoin. Competition from existing and future competitors, particularly those that have access to competitively priced energy, could result in our inability to secure acquisitions and partnerships and to successfully execute our business plan. If we are unable compete effectively, our business could be negatively affected.
The impact of geopolitical and economic events on the supply and demand for bitcoin is uncertain.
Geopolitical crises may motivate large-scale purchases of bitcoin and other cryptocurrencies, which could increase the price of bitcoin and other cryptocurrencies rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior dissipates. Such risks are similar to the risks of purchasing commodities in uncertain times, such as the risk of purchasing, holding or selling gold. Alternatively, as cryptocurrencies are an emerging asset class, global crises and general economic downturns may discourage investment in bitcoin as investors could focus their investment on less volatile asset classes as a means of hedging their investment risk.
Bitcoin is subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to us and investors in our class A common stock.
Bitcoin miners and other necessary hardware are subject to malfunction, technological obsolescence, the global supply chain and difficulty and cost in obtaining new hardware.
Our bitcoin miners are subject to malfunctions and normal wear and tear, and, at any point in time, a certain number of our bitcoin miners are typically off-line
for maintenance or repair. The physical degradation of our miners will require us to replace miners that are no longer functional. Because we utilize many units of the same bitcoin miner models, if there is a model wide component malfunction whether in the hardware or the software that powers these miners, the percentage of offline miners could increase substantially, disrupting our operations. Any major bitcoin miner malfunction out of the typical range of downtime for normal maintenance and repair could cause significant economic damage to us.
Additionally, as technology evolves, we may need to acquire newer models of miners to remain competitive in the market. New miners can be costly and may be in short supply. Given the long production period to manufacture and assemble bitcoin miners and the current global semiconductor chip shortage, there can be no assurance that we can acquire enough bitcoin mining computers or replacement parts on a cost-effective basis – or at all – for the maintenance and expansion of our bitcoin mining operations. We rely on third parties, principally located in China, to supply us with bitcoin miners and shortages of bitcoin miners or their component parts, material increases in bitcoin miner costs, or delays in delivery of our orders, including due to trade restrictions and
COVID-19
supply chain disruptions, could significantly interrupt our plans for expanding our bitcoin mining capacity in the near term and future.
Bitmain, a provider of bitcoin miners, adjusts its prices based on bitcoin mining revenues, so the cost of new machines is unpredictable but could be extremely high. As a result, at times, we may obtain Bitmain miners and other hardware from third parties at premium prices, to the extent they are available. Due to high demand and the limited number of suppliers, we must identify miners on terms we find attractive, negotiate to lock in the purchase and price and wait for delivery. As we wait for such miner delivery, we bear the risk of bitcoin price decreases and mining difficulty increases. Meanwhile, our competitors may be receiving and installing miners purchased at lower cost.

This upgrading and replacement process requires substantial capital investment and we may face challenges in doing so on a timely and cost-effective basis. Shortages of bitcoin mining computers could result in reduced bitcoin mining capacity and increased operating costs, which could materially delay the completion of our planned bitcoin mining capacity expansion and put us at a competitive disadvantage.
We face risks and disruptions related to the
COVID-19
pandemic and supply chain issues, including in semiconductors and other necessary bitmining components, which could significantly impact our operations and financial results.
Our business was adversely impacted by the effects of the
COVID-19
pandemic, in particular as a result of a decline in energy prices and the availability of bitcoin miners, and may continue to be adversely impacted in the future.
The
COVID-19
pandemic outbreak has and may continue to adversely affect the economies of many countries, resulting in an economic downturn that may have an adverse effect on financial markets, energy and bitcoin prices, the demand for bitcoin and other factors that could impact our operating results.
China has also limited the shipment of certain products in and out of its borders, which could negatively impact our ability to receive bitcoin mining equipment from our China-based suppliers. Our third-party manufacturers, suppliers, sub-contractors
and customers have been disrupted by worker absenteeism, quarantines, restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our supply chain, shipments of parts for our existing miners, as well as any new miners we purchase, may be delayed. As our miners require repair or become obsolete and require replacement, our ability to obtain adequate replacements or repair parts from our manufacturer may therefore be hampered. Supply chain disruptions could therefore negatively impact our operations.
In addition, multiple factors including some related to the
COVID-19
pandemic have created a global semiconductor shortage. Since the inception of the pandemic, factory shutdowns and limitations due to employee illness or public health requirements have significantly slowed output, while global demand for products requiring chips increased. These 2020-2021 challenges worsened a pre-existing
semiconductor and other supply shortage. Semiconductor supply has not yet rebounded, and manufacturers across all industries are waiting and driving up demand and costs. While we have already purchased the bitcoin miners for our 2021 plans, any delay or disruption in delivery of these purchased miners, or future miners necessary for our success and growth, may have a material and negative impact on our bitcoin mining operations and financial results.
We may not adequately respond to rapidly changing technology.
Competitive conditions within the bitcoin industry require that we use sophisticated technology in the operation of our business. The industry for blockchain technology is characterized by rapid technological changes, new product developments and evolving industry standards. New technologies, techniques or products could emerge that offer better performance than the software and other technologies that we utilize, and we may have to transition to these new technologies to remain competitive. We may not be successful in implementing new technology or doing so in a cost-effective manner. During the course of implementing any such new technology into our operations, we may experience system interruptions. Furthermore, there can be no assurances that we will recognize, in a timely manner or at all, the benefits that we may expect as a result of our implementing new technology into our operations. As a result, our business and operations may suffer.
A failure to properly monitor and upgrade the bitcoin network protocol could damage the bitcoin network which could, in turn, have an adverse effect on our business.
The open-source structure of the bitcoin network protocol means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol. As the bitcoin network protocol is not sold and its use does not generate revenues for contributors, contributors are generally not compensated for maintaining and updating the bitcoin network protocol. The lack of guaranteed financial incentive for contributors to maintain or develop the bitcoin network and the lack of guaranteed resources to adequately address emerging issues with the bitcoin network may reduce incentives to address issues adequately or in a timely manner. Because our mining activities rely on the bitcoin network, negative developments with respect to that network may have an adverse effect on our business.
Over time, incentives for bitcoin miners to continue to contribute processing power to the bitcoin network may transition from a set reward to transaction fees. If the incentives for bitcoin mining are not sufficiently high, we may not have an adequate incentive to continue to mine.
In general, as the number of bitcoin rewards awarded for solving a block in a blockchain decreases, our ability to achieve profitability also decreases. Decreased use and demand for bitcoin rewards may adversely affect our incentive to expend processing power to solve blocks. If the bitcoin rewards for solving blocks and transaction fees are not sufficiently high, fewer bitcoin miners will mine. At insufficiently attractive rewards, our costs of operations in total may exceed our revenues from bitcoin mining.
To incentivize bitcoin miners to continue to contribute processing power to the bitcoin network, such network may either formally or informally transition from a set reward to transaction fees earned upon solving for a block. This transition could be accomplished either by bitcoin miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee or by the bitcoin network adopting software upgrades that require the payment of a minimum transaction fee for all transactions. If as a result transaction fees paid for bitcoin transactions become too high, bitcoin users may be reluctant to transfer bitcoin or accept bitcoin as a means of payment, and existing users may be motivated to hold existing bitcoin and switch from bitcoin to another digital asset or back to fiat currency for transactions, diminishing the aggregate amount of available transaction fees for bitcoin miners. Such reduction would adversely impact our results of operations.
Incorrect or fraudulent cryptocurrency transactions may be irreversible.
It is possible that, through computer or human error, theft or criminal action, our cryptocurrency could be transferred in incorrect amounts or to unauthorized third parties or accounts. In general, cryptocurrency transactions are irrevocable, and stolen or incorrectly transferred cryptocurrencies may be irretrievable, and we may have extremely limited or no effective means of recovering such cryptocurrencies. As a result, any incorrectly executed or fraudulent bitcoin transactions could adversely affect our business.
The bitcoin reward for successfully uncovering a block will halve several times in the future, and bitcoin value may not adjust to compensate us for the reduction in the rewards we receive from our bitcoin mining efforts.
Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a proof of work consensus algorithm. At a predetermined block, the bitcoin mining reward is cut in half, hence the term “halving.” For bitcoin, the reward was initially set at 50 bitcoin currency rewards per block and this was cut in half to 25 on November 28, 2012 at block 210,000, then again to 12.5 on July 9, 2016 at block 420,000. The most recent halving for bitcoin occurred on May 11, 2020 at block 630,000 and the reward was reduced to 6.25. It is expected that the next halving will likely occur in 2024. This process will reoccur until the total amount of bitcoin currency rewards issued reaches 21 million, which is expected around the year 2140. Bitcoin has had a history of price fluctuations around the halving of its rewards, and there can be no assurance that any price change will be favorable or would compensate for the reduction in bitcoin mining reward in connection with a halving. If the award of bitcoin or a proportionate decrease in bitcoin mining difficulty does not follow these anticipated halving events, the revenue we earn from our bitcoin mining operations would see a corresponding decrease, and we may not have an adequate incentive to continue bitcoin mining.
We may not be able to realize the benefits of forks, and forks in a digital asset network may occur in the future which may affect the value of bitcoin held by us.
To the extent that a significant majority of users and miners on a cryptocurrency network install software that changes the cryptocurrency network or properties of a cryptocurrency, including the irreversibility of transactions and limitations on the mining of new cryptocurrency, the cryptocurrency network would be subject to new protocols and software. However, if less than a significant majority of users and miners on the cryptocurrency network consent to the proposed modification, and the modification is not compatible with the software prior to its modification, a “fork” of the network would occur, with one prong of the network running the pre-modified
software and the other running the modified software. The effect of such a fork would be the existence of two versions of the cryptocurrency running in parallel, yet lacking interchangeability and necessitating exchange-type transaction to convert currencies between the two forks. After a fork, it may be unclear which fork represents the original asset and which is the new asset.
If we hold bitcoin at the time of a hard fork into two cryptocurrencies, industry standards would dictate that we would be expected to hold an equivalent amount of the old and new assets following the fork. However, we may not be able to secure or realize the economic benefit of the new asset. Our business may be adversely impacted by forks in the bitcoin network.
The further development and acceptance of digital asset networks and other digital assets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of digital asset systems may adversely affect an investment in us.
The use of cryptocurrencies to, among other things, buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs cryptocurrency assets, including bitcoin, based upon a computer-generated mathematical and/or cryptographic protocol. Large-scale acceptance of bitcoin as a means of payment has not, and may never, occur. The growth of this industry in general, and the use of bitcoin in particular, is subject to a high degree of uncertainty, and the slowing or stopping of the development or acceptance of developing protocols may occur unpredictably. The factors include, but are not limited to:

•	continued worldwide growth in the adoption and use of bitcoin as a medium to exchange;

•	governmental and quasi-governmental regulation of bitcoin and its use, or restrictions on or regulation of access to and operation of the bitcoin network or similar cryptocurrency systems;

•	changes in consumer demographics and public tastes and preferences;

•	the maintenance and development of the open-source software protocol of the network;

•	the increased consolidation of contributors to the bitcoin blockchain through bitcoin mining pools;

•	the availability and popularity of other cryptocurrencies and other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•	the use of the networks supporting cryptocurrencies for developing smart contracts and distributed applications;

•	general economic conditions and the regulatory environment relating to cryptocurrencies;

•	environmental restrictions on the use of electricity to mine bitcoin and a resulting decrease in global bitcoin mining operations;

•	an increase in bitcoin transaction costs and a resultant reduction in the use of and demand for bitcoin; and

•	negative consumer sentiment and perception of bitcoin specifically and cryptocurrencies generally.
The outcome of any of these factors could have negative effects on our business.
It is possible that cryptocurrencies other than bitcoin could have features that make them more desirable to a material portion of the cryptocurrency user base and this could result in a reduction in demand for bitcoin, which could have a negative impact on the price of bitcoin and adversely affect us.
Bitcoin holds a
“first-to-market”
advantage over other cryptocurrencies. This
first-to-market
advantage is driven in large part by having the largest user base and, more importantly, the largest combined mining power in use to secure their respective blockchains and transaction verification systems. More users and miners makes a cryptocurrency more secure, which makes it more attractive to new users and miners, resulting in a network effect that strengthens this first-to-market
advantage.
Despite the
first-to-market
advantage of the bitcoin network over other cryptocurrency networks, it is possible that another cryptocurrency could become comparatively more popular. If an alternative cryptocurrency obtains significant market share—either in market capitalization, mining power or use as a payment technology—this could reduce bitcoin’s market share and value. Substantially all of our mining revenue is derived from mining bitcoin and, while we may mine other cryptocurrencies in the future, we have no plans to do so currently and may incur significant costs if we choose to do so. For example, our current application-specific integrated circuit machines (i.e., our “miners”) are principally utilized for mining bitcoin and cannot mine other cryptocurrencies that are not mined utilizing the
SHA-256
algorithm. As a result, the emergence of a cryptocurrency that erodes bitcoin’s market share and value could have a material adverse effect on our business.
We may be adversely affected by competition from other methods of investing in bitcoin.
We compete with other users and/or companies that are mining bitcoin or providing investors exposure to bitcoin without direct purchases of bitcoin and with other potential financial vehicles linked to cryptocurrency, including securities backed by or linked to bitcoin through entities similar to it. Market and financial conditions, and other conditions beyond our control, may make it more attractive to invest in such other entities, or to invest in bitcoin or other cryptocurrency directly, as opposed to investing in us. Conversely, given the nascence of cryptocurrency market within the broader investment market, investors may associate entities involved in cryptocurrency mining, trading or related services with each other, and thus, public reports of challenges at any of such other entities may have a negative impact on our business. Finally, the emergence of other financial vehicles and exchange-traded funds have been scrutinized by regulators and such scrutiny and any negative impressions or conclusions resulting from such scrutiny could be applicable to us and impact our business. Such circumstances could have a material adverse effect on our operations and growth strategy.
We are subject to momentum pricing risk.
Momentum pricing typically is associated with growth stocks and other assets whose valuation, as determined by the investing public, accounts for anticipated future appreciation in value. Cryptocurrency market prices are determined primarily using data from various exchanges, over-the-counter
markets, and derivative platforms. Momentum pricing may have resulted, and may continue to result, in speculation regarding future appreciation in the value of cryptocurrencies and bitcoin in particular, inflating and making their market prices more volatile. As a result, they may be more likely to fluctuate in value due to changing investor confidence in future appreciation (or depreciation) in their market prices, which could adversely affect the value of bitcoin mined by us.
Our reliance on third-party mining pool service providers for our mining payouts may have a negative impact on our business.
We use third–party mining pools to receive our mining rewards from the network. Mining pools allow miners to combine their processing power, increasing their chances of solving a block and getting paid by the network. The rewards are distributed by the pool operator, proportionally to our contribution to the pool’s overall mining power used to generate each block. Should a pool operator’s system suffer downtime for any reason, including, as a result of a cyber-attack, software malfunction or other similar issues for any reason, it would negatively impact our ability to receive revenue. Furthermore, we are dependent on the accuracy of the mining pool operator’s record keeping to accurately record the total processing power provided to the pool for a given bitcoin mining application in order to assess the proportion of that total processing power we provided. While we have internal methods of tracking both our power provided and the total used by the pool, the mining pool operator uses our own record-keeping to determine our proportion of a given reward. We have little means of recourse against the mining pool operator if we determine the proportion of the reward paid out to us by the mining pool operator is incorrect, other than leaving the pool. If we are unable to consistently obtain accurate proportionate rewards from our mining pool operators, we may experience reduced reward for our efforts, which would have an adverse effect on our business and operations.
Banks and financial institutions may not provide bank accounts, or may cut off certain banking or other financial services, to cryptocurrency investors or businesses that engage in bitcoin-related activities or that accept bitcoin as payment.
A number of companies that engage in bitcoin and/or other cryptocurrency-related activities have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, changing governmental regulations about the legality of transferring or holding bitcoin and other cryptocurrency may prompt other banks and financial institutions to close existing bank accounts or discontinue banking or other financial services to such companies in the cryptocurrency industry, or even investors with accounts for transferring, receiving or holding their cryptocurrency. Specifically, China already restricts financial institutions from holding, trading or facilitating transactions in bitcoin. Similarly, other countries have proposed cryptocurrency legislation that could have a significant impact on the ability to utilize banking services in such countries for cryptocurrency. Both India and China, among other countries, are reportedly driving toward the development and adoption of a national digital currency—and taking legislative action that could be viewed as disadvantaging to private cryptocurrencies in the process.
Should such rules and restrictions continue or proliferate, we may not only be unable to obtain or maintain these services for our business but also experience business disruption if our necessary commercial partners, such as bitcoin mining pools or miner manufacturers, cannot conduct their businesses effectively due to such regulations. The difficulty that many businesses that provide bitcoin and/or derivatives on other cryptocurrency-related activities have and may continue to have in finding banks and financial institutions willing to provide them services may diminish the usefulness of bitcoin as a payment system and harm public perception of bitcoin. If we are unable to obtain or maintain banking services for our business as a result of our bitcoin-related activities, our business could be adversely affected.
Blockchain technology may expose us to specially designated nationals or blocked persons or cause us to violate provisions of law.
We are subject to the rules enforced by The Office of Financial Assets Control of the US Department of Treasury (“OFAC”), including regarding sanctions and requirements not to conduct business with persons named on its specially designated nationals list. However, because of the pseudonymous nature of blockchain transactions, we may inadvertently and without our knowledge engage in transactions with persons named on OFAC’S specially designated nationals list.
Power Generation Related Risks
Our operations and financial performance may be impacted by fuel supply disruptions, price fluctuations in the wholesale power and natural gas markets, and fluctuations in other market factors that are beyond our control.
Our power generation depends on our purchases of fuel and other products consumed during the production of electricity from a number of suppliers. Our operations and financial performance generally may be impacted by changes in the supply of fuel and other required products, price fluctuations in the wholesale power and natural gas markets, and other market factors beyond our control.
Delivery of these fuels to our facilities is dependent upon fuel transmission or transportation infrastructure, storage and inventory of fuel stocks, as well as the continuing financial viability of contractual counterparties. As a result, we are subject to the risks of disruptions or curtailments in the production of power at our generation facility if fuel is limited or unavailable at any price, if a counterparty fails to perform, or if there is a disruption in the fuel delivery infrastructure. Disruption in the delivery of fuel, including disruptions as a result of weather, transportation difficulties, global demand and supply dynamics, labor relations, environmental regulations or the financial viability of fuel suppliers, could adversely affect our ability to operate our facilities, which could result in lower power sales and/or higher costs to our bitcoin mining operations and thereby adversely affect our results of operations.
Separate from supply, market prices for power, capacity, ancillary services, natural gas, and oil are volatile, unpredictable and tend to fluctuate substantially. Disruptions in our fuel supplies may require us to find alternative fuel sources at higher costs, to find other sources of power to deliver to counterparties at a higher cost, or to pay damages to counterparties for failure to deliver power as contracted. Unlike most other commodities, electric power can only be stored on a very limited basis and generally must be produced concurrently with its use. As a result, power prices and our costs are subject to significant volatility due to supply and demand imbalances, especially in the day-ahead
and spot markets. We buy significant quantities of fuel on a short-term or spot market basis. Prices for the natural gas that we purchase fluctuate, sometimes rising or falling significantly over a relatively short period of time. The price we can obtain for the sale of power may not rise at the same rate, or may not rise at all, to match a rise in fuel or delivery costs. Further, any changes in the costs of natural gas or transportation rates, changes in the relationship between such costs and the market prices of power, or an inability to procure fuel for physical delivery at prices that we consider favorable could all adversely affect our operations, the costs of meeting our obligations, and the profitability of our bitcoin mining, and thus, our operations and financial performance. Volatility in market prices for fuel and electricity may result from a number of factors outside of our control, including:

•
changes in generation capacity in our markets, including the addition of new supplies of power as a result of the development of new plants, expansion of existing plants, the continued operation of uneconomic power plants due to state subsidies, or additional transmission capacity;

•	disruption to, changes in or other constraints or inefficiencies of electricity, fuel or natural gas transmission or transportation;

•	electric supply disruptions, including plant outages and transmission disruptions;

•	changes in market liquidity;

•	weather conditions, including extreme weather conditions and seasonal fluctuations, including the effects of climate change;

•	changes in commodity prices and the supply of commodities, including but not limited to natural gas and oil;

•
changes in the demand for power or in patterns of power usage, including the potential development of demand-side management tools and practices, distributed generation, and more efficient end-use
technologies;

•	development of new fuels, new technologies and new forms of competition for the production of power;

•	fuel price volatility;

•	changes in capacity prices and capacity markets.

•	federal, state and foreign governmental environmental, energy and other regulation and legislation, including changes therein and judicial decisions interpreting such regulations and legislation;

•	the creditworthiness and liquidity of fuel suppliers and/or transporters and their willingness to do business with us; and

•	general economic and political conditions.
Such factors and the associated fluctuations in power and natural gas prices have affected our wholesale power generation profitability and cost of power for bitcoin mining activities in the past and will continue to do so in the future.

Changes in technology may negatively impact the value of our NY power plant and any future power plants.
Research and development activities are ongoing in the industry to provide alternative and more efficient technologies to produce power. There are alternate technologies to supply electricity, most notably fuel cells, micro turbines, batteries, windmills and photovoltaic (solar) cells, the development of which are currently being subsidized and expanded by the State of New York, where we currently operate (as well as by state or local governments in areas where we may operate in the future), to address global climate change concerns. It is possible that technological advances will reduce the cost of alternative generation to a level that is equal to or below that of certain central station production. Also, as new technologies are developed and become available, the quantity and pattern of electricity usage by customers could decline, with a corresponding decline in revenues derived by generators. These alternative energy sources could result in a decline to the dispatch and capacity factors of our NY power plant. As a result of these factors, the value of our generation facilities could be significantly reduced.
We sell capacity, energy and ancillary services to the wholesale power grid managed by the NYISO. Our business may be affected by the actions of nearby states or other governmental actors in the competitive wholesale marketplace.
We sell capacity, energy and ancillary services to the wholesale power grid managed by the NYISO. The competitive wholesale marketplace may be impacted by out-of-market
subsidies provided by states or state entities, including bailouts of uneconomic nuclear plants, imports of power from Canada, renewable mandates or subsidies, mandates to sell power below our cost of acquisition and associated costs, as well as out-of-market
payments to new or existing generators. These
out-of-market
subsidies to existing or new generation undermine the competitive wholesale marketplace, which can lead to decreased energy market revenues or premature retirement of existing facilities, including those owned by us. If these measures continue, capacity and energy prices may be suppressed, and we may not be successful in our efforts to insulate the competitive market from this interference. Our wholesale power revenue may be materially impacted by rules or regulations that allow regulated utilities to participate in competitive wholesale markets or to own and operate rate-regulated facilities that provide capacity, energy and ancillary services that could be provided by competitive market participants.
The availability and cost of emission allowances could adversely impact our costs of operations.
We are required to maintain, through either allocations or purchases, sufficient emission allowances for SO2, CO2 and NOx to support our operations in the ordinary course of operating our power generation facilities. These allowances are used to meet the obligations imposed on us by various applicable environmental laws. If our operational needs require more than our allocated allowances, we may be forced to purchase such allowances on the open market, which could be costly. If we are unable to maintain sufficient emission allowances to match our operational needs, we may have to curtail our operations so as not to exceed our available emission allowances or install costly new emission controls. As we use the emission allowances that we have purchased on the open market, costs associated with such purchases will be recognized as operating expense. If such allowances are available for purchase, but only at significantly higher prices, the purchase of such allowances could materially increase our costs of operations in the affected markets.
Our financial performance could be materially and adversely affected if energy market participants continue to construct additional generation facilities (i.e., new-build)
or expand or enhance existing generation facilities despite relatively low power prices and such additional generation capacity results in a reduction in wholesale power prices or more competition from bitcoin mining competitors with access to cheaper supplies of electricity.
Given the overall attractiveness of the markets in which we operate, and certain tax benefits associated with renewable energy, among other matters, energy market participants have continued to construct new generation facilities (
i.e.
,
new-build)
or invest in enhancements or expansions of existing generation facilities despite relatively low wholesale power prices. If this market dynamic continues, and/or if our bitcoin mining competitors begin to build or acquire their own power plants to fuel their bitcoin mining operations, our results of operations and financial condition could be materially and adversely affected if such additional generation capacity results in a cheaper supply of electricity to our bitcoin mining competitors or lower prices at which we sell capacity, energy or ancillary services to the wholesale power grid.
Maintenance, expansion and refurbishment of power generation facilities involve significant risks that could result in unplanned power outages or reduced output and could have a material adverse effect on our revenues, results of operations, cash flows and financial condition.
Our facilities require periodic maintenance and repair. Any unexpected failure, including failure associated with breakdowns or forced outages, and any related unanticipated capital expenditures could result in reduced profitability from both loss of bitcoin mining operations and power generation. Such unexpected outages have occurred in the past, and may occur in the future, due to factors both within and outside of our control. We can give no assurances that outages involving our power plant will not occur in the future, or that any such outage would not have a negative effect on our business and results of operations. In addition, we cannot be certain of the level of capital expenditures that will be required due to changing environmental laws (including changes in the interpretation or enforcement thereof), needed facility repairs and unexpected events (such as natural disasters or terrorist attacks). Unexpected capital expenditures could have a material adverse effect on our liquidity and financial condition. If we significantly modify power generation equipment, we may be required to install the best available control technology or to achieve the lowest achievable emission rates as such terms are defined under the new source review provisions of the Clean Air Act of 1963, which would likely result in substantial additional capital expenditures.
Operation of power generation facilities involves significant risks and hazards that could disrupt or have a material adverse effect on our revenues and results of operations, and we may not have adequate insurance to cover these risks and hazards. Our employees, contractors, customers and the general public may be exposed to a risk of injury due to the nature of our operations.
The conduct of our operations, including operation of our power plant, information technology systems and other assets is subject to a variety of inherent risks. These risks include the breakdown or failure of equipment, accidents, potential physical injury, hazardous spills and exposures, fires, property damage, security breaches, viruses or outages affecting information technology systems, labor disputes, obsolescence, delivery/ transportation problems and disruptions of fuel supply, performance below expected levels or other financial liability, and may be caused to or by employees, customers, contractors, vendors, contractual or financial counterparties, other third parties, weather events or acts of God.
Operational disruptions or similar events may impact our ability to conduct our businesses efficiently and lead to increased costs, expenses or losses. Planned and unplanned outages at our power plants may require us to curtail operation of the plant. Any reduced power supply could also have a negative impact on the cost structure of our bitcoin mining operations.
These and other hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment, contamination of, or damage to, the environment and suspension of operations. Further, the employees and contractors of our operating affiliates work in, and customers and the general public may be exposed to, potentially dangerous environments at or near our operations. As a result, employees, contractors, customers and the general public are at risk for serious injury, including loss of life.
The occurrence of one or more of these events may result in us or our affiliates being named as a defendant in lawsuits asserting claims for substantial damages, including for environmental cleanup costs, personal injury and property damage and fines and/or penalties. We maintain an amount of insurance protection that we consider adequate, but we cannot provide any assurance that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject and, even if we do have insurance coverage for a particular circumstance, we may be subject to a large deductible and maximum cap. A successful claim for which we are not fully insured could hurt our financial results and materially harm our financial condition. Further, due to rising insurance costs and changes in the insurance markets, we cannot provide any assurance that our insurance coverage will continue to be available at all or at rates or on terms similar to those presently available. Any losses not covered by insurance could have a material adverse effect on our financial condition, results of operations or cash flows.
Our business is subject to substantial energy regulation and may be adversely affected by legislative or regulatory changes relating to climate change or policies regarding cryptocurrency mining, as well as liability under, or any future inability to comply with, existing or future energy regulations or requirements.
Our business is subject to extensive U.S. federal, state and local laws. Compliance with, or changes to, the requirements under these legal and regulatory regimes may cause us to incur significant additional costs or adversely impact our ability to continue operations as usual or compete on favorable terms with competitors. Failure to comply with such requirements could result in the shutdown of a non-complying
facility, the imposition of liens, fines, and/or civil or criminal liability and or costly litigations before the agencies and/or in state of federal court. Changes to these laws and regulations could result in temporary or permanent restrictions on certain operations at our facilities, including power generation or use in connection with cryptocurrency mining, and compliance with, or opposing such regulation, may be costly.
The regulatory environment has undergone significant changes in the last several years due to state and federal policies affecting wholesale competition and the creation of incentives for the addition of large amounts of new renewable generation and, in some cases, transmission. These changes are ongoing, and we cannot predict the future design of the wholesale power markets or the ultimate effect that the changing regulatory environment will have on our business. In addition, in some of these markets, interested parties have proposed material market design changes, including the elimination of a single clearing price mechanism, as well as proposals to reinstate the vertically-integrated monopoly model of utility ownership or to require divestiture by generating companies to reduce their market share. If competitive restructuring of the electric power markets is reversed, discontinued, delayed or materially altered, our business prospects and financial results could be negatively impacted. In addition, since 2010, there have been a number of reforms to the regulation of the derivatives markets, both in the United States and internationally. These regulations, and any further changes thereto, or adoption of additional regulations, including any regulations relating to position limits on futures and other derivatives or margin for derivatives, could negatively impact our ability to hedge our portfolio in an efficient, cost-effective manner by, among other things, potentially decreasing liquidity in the forward commodity and derivatives markets or limiting our ability to utilize non-cash
collateral for derivatives transactions.
Obtaining and complying with required government permits and approvals may be time-consuming and costly.
We and our affiliates are required to obtain, and to comply with, numerous permits and licenses from federal, state and local governmental agencies. The process of obtaining and renewing necessary permits and licenses can be lengthy and complex, requiring up to months or years for approval depending on the nature of the permit or license and such process could be further complicated or extended in the event regulations change. In addition, obtaining such permit or license can sometimes result in the establishment of conditions that create a significant ongoing impact to the nature or costs of operations or even make the project or activity for which the permit or license was sought unprofitable or otherwise unattractive. In addition, such permits or licenses may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of permits or licenses, or failure to comply with applicable laws or regulations, may result in the delay or temporary suspension of our operations and electricity sales or the curtailment of our delivery of electricity to our customers and may subject us to penalties and other sanctions. Although various regulators routinely renew existing permits and licenses, renewal of our existing permits or licenses could be denied or jeopardized by various factors, including failure to provide adequate financial assurance for closure, failure to comply with environmental, health and safety laws and regulations or permit conditions, local community, political or other opposition and executive, legislative or regulatory action.

Our inability to procure and comply with the permits and licenses required for these operations, or the cost to us of such procurement or compliance, could have a material adverse effect on us. In addition, new environmental legislation or regulations, if enacted, or changed interpretations of existing laws, may cause activities at our facilities to need to be changed to avoid violating applicable laws and regulations or eliciting claims that historical activities at our facilities violated applicable laws and regulations. In addition to the possible imposition of fines in the case of any such violations, we may be required to undertake significant capital investments and obtain additional operating permits or licenses, which could have a material adverse effect on us.
Our cost of compliance with existing and new environmental laws could have a material adverse effect on us.
We and our affiliates are subject to extensive environmental regulation by governmental authorities, including the United States Environmental Protection Agency (the “EPA”), and state environmental agencies and/or attorneys general. We may incur significant additional costs beyond those currently contemplated to comply with these regulatory requirements. If we fail to comply with these regulatory requirements, we could be forced to reduce or discontinue operations or become subject to administrative, civil or criminal liabilities and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions, all of which could result in significant additional costs beyond those currently contemplated to comply with existing requirements. Any of the foregoing could have a material adverse effect on us.
The EPA has recently finalized or proposed several regulatory actions establishing new requirements for control of certain emissions from certain sources, including electricity generation facilities. In the future, the EPA may also propose and finalize additional regulatory actions that may adversely affect our existing generation facilities or our ability to cost-effectively develop new generation facilities. There is no assurance that the currently installed emissions control equipment at the natural gas-fueled
generation facilities owned and operated by us will satisfy the requirements under any future EPA or state environmental regulations. Future federal and/or state regulatory actions could require us to install significant additional emissions control equipment, resulting in potentially material costs of compliance for our generation units, including capital expenditures, higher operating and fuel costs and potential production curtailments. These costs could have a material adverse effect on us.
We may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals, if we fail to obtain, maintain or comply with any such approval or if an approval is retroactively disallowed or adversely modified, the operation of our generation facilities could be stopped, disrupted, curtailed or modified or become subject to additional costs. Any such stoppage, disruption, curtailment, modification or additional costs could have a material adverse effect on us.
In addition, we may be responsible for any
on-site
liabilities associated with the environmental condition of facilities that we have acquired, leased, developed or sold, regardless of when the liabilities arose and whether they are now known or unknown. In connection with certain acquisitions and sales of assets, we may obtain, or be required to provide, indemnification against certain environmental liabilities. Another party could, depending on the circumstances, assert an environmental claim against us or fail to meet its indemnification obligation to us.
We could be materially and adversely affected if current regulations are implemented or if new federal or state legislation or regulations are adopted to address global climate change, or if we are subject to lawsuits for alleged damage to persons or property resulting from greenhouse gas emissions.
There is attention and interest nationally and internationally about global climate change and how greenhouse gas emissions, such as CO2, contribute to global climate change. Over the last several years, the U.S. Congress and state and federal authorities have considered and debated several proposals intended to address climate change using different approaches, including a cap on carbon emissions with emitters allowed to trade unused emission allowances
(cap-and-trade),
a tax on carbon or greenhouse gas emissions, limits on the use of generated power in connection with cryptocurrency mining, incentives for the development of low-carbon
technology and federal

renewable portfolio standards. A number of federal court cases have been filed in recent years asserting damage claims related to greenhouse gas emissions, and the results in those proceedings could establish adverse precedent that might apply to companies (including us) that produce greenhouse gas emissions. We could be materially and adversely affected if new federal and/or state legislation or regulations are adopted to address global climate change or if we are subject to lawsuits for alleged damage to persons or property resulting from greenhouse gas emissions.
Expenses, liabilities or injunctions resulting from the currently adjourned Article 78 litigation filed with the Supreme Court of the State of New York, Yates County, could adversely affect our business prospects, results of operations and financial condition.
On December 17, 2020, certain parties filed an Article 78 petition with the Supreme Court of the State of New York, Yates County, that challenges the Town of Torrey’s site plan review for the planned expansion of our bitcoin mining data center. We were joined in the petition as a necessary party. The petition asserts, among other things, a violation of the State of New York Environmental Quality Review Act for failing to identify all areas of environmental concern or appropriately review the potential environmental impacts of the planned expansion of our data center. This claim could result in litigation, may be time-consuming and costly, divert management resources, require us to change, postpone or halt the construction of our planned bitcoin mining data center expansion, or have other adverse effects on our business. Any of the foregoing could have a material adverse effect on our plan of operation, results of operations and business growth prospects. In addition, costly and time-consuming litigation could be necessary to enforce our approved building rights.
Risks Related to Our Subsidiary Support.com, Inc.
Support’s financial condition and results of operations may vary from quarter to quarter, which may cause the price of our common stock to decline.
Support’s quarterly results of operations have fluctuated in the past and could do so in the future. Because its results of operations are difficult to predict, you should not rely on quarterly comparisons of its results of operations as an indication of its future performance. Fluctuations in Support’s results of operations may be due to a number of factors, including, but not limited to, those listed below and those identified throughout this section:

•	The performance of its partners, including the success of its partners in attracting end users of its products, which can impact the amount of revenue it derives;

•	Change, or reduction in or discontinuance of its programs with clients and partners;

•	Cancellations, rescheduling or deferrals of significant customer products or service programs;

•	Its reliance on a small number of partners for a substantial majority of its revenue;

•	Its ability to successfully license and grow revenue related to its SUPERAntiSpyware ® software, Guided Paths ® , Support.com Cloud and its service offerings;

•
The timing of its sales to its clients and its partners’ resale of its products to end users and its ability to enter into new sales with partners and renew existing programs with its clients and partners;

•	The availability and cost-effectiveness of advertising placements for its software products and services and its ability to respond to changes in the advertising markets in which it participates;

•	The efficiency and effectiveness of its technology specialists;

•	Its ability to effectively match staffing levels with service volumes on a cost-effective basis;

•	Its ability to manage contract labor;

•
Its ability to hire, train, manage and retain its home-based customer support specialists and enhance the flexibility of its staffing model in a cost-effective fashion and in quantities sufficient to meet forecast requirements;

•	Its ability to manage costs under its self-funded health insurance program;

•	Usage rates on the subscriptions it offers;

•	Its ability to maintain a competitive cost structure for its organization;

•	The rate of expansion of its offerings and its investments therein;

•
Changes in the markets for computers and other technology devices relating to unit volume, pricing and other factors, including changes driven by declines in sales of personal computers and the growing popularity of tablets, and other mobile devices and the introduction of new devices into the connected home;

•	Its ability to adapt to its clients’ needs in a market space defined by frequent technological change;

•	Severe financial hardship or bankruptcy of one or more of its major clients;

•	The amount and timing of operating costs and capital expenditures in its business;

•	Failure to protect its intellectual property;

•	Diversion of management’s attention from other business concerns, incurrence of costs and disruption of its ongoing business activities as a result of acquisitions or divestitures by Support;

•	Costs related to the defense and settlement of litigation, which can also have an additional adverse impact on it because of negative publicity, diversion of management resources and other factors;

•
Costs related to the defense and settlement of government investigations, requests for information and audits, which can also have an additional adverse impact on it because of negative publicity, diversion of management resources and other factors, including, without limitation, those audits, requests for information and investigations described in Part II. Item 1. Legal Proceedings of its annual report on Form
10-K
for the year ended December 31, 2020;

•	Public health or safety concerns, medical epidemics or pandemics, such as COVID-19, and other natural- or man-made disasters;

•	The effects of any acquisitions, divestitures or significant investments; and

•	Potential losses on investments, or other losses from financial instruments it may hold that are exposed to market risk.
Due to fluctuations in Support’s quarterly and annual results of operations and other factors, the price at which our common shares trades may be volatile. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid. In future periods, our stock price could decline if, amongst other factors, Support’s revenue or operating results are below its estimates or the estimates or expectations of securities analysts and investors.
A substantial portion of Support’s revenue is generated by a limited number of clients. The loss or reduction in business from any of these clients would adversely affect its business and results of operations.
Support receives a significant amount of its revenue from a limited number of customers. For the years ended December 31, 2020 and 2019, our largest customer accounted for over 44% and 63% of Support’s total revenue, respectively. For the years ended December 31, 2020 and 2019, our second largest customer accounted for 43% and 25% of Support’s total revenue, respectively. There were no other customers that accounted for 10% or more of Support’s total revenue in any of the periods presented.
In the past, sales to Support’s largest customers have fluctuated significantly from period to period and year to year and will likely continue to fluctuate in the future. The loss of these or other significant relationships, the change of the terms or terminations of its arrangements with any of these customers, the reduction or discontinuance of programs or billable hours with any of these customers, or the failure of any of these customers to achieve their targets has in the past adversely affected and could in the future adversely affect its business. For example, Support’s partners may decide to shorten its billable hours and use other vendors in the provision of their business and/or may periodically place these types of services out for bid. Support’s competitors, many of whom have significantly more resources than Support does, may offer more favorable bids for the same business compared to what it offers; and as a result, Support may lose, or face a decline in the business it does with these significant customers.
Support may engage in the acquisition of other companies, investments, joint ventures and strategic alliances outside of its current line of business, which may have an adverse material effect on its existing business.
Support may engage in the acquisition of other companies, investments, joint ventures and strategic alliances outside of its current line of business to design and develop new technologies and products, to strengthen competitiveness by scaling up and to expand its existing business line into new regions. Such transactions, especially in new lines of business, inherently involve risk due to the difficulties in integrating operations, technologies, products and personnel. Integration issues are complex, time-consuming and expensive and, without proper planning and implementation, may adversely affect its existing business. Furthermore, Support may incur significant acquisition, administrative and other costs in connection with these transactions, including costs related to integration or restructuring of acquired businesses. In addition, Support may make investments in companies outside its current line of business in an attempt to broaden its business opportunities. These investments may not provide a return or lead to an increase in Support’s operating results, and it may not obtain the benefits of these investments that it intends to recognize when making them. There can be no assurance that these transactions will be beneficial to Support’s business or financial condition. Even assuming these transactions are beneficial, there can be no assurance that Support will be able to successfully integrate the new business lines acquired or achieve all or any of the initial objectives of these transactions.
Support has a history of losses, it may incur losses in the future and may not sustain profitability in the near term; and as a result, it may need to alter its business plans or change its business strategy.
Although Support has recently been profitable in the last two fiscal years, its profitability declined in 2020 compared to 2019. Prior to becoming profitable in 2019, Support had a history of losses. Support’s accumulated deficit as of December 31, 2020 amounted to $208.8 million. Support may incur losses in the future and may not be able to sustain its profitability in the near term. As a result, Support may elect or may be required to alter its business plans or change its business strategy. Any change to Support’s business plans or strategy will present risks related to its ability to execute on these changes and may require it to make additional investments in its business, all of which could harm its operating results and cause our stock price to decline.
Support’s contracts generally do not contain minimum purchase requirements and can generally be terminated by its customers on short notice without penalty.
Support enters into written agreements with each client for its services, and it generally seeks multi-year terms for such agreements. However, these agreements generally permit Support’s clients to terminate for convenience on relatively short notice. Moreover, these agreements generally allow clients to procure similar services from other vendors, do not penalize its clients for early termination, and do not contain minimum purchase requirements or volume commitments. Accordingly, Support faces the risk that its clients may cancel or renegotiate contracts it has with them, which may adversely affect its results. If a principal client canceled or did not renew its contract with Support, its results would suffer. Clients can generally reduce the volume of services they outsource to Support without any penalties, which would have an adverse effect on its revenue, results of operations and overall financial condition.
Support’s business is based on a relatively new and evolving business model.
Support is executing a plan to grow its business by providing customer support services provided by experts who work from their homes, creating a robust, timely and innovative library of Guided Path
®
self-support tools, licensing its Support.com Cloud application, and providing end-user
consumer software products. Support may not be able to offer these services and software products successfully. Support’s customer support experts are generally home-based, which requires a high degree of coordination and quality control of employees working from diverse and remote locations. Support expects to invest cash generated from its existing business to support its growth initiatives. Support’s investments, which typically are made in advance of revenue, may not yield increased revenue to offset these expenses. As a result of these factors, the future revenue and income potential of its business is uncertain. Any evaluation of Support’s business and its prospects must be considered in light of these factors and the risks and uncertainties often encountered by companies in its stage of development. Some of these risks and uncertainties relate to Support’s ability to do the following:

•
Maintain its current relationships and service programs, and develop new relationships, with service partners, subscriptions, and licensees of its Support.com technical support offering on acceptable terms or at all;

•	Reach prospective customers for its software products in a cost-effective fashion;

•	Reduce its dependence on a limited number of partners for a substantial majority of its revenue;

•	Successfully license and grow revenue related to its consumer software, Support.com technical support subscriptions, Guided Paths ® and its technology support service offerings;

•	Manage its employees and contract labor efficiently and effectively;

•	Maintain gross and operating margins;

•	Match staffing levels with demand for services and forecast requirements;

•	Obtain bonuses and avoid penalties in contractual arrangements;

•	Operate successfully in a time-based pricing model;

•	Operate effectively in the SMB market;

•	Successfully introduce new, and adapt its existing, services and products for consumers and businesses;

•	Respond effectively to changes in the market for customer support services;

•	Realize benefits of any acquisitions it makes;

•	Adapt to changes in the markets it serves;

•	Adapt to changes in its industry, including consolidation;

•	Adapt to changes in the market due to public health concerns, medical epidemics or pandemics, such as COVID-19, and other natural- or man-made disasters;

•	Respond to government regulations relating to its current and future business;

•	Manage and respond to present, threatened, and future litigation; and

•
Manage and respond to present, threatened or future government investigations and audits, including, without limitation, those audits and investigations described in Part II. Item 1 Legal Proceedings of its annual report on Form
10-K
for the year ended December 31, 2020.

If Support is unable to address these risks, its business, results of operations and prospects could suffer.
Changes in the market for computers and other consumer electronics and in the technology support services market could adversely affect Support’s business.
Reductions in unit volumes of sales for computers and other devices Support supports, or in the prices of such equipment, could adversely affect its business. Support offer both services that are attached to the sales of new computers and other devices, and services designed to fix existing computers and other devices. Declines in the unit volumes sold of these devices or declines in the pricing of such devices could adversely affect demand for its services or its revenue mix, either of which would harm its operating results. Further, Support does not support all types of computers and devices, meaning that it must select and focus on certain operating systems and technology standards for computers, tablets, smart phones, and other devices. Support may not be successful in supporting new devices in the connected home and “Internet of Things,” and consumers and SMBs may prefer equipment it does not support, which may decrease the market for its services and products if customers migrate away from platforms it supports. In addition, the structures and pricing models for programs in the technology support services market may change in ways that reduce Support’s revenues and its margins.
Support has been, is currently and may be in the future the subject of governmental investigations relating to past products and services.
Support has been, is currently and may in the future be the subject of governmental investigations relating to its past products and how those products were used by its third-party partners.
These governmental inquiries could harm Support’s reputation with customers and negatively impact its ability to sell to existing customers or attract new customers. In addition to the ongoing costs to respond to these inquiries, Support could be required to make additional payments to resolve these or other governmental proceedings that may be brought in the future. In some cases, Support may not be the subject of an investigation, but it may be required to expend resources, including time from its management team, to address information requests or to indemnify individual current or former employees who may become involved in governmental proceedings or also be requested to provide information. These historical proceedings, Support’s ongoing matters and any inquiries or proceedings that arise in the future could have a material adverse effect on its operations, financial results and our stock price.
Support is a party to a Consent Order with the Federal Trade Commission which imposes ongoing obligations.
On November 6, 2018, Support entered into a Stipulation to Entry of Order for Permanent Injunction and Monetary Judgment (the “Consent Order”), with the Federal Trade Commission (“FTC”), resolving a multi-year FTC investigation relating to PC Healthcheck, an obsolete software program that Support developed on behalf of a third party for their use with their customers. As part of the Consent Order, Support agreed to pay $10 million and to implement certain new procedures and enhance certain existing procedures. Any violation or alleged violation of the terms of the Consent Order could impose additional financial liability in the form of regulatory fines and/or legal fees, as well as harm Support’s reputation with customers or prospective customers and have a material adverse effect on its operations, financial results and our stock price.
Support has been named as a party to legal proceedings, including governmental proceedings, in the past and may be named in additional ones in the future, which could subject it to liability, require it to indemnify its customers or employees, require it to obtain or renew licenses, require it to stop selling its products, services and/or programs, or force it to redesign its products, services and/or programs.
Support has been named as a party to several lawsuits, government inquiries or investigations and other legal proceedings (referred to as “litigation”), and it may be named in additional ones in the future. Any potential litigation also could force Support to do one or more of the following:

•	stop selling, offering for sale, making, having made or exporting products, services and/or programs;

•	limit or restrict the type of work that employees involved in such litigation may perform for it;

•	pay substantial damages and/or license fees and/or royalties to the party bringing the claim that could adversely impact its liquidity or operating results; and

•	attempt to redesign those products, services and/or programs that contain the allegedly problematic component.
Under certain circumstances, Support has contractual and other legal obligations to indemnify and to incur legal expenses for current and former directors and officers and/or customers. If Support is required to make a significant payment under any of its indemnification obligations, including those to its customers and/or on behalf of its former or current employees, could have a material adverse effect on its business and the trading price for our securities. Litigation may be time consuming, expensive, and disruptive to normal business operations, and the outcome of litigation is difficult to predict. The ultimate outcome of litigation could have a material adverse effect on Support’s business and the trading price for our securities. Furthermore, litigation, regardless of the outcome, may result in significant expenditures, diversion of Support’s management’s time and attention from the operation of its business and damage to its reputation or relationship with third parties, which could materially and adversely affect its business, financial condition, results of operations, cash flows and our stock price.
Support may face intellectual property infringement claims that could be costly to defend and result in its loss of significant rights.
Support’s business relies on the use and licensing of technology. Other parties may assert intellectual property infringement claims against Support or its customers, and its products may infringe the intellectual property rights of third parties. For example, Support’s products may infringe patents issued to third parties. In addition, as is increasingly common in the technology sector, Support may be confronted with the aggressive enforcement of patents by companies whose primary business activity is to acquire patents for the purpose of offensively asserting them against other companies. From time to time, Support has received allegations or claims of intellectual property infringement, and it may receive more claims in the future. Support may also be required to pursue litigation to protect is intellectual property rights or defend against allegations of infringement. Intellectual property litigation is expensive and time-consuming and could divert management’s attention from Support’s business. The outcome of any litigation is uncertain and could significantly impact Support’s financial results. If there is a successful claim of infringement, Support may be required to develop non-infringing
technology or enter into royalty or license agreements which may not be available on acceptable terms, if at all. Support’s failure to develop non-infringing
technologies or license proprietary rights on a timely basis would harm its business.
If Support is unable to protect or enforce its intellectual property rights, or it loses its ability to utilize the intellectual property of others, its business could be adversely affected.
Support’s success depends, in part, upon its ability to obtain intellectual property protection for its proprietary processes, software and other solutions. Support relies upon confidentiality policies, nondisclosure and other contractual arrangements, and patent, trade secret, copyright and trademark laws to protect its intellectual property rights. These laws are subject to change at any time and could further limit Support’s ability to obtain or maintain intellectual property protection. There is uncertainty concerning the scope of patent and other intellectual property protection for software and business methods, which are fields in which Support relies on intellectual property laws to protect its rights. Even where Support obtains intellectual property protection, its intellectual property rights may not prevent or deter competitors, former employees, or other third parties from reverse engineering its solutions or software. Further, the steps Support takes in this regard might not be adequate to prevent or deter infringement or other misappropriation of its intellectual property by competitors, former employees or other third parties, and it may not be able to detect unauthorized use of, or take appropriate and timely steps to enforce, its intellectual property rights. Enforcing Support’s rights might also require considerable time, money and oversight, and it may not be successful. Further, Support relies on third-party software in providing some of its services and solutions. If Support loses its ability to continue using any such software for any reason, including because it is found to infringe the rights of others, it will need to obtain substitute software or find alternative means of obtaining the technology necessary to continue to provide its solutions. Support’s inability to replace such software, or to replace such software in a timely or cost-effective manner, could materially adversely affect its results of operations.
Support may face class actions and similar claims that could be costly to defend or settle and result in negative publicity and diversion of management resources.
Support’s business involves direct sale and licensing of services and software to consumers and SMBs, and it typically includes customary indemnification provisions in favor of its partners in its agreements for the distribution of its services and software. As a result, Support can be subject to consumer litigation and legal proceedings related to its services and software, including putative class action claims and similar legal actions, including, but not limited to, consumer litigation and legal proceedings. Support can also be subject to employee litigation and legal proceedings related to its employment practices attempted on a class or representative basis. Such litigation can be expensive and time-consuming regardless of the merits of any action and could divert management’s attention from Support’s business. The cost of defense can be large as can any settlement or judgment in an action. The outcome of any litigation is uncertain and could significantly impact Support’s financial results. Regardless of outcome, litigation can have an adverse impact on Support because of defense costs, negative publicity, diversion of management resources and other factors.
Support must comply with a variety of existing and future laws and regulations that could impose substantial costs on it and may adversely impact its business.
Support is subject to a variety of laws and regulations, which may differ among jurisdictions, affecting its operations in areas including, but not limited to: intellectual property ownership and infringement; tax; anti-corruption such as the Foreign Corrupt Practices Act and the UK Bribery Act; foreign exchange controls and cash repatriation restrictions; data privacy requirements such as the European Economic Area Privacy Regulation, the General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act (“CCPA”); competition; Consent Order terms (for example, the recent Consent Order Support entered into with the FTC); advertising; employment; product regulations; health and safety requirements; and consumer laws. If Support fails to continue to comply with these regulations, it may be unable to provide products or services to certain customers, or it may incur penalties or fines. Support is unable to predict the outcome or effects of any of these potential actions or any other legislative or regulatory proposals on its business. Any changes to the legal and regulatory framework applicable to Support’s businesses could have an adverse impact on the results of its operations. Although Support’s management systems are designed to maintain compliance, if it violates or fails to comply with any laws or regulations, applicable consent orders or decrees, a range of consequences could result, including fines, sales limitations, criminal and civil liabilities or other sanctions. The costs of complying with these laws (including the costs of any investigations, auditing and monitoring) could adversely affect Support’s current or future business.
Support’s product and service offerings are in their early stages and failure to market, sell and develop the offerings effectively and competitively could result in a lack of growth.
A number of competitive offerings exist in the market, providing various features that may overlap with Support’s Support.com offerings today or in the future. Some competitors in these markets far exceed its spending on sales and marketing activities and benefit from greater existing brand awareness, channel relationships and existing customer relationships. Support may not be able to reach the market effectively and adequately or convey its differentiation as needed to grow its customer base. To reach Support’s target market effectively, it may be required to continue to invest substantial resources in sales and marketing and engineering and IT activities, which could have a material adverse effect on its financial results. In addition, if Support fails to develop and maintain competitive features, deliver high-quality products and satisfy existing customers, its Support.com offerings could fail to grow. Disruptions in infrastructure operations could impair Support’s ability to deliver Support.com offerings to customers, thereby affecting its reputation with existing and prospective customers and possibly resulting in monetary penalties or financial losses.
Support’s
end-user
software revenues are dependent on online traffic patterns and the availability and cost of online advertising in certain key placements.
Some of Support’s consumer
end-user
software revenue stream is obtained through advertising placements in certain key online media placements. From time to time a trend or a change in a key advertising placement will impact Support, decreasing traffic or significantly increasing the cost or effectiveness of online advertising and therefore compromising its ability to purchase a desired volume and placement of advertisements at profitable rates. If such a change were to continue to occur, on several occasions in the past, Support may be unable to attract desired amounts of traffic, its costs for advertising may further increase beyond its forecasts and its software revenues may further decrease. As a result, Support’s operating results would be negatively impacted.
Support operates in a highly competitive industry, with intense price competition, which may intensify as its competitors expand their operations.
The industry in which Support operates is highly competitive and includes numerous small companies capable of competing effectively in it markets on a local basis, as well as several large companies that possess substantially greater financial resources than it does. Contracts are traditionally awarded on the basis of competitive bids or direct negotiations with customers.
The competitive factors in Support’s markets include, amongst others, are product and service quality and availability, responsiveness, experience, technology, equipment quality, reputation for retaining highly skilled agents and price. The competitive environment has intensified as mergers among industry partners have reduced the number of available customers and mergers amongst Support’s competitors have created larger companies for it to compete against. Some of Support’s current and potential competitors have greater resources, longer histories, more customers, and/or greater brand recognition. They may secure better terms from vendors, adopt more aggressive pricing, and devote more resources to technology, infrastructure, fulfillment, and marketing.
Competition may intensify, including with the development of new business models and the entry of new and well-funded competitors, and as Support’s competitors enter into business combinations or alliances and established companies in other markets expand to become competitive with its business. Furthermore, Support cannot be sure that its competitors will not develop competing products, systems, services or technologies that gain market acceptance in advance of its products, systems, services or technologies, or that its competitors will not develop new products, systems, services or technologies that cause its existing products, systems, services or technologies to become non-competitive
or obsolete, which may adversely affect Support’s results of operations through the potential reduction of sales and profits.
Support’s business is highly dependent upon its brand recognition and reputation, and the failure to maintain or enhance its brand recognition or reputation would likely have a material adverse effect on its business.
Support’s brand recognition and reputation are critical aspects of its business. Support believes that maintaining and further enhancing its brand as well as its reputation will be critical to retaining existing customers and attracting new customers. Support also believes that the importance of its brand recognition and reputation will continue to increase as competition in its markets continues to develop. Support’s success in this area will be dependent on a wide range of factors, some of which are out of its control, including the following:

•	the efficacy of its marketing efforts;

•	its ability to retain existing and obtain new customers and strategic partners;

•	the quality and perceived value of its services;

•	actions of its competitors, its strategic partners, and other third parties;

•	positive or negative publicity, including material on the Internet;

•	regulatory and other governmental related developments; and

•	litigation related developments.
If Support implements new marketing and advertising strategies, it may utilize marketing and advertising channels with significantly higher costs than its current channels, which in turn could adversely affect its operating results. Implementing new marketing and advertising strategies also would increase the risk of devoting significant capital and other resources to endeavors that do not prove to be cost effective. Further, Support also may incur marketing and advertising expenses significantly in advance of the time it anticipates recognizing revenue associated with such expenses, and its marketing and advertising expenditures may not generate sufficient levels of brand awareness or result in increased revenue. Even if Support’s marketing and advertising expenses result in increased revenue, the increase might not offset its related expenditures. If Support is unable to maintain its marketing and advertising channels on cost-effective terms or replace or supplement existing marketing and advertising channels with similarly or more effective channels, its marketing and advertising expenses could increase substantially, its customer base could be adversely affected, and its business, operating results, financial condition, and reputation could suffer.
Furthermore, negative publicity, whether or not justified, relating to events or activities attributed to Support, its employees, its strategic partners, its affiliates, or others associated with any of these parties, may tarnish its reputation and reduce the value of its brands. Damage to Support’s reputation and loss of brand equity may reduce demand for its products and services and have an adverse effect on its business, operating results, and financial condition. Moreover, any attempts to rebuild Support’s reputation and restore the value of its brands may be costly and time consuming, and such efforts may not ultimately be successful.
Support’s success depends upon its ability to attract, develop and retain highly qualified employees while also controlling its labor costs in a competitive labor market.
Support’s customers expect a high level of customer support and product knowledge from its employees. To meet the needs and expectations of Support’s customers, it must attract, develop and retain a large number of highly qualified employees while at the same time control labor costs. Support’s ability to control labor costs is subject to numerous external factors, including prevailing wage rates and health and other insurance costs, as well as the impact of legislation or regulations governing labor relations, minimum wage, or healthcare benefits. An inability to provide wages and/or benefits that are competitive within the markets in which Support operates could adversely affect its ability to retain and attract employees. Likewise, changes in market compensation rates may adversely affect Support’s labor costs. In addition, Support competes with other retail businesses for many of its employees in hourly positions, and it invests significant resources in training and motivating them to maintain a high level of job satisfaction. These positions have historically had high turnover rates, which can lead to increased training and retention costs, particularly in a competitive labor market. Effective succession planning is also important to its long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees and executive management could hinder Support’s strategic planning and execution. There is no assurance that Support will be able to attract or retain highly qualified employees in the future. As such, Support’s ability to develop and deliver successful products and services may be adversely affected.
Support’s business would be adversely affected by the departure of existing members of its senior management team.
Support’s business would be adversely affected by the departure of existing members of its senior management team. Support’s success depends, in large part, on the continued contributions of its senior management team. Effective succession planning is also important for Support’s long-term success. Failure to ensure effective transfers of knowledge and smooth transitions involving senior management could hinder Support’s strategic planning and execution. Support does not currently maintain key person life insurance covering its senior management. The loss of any of Support’s senior management could harm its ability to implement its business strategy and respond to the rapidly changing market conditions in which it operates.

If Support fails to attract, train and manage its consumer support experts in a manner that meets forecast requirements and provides an adequate level of support for its customers, its reputation and financial performance could be harmed.
Support’s business depends in part on its ability to attract, manage and retain its customer support specialists and other support personnel. If Support is unable to attract, train and manage in a cost-effective manner adequate numbers of competent specialists and other support personnel to be available as service volumes vary, particularly as it seeks to expand the breadth and flexibility of its staffing model, its service levels could decline, which could harm its reputation, result in financial losses under contract terms, cause it to lose customers and partners, and otherwise adversely affect its financial performance. Support’s ability to meet its need for support personnel while controlling its labor costs is subject to numerous external factors, including the level of demand for its products and services, the availability of a sufficient number of qualified persons in the workforce, unemployment levels, prevailing wage rates, changing demographics, health and other insurance costs, including managing costs under its self-funded health insurance program which can vary substantially each reporting period, and the cost of compliance with labor and wage laws and regulations. In the case of programs with time-based pricing models, the impact of failing to attract, train and manage such personnel could directly and adversely affect its revenue and profitability. Although Support’s service delivery and communications infrastructure enables it to monitor and manage customer support specialists remotely, because they are typically home-based and geographically dispersed, it could experience difficulties meeting services levels and effectively managing the costs, performance and compliance of these customer support specialists and other support personnel. Any problems Support encounters in effectively attracting, managing and retaining its customer support specialists and other support personnel could seriously jeopardize its service delivery operations and its financial results.
Disruptions in Support’s information technology and service delivery infrastructure and operations could impair the delivery of its services and harm its business.
Support depends on the continuing operation of its information technology and communication systems and those of its third-party service providers. Any interruption or failure of its internal or external systems could prevent Support or its service providers from accepting orders and delivering services, or cause company and consumer data to be unintentionally lost, destroyed or disclosed. Support’s continuing efforts to upgrade and enhance the security and reliability of its information technology and communications infrastructure could be very costly, and it may have to expend significant resources to remedy problems such as a security breach or service interruption. Interruptions in its services resulting from labor disputes, telephone or Internet failures, power or service outages, natural disasters or other events, or a security breach could reduce its revenue, increase its costs, cause customers and partners and licensees to fail to renew or to terminate their use of its offerings, and harm its reputation and its ability to attract new customers.
Costs related to software defects or other errors in Support’s products could have a material adverse effect on it.
From time to time, Support may experience software defects, bugs and other errors associated with the introduction and/or use of its complex software products. Despite Support’s testing procedures, errors may occur in new products or releases after commencement of commercial deployments in the future. Such errors could result in:

•	Loss of or delay in market acceptance of its products;

•	Material recall and replacement costs;

•	Delay in revenue recognition or loss of revenue;

•	The diversion of the attention of its engineering personnel from product development efforts;

•	Support having to defend against litigation related to defective products; and

•	Damage to Support’s reputation in the industry that could adversely affect its relationships with its customers.
In addition, the process of identifying a software error in software products that have been widely distributed may be lengthy and require significant resources. Support may have difficulty identifying the end customers of the defective products in the field, which may cause it to incur significant replacement costs, contract damage claims from its customers and further reputational harm. Any of these problems could materially and adversely affect Support’s results of operations. Despite Support’s best efforts, security vulnerabilities may exist with respect to its products. Mitigation techniques designed to address such security vulnerabilities, including software and firmware updates or other preventative measures, may not operate as intended or effectively resolve such vulnerabilities. Software and firmware updates and/or other mitigation efforts may result in performance issues, system instability, data loss or corruption, unpredictable system behavior, or the theft of data by third parties, any of which could significantly harm Support’s business and reputation.
Support’s systems collect, access, use, and store personal customer information and enable customer transactions, which poses security risks, requires it to invest significant resources to prevent or correct problems that may be caused by security breaches, and may harm its business.
A fundamental requirement for online communications, transactions and support is the secure collection, storage and transmission of confidential information. Support’s systems collect and store confidential and personal information of its individual customers as well as its partners and their customers’ users, including personally identifiable information and payment card information, and its employees and contractors may access and use that information in the course of providing services. In addition, Support collects and retain personal information of its employees in the ordinary course of its business. Support and its third-party contractors use commercially available technologies to secure this information. Despite these measures, parties may attempt to breach the security of Support’s data or that of its customers. In addition, errors in the storage or transmission of data could breach the security of that information. Support may be liable to its customers for any breach in security and any breach could subject it to governmental or administrative proceedings or monetary penalties, damage its relationships with partners and harm its business and reputation. Also, computers are vulnerable to computer viruses, physical or electronic break-ins
and similar disruptions, which could lead to interruptions, delays or loss of data. Support may be required to expend significant capital and other resources to comply with mandatory privacy and security standards required by law, industry standard, or contract, and to further protect against security breaches or to correct problems caused by any security breach.
A breach of Support’s security systems may have a material adverse effect on its business.
Support’s security systems are designed to maintain the physical security of its facilities and protect its customers’ and employees’ confidential information, as well as its own proprietary information. However, Support is also dependent on a number of third-party cloud-based and other service providers of critical corporate infrastructure services relating to, among other things, human resources, electronic communication services and certain finance functions, and Support is, of necessity, dependent on the security systems of these providers. Accidental or willful security breaches or other unauthorized access by third parties or Support’s employees or contractors of its facilities, its information systems or the systems of its cloud-based or other service providers, or the existence of computer viruses or malware in its or their data or software could expose it to a risk of information loss and misappropriation of proprietary and confidential information, including information relating to its products or customers and the personal information of its employees. In addition, Support has, from time to time, also been subject to unauthorized network intrusions and malware on its own IT networks. Any theft or misuse of confidential, personal or proprietary information as a result of such activities could result in, among other things, unfavorable publicity, damage to Support’s reputation, loss of its trade secrets and other competitive information, difficulty in marketing its products, allegations by its customers that Support has not performed its contractual obligations, litigation by affected parties and possible financial obligations for liabilities and damages related to the theft or misuse of such information, as well as fines and other sanctions resulting from any related breaches of data privacy regulations, any of which could have a material adverse effect on its reputation, business, profitability and financial condition. Since the techniques used to obtain unauthorized access or to sabotage systems change frequently and are often not recognized until launched against a target, Support may be unable to anticipate these techniques or to implement adequate preventative measures.
Data privacy regulations are expanding and compliance with, and any violations of, these regulations may cause Support to incur significant expenses.
Privacy legislation, enforcement and policy activity in this area are expanding rapidly in many jurisdictions and creating a complex regulatory compliance environment. Costs to comply with and implement these privacy-related and data protection measures could be significant. In addition, even Support’s inadvertent failure to comply with federal, state or international privacy-related or data protection laws and regulations could result in proceedings against Support by governmental entities or others, and substantial fines and damages. The theft, loss or misuse of personal data collected, used, stored or transferred by Support to run Support’s business could result in significantly increased business and security costs or costs related to defending legal claims.
Support is exposed to risks associated with payment card and payment fraud and with payment card processing.
Certain of Support’s customers use payment cards to pay for its services and products. Support may suffer losses as a result of orders placed with fraudulent payment cards or other payment data. Support’s failure to detect or control payment fraud could have an adverse effect on its results of operations. Support is also subject to payment card association operating standards and requirements, as in effect from time to time. Compliance with those standards requires Support to invest in network and systems infrastructure and processes. Failure to comply with these rules or requirements may subject Support to fines, potential contractual liabilities, and other costs, resulting in harm to its business and results of operations.
Privacy concerns and laws or other domestic or foreign regulations may require Support to incur significant costs and may reduce the effectiveness of its solutions, and its failure to comply with those laws or regulations may harm its business and cause it to lose customers.
Support’s software and services contain features that allow its technology specialists and other personnel to access, control, monitor, and collect information from computers and other devices. Federal, state and foreign government bodies and agencies, however, have adopted or are considering adopting laws and regulations restricting or otherwise regulating the collection, use and disclosure of personal information obtained from consumers and individuals. Those regulations could require costly compliance measures, could reduce the efficiency of its operations, or could require Support to modify or cease to provide its systems or services. Liability for violation of, costs of compliance with, and other burdens imposed by such laws and regulations may limit the use and adoption of Support’s services and reduce overall demand for them. Even the perception of privacy concerns, whether or not valid, may harm Support’s reputation and inhibit adoption of its solutions by current and future customers. In addition, Support may face claims about invasion of privacy or inappropriate disclosure, use, storage, or loss of information obtained from its customers. Any imposition of liability could harm Support’s reputation, cause it to lose customers and cause its operating results to suffer.
Support relies on third-party technologies in providing certain of its software and services. Support’s inability to use, retain or integrate third-party technologies could delay service or software development and could harm its business.
Support licenses technologies from third parties, which are integrated into its services, technology and end user software. Support’s use of commercial technologies licensed on a non-exclusive
basis from third parties poses certain risks. Some of the third-party technologies Support licenses may be provided under “open source” licenses, which may have terms that require it to make generally available its modifications or derivative works based on such open source code. Support’s inability to obtain or integrate third-party technologies with its own technology could delay service development until equivalent compatible technology can be identified, licensed and integrated. These third-party technologies may not continue to be available to Support on commercially reasonable terms or at all. If Support’s relationship with third parties were to deteriorate, or if such third parties were unable to develop innovative and saleable products, or component features of its products, it could be forced to identify a new developer and its future revenue could suffer. Support may fail to successfully integrate any licensed technology into its services or software, or maintain it through its own development work, which would harm its business and operating results.
If Support’s services are used to commit fraud or other similar intentional or illegal acts, it may incur significant liabilities, its services may be perceived as not secure and customers may curtail or stop using its services.
Certain software and services Support provides, including its Support.com Cloud applications, enable remote access to and control of third-party computer systems and devices. Support generally is not able to control how such access may be used or misused by licensees of its software offerings or its employees. If Support’s software is used by its employees or others to commit fraud or other illegal acts, including, but not limited to, violating data privacy laws, proliferating computer files that contain a virus or other harmful elements, interfering or disrupting third-party networks, infringing any third party’s copyright, patent, trademark, trade secret or other rights, transmitting any unlawful, harassing, libelous, abusive, threatening, vulgar, obscene or otherwise objectionable material, or committing unauthorized access to computers, devices, or protected information, third parties may seek to hold Support legally liable. As a result, defending such claims could be expensive and time-consuming regardless of the merits, and Support could incur significant liability or be required to undertake expensive preventive or remedial actions. As a result, Support’s operating results may suffer and its reputation may be damaged.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $                million after discounts, commissions, structuring fees and expenses related to this offering (or approximately $                 million if the underwriters’ option is exercised in full). We intend to use the net proceeds from this offering for general corporate purposes, including funding capital expenditures, future acquisitions, investments and working capital and repaying indebtedness.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2021:

•	on an actual basis;

•	on an adjusted basis to give effect to give pro forma effect to our acquisition of Support and certain related transactions; and

•	on a further adjusted basis to give effect to this offering as if it occurred on that date.
The information presented in this table is unaudited and should be read in conjunction with the information under “
Use of Proceeds
”, the sections entitled “
Management’s Discussion and Analysis of Financial Condition and Results of Operations for Greenidge
,” “
Unaudited Pro Forma Combined Financial Information
” and the unaudited consolidated financial statements of Greenidge for the quarter ended June 30, 2021, the audited consolidated financial statements of Greenidge, the unaudited consolidated financial statements of Support for the quarter ended June 30, 2021, and the audited consolidated financial statements of Support, each included elsewhere in this prospectus.

	As of June 30, 2021
	Actual	As adjusted for the acquisition of Support (1)	As further adjusted for this offering (1)
	(in thousands)
Cash and cash equivalents	$37,890	$70,185	$
Long-term liabilities:
Deferred tax liability	482	5,105		5,105
Notes payable, net of current portion	7,064	7,064		7,064
Finance lease obligation, net of current portion	409	409		409
Asset retirement obligations	2,345	2,345		2,345
Environmental trust liability	4,994	4,994		4,994
Notes offered hereby	—	—
Total long-term liabilities	15,294	20,824
Total Stockholders’ equity (deficit)	92,939	391,449		391,449
Total capitalization	$108,233	412,273	$

(1)
These pro forma amounts giving effect to our acquisition of Support are derived from the unaudited pro forma condensed combined financial information, appearing under “
Unaudited Pro Forma Combined Financial Information
.”

(2)	Excludes sales of shares of class A common stock in connection with the Purchase Agreement, if any.

DESCRIPTION OF OTHER INDEBTEDNESS
The following table summarizes our contractual obligations and other commitments (in thousands) as of June 30, 2021, (the latest practicable date prior to filing of this registration statement) and the years in which these obligations are due:

	Total	Less than 1 Year	1-3 Years
Notes payable (1)	$43,791	$20,798	$22,993
Equipment lease (2)	$680	$544	$136
Natural gas commitments (3)	$1,718	$1,718	$—
Purchase commitments (4)	$22,471	$22,471	$—

(1)	The notes payable amounts presented in the above table include financed principal obligations plus estimated contractual future interest and risk premium payments.
(2)	Equipment finance lease obligations include fixed monthly rental payments and exclude estimated revenue sharing payments.
(3)	Represents off balance sheet arrangements to purchase gas through March 1, 2022.
(4)	Represents miner purchase commitments as of June 30, 2021
Notes Payable—Equipment Finance Agreements
The notes payable are associated with five equipment finance and security agreements that financed the purchase of miners that have been delivered. These notes carry an annual interest rate of between 15% and 17%, and are repaid by way of blended payments of interest and principal, as well as an additional risk premium payment, with the final payment due 18 months from delivery date. The loans provided for in these equipment finance agreements mature in June 2022, June 2022, November 2022, December 2022 and October 2023. As of June 30, 2021, we had a total $18.6 million notes payable outstanding under such equipment finance agreements. See Note 4 to the Condensed Consolidated Financial Statements (Unaudited) included in this prospectus.
Finance Lease
In March 2021, we entered into an equipment lease agreement for certain mining units. In conjunction with the lease agreement, we recorded a finance lease obligation of $1.2 million and a right-of-use
asset of $1.4 million. The lease includes obligations for a monthly fixed payment of less than $0.1 million and a revenue sharing obligation of 10% of the revenue attributable to the miners purchased. The lease ends in August 2022, at which point the equipment transfers to us. See Note 5 to the Condensed Consolidated Financial Statements (Unaudited) included in this prospectus.
Purchase Commitments
As of June 30, 2021 we had outstanding commitments to purchase an additional 6,300 miners with a remaining cash commitment of $22.5 million, which has been included in the table above. We have $23.5 million of committed financing associated with these miners that will be funded upon delivery. These purchase commitments are cancellable only by us; however, if we were to cancel, we would forfeit the equipment deposits paid.
The $23.5 million of committed financing for the miner purchase commitments are generally for a term of 18 months from delivery date with interest rates between 15% to 17% and require an additional risk premium payment.
Since the end of the second quarter through September 15, 2021, we had purchased and deployed approximately 1,000 M30 Whatsminers and ordered an additional 11,500 S19j Pro Bitmain Antminers. The aggregate amount of these additional purchases was approximately $73.0 million.

Letters of Credit
On March 19, 2021, we entered into an arrangement with Atlas Capital Resources LP and Atlas Capital Resources (P) LP (collectively referred to herein as “Atlas”) and its affiliates pursuant to which we agreed, upon request, to direct our bank to issue new letters of credit to replace all or a portion of the letters of credit provided by Atlas and certain of its affiliates, upon the consummation of a potential investment in, financing of, or sale of any of our assets or equity or debt securities, which results in net proceeds to us of at least $10,000,000.
Atlas obtained a letter of credit from a financial institution in the amount of $4,994 at June 30, 2021, payable to the New York State Department of Environmental Conservation (“NYSDEC”). This letter of credit guarantees the current value of the Company’s environmental trust liability. The Company owns and operates a landfill, and as required by the NYSDEC, landfills are required to fund a trust to cover closure costs and expenses after the landfill has stopped operating.
Atlas also obtained a letter of credit from a financial institution in the amount of $3,630 at June 30, 2021, payable to Empire Pipeline Incorporated (“Empire”) in the event the Company should not make contracted payments for costs related to a pipeline interconnection project the Company has entered into with Empire. See Note 11 to our Condensed Consolidated Financial Statements (Unaudited) included in this prospectus.

DESCRIPTION OF NOTES
Greenidge Generation Holdings Inc. (the “Company”) will issue $40,000,000 in aggregate principal amount of     % Senior Notes due 2026 (the “Notes”) under an indenture to be dated as of                 , 2021 (the “base indenture”) between the Company and Wilmington Savings Fund Society, FSB as trustee (the “trustee”), as supplemented by the first supplemental indenture (together with the base indenture, the “indenture”). Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this section refer solely to Greenidge Generation Holdings Inc., the issuer of the Notes, and not to any of its subsidiaries.
The following description is only a summary of certain provisions of the indenture and the Notes. You should read these documents in their entirety because they, and not this description, define your rights as holders of the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the Trust Indenture Act.
General
The Notes:

•	will be our general unsecured, senior obligations;

•	will be initially limited to an aggregate principal amount of $40,000,000 (assuming no exercise of the underwriters’ option to purchase additional Notes described herein);

•	will mature on , 2026 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount will be paid at maturity;

•	will bear cash interest from , 2021 at an annual rate of %, payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, beginning on January 31, 2022, and at maturity;

•	will be redeemable at our option, in whole or in part, at any time on or after , 2023, at the prices and on the terms described under “—Optional Redemption” below;

•	will be issued in denominations of $25 and integral multiples of $25 in excess thereof;

•	will not have a sinking fund;

•	are expected to be listed on the Nasdaq Global Select Market under the symbol “GREEL”; and

•	will be represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form.

•
will be redeemable at our option, in whole, but not in part, at any time upon the occurrence of certain change of control events, at the prices and on the terms described under “—Optional Redemption Upon Change of Control” below;

The indenture will not limit the amount of indebtedness that we or our subsidiaries may issue. The indenture will not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Covenants—Merger, Consolidation or Sale of Assets” below, the indenture will not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.
We may from time to time, without the consent of the existing holders, issue additional Notes having the same terms as to status, redemption or otherwise (except the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date) that may constitute a single fungible series with the Notes offered by this prospectus; provided that if any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers. For the avoidance of doubt, such additional Notes will still constitute a single series with all other Notes issued under the indenture for all purposes, including waivers, amendments, redemptions and offers to purchase.
Ranking
The Notes are senior unsecured obligations of the Company, and, upon our liquidation, dissolution or winding up, will rank (i) senior to the outstanding shares of our common stock, (ii) senior to any of our future subordinated debt, (iii)
 pari passu
(or equally) with our future unsecured and unsubordinated indebtedness, (iv) effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, and (v) structurally subordinated to all existing and future indebtedness of our subsidiaries, financing vehicles or similar facilities. See “
Risk Factors—The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness that we currently have or that we may incur in the future.
” The Notes will be obligations solely of the Company and will not be guaranteed by any of our subsidiaries.
We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries. See “
Risk Factors—The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
”
As of September 30, 2021, we had approximately $26.8 million of outstanding indebtedness, inclusive of approximately $0.8 million of outstanding capital lease obligations, all of which was secured.
Interest
Interest on the Notes will accrue at an annual rate equal to         % from and including                 , 2021 to                , but excluding, the maturity date or earlier acceleration or redemption and will be payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, beginning on January 31, 2022 and at maturity, to the holders of record at the close of business on the immediately preceding January 15, April 15, July 15 and October 15 (and October 15 immediately preceding the maturity date), as applicable (whether or not a business day).
The initial interest period for the Notes will be the period from and including                 , 2021, to, but excluding, January 31, 2022, and subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a
360-day
year comprised of twelve
30-day
months. If an interest payment date falls on a
non-business
day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.
“Business day” means, for any place where the principal and interest on the Notes is payable, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day in which banking institutions in New York or Wilmington, Delaware are authorized or obligated by law or executive order to close.
Optional Redemption
Except as described below and under “—Optional Redemption Upon Change of Control,” the Notes will not be redeemable by us at our option prior to                , 2023.

The Notes may be redeemed for cash in whole or in part at any time at our option (i) on or after                 , 2023 and prior to                 , 2024, at a price equal to 102% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after                 , 2024 and prior to                 , 2025, at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, and (iii) on or after                 , 2025 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.
In each case, redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a discharge of the indenture. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.
If less than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 45 days prior to the redemption date by the trustee from the outstanding Notes not previously called for redemption, by lot, or in the trustee’s discretion, on a pro-rata
basis, provided that the unredeemed portion of the principal amount of any Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Notes. The trustee will promptly notify us in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Beneficial interests in any of the Notes or portions thereof called for redemption that are registered in the name of DTC or its nominee will be selected by DTC in accordance with DTC’s applicable procedures.
The trustee shall have no obligation to calculate any redemption price or any component thereof, and the trustee shall be entitled to receive and conclusively rely upon an officer’s certificate delivered by the Company that specifies any redemption price.
Unless we default on the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.
We may at any time, and from time to time, purchase Notes at any price or prices in the open market or otherwise.
Optional Redemption Upon Change of Control
The Notes may be redeemed for cash in whole but not in part at our option at any time within 90 days of the occurrence of a Change of Control, at a price equal to 100.5% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. Redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.
A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if:

(1)
any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rules
13d-3
and
13d-5
under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Company;

(2)
the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100.0% of the

Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

(3)	“Continuing Directors” (as defined below) cease to constitute at least a majority of the Company’s board of directors; or

(4)
if after the Notes are initially listed on the Nasdaq Global Select Market or another national securities exchange, the Notes fail, or at any point cease, to be listed on the Nasdaq Global Select Market or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on the Nasdaq Global Select Market or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

“
Continuing Director
” means a director who either was a member of our board of directors on the issue date of the Notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval by such election or appointment.
“
Voting Stock
” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.
Events of Default
Holders of our Notes will have rights if an Event of Default occurs in respect of the Notes and is not cured, as described later in this subsection. The term “Event of Default” in respect of the Notes means any of the following:

•	we do not pay interest on any Note when due, and such default is not cured within 30 days;

•	we do not pay the principal of the Notes when due and payable;

•
we breach any covenant or warranty in the indenture with respect to the Notes and such breach continues for 60 days after we receive a written notice of such breach from the trustee or the holders of at least 25% of the principal amount of the Notes; and

•	certain specified events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days.
The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal, premium, if any, or interest, if the trustee in good faith determines the withholding of notice to be in the interest of the holders of the Notes.
Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the Notes, or else specifying any default, its status and what actions we are taking or propose to take with respect thereto.
Remedies if an Event of Default Occurs
If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the entire principal amount of the Notes, together with accrued and unpaid interest, if any, to be due and payable immediately by a notice in writing to us and, if notice is given by the holders of the Notes, the trustee. This is called an “acceleration of maturity.” If the Event of

Default occurs in relation to our filing for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, the principal amount of the Notes, together with accrued and unpaid interest, if any, will automatically, and without any declaration or other action on the part of the trustee or the holders, become immediately due and payable.
At any time after a declaration of acceleration of the Notes has been made by the trustee or the holders of the Notes and before any judgment or decree for payment of money due has been obtained by the trustee, the holders of a majority of the outstanding principal of the Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee all amounts due and owed with respect to the Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (ii) any other Events of Default have been cured or waived.
At our election, the sole remedy with respect to an Event of Default due to our failure to comply with certain reporting requirements under the Trust Indenture Act or under “—Covenants—Reporting” below, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default. On the 181st day after such Event of Default, if such violation is not cured or waived, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the principal, together with accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If we choose to pay such additional interest, we must notify the trustee and the holders of the Notes by certificate of our election at any time on or before the close of business on the first business day following the Event of Default and we shall deliver to the trustee an officer’s certificate (upon which the trustee may rely conclusively) to that effect stating (i) the amount of such additional interest that is payable and (ii) the date on which such additional interest is payable. Unless and until the trustee receives such a certificate, the trustee may assume without inquiry that no such additional interest is payable and the trustee shall not have any duty to verify our calculations of additional interest.
Before a holder of the Notes is allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce such holder’s rights relating to the Notes, the following must occur:

•	such holder must give the trustee written notice that the Event of Default has occurred and remains uncured;

•
the holders of at least 25% of the outstanding principal of the Notes must have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

•	such holder or holders must have offered to the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority of the outstanding principal of the Notes.
No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.
The holders of a majority in principal amount of the outstanding Notes may waive any default or Event of Default and its consequences, except defaults or Events of Default regarding payment of principal, premium, if any, or interest, unless we have cured the default or Event of Default in accordance with the indenture. Any waiver shall cure the default or Event of Default.

Subject to the terms of the indenture, if an Event of Default occurs and continues, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered the trustee security or indemnity satisfactory to the trustee. The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Notes, provided that:

•
the direction so given by the holder is not in conflict with any law or the indenture, nor does it subject the trustee to a risk of personal liability in respect of which the trustee has not received indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action; and

•	the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.
A holder of the Notes will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing Event of Default;

•
the holders of at least 25% in aggregate principal amount of the then-outstanding Notes have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture, and such holders have offered security or indemnity satisfactory to the trustee to institute the proceeding as trustee; and

•
the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding Notes other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder if we default in the payment of the principal, premium, if any, or interest on, the Notes.
Book-entry and other indirect holders of the Notes should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.
Waiver of Defaults
The holders of not less than a majority of the outstanding principal amount of the Notes may on behalf of the holders of all Notes waive any past default with respect to the Notes other than (i) a default in the payment of principal, premium, if any, or interest on the Notes when such payments are due and payable (other than by acceleration as described above), or (ii) in respect of a covenant that cannot per the terms of the indenture be modified or amended without the consent of each holder of Notes.
Covenants
In addition to standard covenants relating to payment of principal, premium, if any, and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by us and related matters, the following covenants will apply to the Notes.

Merger, Consolidation or Sale of Assets
The indenture will provide that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property in any one transaction or series of related transactions unless:

•
we are the surviving entity or the entity (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made will be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•
the surviving entity (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such surviving entity, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us;

•	immediately after giving effect to such transaction or series of related transactions, no default or Event of Default has occurred and is continuing; and

•
in the case of a merger where the surviving entity is other than us, we or such surviving entity will deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with; provided that in giving an opinion of counsel, counsel may rely on an officers’ certificate as to any matters of fact, including as to the satisfaction of the preceding bullet.

The surviving entity (if other than us) will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and the indenture, and the Company will automatically and unconditionally be released and discharged from its obligations under the Notes and the indenture.
Reporting
If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with U.S. Generally Accepted Accounting Principles, as applicable.
The posting or delivery of any such information, documents and reports to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants under the indenture (as to which the trustee is entitled to rely exclusively on an officer’s certificate). The trustee shall have no duty to review or analyze reports, information and documents delivered to it. Additionally, the trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with any protected online data system or participate on any conference calls.

Modification or Waiver
There are three types of changes we can make to the indenture and the Notes:
Changes Not Requiring Approval
We can make certain changes to the indenture and the Notes without the specific approval of the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect and include changes:

•	to evidence the succession of another corporation, and the assumption by the successor corporation of our covenants, agreements and obligations under the indenture and the Notes;

•
to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders of the Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an Event of Default;

•
to modify, eliminate or add to any of the provisions of the indenture to such extent as necessary to effect the qualification of the indenture under the Trust Indenture Act, and to add to the indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act;

•	to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with other provisions;

•	to secure the Notes;

•
to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee; and

•	to make provisions in regard to matters or questions arising under the indenture, so long as such other provisions do not materially affect the interest of any other holder of the Notes.
Changes Requiring Approval of Each Holder
We cannot make certain changes to the Notes without the specific approval of each holder of the Notes. The following is a list of those types of changes:

•	changing the stated maturity of the principal of, or any installment of interest on, any Note;

•	reducing the principal amount or rate of interest of any Note;

•	changing the place of payment where any Note or any interest is payable;

•	impairing the right to institute suit for the enforcement of any payment on or after the date on which it is due and payable;

•	reducing the percentage in principal amount of holders of the Notes whose consent is needed to modify or amend the indenture; and

•	reducing the percentage in principal amount of holders of the Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.
Changes Requiring Majority Approval
Any other change to the indenture and the Notes would require the approval by holders of not less than a majority in aggregate principal amount of the outstanding Notes.

Consent from holders to any change to the indenture or the Notes must be given in writing. The consent of the holders of the Notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
Further Details Concerning Voting
The amount of Notes deemed to be outstanding for the purpose of voting will include all Notes authenticated and delivered under the indenture as of the date of determination except:

•	Notes cancelled by the trustee or delivered to the trustee for cancellation;

•
Notes for which we have deposited with the trustee or paying agent or set aside in trust money for their payment or redemption and, if money has been set aside for the redemption of the Notes, notice of such redemption has been duly given pursuant to the indenture to the satisfaction of the trustee;

•
Notes held by the Company, its subsidiaries or any other entity which is an obligor under the Notes, unless such Notes have been pledged in good faith and the pledgee is not the Company, an affiliate of the Company or an obligor under the Notes;

•	Notes which have undergone full defeasance, as described below; and

•
Notes which have been paid or exchanged for other Notes due to such Notes loss, destruction or mutilation, with the exception of any such Notes held by bona fide purchasers who have presented proof to the trustee that such Notes are valid obligations of the Company.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the indenture, and the trustee will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to join in the giving or making of any Notice of Default, any declaration of acceleration of maturity of the Notes, any request to institute proceedings or the reversal of such declaration. If we or the trustee set a record date for a vote or other action to be taken by the holders of the Notes, that vote or action can only be taken by persons who are holders of the Notes on the record date and, unless otherwise specified, such vote or action must take place on or prior to the 180th day after the record date. We may change the record date at our option, and we will provide written notice to the trustee and to each holder of the Notes of any such change of record date.
Discharge
The indenture will provide that we can elect to be discharged from our obligations with respect to the Notes, except for specified obligations, including obligations to:

•	register the transfer or exchange of the Notes;

•	replace stolen, lost or mutilated Notes;

•	maintain paying agencies; and

•	hold monies for payment in trust.
In order to exercise our rights to be discharged, we must (i) deposit with the trustee money or U.S. government obligations, or a combination thereof, sufficient (to the extent of any U.S. government obligations, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on the applicable due date) to pay all the principal of, any premium and interest on, the Notes on the dates payments are due, (ii) deliver irrevocable instructions to the trustee to apply the deposited cash and/or U.S. government obligations toward the payment of the Notes at maturity or on the redemption date, as the case may be, and (iii) deliver an officer’s certificate and opinion of counsel to the trustee stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

“
U.S. government obligations
” means securities that are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which in either case, are not callable or redeemable by the issuer thereof and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. government obligations or a specific payment of principal of or interest on any such U.S. government obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligations or the specific payment of principal of or interest on the U.S. government obligations evidenced by such depository receipt.
Defeasance
The following defeasance provisions will be applicable to the Notes. “Defeasance” means that, by irrevocably depositing with the trustee an amount of cash denominated in U.S. dollars and/or U.S. government obligations sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the indenture governing the Notes. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the indenture, and while the Notes could not be accelerated for any reason, the holders of the Notes nonetheless would be guaranteed to receive the principal and interest owed to them.
Covenant Defeasance
Under the indenture, we have the option to take the actions described below and be released from some of the restrictive covenants under the indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, holders of the Notes would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the Notes. In order to achieve covenant defeasance, the following must occur:

•
we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;

•
we must deliver to the trustee an opinion of counsel stating that under U.S. federal income tax law, we may make the above deposit and covenant defeasance without causing holders to be taxed on the Notes differently than if those actions were not taken;

•	we must deliver to the trustee an officers’ certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;

•
no default or Event of Default with respect to the Notes has occurred and is continuing, and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;

•	the covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;

•	the covenant defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;

•
the covenant defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

•	we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the covenant defeasance have been complied with.
Full Defeasance
If there is a change in U.S. federal income tax law, we can legally release ourselves from all payment and other obligations on the Notes if we take the following actions below:

•
we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm, of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;

•
we must deliver to the trustee an opinion of counsel confirming that there has been a change to the current U.S. federal income tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing holders to be taxed on the Notes any differently than if we did not make the deposit;

•	we must deliver to the trustee an officers’ certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;

•
no default or Event of Default with respect to the Notes has occurred and is continuing and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;

•	the full defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;

•	the full defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;

•
the full defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

•	we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the full defeasance have been complied with.
In the event that the trustee is unable to apply the funds held in trust to the payment of obligations under the Notes by reason of a court order or governmental injunction or prohibition, then those of our obligations discharged under the full defeasance or covenant defeasance will be revived and reinstated as though no deposit of funds had occurred, until such time as the trustee is permitted to apply all funds held in trust under the procedure described above to the payment of obligations under the Notes. However, if we make any payment of principal, premium, if any, or interest on the Notes to the holders, we will have the right to receive such payments from the trust in the place of the holders.
Counsel may rely on an officers’ certificate as to any matters of fact in giving an opinion of counsel in connection with the full defeasance or covenant defeasance provisions.
Listing
We have applied to list the Notes on the Nasdaq Global Select Market under the symbol “GREEL.” If the application is approved, we expect trading in the Notes on the Nasdaq Global Select Market to begin within 30 business days of the date of the original issue date. The Notes are expected to trade “flat,” meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Notes that is not included in the trading price thereof.
Governing Law
The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.
Global Notes; Book-Entry Issuance
The Notes will be issued in the form of one or more global certificates, or “Global Notes,” registered in the name of The Depository Trust Company, or “DTC.” DTC has informed us that its nominee will be Cede & Co.
Accordingly, we expect Cede & Co. to be the initial registered holder of the Notes. No person that acquires a beneficial interest in the Notes will be entitled to receive a certificate representing that person’s interest in the Notes except as described herein. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of the Notes will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.
DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and
non-U.S.
equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants, or “Direct Participants,” deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and
non-U.S.
securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC.”
DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and
non-U.S.
securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). DTC has an S&P rating of AA+ and a Moody’s rating of Aaa. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.
Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s applicable procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Redemption proceeds, distributions and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the applicable trustee or depositary on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with the Notes held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the applicable trustee or depositary, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable trustee or depositary. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
None of the Company, the trustee, any depositary, or any agent of any of them will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.
Termination of a Global Note
If a Global Note is terminated for any reason, interest in it will be exchanged for certificates in non-book-entry
form as certificated securities. After such exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a Global Note transferred on termination to their own names, so that they will be holders of the Notes. See “—
Form, Exchange and Transfer of Certificated Registered Securities.
”

Payment and Paying Agents
We will pay interest to the person listed in the trustee’s records as the owner of the Notes at the close of business on the record date for the applicable interest payment date, even if that person no longer owns the Note on the interest payment date. Because we pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.
Payments on Global Notes
We will make payments on the Notes so long as they are represented by Global Notes in accordance with the applicable policies of the depositary in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interest in the Global Notes. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.
Payments on Certificated Securities
In the event the Notes become represented by certificates, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder of the Note at his or her address shown on the trustee’s records as of the close of business on the record date. We will make all payments of principal by check or wire transfer at the office of the trustee in the contiguous United States and/or at other offices that may be specified in the indenture or a notice to holders against surrender of the Note.
Payment When Offices Are Closed
If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.
Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.
Form, Exchange and Transfer of Certificated Registered Securities
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notified us at any time that it is unwilling or unable to continue as depositary for the Global Notes;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, as amended; or

•	an Event of Default with respect to such Global Note has occurred and is continuing.
Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.

Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering the Notes in the name of holders transferring Notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts.
Holders will not be required to pay a service charge for any registration of transfer or exchange of their certificated securities, but they may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.
If we redeem any of the Notes, we may block the transfer or exchange of those Notes selected for redemption during the period beginning 15 days before the day we deliver the notice of redemption and ending on the day of such delivery, in order to determine or fix the list of holders. We may also refuse to register transfers or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.
About the Trustee
Wilmington Savings Fund Society, FSB will be the trustee under the indenture and will be the principal paying agent and registrar for the Notes. The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP and gives effect to the transaction between Greenidge and Support to be accounted for as a business combination, with Greenidge being deemed the acquiring company for accounting purposes.
We were determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) Greenidge stockholders are expected to own approximately 90% of the fully-diluted Greenidge common stock immediately following the closing of the transaction; (ii) the largest individual stockholder of the combined entity is an existing stockholder of Greenidge; (iii) directors appointed by Greenidge will hold a majority of board seats of the combined company; and (iv) Greenidge’s senior management will be the senior management of Greenidge following consummation of the Merger.
The following unaudited pro forma condensed combined financial statements are based on our historical financial statements and Support’s historical financial statements, as adjusted to give effect to our acquisition of Support and certain related transactions. The unaudited pro forma condensed combined statement of operations for the three and six months ended June 30, 2021 and the year ended December 31, 2020 gives effect to these transactions as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to these transactions as if they had occurred on June 30, 2021.
Because we will be treated as the accounting acquirer, our assets and liabilities will be recorded at their pre-combination carrying amounts and the historical operations that are reflected in the unaudited pro forma financial information will be those of Greenidge. Support’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and combined with the assets, liabilities and results of operations of Greenidge after the consummation of the transaction.
The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon a purchase price allocation analysis, which includes valuation analysis and other studies that have yet to be completed, pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805,
Business Combinations
. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed after the closing of the transaction, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of changes in the fair value of Support’s common stock and changes in Support’s assets and liabilities.
The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had we and Support been a combined company during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in these pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information and actual results realized.
The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

Pro Forma Condensed Combined Balance Sheet
As of June 30, 2021
(in thousands)

	Greenidge	Support	Pro Forma Adjustments	Note 4	Pro Forma Combined
Assets:
Current assets
Cash and cash equivalents	$37,890	$32,295	$—		$70,185
Short term investments	—	6,201	—		6,201
Digital assets	222	—	—		222
Accounts receivable	369	5,470	—		5,839
Fuel deposits	1,297	—	—		1,297
Miner equipment deposits	16,523	—	—		16,523
Emissions and carbon offset credits	1,665	—	—		1,665
Prepaid expense and other current assets	1,967	601	—		2,568

Total current assets	59,933	44,567	—		104,500
Property and equipment, net	67,346	1,043	—		68,389
Deposits and other assets	1,408	395	—		1,803
Intangible assets	—	—	16,810	(a)(b)	16,810
Goodwill	—	—	250,841	(b)	250,841

Total assets	$128,687	$46,005	$267,651		$442,343

Liabilities:
Current liabilities
Accounts payable	$1,650	$242	$—		$1,892
Natural gas payable	1,088	—	—		1,088
Accrued expenses	3,226	3,408	4,765	(h)	11,399
Accrued emissions expense—current	814	—	—		814
Deferred revenue	40	1,189	—		1,229
Notes payable—current portion	11,499	—	—		11,499
Finance lease, current portion	570	12	—		582
Income taxes payable	1,567	—	—		1,567

Total current liabilities	20,454	4,851	4,765		30,070
Deferred tax liability	482	—	4,623	(b)(c)	5,105
Notes payable—net of current portion	7,064	—	—		7,064
Finance lease obligation, net of current portion	409	—	—		409
Asset retirement obligations	2,345	—	—		2,345
Environmental trust liability	4,994	—	—		4,994
Other long-term liabilities	—	907	—		907

Total liabilities	35,748	5,758	9,388		50,894

Stockholders’ equity:
Common stock	—	3	(3)	(b)	—
Members’ capital	—	—	—	(d)	—
Common stock class A	—	—	—		—
Common stock class B	3	—	—		3
Series A preferred GGHI	1	—	—		1
Additional paid-in-capital	113,054	259,620	(259,620)	(b)	474,013
			303,275	(b)
			57,684	(e)
Treasury stock, at cost	—	(5,297)	5,297	(b)	—
Accumulated other comprehensive loss	—	(2,482)	2,482	(b)	—
Accumulated deficit	(20,119)	(211,597)	211,597	(b)	(82,568)
			(4,765)	(h)
			(57,684)	(e)

Total stockholders’ equity	92,939	40,247	258,263		391,449

Total liabilities and stockholders’ equity	$128,687	$46,005	$267,651		$442,343

Pro Forma Condensed Combined Statement of Operations—Three Months Ended June 30, 2021
(in thousands, except per share amounts)

	Greenidge	Support	Merger Pro Forma Adjustments	Pro Forma Note 4		Pro Forma Combined
Revenues	$16,176	$8,512	$—			$24,688
Cost of revenues (exclusive of depreciation and amortization shown below)	4,724	5,492	(20)	(k	)	10,196
Engineering and IT	—	555	(8)	(k	)	547
Selling, general and administrative	4,565	3,314	(57)	(k	)	7,822
Depreciation and amortization	1,603	—	85	(k	)	2,497
			809	(f	)

Income (loss) from operations	5,284	(849)	(809)			3,626
Interest income (expense) and other	(369)	75	—	(g	)	(294)

Income (loss) before income taxes	4,915	(774)	(809)			3,332
Income tax provision	(1,397)	(25)	223	(i	)	(1,199)

Net income (loss)	$3,518	$(799)	$(587)			$2,132

Net income (loss) per common share:
Basic	$0.10	($0.03)				$0.06
Diluted	$0.08	($0.03)				$0.06
Weighted average common shares outstanding
Basic	28,320	24,150	(24,150)	(b	)	38,360
			10,040	(l	)
Diluted	35,425	24,150	(24,150)	(b	)	38,360
			2,935	(l	)
Pro Forma Condensed Combined Statement of Operations—Six Months Ended June 30, 2021
(in thousands, except per share amounts)

	Greenidge	Support	Merger Pro Forma Adjustments	Pro Forma Note 4		Pro Forma Combined
Revenues	$27,239	$18,143	$—			$45,382
Cost of revenues (exclusive of depreciation and amortization shown below)	9,146	11,587	(70)	(k	)	20,663
Engineering and IT	—	1,479	(9)	(k	)	1,470
Selling, general and administrative	8,060	7,945	(112)	(k	)	15,893
Depreciation and amortization	2,864	—	191	(k	)	4,673
			1,618	(f	)

Income (loss) from operations	7,169	(2,868)	(1,618)			2,683
Interest income (expense) and other	(243)	117	22	(g	)	(104)

Income (loss) before income taxes	6,926	(2,751)	(1,596)			2,579
Income tax provision	(2,129)	(42)	439	(i	)	(1,732)

Net income (loss)	$4,797	$(2,793)	$(1,157)			$847

Net income (loss) per common share:
Basic	$0.15	($0.13)				$0.02
Diluted	$0.12	($0.13)				$0.02
Weighted average common shares outstanding
Basic	28,283	22,189	(22,189)	(b	)	38,360
			10,077	(l	)
Diluted	35,245	22,189	(22,189)	(b	)	38,360
			3,115	(l	)

Pro Forma Condensed Combined Statement of Operations—Year Ended December 31, 2020
(in thousands, except per share amounts)

	Greenidge	Reorganization Pro Forma Adjustments	Note 4		Pro Forma Greenidge Post Reorganization	Support	Merger Pro Forma Adjustments	Note 4		Pro Forma Combined
Revenues	$20,114	$—			$20,114	$43,864	—			$63,978
Cost of revenues (exclusive of depreciation and amortization shown below)	12,600	—			12,600	28,921	(247)	(k	)	41,274
Engineering and IT	—	—			—	3,655	(5)	(k	)	3,650
Selling, general and administrative	5,581	—			5,581	11,236	4,765	(h	)	79,199
							57,684	(e	)
							(67)	(k	)
Depreciation and amortization	4,564	—			4,564	—	319	(k	)	8,120
							3,237	(f	)

Income (loss) from operations	(2,631)	—			(2,631)	52	(65,686)			(68,265)
Interest income (expense) and other	(659)	—			(659)	496	573	(g	)	410

Income (loss) before income taxes	(3,290)	—			(3,290)	548	(65,113)			(67,855)
Income tax provision	—	(482)	(j	)	(482)	(102)	2,948	(i	)	2,364

Net income (loss)	$(3,290)	$(482)			$(3,772)	$446	$(62,165)			$(65,491)

Net income (loss) per common share:
Basic					($0.13)	$0.02				($1.72)

Diluted					($0.13)	$0.02				($1.72)

Weighted average common shares outstanding:
Basic					28,000	19,192	(19,192)	(b	)	38,040
							10,040	(l	)
Diluted					28,000	19,369	(19,369)	(b	)	38,040
							10,040	(l	)

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
Note 1—Description of Transaction and Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation
S-X
and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Greenidge and Support.com, Inc. (“Support”).
For the purposes of the unaudited pro forma combined financial information, the accounting policies of Greenidge and Support are aligned with the exception of presentation of depreciation and amortization. Accordingly, there are adjustments to give effect for accounting policy alignment for depreciation and amortization in the pro forma adjustments described in Note 4, “Pro Forma Adjustments.”
Description of Transaction
On September 14, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 19, 2021, (the “Merger Agreement”), by and among Greenidge, Support and GGH Merger Sub, Inc. (“Merger Sub”). As contemplated by the Merger Agreement, Merger Sub merged with and into Support, the separate corporate existence of Merger Sub ceased and Support survived as a wholly owned subsidiary of Greenidge (such transaction, the “Merger”).
Basis of Presentation
We are the successor entity for accounting purposes to Greenidge Generation Holdings LLC (“GGH LLC”) as a result of the corporate restructuring consummated in January 2021. Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, entered into an asset contribution and exchange agreement with GGH LLC, pursuant to which Greenidge acquired all of the ownership interests in GGH LLC in exchange for 28,000,000 shares of our common stock. Also, on January 29, 2021, in connection with the restructuring, the outstanding principal loan balance plus accrued but unpaid interest aggregating to $3.6 million due to Atlas and its affiliate was converted into shares of our common stock and deemed paid in full. As a result of this restructuring transaction, GGH LLC became a wholly owned subsidiary of Greenidge. The financial information presented herein is that of GGH LLC through January 29, 2021 and Greenidge thereafter.
On March 16, 2021, we amended our organizational documents whereby (i) we established our class A common stock (with one vote per share) and class B common stock (with ten votes per share), (ii) all then outstanding common stock was converted to class B common stock, and (iii) a forward split of 4 for 1 was effected for all outstanding common stock. All share amounts presented have been restated to reflect this 4 for 1 split. In connection with this, the effective conversion rate for the Series A preferred stock issued in the Series A Private Placement, discussed further in Note 2, Financing transaction, was adjusted to provide that each share of series A preferred stock will be converted into four shares of class B common stock upon the filing and effectiveness of a registration statement registering such underlying class B common stock for resale.
We have preliminarily concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805,
Business Combinations
. We have not yet completed an external valuation analysis of the fair market value of Support’s assets to be acquired and liabilities to be assumed. Using the estimated total purchase consideration for the transaction, we have allocated the purchase price to assets and liabilities based upon preliminary estimates of fair values. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when we have determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include:

•	changes in allocations to intangible assets and bargain purchase gain or goodwill based on the results of certain valuations and other studies that have yet to be completed,

•	other changes to assets and liabilities, and

•	changes to the ultimate purchase consideration.
Note 2—Financing transactions
On January 29, 2021, we completed a private placement offering of 1,620,000 shares of series A preferred stock, at a price per share of $25.00, to certain individuals and accredited investors, for an aggregate amount of $40.5 million, or $37.1 million net of expenses. After giving effect to a 4 for 1 stock split on March 16, 2021, each share of series A preferred stock is convertible into four shares of class B common stock.
In connection with the execution of the Merger Agreement, and as a condition to our willingness to enter into the Merger Agreement, on March 19, 2021, Support entered into the subscription agreement with 210 Capital, LLC. Pursuant to the subscription agreement, 210 Capital, LLC purchased an aggregate of 3,909,871 shares of Support’s common stock for a purchase price of $1.85 per share, or an aggregate purchase price of $7.2 million, representing approximately 16.6% of the outstanding shares of Support’s common stock.
Note 3—Preliminary purchase price allocation
We have performed a preliminary valuation analysis of the fair value of Support’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date based upon the market capitalization of Support.com (in thousands):

Cash and cash equivalents	$32,295
Short term investments	6,201
Accounts receivable	5,470
Prepaid expenses and other current assets	601
Property and equipment	1,043
Other assets	395
Accounts payable	(242)
Accrued Expenses and other current liabilities	(3,420)
Deferred revenue	(1,189)
Other liabilities	(907)
Intangible assets	16,810	(1)
Deferred tax liability	(4,623	)(2)
Goodwill	250,841	(3)

Total consideration	$303,275

(1)	To reflect the intangible assets, based upon a preliminary estimate of fair value and consists of customer contracts and trade name recognized as a result of the transaction.
(2)	The deferred tax liability resulting from the increase in basis of intangible assets, as applicable, for book purposes but not for tax purposes was calculated using a 27.5% effective tax rate.
(3)	To reflect the goodwill recognized as a result of the transaction.
Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Support based on their estimated fair values as of the transaction closing date. The excess of the acquisition consideration paid over the estimated fair values of net assets acquired will be recorded as goodwill in the balance sheet.

Note 4—Pro forma adjustments
The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Reflects the intangible assets based upon preliminary estimates of fair value of customer contracts and tradename recognized as a result of the transaction.

(b)
Represents the elimination of the historical equity of Support and the initial allocation of the purchase price to identified intangibles, fair value adjustments and goodwill, as follows (in thousands):

Total consideration	$303,275 (y)
Common stock	(3)
Additional paid-in capital	(259,620)
Treasury stock	5,297
Accumulated other comprehensive loss	2,482
Accumulated deficit	211,597
Assets:
Intangible assets	(16,810)
Liabilities:
Deferred tax liability	4,623

Goodwill	$250,841

(y)
Consideration of $303.3 million assumes a price per share of Support common stock of $11.80 and that the fully diluted amount of Support common stock is 25,701,286. Note that this is an illustrative purchase price and the final purchase price will be determined at the date the transaction is consummated.

(c)
Adjusts the deferred tax liabilities resulting from the transaction. The estimated increase in deferred tax liabilities stems from the fair value adjustments for non-deductible
intangible assets based on an estimated tax rate of 27.5%.

(d)
Reflects the March 16, 2021 amendments to the organizational documents of Greenidge whereby (i) Greenidge established its class A common stock (with one vote per share) and class B common stock (with ten votes per share), (ii) all then outstanding common stock of Greenidge was converted to class B common stock, and (iii) a forward split of 4 for 1 was effected for all outstanding common stock of Greenidge. In connection with this, the effective conversion rate for the series A preferred stock issued in the Series A Private Placement was adjusted to provide that each share of series A preferred stock will be converted into four shares of class B common stock upon the filing and effectiveness of a registration statement registering such underlying class B common stock for resale. These events eliminated the historical equity of GGH LLC and established class A common stock and class B common stock at a par value of $0.0001 per share.

(e)
Reflects an adjustment for the estimated value of the Investor Fee based upon 562,174 shares of class A common stock of Greenidge at a price of $102.61, which is the implied price using the price per share of Support common stock noted in (y) above and the exchange ratio of 0.115. This cost will not affect the combined company’s income statement beyond 12 months after the Closing Date.

(f)
Reflects an adjustment for amortization of intangible assets, consisting of customer contracts and the Support.com trade name, recognized as a result of the transaction. The estimated value for the customer contracts is $15.6 million, which was determined by the present value of expected cash flows from such contracts. The estimated value of the customer contracts is assumed to be amortized over five years on a straight line basis. The estimated value of the Support.com trade name is $1.3 million, which was based on the present value of discrete royalties avoided plus the present value of the tax amortization benefit. The estimated value of the trade name is assumed to be amortized over 10 years on a straight line basis.

(g)	Reflects the elimination of interest expense related to loans from Greenidge’s controlling shareholder that have been deemed fully satisfied.

(h)
Reflects an adjustment for estimated transaction costs for both Greenidge and Support, such as adviser fees, legal and accounting expenses not yet incurred as of June 30, 2021. These costs will not affect the combined company’s income statement beyond 12 months after the Closing Date.

(i)
Adjusts the tax provision to reflect the impact on the income tax provision resulting from the proforma adjustments, while assuming that the consolidated entity is a taxable entity due to the reorganization from an LLC to a corporation as of January 1, 2020.

(j)
Reflects an adjustment for the proforma effect of the reorganization from an LLC to a corporation, as if the reorganization occurred on January 1, 2020, to recognize a deferred tax liability for the differences between the recorded values and tax bases of assets and liabilities.

(k)	Adjusts Support’s results to present depreciation and amortization as a separate line item, consistent with Greenidge’s presentation.

(l)
The unaudited pro forma condensed combined financial statements assume there will be 3,560,435 class A common stock shares outstanding, of which 2,998,261 shares will be issued to Support stockholders as consideration for the Merger and 562,174 shares will be issued to the Investor and 34,800,000 shares of class B common stock outstanding (inclusive of 320,000 shares issued during the first quarter of 2021 for the exercise of stock options and the purchase of miners) upon completion of the Merger and conversion of the series A preferred stock. The diluted shares included in the Greenidge financial statements include approximately 1.1 million shares related to options and restricted shares of Greenidge.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS FOR GREENIDGE
The following discussion should be read together with the audited financial statements and the related notes thereto of Greenidge for the years ended December 31, 2020 and 2019 and the unaudited interim financial statements and related notes thereto of Greenidge for the three and six months ended June 30, 2021 and 2020 included elsewhere in this prospectus. This discussion contains certain forward-looking statements that reflect plans, estimates and beliefs and involve numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. For purposes of this section, “the Company,” “we,” “us” and “our” refer to Greenidge (i.e. Greenidge Generation Holdings Inc. together with its consolidated subsidiaries prior to the Merger). You should carefully read “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.
Overview
Greenidge is the successor entity for accounting purposes to Greenidge Generation Holdings LLC (“GGH LLC”) as a result of the corporate restructuring consummated in January 2021. Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, entered into an asset contribution and exchange agreement with GGH LLC, pursuant to which Greenidge acquired all of the ownership interests in GGH LLC in exchange for 28,000,000 shares (on a split-adjusted basis) of our common stock. As a result of this transaction, GGH LLC became a wholly-owned subsidiary of Greenidge. The financial information presented herein are that of GGH LLC for the periods before January 29, 2021 and Greenidge thereafter. On March 16, 2021, we effectuated a forward stock split whereby each outstanding share of common stock was split into four new shares of common stock (and each outstanding share of series A preferred stock would be convertible into four times as many shares of common stock as it was previously convertible into).
We own a vertically integrated bitcoin mining and power generation facility in the Town of Torrey, New York with an environmentally-sound approximately 106 MW natural gas power generation facility that has undergone a remarkable transformation in recent years. We enjoy significant competitive advantages including low fixed costs, an efficient mining fleet, in-house
operational expertise and low power costs due to our access to the Millennium Pipeline price hub, which provides relatively low market rates for natural gas. We are currently mining bitcoin and contributing to the security and transactability of the bitcoin ecosystem while concurrently meeting the power needs of homes and businesses in our region.
As of June 30, 2021, we powered approximately 32 MW of mining capacity, substantially all of which is dedicated to bitcoin mining. The bitcoin mining operations generate revenue through the exchange of bitcoins earned by ASICs as rewards and transaction fees for U.S. dollars and through revenue earned from third parties for hosting ASICs owned by third parties and providing operations, maintenance and other blockchain related services to third parties.
We also sell electricity generated by our power plant, and not consumed in bitcoin mining operations, to New York State’s power grid at prices set on a daily basis through the NYISO wholesale market. We opportunistically increase or decrease the total amount of electricity sold by the power plant based on prevailing prices in the wholesale electricity market.
Our primary business objective is to grow revenue by further leveraging our capability to own captive power resources and expand our bitcoin mining operations and blockchain services offerings. We currently internally generate all the power we require for bitcoin mining and do not purchase power from any third-party suppliers for either our mining or power generation operations. We believe that this behind-the-meter
power generation capability provides a stable, cost-effective source of power for bitcoin mining activities. Our behind-the-meter
power generation capability provides us with stable delivery due to the absence of any contract negotiation risk with third-party power suppliers, the absence of transmission and distribution cost risk and the firm delivery of gas via our captive pipeline. Notwithstanding the structural stability of our behind-the-meter
capabilities, we do however procure natural gas through a third-party energy manager which schedules delivery of our natural gas needs from the wholesale market which is subject to price volatility. We procure the majority of our gas at spot prices and enter into fixed price forward contracts from time to time for the purchase of a portion of anticipated natural gas purchases based on prevailing market conditions to partially mitigate the financial impacts of natural gas price volatility. These forward contracts qualify for the normal purchases and sales exception under ASC 815, Derivatives and Hedging, as it is probable that these contracts will result in physical delivery.
Volatility in the natural gas market may impact our results of operations. While natural gas prices decreased in 2020, partially due to
COVID-19
related demand reduction, prices have been on an upward trajectory since June of 2021 and are expected to continue rising into 2022 due to low inventory levels. Volatility in the natural gas market may be caused by disruption in the delivery of fuel, including disruptions as a result of weather, transportation difficulties, global demand and supply dynamics, labor relations, environmental regulations or the financial viability of fuel suppliers. See “
Risk Factors—Risks Related to Our Business—Power Generation Related Risks
.” We procure the majority of our natural gas supply from the Millennium Pipeline price hub, which provides relatively low market rates for natural gas.
Current gas prices are also consistent with Millennium East pool forward gas prices and we expect this trend to continue going forward. The most material factor that causes price volatility in our natural gas supply is cold weather related increases in demand during the winter months. We typically hedge a portion of the gas during this period in order to minimize the impact of weather-related gas price volatility on our operations by entering into physically settled natural gas forward contracts with our energy manager. Furthermore, we have procured firm natural gas transportation capacity at a fixed rate for a portion of our natural gas supply, thereby reducing our exposure to volatility in natural gas transportation costs. Gas transportation is procured through a long-term contract with an expiration date in September 2030. We believe there are no material renegotiation or counterparty risks for either gas forward contracts or firm transportation.
On July 2, 2021, we announced that we had signed a letter of intent to execute a
10-year
lease for a facility in Spartanburg, South Carolina at which we intend to develop our next bitcoin mining operation, using existing electrical infrastructure at the location. We have not yet executed a binding lease for the Spartanburg facility, no major terms have been agreed to between the parties, no commitment with respect thereto has arisen and there can be no assurance that a satisfactory agreement can be reached, however we expect that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral. See descriptions of this transaction in more detail below under “
Certain Relationships and Related Party Transactions
.”
Merger
On September 14, 2021, we consummated the transactions contemplated by the Merger Agreement, by and among Greenidge, Support and Merger Sub. As contemplated by the Merger Agreement, Merger Sub merged with and into Support, the separate corporate existence of Merger Sub ceased and Support survived as a wholly owned subsidiary of Greenidge. At the effective time of the Merger, we issued 2,998,261 shares of class A common stock in exchange for all shares of common stock, par value $0.0001, of Support and all outstanding stock option and restricted stock units of Support.
Increase in Authorized Capital
On September 13, 2021, we filed an amendment to our certificate of incorporation to increase our authorized capital stock. Following the amendment, our authorized capital stock consists of 2,400,000,000 shares of class A common stock, par value $0.0001 per share, 600,000,000 shares of class B common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.
Equity Purchase Agreement with B. Riley Affiliate
On September 15, 2021, we entered into the Purchase Agreement with the Investor pursuant to which we have the right to “put”, or sell to the Investor, up to $500,000,000 of shares of class A common stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. As provided in the Purchase Agreement, we may require the Investor to purchase shares of our class A common stock from time to time by delivering a put notice to the Investor specifying the total number of shares to be purchased. The per share purchase price for the shares of class A common stock that we elect to sell to the Investor pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of our class A common stock for the full period of regular trading hours on Nasdaq on the applicable purchase date on which we have timely delivered written notice to the Investor directing it to purchase shares under the Purchase Agreement, less a fixed 5% discount, which shall be increased to a fixed 6% discount at such time that we received aggregate cash proceeds of $200,000,000 as payment for all shares of class A common stock purchased by the Investor in all prior sales of class A common stock made under the Purchase Agreement. The Investor will have no obligation to purchase shares pursuant to the Purchase Agreement to the extent that such purchase would cause the Investor to own more than 4.99% of our issued and outstanding shares of class A common stock.
In connection with the Purchase Agreement, we entered into a registration rights agreement with the Investor pursuant to which we agreed to prepare and file a registration statement registering the resale by the Investor of those shares of our class A common stock to be issued under the Purchase Agreement.
Miner Fleet Growth
We began mining bitcoin in 2019 with the construction of a pilot data center to operate approximately 1 MW of bitcoin mining capacity located at our power generation facility in the Town of Torrey, New York. We launched a commercial data center for bitcoin mining and blockchain services in January 2020, and as of December 31, 2020, we had approximately 6,900 miners (including 5 Antminer S19 Pros, 5 Antminer S19s, approximately 6,600 Antminer S17s, approximately 250 Whatsminer M30s and approximately 50 Antminer T17s) deployed on our site capable of producing an estimated aggregate hash rate capacity of approximately 0.4 exahash per second (“EH/s”). Although the number of miners deployed provides a sense of scale of cryptocurrency mining operations as compared to our peers, management believes that hash rate, or the number of hashes a miner can perform in each second, typically expressed in EH/s or terahash per second (“TH/s”) and used as a measure of computational power or mining capacity used to mine and process transactions on a blockchain such as bitcoin, provides a more comparable measure of our fleet’s ability to process cryptocurrency transactions as compared to other bitcoin mining operations.
During the first seven months of 2021, we deployed approximately 7,400 additional miners comprised primarily of S19 Pro Bitmain Antminers, MicroBT M30 and M31 Whatsminers, bringing our estimated maximum hash rate to 1.1 EH/s consuming approximately 41 MW of the power plant’s total capacity of approximately 106 MW. As of July 31, 2021, we had approximately 14,300 miners (including approximately 1,200 Antminer S19 Pros, approximately 4,000 Antminer S19s, approximately 6,600 Antminer S17s, approximately 2,000 Whatsminer M30s, approximately 430 Whatsminer M31s, 10 Avalon A-166s, and approximately 50 Antminer T17s) deployed on our site. At July 31, 2021, we also had outstanding orders pending for approximately 800 Antminer S19 Pros, 4,500 Antminer S19J Pros, 800 Antminer S19Js and 500 Whatsminer M30s. As of July 31, 2021, approximately 500 of the committed miners are manufactured and hosted on-site. Additionally, between August 1 and September 15, 2021, we placed orders for an additional 11,500 S19j Pro Bitmain Antminers. It is possible that supply side constraints may impact the ability of our suppliers to timely fulfill our open orders. See “
Risk Factors—Risks Related to Our Business—Bitcoin and Cryptocurrency Related Risks
.”
Between August 1, 2021 and August 31, 2021, we deployed all 800 of the previously committed Antminer S19 Pros.
With the full deployment of these new miners, our total fleet is expected to comprise approximately 32,500 total miners and is expected to utilize approximately 95 MW of electricity. These new advanced miners have substantially greater hash rate capacities and use electric power more efficiently than our existing miner fleet. With the deployment of the aforementioned miners in 2021, we expect to be able to achieve a total hash rate capacity of at least 1.4 EH/s by the end of 2021. After deploying all of our miners contracted to be purchased, we expect to achieve a total hash rate capacity of approximately 2.9 EH/s. While there is a possibility supply side constraints impact the ability of our suppliers to timely fulfill our open orders, we do not anticipate any supply side constraints to impact the ability of suppliers to deliver on the remaining miners not yet manufactured. See
“Risk Factors—Risks Related to Our Business—Bitcoin and Cryptocurrency Related Risks.”

Business Environment
The second quarter of 2021 saw a continuation of quarterly sequential revenue growth driven by cryptocurrency mining revenue due to the miner fleet growth. The higher hashrate capacity combined with a lower level of mining difficulty and a higher average bitcoin value during the second quarter of 2021 fueled the revenue growth as compared to the first quarter of 2021. Total revenue grew 46% sequentially, with cryptocurrency mining revenue growing 56% and power and capacity revenue growing 2%. The revenue growth drove a sequential 180% growth in income from operations.
Results of Operations
Comparison of Quarters Ended June 30, 2021 and 2020 (Amounts denoted in $000s)
The following table sets forth key components of the results of operations of Greenidge during the quarters ended June 30, 2021 and 2020.

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Total revenue	$16,176	$4,672	$11,504	246.2%
Cost of revenue (exclusive of depreciation and amortization shown below)	4,724	2,582	2,142	83.0%
Selling, general and administrative expenses	4,565	1,189	3,376	283.9%
Depreciation and amortization	1,603	1,130	473	41.9%

Income (loss) from operations	5,284	(229)	5,513	N/A
Other income (expense):
Interest expense	(202)	—	(202)	N/A
Interest expense—related party	—	(273)	273	N/A
Loss on sale of digital assets	(154)	(44)	(110)	250.0%
Other expense, net	(13)	(25)	12	-48.0%

Total other expense, net	(369)	(342)	(27)	7.9%

Income (loss) before income taxes	4,915	(571)	5,486	N/A
Provision for income taxes	(1,397)	—	(1,397)	N/A

Net income (loss)	$3,518	$(571)	$4,089	N/A

Revenue

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Cryptocurrency mining	$14,064	$3,341	$10,723	321.0%
Power and capacity	2,112	1,331	781	58.7%

Total revenue	$16,176	$4,672	$11,504	246.2%

Cryptocurrency mining revenue.
For our cryptocurrency mining revenue, we generate electricity on-site
from our power plant and use that electricity to power ASIC miners, generating bitcoin which we then exchange for U.S. dollars or hold in our wallet. Our cryptocurrency mining revenue increased by $10.7 million, or 321.0%, to $14.1 million for the quarter ended June 30, 2021 from $3.3 million for the quarter ended June 30, 2020. Such increase was attributable to our increased mining fleet from an average hash rate of approximately 0.37 EH/s for the quarter ended June 30, 2020 to an average of 0.64 EH/s for the quarter ended June 30, 2021. The increase in our cryptocurrency mining revenue from the quarter ended June 30, 2020 to the quarter ended June 30, 2021, is a function of increased average bitcoin selling price and growth in our hashrate capacity, offset by increased difficulty and the halving event. For the quarter ended June 30, 2021, we mined 315 bitcoins at an average price of approximately $42,781 as compared to 380 bitcoins at an average price of approximately $8,695 in the same period in 2020. The 392% increase in bitcoin price and our growth in hashrate were beneficial to bitcoin mining revenue, but were partially offset by other factors including the halving event, which occurred in May 2020 and reduced the block reward from 12.5 bitcoin per block to 6.25 bitcoin per block, and a 47% average difficulty increase.
Power and capacity revenue.
Power and capacity revenue is earned when we sell capacity and energy and ancillary services to the wholesale power grid managed by the NYISO. Through these sales, we earn revenue in three streams, including: (1) power revenue received based on the hourly price of power, (2) capacity revenue for committing to sell power to the NYISO when dispatched and (3) other ancillary service revenue received as compensation for the provision of operating reserves. Our power and capacity revenue increased by $0.8 million, or 58.7%, to $2.1 million for the quarter ended June 30, 2021 from $1.3 million for the quarter ended June 30, 2020. Power revenue was comparatively higher in the quarter ended June 30, 2021 due to warmer weather in the month of June of 2021 as compared to 2020 and lower power demand in general in 2020 due to the
COVID-19
lockdowns. For the quarter ended June 30, 2021, 51% higher prices were partially offset by a 21% decline in volume. These increase in prices were driven by higher demand caused by more extreme weather during 2021 as compared to the period in 2020 that the plant was online and the New York stay-at-home
regulations during 2020, which reduced the demand for power. As the
COVID-19
regulations are lifted, we do not anticipate further
COVID-19
impacts in the future unless further
COVID-19
outbreaks require further statewide shutdowns.
The components of revenue, expressed as a percentage of total revenue were:

	Quarters Ended June 30,
	2021	2020
Cryptocurrency mining	86.9%	71.5%
Power and capacity	13.1%	28.5%

Total revenue	100.0%	100.0%

For the quarters ended June 30, 2021 and 2020, our power customer accounted for 13.1% and 28.5% of our total revenue, respectively. For cryptocurrency mining, we consider our mining pool operators to be our customers. We have historically used a limited number of pool operators and the individual contracts with pool operators have a one-day
term, which allows us the option to change pool operators at any time. Revenues from our largest pool operator comprised approximately 75% and 61% of total revenues for the quarters ended June 30, 2021 and 2020, respectively. There are no revenues derived from assets outside the United States during the quarters ended June 30, 2021 and 2020.
Cost of revenue (exclusive of depreciation and amortization)

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Cryptocurrency mining	$2,754	$1,362	$1,392	102.2%
Power and capacity	1,970	1,220	750	61.5%

Total cost of revenue	$4,724	$2,582	$2,142	83.0%

Cost of cryptocurrency mining
. Cost of cryptocurrency mining consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the cryptocurrency mining operation. Cost of sales excluding depreciation and amortization increased by $1.4 million, to $2.8 million for the quarter ended June 30, 2021 from $1.4 million for the quarter ended June 30, 2020. This increase was primarily due to the increases in our bitcoin mining fleet and hash rate.
Cost of power and capacity.
Cost of power and capacity consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the power produced by us and sold to the grid. Cost of power and capacity revenue increased by $0.8 million, to $2.0 million for the quarter ended June 30, 2021 from $1.2 million for the quarter ended June 30, 2020. This increase was due to increased power demand which requires a corresponding increase in input costs, especially gas for the quarter ended June 30, 2021. The gas cost per dekatherm for the quarter ended June 30, 2021 was $2.17 as compared to $1.56 per dekatherm for the quarter ended June 30, 2020.
Selling, general and administrative expenses

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Selling, general and administrative expenses	$4,565	$1,189	$3,376	283.9%
Selling, general and administrative expenses.
Selling, general and administrative expenses consist primarily of administrative payroll and benefits, business development costs, professional fees and insurance. Selling, general and administrative expenses for the quarter ended June 30, 2021 increased $3.4 million, or 283.9%, as compared to the same period in 2020, partially due to approximately $0.9 million of costs associated with the Merger and costs related to becoming a public company. Additionally, selling, general and administrative expenses increased due to costs related to the growth of corporate infrastructure to support our growth including non-cash
stock compensation of $0.4 million (as compared to none for the same period ended 2020).
Depreciation and amortization

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Depreciation and amortization	$1,603	$1,130	$473	41.9%
Depreciation and amortization for the quarter ended June 30, 2021 increased $0.5 million to $1.6 million for the quarter ended June 30, 2021 from $1.1 million for the quarter ended June 30, 2020 due to the purchase and deployment of additional miners.
Income (Loss) from operations
Income (Loss) from operations
. We reported income from operations of $5.3 million for the quarter ended June 30, 2021 as compared to a loss from operations of $0.2 million for the quarter ended June 30, 2020. The improvement is primarily attributable to an increase in bitcoin mining hash rate as well as operating leverage, as a substantial portion of selling, general and administrative expenses are fixed.
Other income (expense), net

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Interest expense	$(202)	$—	$(202)	N/A
Interest expense—related party	—	(273)	273	N/A
Loss on sale of digital assets	(154)	(44)	(110)	250.0%
Other expense, net	(13)	(25)	12	-48.0%

Total other expense, net	$(369)	$(342)	$(27)	7.9%

Interest expense
. Represents interest on outstanding indebtedness during the quarter ended June 30, 2021. There was interest expense for the quarter ended June 30, 2021 related to the secured financing entered into in 2021 associated with the purchase of additional miners.

Interest expense-related party.
Represents interest on outstanding related party indebtedness due to Atlas and its affiliates for the quarters ended June 30, 2021 and 2020. The indebtedness to Atlas was deemed satisfied in full in connection with the January 29, 2021 restructuring and is no longer outstanding.
Loss on
the
sale of digital assets.
Represents a loss in connection with the sale of digital assets (bitcoin) during the quarters ended June 30, 2021 and 2020.
Provision for income taxes

	Quarters Ended June 30,
$ in thousands	2021	2020
Income (loss) before income taxes	$4,915	$(571)
Provision for income taxes	$(1,397)	$—
Effective Tax Rate	28.4%	0.0%
Provision for income taxes:
Represents estimated provision for income taxes for the quarters ended June 30, 2021 and June 30, 2020. Prior to January 27, 2021, the Company was treated as a partnership for federal and state income tax purposes. The provision for income tax was $1.4 million for the quarter ended June 30, 2021, with an effective tax rate of 28.4%. The effective tax rate was higher than the Statutory federal rate primarily due to state income taxes.
Net Income (Loss)
Net income (loss)
. As a result of the factors described above, net income (loss) improved by $4.1 million to income of $3.5 million for the quarter ended June 30, 2021 from a loss of $0.6 million for the quarter ended June 30, 2020.
Comparison of Six Months Ended June 30, 2021 and 2020 (Amounts denoted in $000s)
The following table sets forth key components of the results of operations of Greenidge during the six months ended June 30, 2021 and 2020.

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Total revenue	$27,239	$7,814	$19,425	248.6%
Cost of revenue (exclusive of depreciation and amortization shown below)	9,146	4,609	4,537	98.4%
Selling, general and administrative expenses	8,060	2,638	5,422	205.5%
Depreciation and amortization	2,864	2,163	701	32.4%

Income (loss) from operations	7,169	(1,596)	8,765	N/A
Other income (expense):
Interest expense	(368)	—	(368)	N/A
Interest expense—related party	(22)	(540)	518	-95.9%
Gain (loss) on sale of digital assets	141	(25)	166	N/A
Other income (expense), net	6	(16)	22	N/A

Total other expense, net	(243)	(581)	338	-58.2%

Income (loss) before income taxes	6,926	(2,177)	9,103	N/A
Provision for income taxes	(2,129)	—	(2,129)	N/A

Net income (loss)	$4,797	$(2,177)	$6,974	N/A

Revenue

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Cryptocurrency mining	$23,061	$5,630	$17,431	309.6%
Power and capacity	4,178	2,184	1,994	91.3%

Total revenue	$27,239	$7,814	$19,425	248.6%

Cryptocurrency mining revenue.
For our cryptocurrency mining revenue, we generate electricity on-site
from our power plant and use that electricity to power ASIC miners, generating bitcoin which we then exchange for U.S. dollars or hold in our wallet. Our cryptocurrency mining revenue increased by $17.4 million, or 309.6%, to $23.1 million for the six months ended June 30, 2021 from $5.6 million for the six months ended June 30, 2020. Such increase was attributable to our increased mining fleet from an average hash rate of approximately 0.29 EH/s for the quarter ended June 30, 2020 to an average of 0.5139 EH/s for the six months ended June 30, 2021. The increase in our cryptocurrency mining revenue from the six months ended June 30, 2020 to the six months ended June 30, 2021, is a function of increased average bitcoin selling price and growth in our hashrate capacity, offset by increased difficulty and the halving event. For the six months ended June 30, 2021, we mined 528 bitcoins at an average price of approximately $41,297 and mined 673 bitcoins at an average price of approximately $8,311 in the same period in 2020. The 397% increase in bitcoin price and our growth in hashrate were beneficial to bitcoin mining revenue, but were partially offset by other factors including the halving event, which occurred in May 2020 and reduced the block reward from 12.5 bitcoin per block to 6.25 bitcoin per block, and a 43% average difficulty increase.
Power and capacity revenue.
Power and capacity revenue is earned when we sell capacity and energy and ancillary services to the wholesale power grid managed by the NYISO. Through these sales, we earn revenue in three streams, including: (1) power revenue received based on the hourly price of power, (2) capacity revenue for committing to sell power to the NYISO when dispatched and (3) other ancillary service revenue received as compensation for the provision of operating reserves. Our power and capacity revenue increased by $2.0 million, or 91.3%, to $4.2 million for the six months ended June 30, 2021 from $2.2 million for the six months ended June 30, 2020. The increase was mainly attributable to the fact that we took a planned outage to further build out our mining operation for a period during the first six months of 2020, while no such outage was taken in the first six months of 2021. Power revenue was also comparatively higher in the six months ended June 30, 2021 due to more extreme weather, which led to higher power demand during the period we were online.
For the six months ended June 30, 2021, 85% higher prices were partially offset by a 5% decrease in volume. These increases in prices were driven by higher demand caused by more extreme weather during 2021 as compared to the period in 2020 that the plant was online and the New York stay-at-home
regulations during 2020, which reduced the demand for power. As the
COVID-19
regulations are lifted, we do not anticipate further
COVID-19
impacts in the future unless further
COVID-19
outbreaks require further statewide shutdowns.
The components of revenue, expressed as a percentage of total revenue were:

	Six Months Ended June 30,
	2021	2020
Cryptocurrency mining	84.7%	72.1%
Power and capacity	15.3%	27.9%

Total revenue	100.0%	100.0%

For the six months ended June 30, 2021 and 2020, our power customer accounted for approximately 15% and 28% of our total revenue, respectively. For cryptocurrency mining, we consider our mining pool operators to be our customers. We have historically used a limited number of pool operators and the individual contracts with pool operators have a one-day
term, which allows us the option to change pool operators at any time. Revenue from our largest pool operator comprised approximately 73% and 65% of total revenue for the six months ended June 30, 2021 and 2020, respectively. There are no revenues derived from assets outside the United States during the six months ended June 30, 2021 and 2020.
Cost of revenue (exclusive of depreciation and amortization)

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Cryptocurrency mining	$5,150	$1,939	$3,211	165.6%
Power and capacity	3,996	2,670	1,326	49.7%

Total cost of revenue	$9,146	$4,609	$4,537	98.4%

Cost of cryptocurrency mining
. Cost of cryptocurrency mining consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the digital mining operation. Cost of cryptocurrency mining revenue excluding depreciation and amortization increased by $3.2 million, to $5.2 million for the six months ended June 30, 2021 from $1.9 million for the six months ended June 30, 2020. This increase was primarily due to the increases in our bitcoin mining fleet and hash rate.
Cost of power and capacity.
Cost of power and capacity consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the power produced by us and sold to the grid. Cost of power and capacity revenue increased by $1.3 million, to $4.0 million for the six months ended June 30, 2021 from $2.7 million for the six months ended June 30, 2020. This increase was due to increased power demand which requires a corresponding increase in input costs, especially gas for the six months ended June 30, 2021. The gas cost per dekatherm for the six months ended June 30, 2021 was $2.38 as compared to $1.66 per dekatherm for the six months ended June 30, 2020.
Selling, general and administrative expenses

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Selling, general and administrative expenses	$8,060	$2,638	$5,422	205.5%
Selling, general and administrative expenses.
Selling, general and administrative expenses consist primarily of administrative payroll and benefits, business development costs, professional fees and insurance. Selling, general and administrative expenses for the six months ended June 30, 2021 increased $5.4 million, or 205.5%, as compared to the same period in 2020, partially due to approximately $1.2 million of costs associated with the Merger and costs related to becoming a public company. Additionally, selling, general and administrative expenses increased due to costs related to the growth of corporate infrastructure to support our growth including non-cash
stock compensation of $1.1 million (as compared to none for the same period ended 2020).
Depreciation and amortization

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Depreciation and amortization	$2,864	$2,163	$701	32.4%

Depreciation and amortization for the six months ended June 30, 2021 increased $0.7 million to $2.9 million due to the purchase and deployment of additional miners.
Income (loss) from operations
Income (Loss) from operations
. We reported income from operations of $7.2 million for the six months ended June 30, 2021 as compared to a loss from operations of $1.6 million for the six months ended June 30, 2020. The improvement is primarily attributable to an increase in bitcoin mining hash rate as well as operating leverage, as a substantial portion of selling, general and administrative expenses are fixed.
Other income (expense), net

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Interest expense	$(368)	$—	$(368)	N/A
Interest expense—related party	(22)	(540)	518	N/A
Gain (loss) on sale of digital assets	141	(25)	166	N/A
Other income (expense), net	6	(16)	22	N/A

Total other expense, net	$(243)	$(581)	$338	-58.2%

Interest expense.
Represents interest on outstanding indebtedness during the six months ended June 30, 2021. There was interest expense for the six months ended June 30, 2020 related to the secured financing entered into in 2021 associated with the purchase of additional miners.
Interest expense-related party
. Represents interest on outstanding related party indebtedness due to Atlas and its affiliates for the six months ended June 30, 2021 and 2020. The indebtedness to Atlas was deemed satisfied in full in connection with the January 29, 2021 restructuring and is no longer outstanding.
Gain (loss) on the sale of digital assets.
Represents the change in value of digital assets (bitcoin) between the time the bitcoin is earned and liquidated during the six months ended June 30, 2021 and 2020.
Provision for income taxes

	Six Months Ended June 30,
$ in thousands	2021	2020
Income (loss) before income taxes	$6,926	$(2,177)
Provision for income taxes	$(2,129)	$—
Effective Tax Rate	30.7%	0.0%
Provision for income taxes.
Represents estimated provision for income taxes for the six months ended June 30, 2021. Prior to January 27, 2021, the Company was treated as a partnership for federal and state income tax purposes. The provision for income taxes was $2.1 million for the six months ended June 30, 2021, with an effective tax rate of 30.7%. The effective tax rate was higher than the Statutory federal rate primarily due to state income taxes, as well as the recognition of a deferred tax liability associated with the reorganization from an LLC to a corporation.
Net Income (Loss)
Net income (loss)
. As a result of the factors described above, net income (loss) improved by $7.0 million to income of $4.8 million for the six months ended June 30, 2021 from a loss of $2.2 million for the six months ended June 30, 2020.

Key Metrics and
Non-GAAP
Financial Measures
In addition to results determined in accordance with GAAP, we believe the following key metrics and non-GAAP
measures are useful in evaluating our operational performance. We use the following key metrics and non-GAAP
financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP
financial information, when taken collectively with GAAP financial information, may be helpful to investors in assessing our operating performance. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.
Bitcoins Mined
The number of bitcoins mined in the quarter ended June 30, 2021 was approximately 315 compared with approximately 403 bitcoins in the quarter ended June 30, 2020. Our mining fleet grew from an average hash rate of approximately 0.37 EH/s for the quarter ended June 30, 2020 to an average of 0.64 EH/s for the quarter ended June 30, 2021. Despite this growth in the number of miners, we saw a decrease in bitcoins mined quarter over quarter. Several factors impacted the rate at which bitcoin is mined, including an increase in overall network difficulty (a measure of how difficult it is to earn a block reward) of 47% on average during this period, as well as the halving event which occurred in May 2020. The halving event reduced the block reward from 12.5 bitcoin per block to 6.25 bitcoin per block, effectively reducing the total bitcoins mined across the entire bitcoin network by half. This halving event, which occurs approximately every four years, paired with an increase in network difficulty led to a decline in the number of bitcoins mined by us for the quarter ended June 30, 2021 as compared with the quarter ended June 30, 2021. It is expected that the next halving event will happen in 2024. See “
Risk Factors—Risks Related to Our Business—Bitcoin and Cryptocurrency Related Risks.
”
The number of bitcoins mined in the six months ended June 30, 2021 was approximately 528 as compared to 685 during the six months ended June 30, 2020.
Network transaction fees are charged to users of the bitcoin network for moving bitcoin on the blockchain, and are paid to the miners along with the block reward when a miner solves a block. The percentage of transactions fees paid to miners as compared to total bitcoins mined for the periods presented fluctuate with network congestion, which happens in periods of high transaction volume as well as periods that experience sudden drops in network hashrate (slowing down transaction processing). Transaction fees as a percentage of block rewards are expected to continue to be volatile, and this percentage is expected to generally trend upward as block rewards halve and assuming adoption of bitcoin continues to increase transaction volume.
Power and Mining Capacity
As of June 30, 2021 and June 30, 2020, we had a power capacity (when not mining) of approximately 106 MW and a mining capacity of approximately 32 MW and 17 MW, respectively. Our power capacity is the measure of total rated net MW output of our power plant and represents the maximum useful output of our power generation facilities, whereas mining capacity is the number of rated net MW output from our power generation facilities devoted to bitcoin mining activity.

Revenue and Cost of Revenue (exclusive of depreciation and amortization) per MWh

	Quarters Ended June 30,		Six Months Ended June 30,
$ in thousands	2021	2020	2021	2020
Revenue
Cryptocurrency mining	$14,064	$3,341	$23,061	$5,630
Power and capacity	$2,112	$1,331	$4,178	$2,184
Revenue per MWh
Cryptocurrency mining	$220	$106	$206	$115
Power and capacity	$51	$25	$51	$25
Cost of revenue (exclusive of depreciation and amortization)
Cryptocurrency mining	$2,754	$1,362	$5,150	$1,939
Power and capacity	$1,970	$1,220	$3,996	$2,670
Cost of revenue per MWh (exclusive of depreciation and amortization)
Cryptocurrency mining	$43	$43	$46	$40
Power and capacity	$47	$23	$49	$31
MWh
Cryptocurrency mining	63,803	31,595	112,089	48,786
Power and capacity	41,747	53,045	82,075	86,574
Cryptocurrency mining revenue per MWh and power and capacity revenue per MWh are used by management to consider the extent to which we will generate electricity to either mine cryptocurrency or sell power to the New York wholesale power market. Cost of revenue (excluding depreciation and amortization) per MWh represents a measure of the cost of natural gas, emissions credits, payroll and benefits and other direct production costs associated with the MWhs produced to generate the respective revenue category for each MWh utilized. Depreciation and amortization costs are excluded from the cost of revenue (exclusive of depreciation and amortization) per MWh metric; therefore, not all cost of revenues for cryptocurrency mining and power and capacity are fully reflected. To the extent any other bitcoin miners are public or may go public, the cost of revenue (exclusive of depreciation and amortization) per MWh metric may not be comparable because some competitors may include depreciation in their cost of revenue figures.
EBITDA and Adjusted EBITDA
“EBITDA” is defined as earnings before interest, taxes, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by management, including, but not limited to business development, fair value adjustments for certain financial liabilities (including asset retirement obligations), costs associated with debt and equity transactions, and impairment charges as they are not indicative of business operations. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP
financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring
items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	Quarters Ended June 30,		Six Months Ended June 30,
$ in thousands	2021	2020	2021	2020
Net income (loss)	$3,518	$(571)	$4,797	$(2,177)
Provision for income taxes	1,397	—	2,129	—
Interest expense, net	202	273	390	540
Depreciation and amortization	1,603	1,130	2,864	2,163

EBITDA	6,720	832	10,180	526
Stock-based compensation	407	—	1,063	—
Merger and public company filing related costs (1)	938	—	1,248	—

Adjusted EBITDA	$8,065	$832	$12,491	$526

(1)	Merger and public company filing costs relate to costs associated with the Merger, the corporate reorganization from an LLC, public registration of shares and associated costs.
Liquidity and Capital Resources
On June 30, 2021, we had cash and cash equivalents of $37.9 million and an accumulated deficit of $20.1 million. To date, we have primarily relied on debt and equity financing to fund our operations and to meet ongoing working capital needs and to execute on the initial stages of our business plan. On January 29, 2021, we completed a private placement offering of 1,620,000 shares of series A preferred stock, at a price per share of $25.00, to certain individuals and investors for an aggregate amount of $40.5 million. Even with the successful closing of the private placement offering and the cash and cash equivalents available from the Merger, we may seek to raise capital through alternative sources, such as a public offering, an additional private placement of our equity or debt securities or traditional or non-traditional
credit type facilities.
For example, in addition to this offering, on September 15, 2021, we entered into the Purchase Agreement with the Investor, pursuant to which we have the right to sell to the Investor up to $500 million of shares of class A common stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. There can be no assurance that we will be able to sell shares of class A common stock on favorable terms, or at all. We intend to use the net proceeds from any sales of our class A common stock under the Purchase Agreement, if any, for general corporate purposes, including funding future acquisitions and investments, repaying indebtedness, making capital expenditures and funding working capital.
While we held a relatively small amount of digital assets for an extended period as of June 30, 2021, our current business strategy is to sell digital assets within a short period after earning such assets. We may choose to change this strategy in the future. The average period between receipt of bitcoin and the subsequent conversion to cash is less than one day because at least 95% of the bitcoin mined each day is liquidated the same day it is mined. Our liquidity is subject to volatility in both number of bitcoins mined and the underlying price of bitcoin.

Contractual Obligations and Commitments
The following table summarizes our contractual obligations and other commitments (in thousands) as of June 30, 2021, (the latest practicable date prior to filing of this registration statement) and the years in which these obligations are due:

	Total	Less than 1 Year	1-3 Years
Notes payable (1)	$43,791	$20,798	$22,993
Equipment lease (2)	$680	$544	$136
Natural gas commitments (3)	$1,718	$1,718	$—
Purchase commitments (4)	$22,471	$22,471	$—

(1)	The Notes payable amounts presented in the above table include financed principal obligations plus estimated contractual future interest and risk premium payments.
(2)	Equipment finance lease obligations include fixed monthly rental payments and exclude estimated revenue sharing payments.
(3)	Represents off balance sheet arrangements to purchase gas through March 1, 2022.
(4)	Represents miner purchase commitments as of June 30, 2021
The Notes payable are associated with equipment finance and security agreements that financed the purchase of miners that have been delivered. These notes carry an annual interest rate of between 15% and 17%, and are repaid by way of blended payments of interest and principal, as well as an additional risk premium payment, with the final payment due 18 months from delivery date.
In March 2021, we entered into an equipment lease agreement for certain mining units. In conjunction with the lease agreement, we recorded a finance lease obligation of $1.2 million and a right-of-use
asset of $1.4 million. The lease includes obligations for a monthly fixed payment of less than $0.1 million and a revenue sharing obligation of 10% of the revenue attributable to the miners purchased. The lease ends in August 2022, at which point the equipment transfers to us.
As of June 30, 2021 we had outstanding commitments to purchase an additional 6,300 miners with a remaining cash commitment of $22.5 million, which has been included in the table above. We have $23.5 million of committed financing associated with these miners that will be funded upon delivery. These purchase commitments are cancellable only by us; however, if we were to cancel, we would forfeit the equipment deposits paid.
The $23.5 million of committed financing for the miner purchase commitments are generally for a term of 18 months from delivery date with interest rates between 15% to 17% and require an additional risk premium payment.
Since the end of the second quarter through September 16, 2021, we had purchased and deployed approximately 1,000 M30 Whatsminers and ordered an additional 11,500 S19j Pro Bitmain Antminers. The aggregate amount of these additional purchases was approximately $73.0 million.
In the next twelve months, we expect that our operations and committed financing arrangements will provide sufficient cash for our operating expenses, purchase commitments, capital expenditures, interest payments and debt repayments. This is predicated on us achieving our forecast which could be negatively impacted by items outside of our control, in particular, significant decreases in the price of Bitcoin, regulatory changes concerning cryptocurrency or other macroeconomic conditions including if further
COVID-19
outbreaks require further statewide shutdowns and other matters identified in the section entitled “
Risk Factors
.”

Summary of Cash Flow
The following table provides information about our net cash flow (in thousands) for the six months ended June 30, 2021 and 2020.

	Six Months Ended June 30,
	2021	2020
Net cash provided by operating activities	$9,402	$695
Net cash used in investing activities	(29,581)	(8,913)
Net cash provided by financing activities	53,017	—

Net change in cash and cash equivalents	32,838	(8,218)
Cash and cash equivalents at beginning of year	5,052	11,750

Cash and cash equivalents at end of period	$37,890	$3,532
Net cash provided by operating activities was $9.4 million for the six months ended June 30, 2021, as compared to $0.7 million for the six months ended June 30, 2020. The increase in the operating cash flow during the first six months of 2021 as compared to 2020 was driven primarily by the cash generated from net income (which is the net income adjusted for depreciation, deferred taxes, accretion of asset retirement obligations, (gain) loss on sale of digital assets, stock-based compensation and loss on environmental liability), which improved by approximately $9.1 million.
Net cash used in investing activities was $29.6 million for the six months ended June 30, 2021, as compared to $8.9 million for the six months ended June 30, 2020. For the six months ended June 30, 2021, the net cash used in investing activities significantly increased as compared to the prior year due to our expansion of our miner fleet for cryptocurrency mining.
Net cash provided by financing activities was $53.0 million for the six months ended June 30, 2021, as compared to $0.0 million for the six months ended June 30, 2020. For the six months ended June 30, 2021, the net cash provided by financing activities consisted of $37.1 million in proceeds from issuance of preferred stock, $17.1 million from notes payable and capital lease obligations and $1.0 million from stock options exercised, offset by repayments on notes payable and finance lease obligations related to equipment finance agreements of $2.2 million.
Emerging Growth Company Status
We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.
In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.
We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule
12b-2
under the Exchange Act, which would occur if the market value of our class A common stock that are held by non-affiliates
exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible
debt during the preceding three year period.
Critical Accounting Policies and Estimates
We believe the following accounting policies are most critical to aid you in fully understanding and evaluating this management discussion and analysis:
Accounts Receivable
We provide credit in the normal course of business to our power customer, the NYISO. We perform periodic credit evaluations of our customer’s financial condition and generally do not require collateral. The NYISO makes payments, depending on the type of revenue, within seven days of usage or seven days of month end. There are currently no accounts receivable associated with cryptocurrency mining revenues.
Digital Assets
Digital assets are included in current assets in the accompanying consolidated balance sheets. Digital assets are classified as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles—Goodwill and Other, and are accounted for in connection with our revenue recognition policy disclosed below. Cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Events or circumstances that may trigger an impairment assessment other than annually include but are not limited to material changes in the regulatory environment, potential technological changes in digital currencies, and prolonged or material changes in the price of bitcoin below the carrying cost of the asset. Upon determining an impairment exists, the amount of the impairment is determined as the amount by which the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured. In testing for impairment, we have the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If we conclude otherwise, we are required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. We have assessed these digital assets and determined no impairment existed as of June 30, 2021. As of June 30, 2021, our digital assets consisted of approximately 29.2 bitcoins compared to 26.1 bitcoins as of December 31, 2020.
Digital assets awarded to us through our mining activities are included within the operating activities in the accompanying consolidated statements of cash flows. We account for our gains or losses in accordance with the last in, first out (“LIFO”) method of accounting. Gains and losses from the sales of digital assets are recorded in other income (expense) in the accompanying consolidated statements of operations.

While management uses available information to evaluate and recognize impairment losses on digital assets, further reductions in the carrying amounts may be necessary based on the changes in the underlying value of bitcoin.
Emissions Expense and Credits
We generate carbon dioxide emissions in conjunction with our energy producing activities. As a result, we incur emissions expense and are required to purchase emission credits, which are valued at cost, to offset the liability. We participate in the Regional Greenhouse Gas Initiative (“RGGI”), which requires, by law, that we remit credits to offset 50% of our annual emission expense in the following year, for each of the years in the three-year control period (January 1, 2021 to December 31, 2023) with final settlement required subsequent to the three-year control period. We recognize expense on a per ton basis, where one ton is equal to one RGGI credit. After the control period ends, we will remit credits to extinguish the remaining emission expense liability. We recognize expense on a per ton basis, where one ton is equal to one RGGI credit.
The RGGI credits are recorded on a first in, first out basis.
Asset Retirement Obligations
Asset retirement obligations are legal obligations associated with the retirement of long-lived assets. The obligations represent the present value of the estimated costs for an asset’s future retirement discounted using a credit-adjusted risk-free rate and are recorded in the period in which the liability is incurred. These liabilities recognized by us relate to our landfill and the decommissioning costs of a coal ash pond that is currently only used for water discharge.
We own and operate a landfill located on our property in the Town of Torrey, NY. As required by the NYSDEC, landfills are required to fund a trust or provide an equivalent financial commitment to cover expenses for approximately 30 years of estimated expenses to maintain the landfill after a landfill has ceased operations. As of June 30, 2021, the landfill owned by us is a fully permitted, operational landfill and acts as a leachate treatment facility. An annual report is completed by a third-party engineering firm to provide environmental compliance and calculate combined closure and post-closure costs, discounted to current year dollars. In lieu of a trust, we have negotiated with our largest equity member to maintain a letter of credit guaranteeing the payment of the liability. In accordance with ASC
410-20,
Asset Retirement Obligations, we have recorded an environmental liability of $5.0 million and $4.9 million as of June 30, 2021 and December 31, 2020, respectively. The letter of credit related to this liability was for $5.0 million at June 30, 2021.
We have an obligation associated with coal combustion residuals associated with the closure of a coal ash pond located on our property in the Town of Torrey, NY as coal combustion residuals are subject to Federal and State regulations. In accordance with Federal law and ASC
410-20,
Asset Retirement Obligations, we recorded an asset retirement obligation of $2.3 million as of both June 30, 2021 and December 31, 2020. There were no changes to cash flow estimates related to the coal ash pond asset retirement obligation during the first six months of 2021. Estimates are based on various assumptions including, but not limited to, closure and post-closure cost estimates, timing of expenditures, escalation factors, discount rates and methods for complying with coal combustion residuals regulations. Additional adjustments to the asset retirement obligations are expected periodically due to potential changes in estimates and assumptions.
Cryptocurrency Mining Revenue
We have entered into digital asset mining pools by executing contracts with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and our enforceable right to compensation only begins when we provide computing power to the mining pool operator. In exchange for providing computing power, we are entitled to a theoretical fractional share of the cryptocurrency award the mining pool operator receives less digital asset transaction fees to the mining pool operator. Revenue is measured as the value of the fractional share of the cryptocurrency award received from the pool operator, which has been reduced by the transaction fee retained by the pool operator, for our pro rata contribution of computing power to the mining pool operator for the successful solution of the current algorithm.
Providing computing power in digital asset transaction verification services is an output of our ordinary activities. The provision of providing such computing power is the only performance obligation in our contracts with mining pool operators. The transaction consideration we receive, if any, is noncash consideration, which we measure at fair value on the date received, which is not materially different than the fair value at the contract inception or the time we have earned the award from the pools. The consideration is all variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and we receive confirmation of the consideration we will receive, at which time revenue is recognized.
Pool fees paid by miners to pooling operators are based on a fixed percentage of the theoretical bitcoin block reward and network transaction fees received by miners. Pooling fees are netted against daily bitcoin payouts. We do not expect any material future changes in pool fee percentages paid to pooling operators, however as pools become more competitive, these fees may trend lower over time.
Fair value of the cryptocurrency award received is determined using the quoted price on our primary exchange of the related cryptocurrency at the time of receipt.
There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, we may be required to change our policies, which could have an effect on our consolidated financial position and results of operations.
Power and capacity revenue
We recognize power revenue at a point in time, when the electricity is delivered to the NYISO and our performance obligation is met. We recognize revenue on capacity agreements over the life of the contract as our series of performance obligations are met as capacity to provide power is maintained.
Sales tax, value-added tax, and other taxes we collect concurrent with revenue-producing activities are excluded from revenue. Incidental contract costs that are not material in the context of the delivery of goods and services are recognized as expense. There is no significant financing component in these transactions.
Off-Balance
Sheet Arrangements
As of June 30, 2021, we had 685,000 mmbtu of natural gas purchased through March 1, 2022 at an average cost of $2.51 / mmbtu, which represents an aggregate commitment of $1.7 million.

BUSINESS
Overview
We own a vertically integrated bitcoin mining and power generation facility located in the Town of Torrey, New York. Our historical operations comprise two primary revenue sources:

•
Bitcoin-Mining
. Our approximately 106 megawatt (“MW”) natural gas power generation facility powered approximately 41 MW of bitcoin mining capacity as of July 31, 2021. Our bitcoin mining capacity generates revenue in the form of bitcoin by earning bitcoin as rewards and transaction fees for supporting the global bitcoin network with application-specific integrated circuit computers (“ASICs” or “miners”) owned by us. We currently convert most of our earned bitcoin into U.S. dollars. We also generate revenues in U.S. dollars to a lesser extent from third parties for hosting and maintaining their ASICs. We intend to rapidly increase our bitcoin mining capacity of owned ASICs to increase our revenue.

•
Independent Electric Generation
. We sell surplus electricity generated by our power plant, and not consumed in bitcoin mining operations, to New York State’s power grid at prices set on a daily basis through the NYISO wholesale market. We increase or decrease the total amount of electricity sold by the power plant based on prevailing prices in the wholesale electricity market. In addition, we receive revenues from the sale of our capacity and ancillary services in the NYISO wholesale market.

We also acquired Support pursuant to the Merger and it now operates as our wholly-owned subsidiary. Support provides customer and technical support solutions delivered by home-based employees. Support’s homesourcing model, which enables outsourced work to be delivered by people working from home, has been specifically designed for remote work, with attention to security, recruiting, training, delivery, and employee engagement. See “
Business—Support.com, Inc.
” for additional information regarding Support.
The ASIC miners require a significant amount of power to operate, thus, access to low-cost
electricity is important to profitably mine bitcoin on a large scale. Unlike most other bitcoin mining companies, we own our power generation assets and operate our own data center and miners. This allows us to operate without relying on highly variable third-party power purchase agreements or hosting agreements that are subject to renegotiation, counter-party risk or other cost volatility. Our bitcoin mining operations are powered by electricity generated directly by our power plant, which is referred to as
“behind-the-meter”
power because it is not subject to transmission and distribution charges from local utilities. Our owned bitcoin miners had, as of July 31, 2021, the capacity to consume approximately 41 MW of electricity.
We believe that this
behind-the-meter
power generation capability provides a stable, cost-effective source of power for bitcoin mining activities. Our primary business objective is to grow revenue by (i) executing our plan to increase bitcoin mining capacity at our current plant to approximately 85 MW and (ii) acquiring additional captive power resources, at other locations, to expand our bitcoin mining operations and our provision of related blockchain services.
We are exploring potential new locations where we intend to replicate our vertically integrated bitcoin mining and power generation business model. Additionally, we are evaluating partnership with owners of low-cost
energy sources, with a particular focus on renewable sources, as a potential avenue to grow our bitcoin mining operations. On July 2, 2021, we announced that we had signed a letter of intent to execute a
10-year
lease for a facility in Spartanburg, South Carolina at which we intend to develop our next bitcoin mining operation, using existing electrical infrastructure at the location. We have not yet executed a binding lease for the Spartanburg facility, no major terms have been agreed to between the parties, no commitment with respect thereto has arisen and there can be no assurance that a satisfactory agreement can be reached, however we expect that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral. We intend to use our significant power plant and bitcoin mining technical know-how
to achieve at least 500 MW of mining capacity by 2025.

To achieve scale, bitcoin mining requires access to large amounts of low-cost
electricity, making our owned natural gas power generation facility a competitive advantage. Under this vertically integrated model, we benefit from (i) what we believe to be the only public company in the United States with a bitcoin mining operation of this scale in the United States currently using power generated from its own power plant, (ii) our low power costs, (iii) potential upside from an increase in the price of bitcoin, (iv) the ability to optimize operations to maximize revenue between power production and bitcoin mining, (v) our lack of reliance on third-party power producers, (vi) stability with respect to the energy regulatory landscape, (vii) the experience of our management team and vendor partnerships, and (viii) the backing of Atlas, our controlling stockholder.
Corporate History and Structure
New York State Electric and Gas Corporation (“NYSEG”) commenced our current plant operations in 1938 when the first coal-fired generator at our facility went into service. Three additions in 1942, 1950, and 1953 were also commissioned by NYSEG that brought the plant to approximately 200 MW of power generation capacity. In December, 2011, the former ultimate owner of the plant, AES Eastern Energy, LP, and six of its subsidiaries including AES Greenidge LLC, filed for bankruptcy protection in Delaware. At the time of the filings, AES Eastern Energy, LP, cited liquidity constraints as being a primary cause for the bankruptcy. The plant was idled in 2011 and remained idled until it restarted as a gas plant in 2017.
In 2014, Atlas and its affiliates formed Greenidge Generation Holdings (“GGH LLC”) and purchased all of equity interests in Greenidge Generation LLC (“Greenidge Generation”), which owned the idled power plant at that time.
Following the purchase, Greenidge Generation began the process of converting the power plant from coal to natural gas. This required procuring and installing new equipment to convert its coal boiler to a natural gas and building an approximately 4.6 mile natural gas pipeline. In addition, restarting the power plant and building the natural gas pipeline, required a series of approvals and permits from various New York State and federal government agencies. This permit application, review, and eventual approval process took approximately 2.5 years to complete.
In May 2017, the transformed power plant commenced operations with a total generation capacity of approximately 106 MW.
In 2018, our management began exploring additional opportunities to utilize the unique attributes of our asset base to strengthen the company and to create a more valuable economic driver for the region. Because of its location in a relatively cool climate, its access to low-cost
power, its large property relative to the size it the power generation capacity and its highly flexible and technical workforce, our management concluded our plant site was ideally suited for mining bitcoin.
In May 2019, after identifying bitcoin mining as a potential business opportunity, we constructed a pilot data center and began operating approximately 1 MW of bitcoin mining capacity.
After the success of its pilot project, we constructed, within the existing plant, a larger scale data center and commenced mining operations in January 2020. As of December 31, 2020, we had approximately 6,900 miners installed on our plant site in the Town of Torrey, New York capable of producing an estimated aggregate hash rate capacity of approximately 0.4 EH/s.
In January 2021, GGH LLC completed a corporate restructuring. Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, we entered into an asset contribution and exchange agreement with the owners of GGH LLC, pursuant to which we acquired all of the ownership interests in GGH LLC in exchange for 7,000,000 shares of our common stock. As a result of this transaction, GGH LLC became a wholly-owned subsidiary of Greenidge.

On September 14, 2021, we acquired Support pursuant to the Merger and it now operates as our wholly-owned subsidiary.
Support provides customer and technical support solutions delivered by home-based employees. Support’s homesourcing model, which enables outsourced work to be delivered by people working from home, has been specifically designed for remote work, with attention to security, recruiting, training, delivery, and employee engagement. See “
Business—Support.com, Inc.
” for additional information regarding Support.
Set forth below is a summary outline of the historical development:

February 2014:	GGH LLC acquired Greenidge Generation as an idled coal-fired facility.

October 2016:	Greenidge Generation received all required permits to restart the power plant as a natural gas facility after 2.5 years.

October 2016:	Commenced construction on an approximately 4.6 mile natural gas pipeline and coal-to-gas boiler conversion.

March 2017:	Commenced commercial operations as a wholesale power generator.

April 2018:	Began test mining bitcoin.

May 2019:	Completed construction on an approximately 1 MW bitcoin mining pilot program.

July 2019:	Ordered 5,000 next-generation ASIC miners.

January 2020:	Commenced commercial bitcoin mining operations.

July 2020:	Launched full-service data center for blockchain services and added approximately 5 MW of customer-owned hosted mining.

November 2020:	Ordered and financed 6,000 additional next-generation ASIC miners.

March/April 2021:	Purchased and deployed approximately 745 miners and placed orders for an additional 4,200 miners to be deployed over the course of 2021 and 2022.

May 2021:	Ordered an additional 2,100 miners to be deployed over the course of 2021 and 2022 and committed to operate an entirely carbon neutral mining operation through the purchase of voluntary carbon offsets.

July 2021:	Purchased and deployed an additional 950 miners.

July 2021:	Greenidge signed a letter of intent to execute a
10-year
lease for a facility in Spartanburg, South Carolina at which Greenidge intends to develop its next bitcoin mining operation, using existing electrical infrastructure at the location.

September 2021:	Acquisition of Support.com and public listing of our class A common stock.

All of our business operations are conducted through several operating subsidiaries with our core operational and business activities being directed through Greenidge Generation. The chart below presents our corporate structure as of the date of this prospectus. All entities identified on the chart have been organized under Delaware as either corporations or limited liability companies, as indicated on the chart.

Vertically Integrated Business Model
Our vertically integrated business model provides
low-cost
power for our bitcoin mining operations and allows us to sell surplus electricity, enabling us to optimize our revenue producing activities.
Bitcoin Revenue
We generate electricity
on-site
from our vertically integrated power plant and use the electricity to power our ASIC miners, generating bitcoin which we then exchange for U.S. dollars. Revenue generated by the mining of bitcoin measured on a dollar per MWh basis, is variable and depends on several factors including but not limited to the price of bitcoin, our proportion of global hash rate processing, transaction volume and the prevailing bitcoin rewards per new block added to the bitcoin blockchain. For the month of July 2021, based on our existing fleet, we generated bitcoin revenue (excluding hosting) at an average rate of approximately $320/MWh.
We have historically converted between 95% and 100% of mined bitcoin to cash on a daily basis using a third-party
platform and are subject to the platform’s User Agreement. For security purposes, we utilize a proprietary auto-liquidation script to convert bitcoin to fiat currency automatically upon receiving bitcoin rewards into our wallet, and to transfer the cash received to our operating bank account daily. We utilize hardware wallet verification for account log-in,
as well as a feature to white-list our bank accounts. This process limits the amount of time bitcoin and fiat currency are stored on the third party platform and is designed to limit our potential loss. Fees incurred to convert bitcoin into fiat currency are subject to standard rates charged by the third party’s published tiered pricing table and, as of July 31, 2021, represent 0.18% of each transaction. Additionally, we hold a nominal amount of bitcoin on our balance sheet, the majority of which is held in “cold storage” custody with a third-party custodian.

Wholesale Power Revenue
We sell capacity, energy, and ancillary services to the wholesale power grid managed by the NYISO. Through these sales, we generate revenue in three streams.

•	Capacity revenue : We receive capacity revenue for committing to sell power to the NYISO when dispatched.

•	Energy revenue : When dispatched by the NYISO, we receive energy revenue based on the hourly price of power.

•	Ancillary services revenue : When selected by the NYISO, we receive compensation for the provision of operating reserves.
Revenue generated from the wholesale power market is variable and depends on several factors including but not limited to the supply and demand for electricity and generation capacity in the market and the prevailing price of natural gas.
The Bitcoin Mining and Power Generation Markets
Bitcoin Mining Overview
Introduction to Bitcoin, the Bitcoin Network and Bitcoin Mining
Bitcoin is a digital asset that is created and transmitted through the operations of a peer-to-peer
network of computers, known as the bitcoin network. The bitcoin network is decentralized, meaning that no single entity owns or operates the bitcoin network, and that no governmental authority, financial institution, or financial intermediary is required to create, transmit or determine the value of bitcoin. Instead, the infrastructure of the bitcoin network is owned and maintained by a decentralized user base. The bitcoin network allows people to exchange digital tokens of value, called bitcoins, which are recorded on a publicly distributed transaction ledger known as a blockchain. The bitcoin blockchain is a digital, publicly distributed bookkeeping ledger that holds the record of every bitcoin transaction.
The bitcoin blockchain is a ledger that holds a record of every bitcoin transaction since the inception of bitcoin, with each block containing information relating to a group of bitcoin transactions. Bitcoin is created and allocated by the bitcoin network protocol through a process referred to as “mining” and the persons or machines that create new bitcoin are called “miners.” Miners earn bitcoin by validating and verifying bitcoin transactions, securing transaction blocks and adding those transaction blocks to the bitcoin blockchain using computer processing power to solve complex algorithms based on cryptographic protocols. Each unique block can be solved and added to the bitcoin blockchain by only one miner. Once the first miner solves the block, the rest of the miners in the network verify the solution and confirm the block to the blockchain.
As an incentive to incur the time and computational costs of mining, the miner who correctly solves the algorithm resulting in a block being added to the bitcoin blockchain is awarded new bitcoin (known as block rewards) and may also receive transaction fees paid by transferors whose transactions are recorded in the block. An infinite amount of blocks can be solved; however, the amount of block rewards paid to miners is on a fixed distribution schedule, resulting in the last block reward payout to occur in approximately 120 years, at which time miners will be incentivized to maintain the network solely based on transaction fees.
The bitcoin network is designed in such a way that the reward for adding new blocks to the blockchain decreases over time. The number of bitcoin awarded for solving a new block is automatically halved after every 210,000 blocks. Each block takes approximately 10 minutes to be solved and as a result, rewards are halved approximately every four years. Currently, the fixed reward for solving a new block is 6.25 bitcoin per block and this number is expected to decrease by half to become 3.125 bitcoin sometime in mid-2024.

Performance Metrics—Network Hash Rate and Difficulty
In bitcoin mining, the processing speed of a bitcoin miner is measured by its “hash rate” or “hashes per second.” “Hash rate” is the speed at which a miner can take any set of information and process it via the algorithm used on the bitcoin network, also known as a “hash.” Therefore, a miner’s hash rate refers to how many algorithmic computations the miner can perform per second on the bitcoin network. The aggregate hash rate of the entire bitcoin network is estimated to be approximately 100 EH/s as of July 31, 2021, or 100 x 10
18
hashes per second.
An individual mining company like us has a hash rate measured across the total number of the miners it deploys in its bitcoin mining operations. Generally, an individual miner’s expected success rate in solving blocks and realizing bitcoin rewards over time is correlated with its proportion of the total network hash rate over the same period.
“Difficulty” is a measure of the relative complexity of the algorithmic solution required to create a block and receive a bitcoin award. The bitcoin network protocol adjusts the network difficulty periodically based on the aggregate amount of hashing power deployed by the network with a goal of it requiring 10 minutes, on average, to create a new bitcoin block. At each interval of 2,016 blocks (which takes roughly two weeks), the network re-analyzes
the interval and revises the difficulty index, if needed. If the block formation time for the preceding 2,016 blocks exceeds the
10-minute
average goal, the network automatically reduces the degree of difficulty and vice versa.
Mining Pools
Since the inception of the bitcoin network, more and more miners have entered the market competing for the limited number of blocks that are regularly added to the bitcoin blockchain. The resulting tremendous increase network hash rate has resulted in increasing levels of “difficulty” being implemented by the bitcoin network over time. As a result, an individual miner’s chances of adding a new block to the blockchain in a given period of time has decreased, creating volatility in a miner’s revenue stream. To address this challenge, bitcoin mining operators began to combine their mining resources into “mining pools” to better compete and reduce volatility in bitcoin mining revenue.
In a typical bitcoin mining pool, groups of miners combine their resources, or hash rate, and earn bitcoin together. The bitcoin earned by a pool is allocated to each miner based upon the pro rata “hashing” capacity such miner contributes to the pool. The mining pool operator is paid a fee for maintaining the pool. As discussed below, we participate in mining pools as an integral part of our business.
Bitcoin Mining Power Requirements
When the bitcoin network was created, initially, individuals interested in bitcoin mining were able to do so using personal computers. However, as bitcoin’s value and popularity have increased over time, so too has the aggregate hashing power deployed in the bitcoin network. The bitcoin network has grown to the point where it is generally no longer economical to mine bitcoin without ASIC computers with strong computing abilities and energy efficiency. Operating a fleet of ASIC bitcoin miners currently requires an immense amount of electricity and keeping electricity costs low is an important driver of bitcoin mining profitability and sustainability.
The amount of electricity required is dependent on the number and types of miners online and the energy demand for each type of miner, as each type of miner has a specific electricity demand and hash rate output.
Bitcoin Mining Economics
With the current 6.25 bitcoin reward for each block puzzle solved, and one bitcoin block validated and attached to the bitcoin blockchain approximately every 10 minutes, that equates to approximately 900 bitcoin generated every day or approximately 328,500 bitcoins generated each year, until mid-2024
when that rate is expected to be reduced to 3.125 bitcoin per block. For a mining operation that participates in a typical mining pool, each participating miner will receive its pro rata share of the revenues from the pool based on its proportionate hash rate in the pool, less fees payable to the pool. As the pool is designed to achieve its proportionate share of the overall network rewards, a miner in a pool should earn, over time, an amount of bitcoin equal to its proportionate share of the bitcoin network hash rate. As can be seen in the following bitcoin profitability formula, the greatest variability to mining profitability is the market price of bitcoin, which can fluctuate widely and the cost of electricity and difficulty.

As miners consume electricity to compete for rewards, the economics of bitcoin mining largely depend on:

•	the cost of electricity;

•	the efficiency of mining equipment;

•	fluctuations in the price of bitcoin; and

•	a miner’s proportionate share of the global hash rate.
To achieve scale both economically and efficiently, mining requires access to large amounts of low-cost
electricity.
The diagram below shows an overview of our bitcoin mining process.

The Power Generation Industry in New York State
Wholesale markets for energy, capacity and ancillary services in New York State are administered by the NYISO. With respect to wholesale sales of electricity, generators bid into the market the quantity of electricity that they are prepared to produce for each hour of the following day and the corresponding price. Generators’ bids are subject to bid caps and mitigation rules administered by the NYISO, both of which are designed to ensure that the total bid submitted to the NYISO properly reflects market conditions. Distribution utilities and other load serving entities decide how much electricity they wish to purchase for each hour of the following day and how much they are willing to pay for that electricity. The NYISO then selects the proper mix of generators to supply the hourly demand at the least cost while meeting applicable requirements to maintain a reliable electric system. Prices for capacity and ancillary services are also set by the interplay between supply and demand in bid-based
markets administered by the NYISO, except in the case of certain ancillary services for which the NYISO’s Market Administration and Control Area Services Tariff establishes cost-based rates.

Products and Services
Bitcoin Mining Operations
We began mining bitcoin in 2019 with the construction of a pilot data center to operate approximately 1 MW of bitcoin mining capacity located at our power generation facility in the Town of Torrey, New York. We launched a commercial data center for bitcoin mining and blockchain services in January 2020, and as of December 31, 2020, we had approximately 6,900 miners (including 5 Antminer S19 Pros, 5 Antminer S19s, approximately 6,600 Antminer S17s, approximately 250 Whatsminer M30s and approximately 50 Antminer T17s) deployed on our site capable of producing an estimated aggregate hash rate capacity of approximately 0.4 exahash per second (“EH/s”). Although the number of miners deployed provides a sense of scale of cryptocurrency mining operations as compared to our peers, management believes that hash rate, or the number of hashes a miner can perform in each second, typically expressed in EH/s or terahash per second (“TH/s”) and used as a measure of computational power or mining capacity used to mine and process transactions on a blockchain such as bitcoin, provides a more comparable measure of our fleet’s ability to process cryptocurrency transactions as compared to other bitcoin mining operations.
During the first seven months of 2021, we deployed approximately 7,400 additional miners comprised primarily of S19 Pro Bitmain Antminers, MicroBT M30 and M31 Whatsminers, bringing our estimated maximum hash rate to 1.1 EH/s consuming approximately 41 MW of the power plant’s total capacity of approximately 106 MW. As of July 31, 2021, we had approximately 14,300 miners (including approximately 1,200 Antminer S19 Pros, approximately 4,000 Antminer S19s, approximately 6,600 Antminer S17s, approximately 2,000 Whatsminer M30s, approximately 430 Whatsminer M31s, 10 Avalon
A-166s,
and approximately 50 Antminer T17s) deployed on our site. At July 31, 2021, we also had outstanding orders pending for approximately 800 Antminer S19 Pros, 4,500 Antminer S19J Pros, 800 Antminer S19Js and 500 Whatsminer M30s. As of July 31, 2021, approximately 500 of the committed miners are manufactured and hosted on-site.
Additionally, between August 1 and September 15, 2021, we placed orders for an additional 11,500 S19j Pro Bitmain Antminers. It is possible that supply side constraints may impact the ability of our suppliers to timely fulfill our open orders.
Between August 1, 2021 and August 31, 2021, we deployed all 800 of the previously committed Antminer S19 Pros.
With the full deployment of these new miners, our total fleet is expected to comprise approximately 32,500 total miners and is expected to utilize approximately 95 MW of electricity. The new advanced miners have substantially greater hash rate capacities and use electric power more efficiently than our existing miner fleet. With the deployment of the aforementioned miners in 2021, we expect to be able to achieve a total hash rate capacity of at least 1.4 EH/s by the end of 2021. After deploying all of our miners contracted to be purchased, we expect to achieve a total hash rate capacity of approximately 2.9 EH/s. While there is a possibility supply side constraints impact the ability of our suppliers to timely fulfill our open orders, we do not anticipate any supply side constraints to impact the ability of suppliers to deliver on the remaining miners not yet manufactured. See
“Risk Factors—Risks Related to Our Business—Bitcoin and Cryptocurrency Related Risks.”

Bitcoin mining equipment installed within the Town of Torrey, NY mining facility.

Hash rate
Our inventory of approximately 14,300 miners, as of July 31, 2021, produced a combined estimated hash rate (based on manufacturer ratings) of approximately 1.1 EH/s. With the additional 3,500 next generation miners expected to be delivered and installed over the course of 2021, we expect our future fleet to produce a combined estimated hash rate of approximately 1.4 EH/s by year end 2021. This increase in total hash rate is expected to enable us to significantly increase our future bitcoin mining revenues. The above information regarding approximate maximum hash rates is an estimation only and the actual outputs of these miners may differ from our estimates due to several factors.
Electricity Cost Structure
Our power plant is strategically located in the Town of Torrey, New York and is connected to the Empire Pipeline. The Empire Pipeline provides our power plant with ready access to the Millennium Pipeline price hub which provides relatively low market rates for natural gas. As a result of our strategic geographic location, we have access to a regular supply of low-cost
natural gas to power our electricity generation. We entered into a contract for firm gas transportation on the Empire Pipeline, ensuring we have uninterrupted access to fuel. Further, the Millennium Pipeline price hub is a liquid market that allows us to hedge our purchases of this natural gas fuel opportunistically, mitigating the risk to our business from price fluctuations.
Future Expansion Plans
In addition to our existing purchases, we have plans at the Town of Torrey facility (subject to obtaining the necessary financing which we cannot be assured of at this time and further subject to the availability of state of the art mining computers in the market and the necessary regulatory approvals) to build additional data center facilities and purchase and install approximately 8,000 additional miners, which would bring our installed mining capacity up to approximately 85 MW, or approximately 2.6 EH/s.
We have an active development pipeline of potential new locations where we intend to replicate our vertically integrated bitcoin mining and power generation business model. Additionally, we are evaluating partnerships with owners of low-cost
energy sources, with a particular focus on renewable energy sources, as a potential avenue to grow our bitcoin mining operations. We intend to use our significant power plant and bitcoin technical know-how
to achieve at least 500 MW of mining capacity by 2025. We expect our existing facility in the Town of Torrey, New York to achieve up to 85 MW, and the remaining capacity is intended to be achieved at new facility locations, primarily in North America. On July 2, 2021, we announced that we had signed a letter of intent with LSC Communications MCL, LLC, a portfolio company of Atlas, to execute a
10-year
lease for a facility in Spartanburg, South Carolina at which we intend to develop our next bitcoin mining operation, using existing electrical infrastructure at the location. We have not yet executed a binding lease for the Spartanburg facility, no major terms have been agreed to between the parties, no commitment with respect thereto has arisen and there can be no assurance that a satisfactory agreement can be reached, however we expect that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral. The facility, a retired printing plant, previously drew approximately 80 MW of power and has expansion potential beyond that capacity. Based on difficulty and the existing technological hash rate of Bitmain S19 miners as of the date of this prospectus, we estimate that approximately 130,000 additional miners would be required to achieve 500 MW of mining capacity, however, we anticipate that technological improvement in future generations of miners will reduce the number of miners required to achieve 500 MW of mining capacity.
Mining Pool Participation
As part of our mining operations, we currently contribute our hash rate to certain pools, subject to their terms of service. Such participation is generally terminable at any time by either party and our risk is limited by our ability to switch pools at any time or simply not to participate in any pools and mine independently. In exchange for providing computing power, we receive a share of the theoretical global mining rewards based on our percent contribution to the bitcoin mining network less fees payable to the pool. The mining pools in which we currently participate allocate their bitcoin to us on a daily basis. This bitcoin revenue is delivered to us electronically and we either liquidate it into U.S. dollars or store the bitcoin at a third-party custody provider using cold storage, that is, in electronic storage not connected to the internet.
Blockchain Services for Third Parties
We are hosting approximately 1.7 MW of mining capacity for third-party bitcoin miners as of July 31, 2021. Pursuant to one-year
hosting contracts, customers pay us to provide hosting space for their mining computers at our facility (2020 revenue of approximately $1.0 million). All of our hosting contracts expire in 2021 and we do not intend to pursue third party hosting beyond the contract expirations unless hosting economics become significantly more favorable. From time to time, we also sell our hash rate pursuant to contracts. Through these contracts, we sell a certain amount of our mining capacity to customers who pre-pay
a predetermined cash fee on a monthly basis. Customers who pay under these hash rate contracts receive a portion of the daily bitcoin revenue that we generate through our mining operations based on the amount of hash rate purchased (2020 revenue of approximately $0.7 million). We do not expect that hash contracts will be a significant component of our business model on a go forward basis.
Wholesale Power Operations
We sell capacity, energy and ancillary services from our approximately 106 MW power generation facility and sell power that we generate, at wholesale, to the NYISO when dispatched, based on the NYISO’s daily supply and demand needs. We began our energy sales in 2017 when our power generation facility came back online after converting from a coal-fired to a natural gas-fired
facility. We had, as of July 31, 2021, approximately 63 MW of capacity available for sale into the NYISO system (although we would expect that such available MW will be reduced as we add additional bitcoin mining capacity as described above).
We purchase the natural gas to run our power plant through a third-party gas provider and we contract directly with Empire Pipeline Inc. for the delivery of the gas that we purchase. The natural gas is transported to our captive pipeline through which this gas is transported 4.6 miles to our power plant.
We have a contract with Empire Pipeline Inc. which provides for the transportation to our pipeline of up to 15,000 dekatherms of natural gas per day. We also have contracts with Emera Energy covering both the purchase of natural gas and the bidding and sale of electricity through the NYISO.
All of the energy produced by us that is not utilized onsite for bitcoin mining activities is sold through the NYISO. These sales accounted for 35% and 90% of our total revenue for the years ended December 31, 2020 and 2019, respectively.
Competition
Competition in the Bitcoin Mining Business
Operators of bitcoin miners can range from individual enthusiasts to professional mining operations with dedicated data centers. Miners may organize themselves in mining pools. We compete or may in the future compete with other companies that focus all or a portion of their activities on owning or operating bitcoin exchanges, developing programming for the blockchain, and bitcoin mining activities. At present, the information concerning the activities of these enterprises is not readily available as the vast majority of the participants in this sector do not publish information publicly or the information may be unreliable. Published sources of information include “bitcoin.org” and “blockchain.info”; however, the reliability of that information and its continued availability cannot be assured.
Several public companies (traded in the U.S. and internationally), such as the following, may be considered to compete with us, although we believe there is no company, including the following, which engages in the same scope of activities as we do:

•	Bitfarms Technologies Ltd. (formerly Blockchain Mining Ltd.);

•	DMG Blockchain Solutions Inc.;

•	Digihost International, Inc.;

•	Hive Blockchain Technologies Inc.;

•	Hut 8 Mining Corp.;

•	HashChain Technology, Inc.;

•	MGT Capital Investments, Inc.;

•	Layer1 Technologies, LLC;

•	Marathon Patent Group, Inc.;

•	Northern Data AG;

•	Riot BlockChain, Inc.; and

•	Cipher Mining / Good Works Acquisition Corp.
The cryptocurrency industry is a highly competitive and evolving industry and new competitors or emerging technologies could enter the market and affect our competitiveness in the future.
Competition in the Power Generation and Sales Business in New York
The NYISO operates
bid-based
wholesale markets for electric energy, capacity and other generation-related services such as reactive power support and frequency control. We are authorized to participate in all of these markets, where our bids are evaluated along with bids from numerous other generating facilities in or near New York State. In each of these markets, the NYISO sets the market price, which is paid to all bidders, based on the highest priced bid accepted to meet demand.
We compete against all other NYISO generation resources, which as of Summer 2020 included approximately 38,000 MW of installed capacity consisting of gas and oil-fired
thermal generation, as well as nuclear, hydro, wind, and other renewable generation. Renewable generation typically bids into the energy market as a price-taker, which leaves energy prices to be set by thermal generation resources such as ours. Our competitiveness is based on our variable cost compared to the marginal price in the energy markets as set by the bid of the highest-price resource required to satisfy load requirements. The primary determinants of our variable cost are its efficiency (e.g. how much gas is required to produce a given unit of power) and fuel cost.
Our variable cost relative to the marginal energy price also determines how much power we sell, because it is only called upon by the NYISO when it is economical. The marginal energy price increases as demand for power increases and as more expensive generation resources are required to satisfy load requirements. We benefit from retirements of less expensive generation resources in the NYISO and conversely, becomes less competitive as renewable resources and more efficient gas-fired
generation is added.
A similar dynamic exists in the capacity markets where we are a price-taker. An administratively-determined sloping demand curve ensures that the price paid to suppliers of capacity declines as capacity exceeds reliability requirements. Thus, as other generation capacity retires, we will benefit from higher prices and conversely, as other generation capacity is added, we will realize lower capacity revenues. The capacity market is designed to incentivize generation additions when reserve margins (excess capacity relative to peak demand) are low and to reduce capacity payments made to generators when reserve margins are high and there is excess capacity.

Competitive Advantages
To achieve scale, bitcoin mining requires access to large amounts of low-cost
electricity, making our owned natural gas power generation facility a competitive advantage. Under this vertically integrated model, we benefit from the following additional competitive advantages:

•
Vertical integration
. We believe that there is no other public company in the United States with a bitcoin mining operation of this scale in the United States currently using power generated from its own power plant.

•
Low power costs
. Through access to the Millennium Pipeline price hub which provides relatively low market rates for natural gas and the relatively cool climate where our power plant is located, we are able to produce our energy at competitive rates and largely avoid the extra cost of active cooling of the bitcoin mining operations.

•	Bitcoin market upside . Profitability is highly levered to bitcoin price, difficulty, global network hash rate, and transaction volume.

•	Power market upside . Being online 24/7 allows us to optimize between power and bitcoin mining revenue.

•
Self-reliance
. 100% of the power that we use in our bitcoin mining operations is provided by behind-the-meter
generation with no reliance on third-party power purchase agreements that can be modified or revoked at any time.

•
Relatively stable regulatory environment
. Our mining operation and power generation facility located in New York State are regulated in accordance with U.S. and New York State laws which are more stable, for example, than the laws of the People’s Republic of China and certain other low-cost
power environments.

•
Cryptocurrency experience
. We employ a first-class power generation and mining team and partnerships with premier manufacturers for the procurement of reliable and low-cost
ASIC mining computers of proven performance.

•
Blue-chip backing
. Our controlling stockholder, Atlas, is affiliated with an investment firm with more than $6.8 billion of assets under management and prior experience owning and operating more than 1,000 MW of power generation assets.

Support.com, Inc.
On September 14, 2021, we acquired Support pursuant to the Merger and it now operates as our wholly-owned subsidiary.
Support provides customer and technical support solutions delivered by homebased employees. Support’s homesourcing model, which enables outsourced work to be delivered by people working from home, has been specifically designed for remote work, with attention to security, recruiting, training, delivery, and employee engagement.

•
Customer Support Solutions
. Support provides outsourced customer support and cloud-based technology platforms to companies in multiple industry verticals. Support serves clients in verticals such as media and communication, healthcare, retail, and technology with omnichannel programs that include voice, chat, and self-service. Support meets clients’ needs through its network of homebased employees and cloud-based platforms.

•
Technical Support Programs
. Support offers technical support programs to its enterprise clients that are sold to the clients’ end customers. These tailored programs can be bundled with complementary services or offered on a stand-alone basis as a subscription or one-time
purchase. Support also offers a

subscription-based tech support service
direct-to-consumers
and small businesses that helps users solve a wide-range of technology problems with all computers, smartphones, and other connected devices, including device setup, troubleshooting, connectivity or interoperability problems, and malware and virus removal.

•
End-User
Software
. Support’s SUPERAntiSpyware
®
software is a malware protection and removal software product available for the Windows OS on personal computers and tablets. The software is licensed on an annual basis, and is sold direct to consumers and businesses, or through re-sellers.

Properties
We own the approximately 106 MW power plant which is located on our
162-acre
property in the Town of Torrey, New York. This property is subject to a lease/leaseback relationship with the Yates County Industrial Development Agency. In consideration for certain incentives provided by the Yates County Industrial Development Agency, Greenidge Generation committed to certain investment and job creation obligations all of which have been fulfilled. The primary obligations are the continuation of employment, including the Yates County Industrial Development Agency as an additional insured on various insurance policies and the completion of annual reporting forms. The payment in lieu of taxes agreement executed by the Yates County Industrial Development Agency and Greenidge Generation provides predictability with respect to the increase in the annual real property tax burden on the power plant.
We also own an additional 143 acres of land located in the Town of Torrey, New York. Approximately 29 acres are occupied by a landfill used to dispose of coal ash by the power plant’s former owners.
We own the 4.6 mile long natural gas pipeline that runs from our power plant facility, to the connector pipeline in Milo, Yates County, New York. We also hold a series of easements and right of way agreements with landowners through which land the pipeline runs.
On July 2, 2021, we announced that we had signed a letter of intent to execute a
10-year
lease for a facility in Spartanburg, South Carolina at which we intend to develop our next bitcoin mining operation, using existing electrical infrastructure at the location. We have not yet executed a binding lease for the Spartanburg facility, no major terms have been agreed to between the parties, no commitment with respect thereto has arisen and there can be no assurance that a satisfactory agreement can be reached, however we expect that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral.
Intellectual Property
We own the internet domain name www.greenidge.com. The information contained in our website is not incorporated by reference into this prospectus.
Our subsidiary Support owns the trademarks SUPPORT.COM
®
, GUIDED PATHS
®
, and NEXUS
®
in the United States for specified support services and software, and Support has registrations and common law rights for several related trademarks in the U.S. and certain other countries. Support owns the domain name Support.com and additional other domain names. Support has a pending trademark registration for HomesourcingTM. Support also retains exclusive rights to our proprietary services technology, and its end user software products. In addition, Support holds non-exclusive
rights to sell and distribute certain other software products.
Support owns two U.S. patents related to its business and has a number of pending patent applications covering certain advanced technology. Its issued patents include U.S. Patent No. 8,020,190 (“Enhanced Browser Security”) and U.S. Patent No. 6,754,707 (“Secure Computer Support System”). However, we do not know if Support’s current patent applications or any future patent application will result in a patent being issued with the scope of the claims it seeks, if at all. Also, we do not know whether any patents Support has or may receive will be challenged or invalidated. It is difficult to monitor unauthorized use of technology, particularly in foreign countries where the laws may not protect its proprietary rights as fully as they do in the United States, and Support’s competitors may develop technology that competes with its but nevertheless does not infringe its intellectual property rights.
Support relies on a combination of copyright, trade secret, trademark and contractual protection to establish and protect its proprietary rights that are not protected by patents. Support also enters into confidentiality agreements with its employees and consultants involved in product development. Support generally requires its employees, customers and potential business partners to enter into confidentiality agreements before it will disclose any sensitive aspects of its business. Also, Support generally requires employees and contractors to agree to assign and surrender to Support any proprietary information, inventions or other intellectual property they generate while working for Support in the scope of employment. These precautions, and Support’s efforts to register and protect its intellectual property, may not prevent misappropriation or infringement of its intellectual property. See
“Risk Factors—Risks Related to our Subsidiary, Support.com, Inc.”
Employees
As of August 31, 2021, we employed 43 full-time employees.

Department/Function	Employees
Management	8
Accounting/Finance	2
Administration	5
Operations	28

TOTALS	43

None of our employees are represented by labor unions, and we believe that we have an excellent relationship with our employees.
As of August 31, 2021, Support employed 705 employees, of whom 667 were full-time employees and 38 were part-time employees.
Government Regulation
Greenidge Generation holds a Certificate of Public Convenience and Necessity issued by the NYS Public Service Commission (the “PSC”) under section 68 of the Public Service Law. In addition, it has been granted Market Based Rate Authority by the Federal Energy Regulatory Commission authorizing it to enter into sales of power in interstate commerce at market-based rates. It is connected to the NYSEG transmission system by virtue of the Large Generation Interconnection Agreement among Greenidge Generation, the NYSEG and the NYISO. All environmental permits are set forth below.
We are a Public Utility Holding Company under the Public Utility Holding Company Act of 2005, or PUHCA, and has applied for and received exemption from the record keeping and records inspection regulations of PUHCA.
One of our subsidiaries, Greenidge Pipeline LLC (“Greenidge Pipeline”), operates pursuant to a Certificate of Environmental Compatibility and Public Need issued by the PSC under Article VII of the Public Service Law. It is exempt from regulation by the Federal Energy Regulatory Commission (the “FERC”), under the National Gas Act (“NGA”) pursuant to NGA section 1(c), due to the fact that all of the gas transmitted through the pipeline is delivered within the State of New York and the rates for delivery are regulated by the PSC. There are no environmental permits associated with the operation of the pipeline.

Below is a summary of the material regulations that currently apply to our business. Regulations may substantially change in the future and it is presently not possible to know how regulations will apply to our businesses, or when they will be effective. As the regulatory and legal environment evolves, we may become subject to new laws, further regulation by the SEC, and other federal or state agencies, which may affect our bitcoin mining, power generation and other related activities. For additional discussion regarding about the potential risks existing and future regulation pose to our business, see “
Risk Factors—Risks Related to Our Business
” herein.
Regulations Applicable to Bitcoin Mining Business
Government regulation of blockchain and bitcoin is being actively considered by the State of New York and the United States federal government via a number of agencies and regulatory bodies, as well as similar entities in other countries. Additional state government regulations also may apply to our bitcoin mining activities and other related activities in which we participate or may participate in the future. Certain regulatory bodies have shown an interest in regulating or investigating companies engaged in the blockchain or bitcoin business.
Regulations may substantially change in the future and it is presently not possible to know how regulations will apply to our businesses, or when they will be effective. As the regulatory and legal environment evolves, we may become subject to new laws, further regulation by the SEC and other federal or state agencies, which may affect our bitcoin mining and other related activities. For additional discussion regarding our belief about the potential risks existing and future regulation pose to our business, see “
Risk Factors
” herein.
Regulations Applicable to Power Generation Business
We operate our electricity generating business subject to the following regulatory regimes:
The New York State Public Service Commission
Greenidge, GGH LLC and Greenidge Generation are each defined as “electric corporations” subject to regulation by the PSC under New York’s Public Service Law. The PSC regulates both the issuance by electric corporations of “stocks, bonds and other evidence of indebtedness” and the purchase and sale of either the assets of or the ownership interests in electric corporations.
Greenidge Pipeline and Greenidge Pipeline Properties Corporation operate their approximately 4.6 mile gas pipeline under the terms of a certificate of environmental compatibility and public need issued by the PSC. The terms of that certificate govern the safe operation of the facility and minimization of the impacts of that facility on the environment.
Greenidge Generation currently has permission from the PSC to issue up to $50 million in “indebtedness,” which may include non-voting
stock. To the extent that Greenidge Generation seeks to issue more than $50 million in such instruments (net of the amount of any instruments already issued), approval must be obtained from the PSC. Issuances of any such instruments by Greenidge Generation do not require the PSC’s prior approval, as long as the assets held by Greenidge Generation are not pledged as security under those instruments.
The PSC has established a rebuttable presumption that a third party that is not itself an electric or gas corporation may purchase up to 10% of the ownership interests in an electric corporation without: (1) requiring PSC approval; or (2) becoming an electric corporation itself. This presumption may be rebutted if the facts demonstrate that an entity holding less than 10% of the ownership interests in an electric corporation is nonetheless controlling the day-to-day
operations of that electric corporation. Acquisition of more than 50% of the ownership interests in an electric corporation will require PSC approval and will make the acquiring entity an electric corporation itself. Acquisitions between 10% and 50% are reviewed by the PSC on a case-by-case
basis.

One exception to these requirements is that an electric corporation that is under common ownership with one or more other entities may be merged with such other entities without requiring PSC approval, provided that such transaction does not result in any change in the ultimate ownership of the public utility in question.
Greenidge’s Pipeline Properties are defined by the PSC as “gas corporations” subject to PSC regulation. The PSC’s regulation of gas corporations is substantially identical to its regulation of electric corporations discussed above.
The Federal Energy Regulatory Commission
Greenidge Generation is a public utility subject to regulation by the FERC under the Federal Power Act (the “FPA”). Like the PSC, FERC regulates both the issuance of securities and the purchase and sale of assets and ownership interests in public utilities. First, the FPA generally limits public utilities from selling, leasing or otherwise disposing of facilities with a value in excess of $10 million and used for wholesale sales of electric energy or electric transmission (“Jurisdictional Facilities”) without the prior authorization of FERC, and dispositions resulting in a direct or indirect change of control over a public utility generally require prior FERC authorization. Second, the FPA also generally prohibits a public utility from merging or consolidating Jurisdictional Facilities with any other public utility’s Jurisdictional Facilities with a value in excess of $10 million, without prior FERC authorization. Third, the FPA generally requires FERC authorization before a public utility may acquire any security with a value in excess of $10 million of any other public utility. Fourth, the FPA generally requires FERC authorization before a public utility may acquire or lease a generation facility with a value in excess of $10 million. Fifth, the FPA generally requires FERC approval before a holding company in a system which includes an electric transmission or generation company may acquire any security with a value in excess of $10 million of an electric transmission or generation company or a holding company with a value in excess of $10 million. Sixth, the FPA generally requires FERC authorization before a holding company in a system which includes an electric transmission or generation company may merge or consolidate with an electric transmission or generation company or a holding company with a value in excess of $10 million. The FPA also requires reporting of certain asset sales which do not otherwise require FERC authorization. FERC approval would also be required in advance of a disposition or change of control over Greenidge through the sale of shares.
The FERC has granted Greenidge Generation blanket authorization to issue securities and assume obligations or liabilities as guarantor, endorser, surety, or otherwise in respect of any security of another person; provided that such issue or assumption is for some lawful object within the corporate purposes of Greenidge Generation, compatible with the public interest, and reasonably necessary or appropriate for such purposes. The FERC also administers the Public Utility Holding Company Act of 2005, which imposes certain record keeping and records access requirements on public utility holding companies. We are a public utility holding company but have received an exemption from these record keeping and records access requirements. Any entity acquiring more than 10% of the voting securities of either us or Greenidge Generation is likely to be regarded by FERC as a public utility holding company. Such entities can obtain an exemption from these record keeping and records access requirements if they are able to demonstrate that they are not affiliated with any jurisdictional utility that has captive customers, and that they do not own commission-jurisdictional transmission facilities or provide commission-jurisdictional transmission services and that they are not affiliated with persons that own such facilities or provide such services.
Although the gas pipeline owned and operated by Greenidge Pipeline transports gas supplies flowing in interstate commerce, it is regulated by the PSC rather than by FERC because all of the pipeline’s facilities are located in, and all of the gas it delivers is consumed in, New York State and its rates are regulated by the PSC. Accordingly, no FERC approvals are required for any financing or transfers of ownership interests in Greenidge Pipeline.
Because Greenidge Pipeline operates exclusively as a provider of delivery services for gas supplies owned by others, it is not a “gas utility company” under the Public Utility Holding Company Act of 2005 which expands the authority of FERC to oversee transactions and other financial activities of public utility holding companies through grants of access to those companies’ books and records. As a result, purchasers directly or indirectly acquiring more 10% or more of the voting securities of Greenidge Pipeline would not become subject to the FERC records keeping and records access requirements of that law. Any such acquisition should be reviewed under FPA section 203 and the NYPSL section 70 to determine if an authorization is needed in advance of the transaction.
In addition, we, GGH LLC, and Atlas and certain of its affiliates are all holding companies under the PUHCA, which is also administered by FERC. Each of these entities has filed a Notice with FERC of their exemption from the books and record-keeping requirements of PUHCA 2005 and are therefore not subject to those requirements.
A failure to comply with FERC regulatory requirements can result in penalties and in extreme cases, action to unwind a transaction or to impose criminal sanctions. See
“Risk Factors—Risks Related to Our Business—Power Generation Related Risks.”
The New York State Independent System Operator
So long as Greenidge Generation remains the owner of the Town of Torrey, New York power plant facility, no approvals from the NYISO should be required for any restructuring of the ownership of us or Greenidge Generation. In the event of a transfer of ownership of its facility to a new owner, the interconnection agreement with the NYISO and New York State Electric & Gas Corporation currently held by Greenidge Generation can be assigned to the new owner, so long as the assignee in such a transaction directly assumes in writing all rights, duties and obligations arising under that agreement and agrees to comply with all of the NYISO’s applicable market rules.
Yates County Industrial Development Agency
Both Greenidge Generation and Greenidge Pipeline have lease/leaseback relationships in place with the Yates County Industrial Development Agency, which relationships also include a payment in lieu of tax agreement. Consent of the Yates County Industrial Development Agency would be required for both Greenidge Generation and Greenidge Pipeline for any type of merger, consolidation or change of control, which consent must be obtained prior to completion of such transaction.
The New York State Department of Environmental Conservation
The operation of both Greenidge Generation and the landfill owned by another subsidiary of Greenidge, Lockwood Hills LLC (“Lockwood Hills”), are subject to numerous New York State Department of Environmental Conservation (“NYSDEC”) and EPA regulations and requirements. Lockwood Hills operates a landfill and leachate management facility (the “Landfill”). Most of the EPA requirements that Greenidge Generation and Lockwood Hills are subject to are delegated to the NYSDEC and are regulated through permits issued by NYSDEC. Future laws or regulations may require the addition of environmental controls or impose restrictions on Greenidge Generation and Lockwood Hills operations, which could affect our operations. Complying with environmental laws often involves significant capital and operating expenses. See
“Risk Factors—Risks Related to Our Business—Power Generation Related Risks.”
Permits
Greenidge Generation’s operations are subject to the following NYSDEC-issued permits: Clean Air Act Title IV and Title V permits, Clean Water Act State Pollution Discharge System Elimination System (“SPDES”), and New York State Water Withdrawal Permit. Greenidge Generation also holds a Petroleum Bulk Storage registration issued by NYSDEC, which includes requirements applicable to the petroleum storage tanks located at the facility. The Landfill is subject to the following NYSDEC-issued permits: SPDES Permit and Part 360 Solid Waste Management Permit. Greenidge Generation and Lockwood Hills are currently in compliance with these permits and approvals.

Air
The Clean Air Act Title IV and Title V permits authorize Greenidge Generation to fire natural gas (with up to 19% biomass co-firing)
to produce electricity in accordance with the requirements of these permits. These permits regulate air emissions associated with our operations and include all applicable Clean Air Act and New York State requirements. Greenidge Generation is also subject to the Regional Greenhouse Gas Initiative, or RGGI, which is a multi-state cap and trade program for carbon dioxide emissions that requires Greenidge Generation to purchase one RGGI allowance for every ton of CO2 emitted from the facility. RGGI allowances are offered in quarterly auctions and are available from third parties. In 2019, New York State passed the Climate Leadership and Community Protection Act (“CLCPA”), which requires the NYSDEC and PSC to promulgate regulations and programs for the state to meet greenhouse gas emission reduction requirements and targets. NYSDEC and PSC have not fully implemented the CLCPA.
Water
The Greenidge Generation facility is subject to SPDES and Water Withdrawal permits issued by NYSDEC for five-year time terms, which include State and Federal requirements applicable to the cooling water intake structure and discharges from the facility to the Keuka Lake Outlet and Seneca Lake. These permits require that the Best Technology Available for cooling water intake structures to be installed by October 2022. These permits also require monthly and yearly monitoring and reporting associated with the water withdrawals and the discharges.
The Landfill, which is located approximately 0.4 miles from the Greenidge Generation facility, discharges stormwater and treated leachate to the Keuka Lake Outlet subject to a SPDES permit issued by NYSDEC. A SPDES permit renewal application was recently submitted to NYSDEC, and NYSDEC is currently processing this permit application. The permit requires monthly and yearly monitoring and reporting associated with the water discharges.
Waste
The Landfill is also subject to a Part 360 Solid Waste Management Facility permit issued by NYSDEC. An application to renew and modify the Part 360 permit was recently submitted to NYSDEC, and NYSDEC is currently processing the application. Due to the operations of the previous owners of the Lockwood Hills landfill, in 2015 NYSDEC alleged that the then-existing Leachate Pond was causing exceedances of New York State groundwater standards. Lockwood Hills entered into a Consent Order with the NYSDEC in 2015, which required remediation of the leachate pond, and installation of a liner and treatment system. The work required by the Consent Order was completed in 2019 as required, and NYSDEC approved of the construction report on July 6, 2020. Applications for modification of the SPDES and Part 360 permits to reflect the implementation of the consent order, which are the final requirements of the consent order, were timely submitted to NYSDEC. Lockwood Hills is subject to EPA’s Coal Combustion Residuals Rule (the “CCR Rule”), as a CCR landfill. In accordance with the requirements of the CCR Rule, Lockwood has drafted required plans and documents and hosts a publicly available website that makes certain documents available to the public.
Greenidge Generation is also subject to the CCR Rule, which requires that the onsite CCR Surface Impoundment associated with previous coal-fired operation of the facility, be closed. Greenidge Generation has also drafted the CCR Rule documents associated with closure, and has a publicly available website that makes certain documents available to the public as required by the rule. We have evaluated the impact of the CCR Rule on our consolidated financial position, results of operations, or cash flows and has accrued our environmental and asset retirement obligations under the rule based on current estimates.
Environmental Liability
As required by the New York State Department of Environmental Conservation (the “NYSDEC”), landfills are required to establish and maintain financial assurance mechanism to cover closure, post-closure care, and related expenses. The purpose of the financial assurance mechanism is to ensure the amount of funds assured is sufficient to cover the costs of Landfill closure, post-closure care, custodial care, and, if necessary, corrective measures for known releases when needed. The financial assurance amount is based on written estimates, in current dollars, of the cost of hiring a third party to perform the work. The NYSDEC has allowed Atlas and its affiliates to satisfy this financial assurance obligation by maintaining a letter of credit guaranteeing the payment of the Landfill liability. As of June 30, 2021, the letter of credit amount was approximately $5.0 million.
CCRs are subject to Federal and State regulations. Most of our obligations associated with CCR are for the closure of a coal ash pond. The Landfill is in compliance with the CCR requirements applicable to CCR landfills and is not required to close. With regards to our coal ash pond, in accordance with Federal law and ASC
410-20,
Asset Retirement Obligations, we recorded an asset retirement obligation of $2.3 million as of June 30, 2021. There were no changes to cash flow estimates related to the coal ash pond asset retirement obligation during the first six months of 2021. Estimates are based on various assumptions including, but not limited to, closure and post-closure cost estimates, timing of expenditures, escalation factors, discount rates and methods for complying with CCR regulations. Additional adjustments to the asset retirement obligations are expected periodically due to potential changes in estimates and assumptions.
Legal Proceedings
From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these, or other matters, may arise and harm our business. Other than discussed below, we are currently not aware of any such legal proceedings or claims that we believe will have an adverse effect on our business, financial condition or operating results. See “Note 3. Commitments and Contingencies” in the Unaudited Consolidated Financial Statements for Support.com, Inc. for additional information regarding Support’s legal proceedings.
On December 17, 2020, certain parties filed an Article 78 petition with the Supreme Court of the State of New York, Yates County, that challenges the Town of Torrey’s site plan review for the planned expansion of our bitcoin mining data center. We were joined in the petition as a necessary party. The petition asserts two errors, by the Town of Torrey namely (1) a violation of General Municipal Law
239-m
for failure to make the necessary referral to the County or Torrey Planning Committee prior to the Town’s approval of the site plan; and (2) a violation of the State of New York Environmental Quality Review Act for, among other things, failing to identify all areas of environmental concern or scrutinizing the potential environmental impacts of the planned expansion of our data center. The matter was adjourned, during which time the General Municipal Law referral issue was rectified, leaving only the SEQRA matter. We have successfully defended similar SEQRA claims brought by the same petitioners in past litigation. Nevertheless, we cannot predict the outcome of this litigation. On April 19, 2021, the Town of Torrey Planning Board once again declared that the site plan application created no significant negative environmental impacts and again approved the proposed site plan. In light of the recent Town action, the petitioners have amended their pleadings against the Town of Torrey and requested that the Court set a new return date to have their claims fully addressed. We believe that the petitioners’ claims against the Town of Torrey have no merit.
Since the announcement of the Merger, six complaints have been filed by alleged individual stockholders of Support against Support, the individual directors of Support and, in two of the cases, Greenidge and Merger Sub in various U.S. federal district courts. Of these six complaints, two have been filed in the United States District Court for the District of Delaware:
Stein v. Support.com, Inc. et al
, Case No.
1:21-cv-00650-UNA,
filed on May 5, 2021, and
Bell v. Support.com, Inc. et al,
Case No.
1:21-cv-00672-UNA,
filed on May 7, 2021. Three of the other lawsuits have been filed in the United States District Court for the Southern District of New York, namely:
Broder v. Support.com, Inc. et al,
Case No.
1:21-cv-04262-UNA,
filed on May 12, 2021;
Salerno v. Support.com, Inc. et al
, Case No.
1:21-cv-04584,
filed on May 21, 2021; and,
Bowen v. Support.com, Inc. et al
, Case No.
1:21-cv-04797,
filed on May 28, 2021. The remaining lawsuit was filed in the United States District Court for the Eastern District of New York:
Steinmetz v. Support.com, Inc. et al
, Case No.
1:21-cv-02647-UNA,

filed on May 11, 2021. Support and individual members of the Support board are named as defendants in the
Stein
,
Steinmetz
,
Broder
, and
Bowen
complaints, and Support, individual members of the Support board, Greenidge and Merger Sub are named as defendants in the
Bell
and
Salerno
complaints. The lawsuits generally allege that the Form
S-4
Registration Statement filed with the U.S. Securities and Exchange Commission in connection with the Merger on May 4, 2021 is misleading and/or omits certain material information. In addition, one of the lawsuits (
Salerno
) also alleges that the members of the Support board breached their fiduciary duties in negotiating and approving the Merger Agreement and that Greenidge and Merger Sub aided and abetted the Support directors’ alleged breaches of fiduciary duty. All six lawsuits seek, among other things, to enjoin the Merger, or in the event that an injunction is not entered and the Merger closes, rescission of the Merger and unspecified money damages, costs and attorneys’ and experts’ fees. Support and, as applicable, Greenidge and Merger Sub believe these lawsuits are meritless and intend to defend against them vigorously.
On August 2, 2021, lawyers representing a seventh putative stockholder of Support sent a demand letter seeking additional disclosures regarding the proposed transaction and reserving their purported right to seek to enjoin the transaction.
On August 4, 2021, counsel for Bowen indicated orally to counsel for Support that he anticipates dismissing his lawsuit as moot in light of Support’s supplemental disclosures and seeking a mootness fee.
On August 9, 2021, counsel for plaintiff
Steinmetz
voluntarily dismissed the Steinmetz action, and counsel for plaintiffs Stein and Bell indicated in a status report to the court that they expect to dismiss the Stein and Bell actions as moot following the stockholder vote on the proposed transaction. Support expects that these three plaintiffs likewise will seek mootness fees.

MANAGEMENT
Directors and Executive Officers
Set forth below is information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Jeffrey Kirt	48	Chief Executive Officer and Director
Dale Irwin	50	President
Timothy Rainey	35	Chief Financial Officer
Timothy Fazio	48	Chairman
Ted Rogers	51	Vice Chairman
Andrew Bursky	64	Director
David Filippelli	48	Director
Jerome Lay	32	Director
Timothy Lowe	62	Director
Michael Neuscheler	60	Director
Daniel Rothaupt	69	Director
Jeffrey Kirt
. Mr. Kirt has served as our Chief Executive Officer and a member of our board of directors since March 2021. Before joining Greenidge, Mr. Kirt served as Managing Partner of Fifth Lake Management, LLC where he oversaw day-to-day
aspects of the private investment company from 2017 through March 2021. Prior to that, Mr. Kirt served as Partner of Pamplona Capital Management, LLC, where he oversaw private investments from 2014 through 2017 and Oak Hill Advisors, L.P. where he oversaw private and public investments from 2002 to 2014. He has served on several public company boards of directors and is currently the Vice Chairman Verso Corporation. Mr. Kirt received a B.A. in Economics, with distinction, from Yale University.
Dale Irwin
. Mr. Irwin has served as our President since Greenidge was acquired by Atlas and its affiliates in February 2014 and began serving solely as President, overseeing day-to-day
operations, in March of 2021. He previously also served as our Chief Executive Officer from 2014 until March 2021. Mr. Irwin has more than 20 years of diverse international experience in leading teams and managing projects from idea to execution. In his 18+ years of experience in the energy sector, Mr. Irwin has managed numerous large and small-scale capital projects, including the conversion of Greenidge from a 1930s era coal-fired power plant to a modern, 21st century natural gas-powered
plant and, ultimately, a fully compliant power plant-bitcoin mining company. He provides expertise in powerplant compliance, construction management, outage management, fossil fuel operations and maintenance training. Mr. Irwin holds a Bachelor’s degree in Organizational Management from Keuka College.
Timothy Rainey
. Mr. Rainey has served as our Chief Financial Officer since 2017. Mr. Rainey is a licensed CPA with more than 10 years of diverse accounting and finance experience, including at a top 40 accounting firm. For two years, from 2015 through 2017, Mr. Rainey served as Senior Accountant at Bonadio & Co. LLP. As CFO of Greenidge, Mr. Rainey weighs opportunities and risks in both the cryptocurrency and energy markets to make decisions for both investors and mining customers. Mr. Rainey holds an M.B.A. in Accounting from the State University of New York College at Oswego.
Timothy Fazio.
Mr. Fazio has served as the Chairman of our board of directors since Greenidge was acquired by Atlas and its affiliates in February 2014. Mr. Fazio co-founded
Atlas FRM LLC d/b/a Atlas Holdings LLC, or Atlas Holdings, in 2002 and serves as its
Co-Managing
Partner. Since then, Atlas Holdings and its affiliated private investment funds have grown into a global family of manufacturing and distribution businesses. Prior to that, Mr. Fazio was Principal and Vice President at Pegasus Capital Advisors, L.P., a private investment partnership with approximately $2 billion of capital under management focusing on control investments in middle-market companies at points of stress or significant change, from June 1999 to January 2002. Mr. Fazio is a 1996 graduate of the University of Pennsylvania, where he earned a B.A. in International Relations from the College of Arts and Sciences and a B.S. in Economics with a concentration in Finance from the Wharton School. He is a Fellow of the 2017 Class of the Aspen Institute’s Finance Leadership Fellowship and a member of the Aspen Global Leadership Network. He serves on the Board of Advisors for the Center for High Impact Philanthropy at the University of Pennsylvania.
Ted Rogers
. Mr. Rogers has served as Vice Chairman of our board of directors since March 2021. Before joining Greenidge, Mr. Rogers managed operations and conducted business development for Xapo, Inc., a bitcoin platform for over five years, from 2014 through 2019. While at Xapo, Inc., Mr. Rogers served on the board of directors and was a member of the Compliance Committee. He also served as President of Xapo Inc., oversaw the finance unit for four years and acted as a primary contact for auditors, during which period the company grew from inception to an approximately $80 million in revenue, GAAP-audited firm. Since 2019, Mr. Rogers has worked to manage his portfolio of investment assets. Mr. Rogers brings years of experience in the cryptocurrency industry and an understanding of bitcoin to Greenidge’s operations.
Andrew Bursky
. Mr. Bursky has served as a member of our board of directors since Greenidge was acquired by Atlas and its affiliates in February 2014. Mr. Bursky co-founded
Atlas Holdings in 2002 and serves as its
Co-Managing
Partner. Since then, it has grown into a global family of manufacturing and distribution businesses. Prior to that, he was a
Co-Managing
Partner of Pegasus Capital Advisors, L.P., a private investment partnership with approximately $2 billion of capital under management, from June 1999 to April 2002. He also co-founded
Interlaken Capital in 1980, where he served as Managing Director until 1999, and was responsible for investment and business development activities, with a primary focus on industrial manufacturing, business and financial services, and distribution. Mr. Bursky is a 1978 graduate of Washington University in St. Louis, where he received a B.A. in economics and a B.S. and M.S. in chemical engineering. He also received an M.B.A. from Harvard in 1980. He serves as a Trustee and on the Executive Committee of the Board of Washington University, as a Director of the Washington University Investment Management Company and on the Executive Board of No Labels, an American centrist political organization composed of Republicans, Democrats, and independents whose mission is to combat partisan dysfunction in politics.
David Filippelli
. Mr. Filippelli has served as a member of our board of directors since Greenidge was acquired by Atlas and its affiliates in February 2014. He joined Atlas Holdings in 2014 and serves as a Partner and part of the investment team. Mr. Filippelli brings nearly two decades of policy and advocacy experience to his work supporting both Atlas Holdings’ existing businesses and due diligence efforts, having held senior roles in both the public and private sectors. Prior to joining Atlas Holdings, Mr. Filippelli served as Chair of the governmental affairs practice of Gibbons P.C., a regional law firm headquartered in New Jersey. In this role, he led a team of lawyers and served as the primary public affairs advisor to several large companies, trade associations and nonprofit entities. Before entering the private sector, Mr. Filippelli served as legislative and communications director to a Member of Congress. Mr. Filippelli is a graduate of Fairfield University and American University’s Washington College of Law.
Jerome Lay
. Mr. Lay has served as a member of our board of directors since Greenidge was acquired by Atlas and its affiliates in February 2014. He joined Atlas Holdings in 2009 and has served as a Partner since 2018, where he is responsible for investment and business development activities. Mr. Lay has participated in the formation, financing and oversight of several Atlas Holdings portfolio companies and has led the evaluation and analysis of numerous opportunities. He focuses on investments in merchant power generation and was part of the team at Atlas Holdings that acquired the power plant assets of Greenidge. Mr. Lay also serves on the board of directors for NPX One Holdings LLC, where he is a member of the Audit Committee, and Granite Shore Power LLC, where he is a member of the Audit and Compensation Committee. Mr. Lay is a 2009 graduate of Washington University in St. Louis with a B.S. in mechanical engineering.
Timothy Lowe
. Mr. Lowe has served as a member of our board of directors since Greenidge was acquired by Atlas and its affiliates in February 2014. He has decades of experience in the pulp and paper industry, having previously served as the Chief Executive Officer of Twin Rivers Paper from June 2013 to June 2016 and prior to that, having served as the Chief Executive Officer of Finch Paper and of Northern Pulp until its sale in 2011. He previously worked at Domtar Industries Inc. for nearly 30 years in progressively senior roles, including General Manager of the Domtar Pulp Mill in Woodland, Maine. Mr. Lowe has serviced as a director of Twin Rivers since June 2016 and currently serves as the Chairman of the Advisory Board of Twin Rivers. Mr. Lowe also serves as a member of the Board of Managers of Finch Paper and has done so since June 2014 and the Board of Managers New Wood Resources since 2019.
Michael Neuscheler
. Mr. Neuscheler has served as a member of our board of directors and the Chairman of the Audit Committee since March 2021. Prior to joining Greenidge, Mr. Neuscheler founded and served as a director and Chief Executive Officer of IvyRehab Holdings, Inc., a private equity sponsored healthcare provider, from 2003 through 2017. He spent twelve years as an auditor at E&Y, a public accounting firm, and is a CPA. He also served as Chief Financial Officer of Professional Sports Care Management, International Telecommunications Data Systems and i3 Mobile, all three of which are publicly traded companies and two of which involved IPOs. Mr. Neuscheler has significant experience with private equity sponsored entities and experience with numerous mergers and acquisitions.
Daniel Rothaupt
. Mr. Rothaupt has served as a member of our board of directors since Greenidge was acquired by Atlas and its affiliates in February 2014. Mr. Rothaupt also serves as the Operating Partner of Atlas Holdings and has advised Atlas Holdings regarding various business matters since 2014. He has more than 30 years of experience in operations, maintenance and new project development in the power generation industry. He previously worked for AES Corporation, a global energy company, serving as Plant Manager and Vice President of Operations for Eastern North America. He is a graduate of the U.S. Coast Guard Academy with a degree in Engineering. Mr. Rothaupt serves as an advisor to Atlas Holdings in the power generation industry.
Directors hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. Executive officers serve at the pleasure of the board of directors and may be removed with or without cause at any time, subject to contractual obligations between the executive officer and us, if any.
Family Relationships
A nephew of Greenidge’s President, Dale Irwin, is employed by Greenidge as an operations and maintenance technician.
Involvement in Certain Legal Proceedings
To the best of our knowledge none of the directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist
order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance
We have adopted corporate governance policies and committees in a manner that we believe will closely align our interests with those of our stockholders. Notable features of this corporate governance include:

•
independent director representation on our audit, compensation and nominating and corporate governance committees, when we can no longer or choose not to take advantage of the “controlled company” exemption outlined below, and regular “executive session” meetings of our independent directors without the presence of our corporate officers or non-independent
directors;

•	qualification of at least one of our directors as an “audit committee financial expert” as defined by the SEC; and

•
adoption of other corporate governance best practices, including limits on the number of directorships held by our directors to prevent “overboarding” and implementation a robust director education program.

Role of the Board of Directors in Risk Oversight
The board of directors will have extensive involvement in the oversight of risk management related to us and our business and will accomplish this oversight through the regular reporting to the board of directors by the audit committee. The audit committee will represent the board of directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of our business and summarize for the board of directors all areas of risk and the appropriate mitigating factors. In addition, the board of directors will receive periodic detailed operating performance reviews from management.
Controlled Company Exemption
Private investment funds managed by Atlas beneficially own a majority of the voting power of all outstanding shares of our common stock. As a result, we are a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors and (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following the Merger, we may utilize these exemptions and you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If we cease to be a “controlled company” and our shares continue to be listed on Nasdaq, we will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, we may be required to add additional directors to our board in order to achieve such compliance within the applicable transition period.
Committees of the Board of Directors
Our board has established an Audit Committee and a Compensation Committee, each with its own charter. These committees aim to strengthen and support our corporate governance structure.
Audit Committee
Our Audit Committee consists of at least three directors determined by the Board of Directors to meet the independence, financial literacy and other requirements of Nasdaq and applicable federal law, including Section 10A(m)(3) of the Exchange Act and the rules and regulations of the SEC. All directors must be
“Non-Employee
Directors” as defined by Rule
16b-3
under the Exchange Act. The members of the Audit Committee are appointed by our board and may be removed by the board of directors in its discretion. The Audit Committee is entitled to delegate any of its responsibilities to subcommittees as the Audit Committee may deem appropriate, provided the subcommittees are composed entirely of directors who meet the above-listed criteria.
Currently, our Audit Committee consists of Michael Neuscheler, Timothy Lowe and Daniel Rothaupt. Michael Neuscheler serves as the Chairman of our Audit Committee.
We are required to provide the Audit Committee with the appropriate funding for payment of (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Greenidge, (ii) compensation to any Advisors employed by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
The Audit Committee will hold meetings as often as required, but no less than two (2) times per year. Minutes of each meeting of the Audit Committee will be prepared by the Secretary of Greenidge or his or her designee and approved by the Committee. Such minutes will be filed with the Secretary of Greenidge and retained in the minute book of the Greenidge board.
The Audit Committee assists our board in its oversight of: (1) the integrity of our financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of our internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements not specifically delegated to our other committees. In particular, the Audit Committee has the following duties:

•
appointing, compensating, retaining and oversighting the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Greenidge, and each such registered public accounting firm must report directly to the Audit Committee;

•	selection and oversight of the Internal Auditor;

•	reviewing and approving the appointment and replacement of the head of the internal auditing department;

•
advising the head of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management’s responses thereto;

•	recommending and approving the compensation plan for the head of internal audit in consultation with management;

•
advising management, the internal auditing department and the independent auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices and significant internal audit controls and procedures;

•
reviewing and approving the annual audit plan and audit fee submitted by the independent auditors and discussing with the independent auditors the overall approach to and scope of the audit examination with particular attention focused on those areas where either the Audit Committee, the Greenidge board, management or the independent auditors believe special emphasis is desirable;

•
reviewing and discussing with the independent auditors and management the audited financial statements, the results of the audit and the independent auditors’ report or opinion on matters related to the performance of such audit;

•
reviewing any other financial statements or reports, as requested by management or determined by the Audit Committee, which are required to be filed with any federal, state or local regulatory agency prior to filing with the appropriate regulatory body;

•	reviewing and reassessing the adequacy of the Audit Committee charter on an annual basis, and make recommendations as to changed thereto as may be necessary or appropriate; and

•	reporting its activities to the full Greenidge board on a regular basis, making such recommendations the Audit Committee deems necessary or appropriate.
Compensation Committee
The Compensation Committee consists of at least two members of our board, each of whom, following the time at which we are no longer a “controlled company” as defined under the Nasdaq rules, shall qualify as “independent” under the Nasdaq independence rules and shall also be
“Non-Employee
Directors” as defined by Rule
16b-3
under the Exchange Act. The members of our Compensation Committee shall elect a Chairperson to preside at all meetings of the Compensation Committee. The Compensation Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate, provided the subcommittees are composed entirely of directors who meet the above-listed criteria.
Currently, our Compensation Committee consists of Timothy Fazio and Jerome Lay. Timothy Fazio serves as the Chairman of our Compensation Committee.
The Compensation Committee will hold meetings as often as required. Minutes of each meeting of the Compensation Committee are to be prepared by the Secretary of Greenidge or his or her designee and approved by the Compensation Committee. Such minutes shall be filed with the Secretary of Greenidge and retained in the minute book of our board.
The Compensation Committee is established to discharge certain of our board’s responsibilities relating to compensation of our executive officers and directors. In particular, the Compensation Committee has the following duties:

•	Making and approving all option grants and other issuances of our equity securities to our chief executive officer and other executive officers;

•	Approving all other option grants and issuances of our equity securities as compensation, and recommending that our full board make and approve such grants and issuances;

•
Establishing corporate and individual goals and objectives relevant to compensation of our chief executive officer and other executive officers, and evaluating each such officer’s performance in light of those goals and objectives and certifying achievement of such goals and objectives;

•	Determining the compensation of our chief executive officer;

•	Determining the compensation of the Chairman of our board and reviewing and making recommendations to our board regarding director compensation;

•	Recommending the compensation of our executive officers (other than the chief executive officer) to our board for determination;

•	Administering our cash and equity incentive plans;

•
Preparing an annual compensation discussion and analysis for inclusion in our annual proxy statement in accordance with applicable SEC rules and regulations, which shall be prepared following discussion of thereof with our management;

•	Reviewing and evaluating, at least annually, the Compensation Committee charter and the adequacy of the Compensation Committee charter, as well as the performance of the Compensation Committee; and

•	Performing any other duties or responsibilities expressly delegated to the Compensation Committee by our board from time to time.
Code of Business Conduct
We have adopted a new code of business conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which is available on our website. Our code of business conduct is a “code of ethics”, as defined in Item 406(b) of Regulation
S-K.
Please note that our website address is provided as an inactive textual reference only. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of business conduct on our website.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was at any time during the year 2020, or at any other time, one of our officers or employees. We are party to certain transactions described in “
Certain Relationships and Related Party Transactions
”. None of our executive officers has served as a member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board or member of our Compensation Committee.
Director Independence
Nasdaq’s rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board currently consists of nine (9) directors, five (5) of whom are not independent within the meaning of the Nasdaq’s rules. We have entered into independent director agreements with Michael Neuscheler, Ted Rogers, Daniel Rothaupt and Timothy Lowe, pursuant to which they have been appointed to serve as independent directors as of March 2021. Our board has determined that each of Messrs. Neuscheler, Rogers, Rothaupt and Lowe are independent.
Director Nominations
We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. Our board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Neuscheler, Rogers, Rothaupt and Lowe. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Our board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). A stockholder that wishes to nominate a director for election to our board should follow the procedures set forth in our bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning all cash and non-cash
compensation awarded to, earned by or paid to Dale Irwin and Timothy Rainey, our named executive officers (“Named Executive Officers” or “NEOs”), for services rendered in all capacities for the year ended December 31, 2020. We had no other executive officers during the 2020 fiscal year. Jeffrey Kirt was hired as our Chief Executive Officer in January 2021 and thus was not a NEO as of December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	All Other Compensation ($) (2)	Total ($)
Dale Irwin, President	2020	180,000	58,451	2,807	241,258
Timothy Rainey, Chief Financial Officer	2020	135,000	43,418	13,199	191,617

(1)	Reflects performance bonus payouts to the named executive officers.
(2)	Includes the cost of health insurance premiums paid by us for Mr. Irwin, and health insurance and phone stipends and 401(k) matching contributions for Mr. Rainey.
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program.
Employee Benefit Programs
In 2020, we did not maintain any defined benefit or nonqualified deferred compensation plans for our NEOs or other employees. We maintain a health and welfare plan in which all of our eligible employees, including our NEOs, may participate. Mr. Rainey receives a health insurance stipend in lieu of participating in our health and welfare plan.
Greenidge Generation LLC (“Greenidge Generation”) sponsors a 401(k) plan covering substantially all Greenidge Generation employees, including the NEOs. Employees become eligible to participate in the plan upon the attainment of age twenty-one.
Eligible employees may elect to make either
pre-tax
or Roth contributions to the plan, subject to limitations set forth by the plan and the Code. Greenidge Generation makes safe harbor matching contributions equal to 100% of the first 3% of employees’ eligible earnings and an additional 50% on the next 2% of employees’ eligible earnings. Greenidge Generation may also make a non-elective
contribution at its discretion.
Employment Agreements
All of our NEOs are employees
at-will
and do not have employment agreements with us.
2020 Bonuses
With respect to 2020, our NEOS were eligible to receive performance bonuses based on our safety, environmental, and financial performance, as well as a discretionary annual cash bonus, the amounts and payments of which are generally determined in the sole discretion of our board.
Outstanding Equity Awards at Fiscal
Year-End
None of our NEOs held any outstanding equity awards as of December 31, 2020.

Outstanding Equity Awards as of August 31, 2021
The following table provides information regarding outstanding equity awards held by the NEOs and Mr. Kirt as of August 31, 2021.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (2)
Jeffrey Kirt (3)	3/8/2021	—	—	—	—	—	344,800	2,155,000
Dale Irwin	—	—	—	—	—	—	—	—
Timothy Rainey (4)	2/21/2021	257,484	128,740	—	5.80	2/21/2031	—	—

(1)	The share numbers and option exercise price shown in this table reflect the 4-to-1 forward stock split that occurred on March 16, 2021.
(2)	For purposes of this table, the market value of unvested restricted stock units is determined by multiplying the number of unvested restricted stock units by the assumed price of $6.25 per share.
(3)	Mr. Kirt’s restricted stock units vest ratably over three years on an annual basis, subject to Mr. Kirt’s continued service on each applicable vesting date.
(4)
The stock options granted to Mr. Rainey vest as follows: (i) 257,484 options vested on the grant date and (ii) the remaining options vest on the first anniversary of the grant date, subject to Mr. Rainey’s continued service on the applicable vesting date.

Greenidge 2021 Equity Incentive Plan
The following summary briefly describes the principal features of our 2021 Plan and is qualified in its entirety by reference to the full text of the 2021 Plan.
On February 21, 2021, our board adopted the 2021 Plan and on March 1, 2021 our stockholders approved the 2021 Plan. Pursuant to the 2021 Plan, our board or the Compensation Committee of our board (references to our board will include the Compensation Committee) may grant restricted stock, stock options and other forms of incentive compensation to employees, consultants, and directors of Greenidge and its affiliates. On March 25, 2021, our board adopted and our stockholders approved an amended 2021 plan. References herein to the 2021 Plan will be to the 2021 Plan as amended.
The maximum number of shares of class A common stock that may be issued pursuant to awards granted under the 2021 Plan is 3,831,112 shares (after taking into account the
4-to-1
forward stock split that occurred on March 16, 2021). As of the date of prospectus, 2,631,112 shares of class A common stock remain available for issuance under the 2021 Plan.
Awards that may be granted include: (a) incentive stock options,
(b) non-qualified
stock options, (c) stock appreciation rights, (d) restricted awards (which include restricted stock and restricted stock units), (e) performance share awards, and (f) performance compensation awards.
Purposes
: The purposes of the 2021 Plan are to attract and retain employees, consultants and directors for us and our subsidiaries; motivate them by means of appropriate incentives to achieve long-range goals; provide incentive compensation opportunities; and further align their interests with those of stockholders through compensation that is based on our class A common stock.

Administration
: The 2021 Plan is currently administered by the Compensation Committee (the “Administrator”). Among other things, the Administrator has the authority to construe and interpret the 2021 Plan, to select persons who will receive awards, to determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The Administrator has the authority to establish, amend, and rescind rules and regulations relating to the 2021 Plan and awards granted under the 2021 Plan; provided, that if any such amendment materially and adversely affects the right of any 2021 Plan participant, award holder, or beneficiary, then any such amendment will not be effective without the prior written consent of the 2021 Plan participant, award holder, or beneficiary.
Eligible Recipients
: Persons eligible to receive awards under the 2021 Plan will be those employees, consultants, and directors of Greenidge and its affiliates who are selected by the Administrator.
Shares Available
: The maximum number of shares of class A common stock that may be delivered to participants under the 2021 Plan is 3,831,112 shares, after taking into account the
4-to-1
forward stock split that occurred on March 16, 2021, and as may be further adjusted for certain corporate changes affecting the shares, such as stock splits. Any shares of class A common stock granted in connection with stock options and stock appreciation rights will be counted against the limit as one share for every one stock option and stock appreciation right awarded. Any shares of class A common stock granted in connection with awards other than stock options and stock appreciation rights will be counted against the limit as two shares of class A common stock for every one share of class A common stock granted in connection with such award. Cancelled, forfeited, or expired awards may again become available for grant under the 2021 Plan. Shares subject to an award under the 2021 Plan will not again be made available for issuance or delivery under the 2021 Plan if such shares are (a) shares tendered in payment of a stock option, (b) shares delivered or withheld by us to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award.
Stock Options:
General.
Subject to the provisions of the 2021 Plan, the Administrator has the authority to determine all grants of stock options. That determination will include: (a) the number of shares subject to any stock option; (b) the exercise price per share; (c) the expiration date of the stock option; (d) the manner, time, and date of permitted exercise; (e) other restrictions, if any, on the stock option or the shares underlying the stock option; and (f) any other terms and conditions as the Administrator may determine. Only employees of Greenidge or its subsidiaries are eligible to be granted incentive stock options.
Option Price
. The exercise price for stock options will be determined at the time of grant. The exercise price will not be less than the fair market value on the date of grant. The exercise price for any incentive stock option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive stock option grants to any employee owning more than 10% of our voting stock must have an exercise price of not less than 110% of the fair market value on the grant date.
Exercise of Options.
A stock option may be exercised only in accordance with the terms and conditions for the stock option agreement as established by the Administrator at the time of the grant. The stock option must be exercised by notice to us, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the Administrator, (a) by delivery to us of other class A common stock, duly endorsed for transfer to us, with a fair market value on the date of delivery equal to the exercise price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the participant identifies for delivery specific shares of class A common stock that have an aggregate fair market value on the date of attestation equal to the exercise price (or portion thereof) and receives a number of shares of class A common stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of class A common stock; (b) a “cashless” exercise program established with a broker; (c) by reduction in the number of shares of class A common stock otherwise deliverable upon exercise of such stock option with a fair market value equal to the aggregate exercise price at the time of exercise; (d) any combination of the foregoing methods; or (e) in any other form of legal consideration that may be acceptable to the Administrator.
Expiration or Termination.
Stock options, if not previously exercised, will expire on the expiration date established by the Administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our voting stock, such term cannot exceed five years. Except as otherwise set forth in the applicable award agreement, stock options will terminate before their expiration date if the holder’s service with Greenidge or a subsidiary terminates before the expiration date. The stock option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death or disability, with the precise period during which the option may be exercised to be established by the Administrator and reflected in the grant evidencing the award.
Incentive and
Non-Qualified
Options.
Stock options give the option holder the right to acquire a designated number of shares of class A common stock at a purchase price that is fixed upon the grant of the stock option (the “exercise price”). The exercise price will not be less than the market price of the class A common stock on the date of grant. Stock options granted may be either tax-qualified
stock options
(so-called
“incentive stock options”) or
non-qualified
stock options.
As described elsewhere in this summary, an incentive stock option is an option that is intended to qualify under certain provisions of the Code for more favorable tax treatment than applies to non-qualified
stock options. Any option that does not qualify as an incentive stock option will be a non-qualified
stock option. Under the Code, certain restrictions apply to incentive stock options. For example, the exercise price for incentive stock options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years (or five years in the case of employees owning more than 10% of our voting stock). In addition, an incentive stock option may not be transferred, other than by will or the laws of descent and distribution, and is exercisable during the holder’s lifetime only by the holder. In addition, no incentive stock options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive stock options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate market value in excess of $100,000, measured at the grant date.
Stock Appreciation Rights
: Stock appreciation rights (“SARs”), may be granted alone or in tandem with stock options. A SAR is a right to receive a payment in class A common stock or cash (as determined by the board) equal in value to the excess of the fair market value of one share of class A common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The exercise price per share of class A common stock subject to a SAR may not be less than fair market value at the time of grant.
Restricted Awards
: Restricted awards are awards of class A common stock or hypothetical common stock units having a value equal to the fair market value of an identical number of shares of class A common stock. Restricted awards are forfeitable and non-transferable
until the awards vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded. Restricted stock holders generally have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The board may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period. Restricted stock unit holders will have no voting rights with respect to any restricted stock units. Restricted stock units may also be granted with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in the award agreement. The board may provide that the restricted stock units will be credited with cash and stock dividends paid by us in respect of one share of class A common stock (“Dividend Equivalents”). Dividend Equivalents will be deferred until the expiration of the applicable restriction period.

Performance Compensation Awards
: The 2021 Plan also provides for performance compensation awards, representing the right to receive a payment, which may be in the form of cash, share of class A common stock, or a combination, based on the attainment of pre-established
goals set forth in the applicable award agreement. Performance compensation awards that become vested following the achievement of the performance goals will be paid to participants as soon as administratively practicable following completion of the certification of the achievement of the performance goals by the Administrator but in no event later than 2 1/2 months following the end of the fiscal year during which the performance period is completed.
Performance Criteria
:
Under the 2021 Plan, one or more performance criteria will be used by the Administrator in establishing performance goals. Any one or more of the performance criteria may be used on an absolute or relative basis to measure our performance, as the Administrator may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Administrator deems appropriate. In determining the actual size of an individual performance compensation award, the Administrator may reduce or eliminate the amount of the award through the use of negative discretion if, in its sole judgment, such reduction or elimination is appropriate. The Administrator will not have the discretion to grant or provide payment in respect of performance compensation awards if the performance goals have not been attained.
Other Material Provisions
: Awards will be evidenced by a written agreement, in such form as may be approved by the Administrator. In the event of various changes to our capitalization, such as stock splits, stock dividends and similar re-capitalizations,
an appropriate adjustment will be made by the Administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The Administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of Greenidge, including acceleration of vesting or cancellation of any outstanding awards (upon at least 10 days’ advance notice) in exchange for a payment to the award holder the value of such awards in cash, stock, or a combination thereof. Except as otherwise determined by the Administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. As provided by the terms of the applicable award agreement and subject to the discretion of the Administrator, the applicable tax withholding obligation relating to the exercise or acquisition of class A common stock under an award by any or a combination of the following means: (a) tendering a cash payment; (b) authorizing us to withhold shares of class A common stock from the shares of class A common stock otherwise issuable to the award holder as a result of the exercise or acquisition of class A common stock under the award, provided, however, that no shares of class A common stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to us previously owned and unencumbered shares of class A common stock. The Administrator also has the authority, at any time, to discontinue the granting of awards. The Administrator also has the authority to alter or amend the 2021 Plan or any outstanding award or may terminate the 2021 Plan as to further grants, provided that no amendment will, without the approval of stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the 2021 Plan, change the persons eligible for awards under the 2021 Plan, extend the time within which awards may be made, or amend the provisions of the 2021 Plan related to amendments. The 2021 Plan will terminate automatically on February 21, 2031. No amendment that would adversely affect any outstanding award made under the 2021 Plan can be made without the consent of the holder of such award.

Director Compensation
The following table provides information concerning the compensation of each non-employee
director who served on our board in 2020. Daniel Rothaupt was the only non-employee
director who received any compensation in 2020. Ted Rogers and Michael Neuscheler began serving on our board in 2021, and thus were not directors as of December 31, 2020.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Timothy Fazio	—					—	—
Andrew M. Bursky	—					—	—
Timothy Lowe	—					—	—
Daniel Rothaupt	53,108					—	53,108
David Filippelli	—					—	—
Jerome Lay	—					—	—

(1)	Reflects fees paid for director duties provided by Mr. Rothaupt as part of an arrangement between Atlas and/or its affiliates and us.
Our compensation committee determines the annual compensation to be paid to the members of the board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Transactions with Related Persons
The following includes a brief summary of certain material arrangements, agreements and transactions since January 1, 2019, or any currently proposed transaction, in which we were or are to be a participant and in which any person who serves as an executive officer or director has or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). Atlas and its affiliates currently control 89.3% of the voting power of our outstanding capital stock and have the power to elect a majority of our directors.
Notes Payable
We entered into a promissory note agreement during the year ended December 31, 2019 with Atlas and certain of its affiliates. Within the agreement, there were three separate loans with varying loan amounts and maturity dates. The notes bore interest at 8% per annum calculated on a
360-day
year, and interest accrued and compounded on a quarterly basis. On July 2, 2020, we entered into a contribution and exchange agreement with Atlas and its affiliates, and the three notes payable and related accrued interest was converted into equity in the form of Senior Priority Units—Tranche 1. We incurred interest expense of $0.6 million and $0.7 million under the terms of this promissory note agreement for the years ended December 31, 2020 and 2019, respectively.
We entered into a promissory note agreement during 2020 with Atlas and certain of its affiliates. Within the agreement, there are two separate loans with varying loan amounts and maturity dates. The notes bear interest at 8% per annum calculated on a
360-day
year, and interest accrues and compounds on a quarterly basis. All accrued but unpaid interest under the notes is due and payable upon the corresponding note maturity date. For the year ended December 31, 2020, we incurred interest expense of less than $0.1 million under the terms of this promissory note agreement.
In January 2021, all outstanding promissory notes converted into shares of our capital stock.
Letters of Credit
Atlas and certain of its affiliates obtained a letter of credit from a financial institution in the amount of $4.9 million at December 31, 2020 and 2019, payable to the NYSDEC. This letter of credit guarantees the current value of our environmental trust liability. Atlas Capital Resources LP and Atlas Capital Resources (P) LP also obtained a letter of credit from a financial institution in the amount of $3.6 million at December 31, 2020 and 2019, payable to Empire Pipeline Incorporated (“Empire”) in the event we should not make contracted payments for costs related to a pipeline interconnection project we have entered into with Empire. We paid Atlas and certain of its affiliates $0.2 million for each of the years ended December 31, 2020 and 2019, respectively.
On March 18, 2021, we and Atlas and its affiliates entered into an arrangement pursuant to which we agreed, upon request, to direct our bank to issue new letters of credit to replace all or a portion of the letters of credit provided by Atlas and certain of its affiliates, upon the consummation of a potential investment in, financing of, or sale of any assets or our equity or debt securities, which results in net proceeds to us of at least $10.0 million.
Guarantee
An affiliate of Atlas has guaranteed the payment obligations of Greenidge Generation LLC (“Greenidge Generation”) in favor of Emera Energy Services, Inc. under an Energy Management Agreement and an ISDA Master Agreement under which Greenidge Generation may enter into various transactions involving the purchase and sale of gas, electricity and other commodities with Emera Energy Services, Inc. This guaranty is limited to $1.0 million.
Spartanburg Facility
On July 2, 2021, we announced that we had signed a letter of intent to execute a
10-year
lease for a facility in Spartanburg, South Carolina owned by LSC Communications MCL, LLC, an affiliate of Atlas, at which we intend to develop our next bitcoin mining operation, using existing electrical infrastructure at the location. Atlas owns more than 90% of the beneficial ownership and voting control of LSC Communications MCL, LLC. We have not yet executed a binding lease for the Spartanburg facility, no major terms have been agreed to between the parties, no commitment with respect thereto has arisen and there can be no assurance that a satisfactory agreement can be reached.
Registration Compliance Agreement
On September 1, 2021, we entered into an agreement (each, a “Registration Compliance Agreement”) with Atlas Capital Resources (A9) LP, Atlas Capital Resources
(A9-Parallel)
LP, Atlas Capital Resources (P) LP (collectively, the “Atlas Entities”) and the directors and executive officers that have shares of class A common stock included in the registration statement of which this prospectus is a part, pursuant to which we agreed to register for sale pursuant to the registration statement of which this prospectus forms a part, only during certain sale windows approved by Greenidge from time to time, some of the shares of our class A common stock held by the Atlas Entities and each such director and officer, subject to the terms and conditions set forth in the Registration Compliance Agreement. In each case, the aggregate value of the shares sold pursuant to this prospectus will be determined by market prices and may exceed $120,000. The Atlas Entities and each such officer and director is entitled to certain indemnification rights under the Registration Compliance Agreement. Each Registration Compliance Agreement terminates on the earliest to occur of (i) the failure to close the Merger on or before January 1, 2022, (ii) the date such person has sold all of the shares eligible to be sold pursuant to this prospectus or (iii) the date that is ten (10) months after the effective date of the registration statement of which this prospectus is a part.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Related Party Transactions Policy
Our board of directors has adopted a written statement of policy regarding transactions with related persons (the “Related Person Policy”). Our Related Person Policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation
S-K)
must promptly disclose to (i) our chief compliance officer, or (ii) in the event that there is no chief compliance officer, our general counsel or (iii) in the event that there is no chief compliance officer or general counsel, our chief executive officer (in each case, the “Designated Officer”), any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation
S-K
in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Designated Officer will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the Notes. This summary applies only to Notes held as capital assets (generally, assets held for investment) by those initial holders who purchase Notes at their “issue price,” which will equal the first price at which a substantial amount of the Notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and applicable U.S. Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the U.S. federal income tax consequences described herein. This summary does not describe all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt
organizations, insurance companies, dealers in securities or foreign currencies, traders in securities that have elected the mark-to-market
method of accounting, certain former citizens or long-term residents of the United States, persons holding Notes as part of a straddle, hedge or other integrated transaction, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, or persons subject to the alternative minimum tax. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of partnerships considering an investment in Notes are urged to consult their tax advisers as to the particular U.S. federal income tax consequences to them of holding and disposing of the Notes. Further, this summary does not address the U.S. federal estate and gift tax, the Medicare tax on net investment income or the state, local and
non-U.S.
tax consequences of holding and disposing of the Notes.
THIS SUMMARY IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR
NON-U.S.
TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Tax Consequences to U.S. Holders
As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a Note that is: (i) an individual citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a United States court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code can control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996, and has elected to continue to be treated as a United States person.
Payments of Interest
Stated interest paid on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. It is expected, and the rest of this discussion assumes, the Notes are sold in this offering at par, or at a de minimis discount from par, such that the Notes will be issued without original issue discount for U.S. federal income tax purposes. For this purpose, a discount from par is considered de minimis if it is less than 0.25% of the stated redemption price at maturity of the Notes (generally, their principal amount) multiplied by the number of complete years to maturity from their original issue date.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes
Upon the sale, exchange, retirement or other taxable disposition of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other taxable disposition and the U.S. Holder’s tax basis in the Note at that time. For these purposes, the amount realized generally will include the sum of the cash and the fair market value of any property received in exchange for the Note. However, the amount realized does not include any amount attributable to accrued but unpaid interest, which will be treated as ordinary interest income, as described above in “
—
Payments of Interest,” to the extent not previously included in income by the U.S. Holder. A U.S. Holder’s tax basis in a Note generally will equal the cost of the Note to the U.S. Holder. Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, retirement or other taxable disposition the Note has been held for more than one year. Under current law, long-term capital gains of certain non-corporate
holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting
Information returns generally will be filed with the Internal Revenue Service (“IRS”) in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes. A U.S. Holder generally will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.
Tax Consequences to
Non-U.S.
Holders
As used herein, the term
“Non-U.S.
Holder” means, for U.S. federal income tax purposes, a beneficial owner of a Note that is an individual, corporation, estate or trust that is not a U.S. Holder (as defined above).
Payments of Interest
Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding,” payments of interest on the Notes by the Company or any applicable withholding agent to any
Non-U.S.
Holder generally will not be subject to U.S. federal income tax or withholding tax, provided that: (a) the
Non-U.S.
Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote; (b) the
Non-U.S.
Holder is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; (c) the Notes are not effectively connected with the conduct of the
Non-U.S.
Holder’s trade or business in the United States (or, if required by the applicable treaty, is attributable to a permanent establishment the
Non-U.S.
Holder maintains in the United States); and (d) the
Non-U.S.
Holder either (x) certifies on IRS Form
W-8BEN
or IRS
Form W-8BEN-E
(or applicable successor form), under penalties of perjury, that it is not a United States person or (y) holds the Notes through certain foreign intermediaries and satisfies the certification requirements of the applicable U.S. Treasury regulations.
Subject to the discussion under “—United States Trade or Business,” a
Non-U.S.
Holder that does not qualify for exemption from withholding as described above generally will be subject to U.S. federal withholding tax at a rate of 30% on payments of interest on the Notes. A
Non-U.S.
Holder may be entitled to the benefits of an income tax treaty under which interest on the Notes is subject to an exemption from, or reduced rate of, U.S. federal withholding tax, provided such holder provides to the applicable withholding agent a properly executed IRS Form
W-8BEN
or IRS Form
W-8BEN-E
(or applicable successor form) claiming the exemption or reduction and complies with any other applicable procedures.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes
Subject to the discussion below of backup withholding, a
Non-U.S.
Holder of a Note generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, retirement or other taxable disposition of the Note, unless:

(i)	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise; or

(ii)	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.
If you are a
Non-U.S.
Holder described in (i) above, you generally will be subject to tax as described below in “
—
United States Trade or Business.” If you are a
Non-U.S.
Holder described in (ii) above, you generally will be subject to a flat 30% (or lower applicable treaty rate) U.S. federal income tax on the gain derived from the sale, exchange, retirement or other taxable disposition of a Note, which may be offset by certain U.S. source capital losses.
United States Trade or Business
If a
Non-U.S.
Holder of a Note is engaged in a trade or business in the United States, and if income or gain on the Note is effectively connected with the conduct of this trade or business, the
Non-U.S.
Holder, although exempt from the withholding tax on interest discussed above, generally will be taxed on such income or gain in the same manner as a U.S. Holder (see “
—Tax Consequences to United States Holders
” above), subject to an applicable income tax treaty providing otherwise. Such a
Non-U.S.
Holder will be required to provide to the applicable withholding agent a properly executed IRS Form
W-8ECI
in order to claim an exemption from withholding tax on interest. In addition to regular U.S. federal income tax,
Non-U.S.
Holders that are corporations may be subject to a U.S. branch profits tax on their effectively connected earnings and profits, subject to adjustments, at a 30% rate (or lower applicable treaty rate, if any).
Non-U.S.
Holders engaged in a trade or business in the United States should consult their tax advisers with respect to other U.S. tax consequences of the ownership and disposition of Notes.
Backup Withholding and Information Reporting
Information returns generally will be filed with the IRS in connection with payments of interest on the Notes. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the
Non-U.S.
Holder resides under the provisions of an applicable income tax treaty or other agreement. Unless the
Non-U.S.
Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Notes, and the
Non-U.S.
Holder may be subject to U.S. backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes. Compliance with the certification procedures required as to
non-U.S.
status in order to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a
Non-U.S.
Holder will be allowed as a credit against the
Non-U.S.
Holder’s U.S. federal income tax liability and may entitle the
Non-U.S.
Holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.
FATCA Withholding
Non-U.S.
Holders should be aware that, under Sections 1471 through 1474 of the Code (“FATCA”), a 30% withholding tax will be imposed on certain payments (which could include U.S. source interest) to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules that in general require that (i) in the case of a foreign financial entity, the entity or a related entity register with the IRS and identify and provide information in respect of financial accounts with such entity held (directly or indirectly) by United States persons and United States owned foreign entities, and (ii) in the case of a non-financial
foreign entity, the entity identify and provide information in respect of substantial United States owners of such entity. Foreign entities that hold our common stock generally will be subject to this tax unless they certify on an applicable IRS Form
W-8
(generally, IRS Form
W-8BEN-E)
that they comply with, or are deemed to comply with, or are exempted from the application of, these rules.
Various requirements and exceptions are provided under FATCA and additional requirements and exceptions may be provided in subsequent guidance. Further, the United States has entered into many intergovernmental agreements (“IGAs”) with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter one or more of the FATCA information reporting rules.
Under certain circumstances, a
Non-U.S.
Holder might be eligible for refunds or credits of such taxes.
Non-U.S.
Holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in the Notes.

UNDERWRITING
B. Riley is acting as book-running manager and representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters dated                 , 2021 (the “Underwriting Agreement”), we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
B. Riley Securities, Inc.	$
Ladenburg Thalmann & Co. Inc.
William Blair & Company, L.L.C.
Northland Securities, Inc.
EF Hutton, division of Benchmark Investments, LLC
Aegis Capital Corp.
Colliers Securities LLC
Maxim Group LLC
Wedbush Securities Inc.
B.C. Ziegler & Company

Total	$

Subject to the terms and conditions set forth in the Underwriting Agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the Underwriting Agreement. These conditions include, among others, the continued accuracy of representations and warranties made by us in the Underwriting Agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus.
The several obligations of the underwriters under the Underwriting Agreement are conditional and may be terminated on the occurrence of certain stated events, including, in the event that at or prior to the closing of the offering: (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of us and our subsidiaries taken as a whole which, in the judgment of B. Riley, is material and adverse and makes it impractical or inadvisable to market the Notes; (ii) the occurrence of any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of B. Riley, impractical to market or to enforce contracts for the sale of the Notes; (iii) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or the Nasdaq Stock Market, or any setting of minimum or maximum prices for trading on such exchange, or the failure of the such exchange to grant listing approval to the Notes subject to final issuance; (iv) any suspension of trading of any of our securities on any exchange or in the over-the-counter
market; (v) any banking moratorium declared by any U.S. federal or New York authorities; (vi) any major disruption of settlements of securities, payment or clearance services in the United States or any other country where such securities are listed or (vii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of B. Riley, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Notes or to enforce contracts for the sale of the Notes on the terms and in the manner contemplated in this prospectus.
We have granted to the underwriters the option to purchase up to an additional $                of Notes at the public offering price, less the underwriting discounts (the “Option”). If any Notes are purchased pursuant to the Option, the underwriters will, severally but not jointly, purchase the Notes in approximately the same proportions as set forth in the above table. A purchaser who acquires any Notes forming part of the underwriters’ Option acquires such Notes under this prospectus, regardless of whether the position is ultimately filled through the exercise of the Option or secondary market purchases.

We have agreed to indemnify the underwriters against certain liabilities, including, among other things, liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.
We expect to deliver the Notes against payment for such Notes on or about                , 2021, which will be the second business day following the date of the pricing of the Notes.
Discounts and Expenses
B. Riley has advised us that the underwriters propose initially to offer the Notes to the public at the public offering price and to dealers at that price less a concession not in excess of              per Note. After the underwriters have made a reasonable effort to sell all of the Notes at the offering price, such offering price may be decreased and may be further changed from time to time to an amount not greater than the offering price set forth herein, and the compensation realized by the underwriters will effectively be decreased by the amount that the price paid by purchasers for the Notes is less than the original offering price. Any such reduction will not affect the net proceeds received by us. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The following table shows the per share and total underwriting discount that we are to pay to the underwriters in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the Option.

	Price to the Public	Underwriting Discount (1)	Net Proceeds (2)
Per Note	$	$	$

Total (3)	$	$	$

(1)	Pursuant to the terms of the Underwriting Agreement, the underwriters will receive a discount equal to $ per Note.
(2)	After deducting the underwriting discount but before deducting the structuring fee and expenses of the offering, estimated to be $ .
(3)
If the Option is exercised in full, the total price to the public, underwriting discount and net proceeds to us (after deducting the underwriting discount but before deducting estimated offering expenses) will be $                , $                 and $                , respectively.

We have agreed to reimburse the underwriters for their reasonable out-of-pocket
expenses, including attorneys’ fees, up to $            . In addition to the underwriting discounts, we have agreed to pay to B. Riley a structuring fee (the “Structuring Fee”) equal to         % of the gross offering proceeds, which Structuring Fee is to be paid in cash at the closing of this offering, and any additional closing in connection with the exercise of the Option. We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees, legal and accounting expenses and underwriter reimbursements, will be approximately $                .
Stock Exchange Listing
We have applied to list the Notes on the Nasdaq Stock Market. If the application is approved, trading of the Notes on Nasdaq is expected to begin within 30 days after the date of initial delivery of the Notes. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, the underwriters will have no obligation to make a market in the Notes and may cease market-making activities at any time without any notice, in their sole discretion. Accordingly, an active trading market on Nasdaq for the Notes may not develop or, even if one develops, may not last, in which case the liquidity and market price of the Notes could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer the Notes at the time and price desired will be limited.

Price Stabilization, Short Positions
Until the distribution of the Notes is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Notes. However, the representative may engage in transactions that have the effect of stabilizing the price of the Notes, such as purchases and other activities that peg, fix or maintain that price.
In connection with this offering, the underwriters may bid for or purchase and sell our Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of our Notes than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the Underwriters’ option to purchase additional Notes in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Notes or purchasing Notes in the open market. In determining the source of Notes to close out the covered short position, the underwriters will consider, among other things, the price of Notes available for purchase in the open market as compared to the price at which they may purchase additional Notes pursuant to the option granted to them. “Naked” short sales are sales in excess of the option to purchase additional Notes. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Notes in the open market after pricing that could adversely affect investors who purchase in this offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales and other activities may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. If these activities are commenced, they may be discontinued at any time. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter
market or otherwise.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Offer, Sale and Distribution of Notes
This prospectus in electronic format may be made available on websites maintained by one or more of the underwriters, and the underwriters may distribute the prospectus electronically.
Other than this prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other website maintained by an underwriter or any selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Additional Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. On September 15, 2021, we entered into a common stock purchase agreement and registration rights agreement with an affiliate of B. Riley pursuant to which we have the right from time to time to sell to the affiliate of B. Riley up to the lesser of i) $500 million of shares of our common stock or ii) 19.99% of the outstanding shares of our common stock on the date such purchase agreement was entered into, on the terms and subject to the conditions set forth in the purchase agreement.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and any investment and trading activities may involve or relate to assets, securities or instruments of ours (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of our assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long or short positions in our assets, securities and instruments.

LEGAL MATTERS
Shearman & Sterling LLP will pass upon certain legal matters for us in connection with the offering of the Notes. The underwriters are being represented in connection with the offering by Duane Morris LLP. An investment vehicle comprised of certain partners of Shearman & Sterling LLP, members of their families and other related persons has an interest in us representing less than 0.25% of our aggregate capital stock.
EXPERTS
The consolidated financial statements of Support included in this prospectus as of and for the years ended December 31, 2020 and 2019 have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Our consolidated financial statements included in this prospectus as of and for the years ended December 31, 2020 and 2019 have been audited by Armanino LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form
S-1
under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Notes, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1(800)
SEC-0330.
The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We also anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC. Information on, or accessible through, our website is not part of this prospectus.

FINANCIAL STATEMENTS

GREENIDGE GENERATION HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021 AND 2020

GREENIDGE GENERATION HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars Amounts in thousands, except share and member unit data)

	June 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,890	$5,052
Digital assets	222	254
Accounts receivable	369	390
Fuel deposits	1,297	808
Prepaid expenses	1,967	155
Emissions credits	981	1,923
Carbon offset credits	684
Miner equipment deposits	16,523	5,959

Total current assets	59,933	14,541
LONG-TERM ASSETS:
Property and equipment, net	67,346	50,686
Right-of-use assets	1,310	—
Other long-term assets	98	148

Total assets	$128,687	$65,375

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,650	$1,745
Natural gas payable	1,088	935
Accrued emissions expense	814	2,082
Income taxes payable	1,567	—
Accrued expenses	3,226	547
Accrued interest expense —related party	—	20
Deferred revenue	40	272
Notes payable, current portion	11,499	3,273
Notes payable—related party	—	3,573
Finance lease obligation, current portion	570	—

Total current liabilities	20,454	12,447
LONG-TERM LIABILITIES:
Deferred tax liability	482	—
Notes payable, net of current portion	7,064	1,364
Finance lease obligation, net of current portion	409	—
Asset retirement obligations	2,345	2,277
Environmental trust liability	4,994	4,927

Total liabilities	35,748	21,015

COMMITMENTS AND CONTINGENCIES (NOTE 11)
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001, 20,000,000 and 0 shares authorized, 1,620,000 and 0 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	1	—
Common stock, par value $0.0001, 500,000,000 and 0 shares authorized, 28,320,000 and 0 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	3	—
Additional paid-in capital	113,054	—
Members’ capital, 0 and 49,978 units outstanding as of June 30, 202 1 and December 31, 2020, respectively	—	69,276
Accumulated deficit	(20,119)	(24,916)

Total stockholders’ equity	92,939	44,360

Total liabilities and stockholders’ equity	$128,687	$65,375

The accompanying notes are an integral part of these condensed consolidated financial statements.

GREENIDGE GENERATION HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
REVENUE:
Cryptocurrency mining	$14,064	$3,341	$23,061	$5,630
Power and capacity	2,112	1,331	4,178	2,184

Total revenue	16,176	4,672	27,239	7,814
OPERATING COSTS AND EXPENSES
Cost of revenue—cryptocurrency mining (exclusive of depreciation and amortization shown below)	2,754	1,362	5,150	1,939
Cost of revenue—power and capacity (exclusive of depreciation and amortization shown below)	1,970	1,220	3,996	2,670
Selling, general and administrative	4,565	1,189	8,060	2,638
Depreciation and amortization	1,603	1,130	2,864	2,163

Total operating costs and expenses	10,892	4,901	20,070	9,410

Income (loss) from operations	5,284	(229)	7,169	(1,596)
OTHER INCOME (EXPENSE), NET:
Interest expense	(202)	—	(368)	—
Interest expense—related party	—	(273)	(22)	(540)
Loss (gain) on sale of digital assets	(154)	(44)	141	(25)
Other (expense) income, net	(13)	(25)	6	(16)

Total other expense, net	(369)	(342)	(243)	(581)

INCOME (LOSS) BEFORE INCOME TAXES	4,915	(571)	6,926	(2,177)
Provision for income taxes	(1,397)	—	(2,129)	—

NET INCOME (LOSS) AND TOTAL COMPREHENSIVE INCOME (LOSS)	$3,518	$(571)	$4,797	$(2,177)

Earnings per share:
Basic	$0.10		$0.15
Diluted	$0.08		$0.12
The accompanying notes are an integral part of these condensed consolidated financial statements.

GREENIDGE GENERATION HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)
(in thousands, except share and member unit data)

					Additional Paid—In Capital	Common Units		Preferred Units		Senior Priority Units		Total Members’ Capital	Accumulated Deficit	Total
	Preferred Stock		Common Stock			Number of Units	Members’ Capital	Number of Units	Members’ Capital	Number of Units	Members’ Capital
	Shares	Amount	Shares	Amount
Balance at January 1, 2021	—	$—	—	$—	$—	750	$—	39,228	$39,074	10,000	$30,202	$69,276	$(24,916)	$44,360
Contribution of Preferred Units, Senior Priority Units, and notes payable to related party for GGHI Common Stock	—	—	26,800,300	3	72,888	—	—	(39,228)	(39,074)	(10,000)	(30,202)	(69,276)	—	3,615
Contribution of GGH Common Units for GGHI Common Stock	—	—	1,199,700	—	—	(750)	—	—	—	—	—	—	—	—
Proceeds from issuance of preferred stock, net of stock issuance costs of $3,387	1,620,000	1	—	—	37,112	—	—	—	—	—	—	—	—	37,112
Stock-based compensation expense	—	—	—	—	656	—	—	—	—	—	—	—	—	656
Proceeds from stock options exercised	—	—	160,000	—	1,000	—	—	—	—	—	—	—	—	1,000
Stock issued to purchase miners	—	—	160,000	—	991	—	—	—	—	—	—	—	—	991
Net income	—	—	—	—	—	—	—	—	—	—	—	—	1,279	1,279

Balance at March 31, 2021	1,620,000	$1	28,320,000	$3	$112,647	—	$—	—	$—	—	$—	$—	$(23,637)	$89,014
Stock-based compensation expense	—	—	—	—	407	—	—	—	—	—	—	—	—	407
Net income	—	—	—	—	—	—	—	—	—	—	—	—	3,518	3,518

Balance at June 30, 2021	1,620,000	$1	28,320,000	$3	$113,054	—	$—	—	$—	—	$—	$—	$(20,119)	$92,939

					Additional Paid—In Capital	Common Units		Preferred Units		Senior Priority Units		Total Members’ Capital	Accumulated Deficit	Total
	Preferred Stock		Common Stock			Number of Units	Members’ Capital	Number of Units	Members’ Capital	Number of Units	Members’ Capital
	Shares	Amount	Shares	Amount
Balance at January 1, 2020	—	$—	—	$—	$—	750	$—	54,228	$54,074	—	$—	$54,074	$(20,350)	$33,724
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(1,606)	(1,606)

Balance at March 31, 2020	—	$—	—	$—	$—	750	$—	54,228	$54,074	—	$—	$54,074	$(21,956)	$32,118
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(571)	(571)

Balance at June 30, 2020	—	$—	—	$—	$—	750	$—	54,228	$54,074	—	$—	$54,074	$(22,527)	$31,547

The accompanying notes are an integral part of these condensed consolidated financial statements.

GREENIDGE GENERATION HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2021	2020
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$4,797	$(2,177)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	2,864	2,163
Deferred income taxes	482	—
Accretion of asset retirement obligations	68	74
(Loss) gain on sale of digital assets	(141)	25
Stock-based compensation expense	1,063	—
Loss on environmental trust liability	67	—
Changes in operating assets and liabilities:
Accounts receivable	21	10
Emissions credits/carbon offsets	258	3
Prepaids and other assets	(2,129)	(1,458)
Accounts payable	(870)	(190)
Income taxes payable	1,567	—
Accrued emissions	(1,268)	473
Accrued expenses	2,623	1,772

Net cash flow provided by operating activities	9,402	695

CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(19,068)	(9,340)
Deposits on miner equipment	(10,564)	—
Project deposit	51	427

Net cash flow used in investing activities	(29,581)	(8,913)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock, net of issuance costs	37,112	—
Proceeds from stock options exercised	1,000	—
Proceeds from notes payable	15,686	—
Principal payments on notes payable	(1,760)	—
Proceeds from finance lease obligations	1,404	—
Repayments of capital lease obligations	(425)	—

Net cash flow provided by financing activities	53,017	—

CHANGE IN CASH AND CASH EQUIVALENTS	32,838	(8,218)
CASH AND CASH EQUIVALENTS—beginning of year	5,052	11,750

CASH AND CASH EQUIVALENTS—end of period	$37,890	$3,532

The accompanying notes are an integral part of these condensed consolidated financial statements.

GREENIDGE GENERATION HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS
Greenidge Generation Holdings Inc. (“Greenidge”) and Subsidiaries (collectively, the “Company”) owns and operates a vertically integrated bitcoin mining and power facility located in Dresden, New York. The Company’s bitcoin mining capacity generates revenue in the form of bitcoin and U.S. dollars by earning bitcoin with application-specific
integrated circuit computers (“ASICs” or “miners”) that are owned by the Company as rewards and transaction fees for supporting the global bitcoin network. Additionally, the Company generates revenues in U.S. dollars to a lesser extent from third parties for hosting and maintaining their ASICs. The Company also sells surplus electricity generated by its power plant, and not consumed in bitcoin mining operations, to the New York Independent System Operator (“NYISO”) power grid at prices set on a daily basis through the NYISO wholesale market. In addition, the Company receives revenues from the sale of its capacity and ancillary services in the NYISO wholesale market. The consolidated financial statements include the accounts of the following entities:

•	Greenidge (a Delaware corporation). Greenidge was formed in 2021 to oversee and manage the following entities:

•	Greenidge Generation Blocker Inc. (“GGB”), a Delaware corporation and a wholly owned subsidiary of Greenidge

•	Greenidge Generation Holdings LLC (“GGH”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Generation, LLC (“GG”), a New York limited liability company and a wholly owned subsidiary of Greenidge

•	Lockwood Hills, LLC (“LH”), a New York limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Solar, LLC (“GS”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Pipeline, LLC (“GP”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Pipeline Properties Corporation (“GPP”), a New York Corporation and a wholly owned subsidiary of Greenidge

•	Greenidge Markets and Trading, LLC (“GMT”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Secured Lending, LLC (“SL”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Blocker Corp. (“Blocker”), a Delaware corporation and a consolidated variable interest entity

•	Greenidge Coin, LLC (“GC”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge. In January 2021, GC merged into GG and GC was subsequently dissolved.
Variable Interest Entities
The Company evaluates its interests in variable interest entities (“VIE”) and will consolidate any VIE in which it has a controlling financial interest and is deemed to be the primary beneficiary. A controlling financial interest has both of the following characteristics: (1) the power to direct the activities of the VIE that most significantly impact its economic performance; and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could be significant to the VIE. If both characteristics are met, the Company considers itself to be the primary beneficiary and therefore will consolidate that VIE into its consolidated financial statements.

GREENIDGE GENERATION HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

Consolidation of a Variable Interest Entity
On October 2, 2019, Blocker, a related entity through common ownership, purchased 15,000 preferred units of GC for $15,000. Blocker was formed for the sole purpose of making a capital investment into GC so that GC could then provide a loan to GGH. The purpose of the loan from GC to GGH was to fund the development of infrastructure necessary for the Company to commence its Bitcoin mining operations.
Accordingly, Blocker is deemed a VIE because Blocker’s operations consist of its investment in GC and consequently, Blocker relies on the operations of the Company to sustain future operating expenses. The Company is deemed the primary beneficiary of the VIE because it is the sole provider of financial support. Accordingly, as of October 2, 2019, the Company consolidated Blocker’s balance sheet and results of operations. On December 31, 2020, Blocker entered into a liquidating distribution agreement with GGH, effectively dissolving Blocker into GGH.
Plan of Merger
On March 19, 2021, the Company entered into a definitive agreement and plan of merger for a business combination with Support.com, Inc., a Delaware corporation (NASDAQ: SPRT).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. In the opinion of management, the accompanying unaudited condensed interim consolidated financial statements reflect all adjustments, consisting of normal recurring adjusting, considered necessary for a fair presentation of such interim results.
Greenidge is the successor entity for accounting purposes to GGH as a result of the corporate restructuring consummated in January 2021. Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, entered into an asset contribution and exchange agreement with the owners of GGH, pursuant to which Greenidge acquired all of the ownership interests in GGH in exchange for 7,000,000 shares of Greenidge’s common stock (28,000,000 shares of GGHI Class B Common Stock after the
4-for-1
split in March 2021). As a result of this transaction, GGH became a wholly-owned subsidiary of Greenidge. The financial information presented herein are that of GGH for the periods before January 29, 2021 and Greenidge for the period after January 29, 2021.
The results for the unaudited condensed interim consolidated statements of operations are not necessarily indicative of results to be expected for the year ending December 31, 2021 or for any future interim period. The unaudited condensed interim consolidated financial statements do not include all of the information and notes required by U.S. GAAP for complete financial statements. The accompanying unaudited condensed interim consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2020 and notes thereto.
The consolidated financial statements include the accounts of the Company and its subsidiaries as described in Note 1. All significant intercompany accounts and transactions have been eliminated.
Use of estimates
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and notes thereto. Actual results could differ from those estimates.

GREENIDGE GENERATION HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Significant Accounting

Policies
For a detailed discussion about the Company’s significant accounting policies, see the Company’s December 31, 2020 consolidated financial statements.
Emissions Expense and Credits
The Company generates carbon dioxide emissions. As a result, the Company incurs emissions expense and is required to purchase emission credits, which are valued at cost, to offset the liability. The Company participates in the Regional Greenhouse Gas Initiative (“RGGI”), which requires, by law, that the Company remit credits to offset 50% of the Company’s annual emission expense in the following year, for each of the years in the three year control period (January 1, 2018 to December 31, 2020). In February 2021, the Company settled the emissions allowance for the control period. The Company continues to remit credits in accordance with RGGI. The Company recognizes expense on a per ton basis, where one ton is equal to one RGGI credit.
The RGGI credits are recorded on a first in, first out (“FIFO”) basis. The Company incurred emissions expense of $402 and $815 for the three and six months ended June 30, 2021, respectively, and $309 and $473 for the three and six months ended June 30, 2020, respectively, which is included in power and capacity cost of revenue in the accompanying condensed consolidated statements of operations.
Carbon Offset Credits
The Company announced that effective June 1, 2021, it will operate an entirely carbon neutral bitcoin mining operation at its facility in Dresden, New York. The Company plans to purchase voluntary carbon offsets from a portfolio of U.S. greenhouse gas reduction projects as one method to achieve this carbon neutrality. During the second quarter of 2021, the Company purchased
$684 of voluntary carbon offset credits. The voluntary carbon offset credits will be expensed to cost of revenues on a specific identification basis when the Company applies it to its net zero goals, which is when the credits are surrendered to the applicable agency.
Asset Retirement Obligations
Asset retirement obligations are legal obligations associated with the retirement of long-lived assets. The obligations represent the present value of the estimated costs for an asset’s future retirement discounted using a credit-adjusted risk-free rate, and are recorded in the period in which the liability is incurred. The liabilities recognized relate to the decommissioning of a coal ash pond for coal combustion residuals (“CCR”), which are subject to Federal and State regulations
.
In accordance with Federal law and Accounting Standards Codification (“ASC”)
410-20,
Asset Retirement Obligations, the Company recorded an asset retirement obligation of $2,345 and $2,277 at June 30, 2021 and December 31, 2020, respectively. The company expensed $35 and $32 to other income (expense), net during the three months ended June 30, 2021 and 2020, respectively for the accretion of interest for the liability and $68 and $74 during the six months ended June 30, 2021 and 2020, respectively. There were no changes to cash flow estimates related to the coal ash pond asset retirement obligation during the three and six months ended June 30, 2021 or 2020. Estimates are based on various assumptions including, but not limited to, closure cost estimates, timing of expenditures, escalation factors, discount rate of 5.00
% and methods for complying with CCR regulations. Additional adjustments to the asset retirement obligations are expected periodically due to potential changes in estimates and assumptions.
Environmental Trust Liability
The Company owns and operates a landfill. As required by the New York State Department of Environmental Conservation (“NYSDEC”), landfills are required to fund a trust to cover closure costs and expenses after the landfill has stopped operating.

GREENIDGE GENERATION HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Significant Accounting Policies (Continued)

The trust is designed
to provide funds for 30 years of expenses to maintain a landfill once it is full and has no further source of revenue or in case the owner is defunct and the NYSDEC has to operate the landfill. The landfill is a fully permitted, operational landfill and also acts as a leachate treatment facility. An annual report is completed by a third-party engineering firm to provide environmental compliance and calculate combined closure and post-closure costs, discounted to current year dollars using a discount rate of 4.50
%. In lieu of a trust, the Company has negotiated with its largest equity member to maintain a letter of credit guaranteeing the payment of the liability (see Note 6). In accordance with ASC
410-20,
the Company has recorded an environmental liability of
$4,994 and $4,927 at June 30, 2021 and December 31, 2020, respectively. The letter of credit related to this liability was for $4,994 at June 30, 2021 (see Note 6).
Leases
On January 1, 2021, the Company adopted Accounting Standards Codification (“ASC”) 842, Leases. No lease arrangements were in place as of January 1, 2021. Following guidance in ASC 842, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the condensed consolidated balance sheet.
Right-of-use
(“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent an obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. The ROU asset is amortized over the lease term. Variable lease expenses, if any, are recorded when incurred.
In calculating the ROU asset and related lease liability, the Company elected to combine lease and non-lease
components. The Company excluded short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election and recognizes rent expense on a straight-line basis over the lease term. Refer to Note 5 for the additional disclosures required by ASC 842.
Cryptocurrency Mining Cost of Revenue
Cost of revenue—cryptocurrency mining consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the digital mining operation. Cost of revenue—cryptocurrency mining does not include depreciation and amortization.
Power and Capacity Cost of Revenue
Cost of revenue—power and capacity consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the power produced by Greenidge and sold to the grid. Cost of revenue—power and capacity does not include depreciation and amortization.
Selling, General, and Administrative Expenses
Selling, general and administrative expenses consist primarily of administrative payroll and benefits, business development costs, professional fees, and insurance.
Stock-Based Compensation
The Company accounts for share-based payment awards exchanged for services at the estimated grant date fair value of the award. Stock options issued under the Company’s equity incentive plans are granted with an exercise price equal to no less than the market price of the Company’s stock at the date of grant and expire up to ten years from the date of the grants. These options generally vest on the grant date or over a three year period
.

GREENIDGE GENERATION HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Significant Accounting Policies (Continued)

The Company estimates the fair value

of the stock options grants using the Black-Scholes-Merton option pricing model and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgement.
Expected Term
—The expected term of options represents the period that the Company’s stock-based awards are expected to be outstanding on the simplified method, which is the half-life from vesting to the end of its contractual term.
Expected Volatility
—The Company computes stock price volatility over expected terms based on reasonable estimates and comparable public companies as the Company had no trading history of its own common stock.
Risk-Free Interest Rate
—The Company bases the risk-free interest rate on the implied yield available on U.S. Treasury zero-coupon
issues with an equivalent remaining term.
Expected Dividend
—The Company has never declared or paid any cash dividends on its common shares and does not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in its valuation models.
Income Taxes
Prior to the formation of Greenidge on January 27, 2021, the Company was treated as a partnership for federal and state income tax purposes. Pursuant to this election, the profit or loss of the Company is reported in the individual income tax returns of the members. Therefore, no provision for Federal or State taxes has been made for the year ended December 31, 2020.
Subsequent to the conversion of GGH to Greenidge, the Company calculates the provision for income taxes in accordance with ASC 740, Income Taxes, (“ASC 740”). The current provision for income taxes represents actual or estimated amounts payable or refundable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. A valuation allowance may be provided to the extent management deems it is more likely than not that deferred tax assets will not be realized. The ultimate realization of net deferred tax assets is dependent upon the generation of future taxable income, in the appropriate taxing jurisdictions, during the periods in which temporary differences, net operating losses and tax credits become realizable. Management believes that it is more likely than not that the Company will realize the benefits of these temporary differences and operating loss and tax credit carryforwards, net of valuation allowances. The Company recognizes and measures tax positions taken or expected to be taken in its tax return based on their technical merit and assesses the likelihood that the positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. Interest and penalties on tax liabilities, if any, would be recorded as incurred in interest expense and other expenses, respectively.
Earnings Per Share
Basic net income per common share attributable to common shareholders is calculated by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income per common share attributable to common shareholders is calculated by dividing net income attributable to common shareholders by the diluted weighted average number of common shares outstanding for the period. Basic and diluted income per common share is not provided for the three and six months ended June 30, 2020 as the Company was organized as an LLC during that period. The Company used the weighted average method in determining earnings per share in consideration of the conversion of participating securities to common shares due to the reorganization in January 2021.

GREENIDGE GENERATION HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements Not Yet Adopted
In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
No. 2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU
2019-12”),
which is intended to simplify various aspects related to accounting for income taxes. ASU
2019-12
removes certain exceptions to the general principles.
in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. As an emerging growth company, the Company has elected to adopt this pronouncement following the effective date for private companies beginning with periods beginning after December 15, 2021. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
Any new accounting standards, not disclosed above, that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.
Recent Accounting Pronouncements, Adopted
In February 2016, the FASB issued Accounting Standards Update ASU
No. 2016-02,
Leases (Topic 842), which requires lessees to recognize a
right-of-use
(“ROU”) asset and a lease liability for all leases with terms greater than 12 months and also requires disclosures by lessees and lessors about the amount, timing and uncertainty of cash flows arising from leases. Subsequent to the issuance of Topic 842, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as “ASC 842”. On January 1, 2021, the Company adopted ASC 842. The Company had no leasing arrangements at the beginning of the period of adoption. As a result, no cumulative impact of adopting ASC 842 was recorded. The Company also elected to exclude leases with a term of 12 months or less in the recognized ROU assets and lease liabilities, when the likelihood of renewal is not probable. Refer to Note 5 for additional disclosures required by ASC 842. The Company determines if an arrangement is a lease at inception. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent an obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The lease terms used to calculate the ROU asset and related lease liability include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

3.	PROPERTY AND EQUIPMENT
Property and equipment, net consisted of the following at June 30, 2021 and December 31, 2020:

	Estimated Useful Lives	June 30, 2021	December 31, 2020
Plant infrastructure	15 – 39 years	$34,216	$33,944
Miners	5 years	24,146	10,236
Miner facility infrastructure	15 years	13,804	8,791
Land	N/A	300	300
Equipment	5 years	211	211
Software	3 years	186	66
Coal ash impoundment	4 years	2,135	2,135
Construction in process	N/A	4,104	3,989

		79,102	59,672
Less: Accumulated depreciation		(11,756)	(8,986)

		$67,346	$50,686

GREENIDGE GENERATION HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3.	PROPERTY AND EQUIPMENT (Continued)

Total depreciation expense
was $1,603 and $2,864 for the three and six months ended June 30, 2021 and was $1,130 and $2,163 for the three and six months ended June 30, 2020, respectively.

4.	NOTES PAYABLE
The Company has entered into equipment finance agreements that are secured by the purchased miner equipment. These agreements generally require monthly payments of principal, interest and a risk premium fee. The following table provides information on the equipment financing agreements:

			Interest Rate	Initial Financing	Balance as of:
Note	Loan Date	Maturity Date			June 30, 2021	December 31, 2020
A	December 2020	June 2022	17.0%	$4,482	$2,739	$4,233
B	December 2020	June 2022	17.0%	428	261	404
C	March 2021	November 2022	17.0%	2,229	2,105	—
D	April 2021	December 2022	17.0%	4,012	4,012	—
E – H	May 2021	October 2023	15.0%	9,446	9,446	—

					18,563	4,637
Less: Current portion					(11,499)	(3,273)

					$7,064	$1,364

The Company incurred interest expense of $202 and $368 during the three and six months ended June 30, 2021, respectively, under the terms of these notes payable.

5.	FINANCE LEASE
ASC 842 requires the Company to recognize an ROU asset and a lease liability for all leases with terms greater than 12 months. Refer to Note 2 for discussion on the adoption of ASC 842. The Company entered into a finance lease to finance the purchase of equipment on March 11, 2021. The Company recorded an ROU asset of $1,404 at the lease commencement date and a finance lease obligation of $1,207. The lease for this equipment ends August 31, 2022.

6.	RELATED PARTY TRANSACTIONS
Notes Payable
The Company entered into a promissory note agreement during 2020 with its largest equity members, Atlas Capital Resources LP and Atlas Capital Resources (P) LP (collectively referred to herein as “Atlas”). Within the agreement, there were two separate loans. One of these related party loans had a June 2021 maturity and a balance of $2,382 at December 31, 2020, and the other loan had a May 2021 maturity with a balance of $1,191 at December 31, 2020. The promissory notes bore interest at
 8% per annum calculated on a
360-day
year, and interest accrued and compounded on a quarterly basis. All accrued but unpaid interest under the notes was due and payable upon the corresponding note maturity date. Under this promissory note agreement, the Company incurred interest expense of $0 and $22 for the three and six months ended June 30, 2021, respectively. During the three and six months ended June 30, 2020, the company incurred interest expense on related party loans of $273 and $540, respectively, associated with loans that were converted into senior priority units in July 2020.
Notes payable to related party consisted of the following:

	June 30, 2021	December 31, 2020
Note payable to a related party due June 2021	$—	$2,382
Note payable to a related party due May 2021	—	1,191

	$—	$3,573
Less: Current Portion	$—	$(3,573)

	$—	$—

GREENIDGE GENERATION HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6.	RELATED PARTY TRANSACTIONS (Continued)
Notes Payable (Continued)
The related party loans in the table above were converted into Greenidge common stock in January 2021 (See Note 7).
Letters of Credit
On March 19, 2021, the Company and Atlas and its affiliates entered into an arrangement pursuant to which Greenidge agreed, upon request, to direct its bank to issue new letters of credit to replace all or a portion of the letters of credit provided by Atlas and certain of its affiliates, upon the consummation of a potential investment in, financing of, or sale of any assets or equity or debt securities of the Company, which results in net proceeds to the Company of at least $10,000,000.
Atlas obtained a letter of credit from a financial institution in the amount of $4,994 at June 30, 2021, payable to the NYSDEC. This letter of credit guarantees the current value of the Company’s environmental trust liability as discussed in Note 2.
Atlas also obtained a letter of credit from a financial institution in the amount of $3,630 at June 30, 2021, payable to Empire Pipeline Incorporated (“Empire”) in the event the Company should not make contracted payments for costs related to a pipeline interconnection project the Company has entered into with Empire (See Note 11).
Guarantee
An affiliate of Atlas has guaranteed the payment obligations of Greenidge Generation LLC (“Greenidge Generation”) in favor of Emera Energy Services, Inc. under an Energy Management Agreement and an ISDA Master Agreement under which Greenidge Generation may enter into various transactions involving the purchase and sale of gas, electricity and other commodities with Emera Energy Services, Inc. This guaranty is limited to
$1.0 million.
Greenidge Coin, LLC Equity Transactions
On October 2, 2019, Blocker, a related entity through common ownership, purchased 15,000 preferred units of GC for $15,000.
On July 1, 2020, Atlas purchased the preferred units of Blocker for $
16,277
, the amount of the aggregate liquidation preference, and contributed its membership interest in Blocker to GGH in exchange for Senior Priority Units—Tranche 2 (See Note 7) on July 2, 2020.
On December 31, 2020, Blocker entered into a liquidating distribution agreement with GGH, effectively dissolving Blocker into GGH.

7.	STOCKHOLDERS’ EQUITY
Authorized Shares
Greenidge has the authority to issue 520,000,000 shares of capital stock, consisting of 400,000,000 shares of Class A common stock, $0.0001 par value per share, 100,000,000 shares of Class B common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share
.
Contribution and Exchange

Agreement
In January 2021, GGH LLC completed a corporate restructuring. Pursuant to this restructuring, Greenidge was formed and incorporated in the State of Delaware on January 27, 2021. On January 29, 2021, Greenidge entered into an asset contribution and exchange agreement with the owners of GGH, in which the GGH owners’ equity interests and outstanding notes payable to related parties and all accrued but unpaid interest were contributed into
GGHI in

GREENIDGE GENERATION HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7.	STOCKHOLDERS’ EQUITY (Continued)
Contribution and Exchange Agreement (Continued)

exchange
for 7,000,000 shares of Greenidge Class B common stock (28,000,000 shares following the
4-for-1
stock split noted below) (see Note 6). As a result of this transaction, GGH became a wholly-owned subsidiary of GGHI.
Private Placement Offering
In January 2021, Greenidge completed a private placement offering in which 1,620,000 shares of series A redeemable convertible preferred stock was sold at $25 per share. Total net proceeds from the private placement offering were $37,113
.
Common Stock
The holders of Class A Common Stock are entitled to one vote per share. The holders of Class B Common Stock are entitled to ten votes per share. Class A and Class B shares issued and outstanding as of June 30, 2021 are 0 and 28,320,000, respectively.
Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder upon written notice to the Company. Shares of Class B Common Stock will automatically convert to shares of Class A Common Stock upon a mandatory conversion event as defined in the amended and restated certificate of incorporation dated March 26, 2021.
Preferred Stock
The holders of Preferred Stock are not entitled to voting rights.
If dividends are declared and paid to the holders of common stock, the holders of preferred stock are entitled to a dividend equivalent as if the preferred stock were converted to common stock. Preferred stockholders are also entitled to a paid-kind-dividend of additional shares of preferred stock (capped at 12% of stated value) upon certain events occurring as defined in the amended and restated certificate of incorporation dated March 26, 2021. Such events included failure to file, effectiveness failure, and mandatory redemption failure.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of Greenidge or any deemed liquidation event in which Greenidge is a constituent party, before any payment to the holders of common stock, the holders of preferred stock then outstanding shall be paid out of the funds and assets available for distribution to stockholders an amount per share equal to the stated value for such share, plus an amount per share equal to the stated value of any shares issuable as the result of any accrued, but unpaid, paid-in-kind
dividends. If Greenidge’s funds and assets are insufficient to pay such liquidation preference in full, the funds and assets available for distribution shall be distributed ratably to the holders of the shares of preferred stock.
Each share of preferred stock will be automatically converted to four shares of Class B common stock when the Company’s registration statement to register such shares for resale is declared effective by the Securities and Exchange Commission, or, if the Company is not listed within 18 months of the issue date, the shares of preferred stock will convert to common shares based on an initial conversion price of $25 per share of preferred stock.
Liquidation value as of June 30, 2021 is
$25 per share.
Common Units
In October 2018, GGH adopted an equity incentive plan and allocated 1,250 common units to the plan. In 2018, GGH awarded 750 restricted units to certain board members, subject to various vesting provisions. At December 31, 2020, there were 730 and 20 vested and unvested, respectively, restricted units. In the event of a change in control of the Company, 100% of the awarded units would vest immediately. Common unit holders are entitled to one vote per common unit, except for such votes or consents that are reserved solely for the holders of preferred units.
The

GREENIDGE GENERATION HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7.	STOCKHOLDERS’ EQUITY (Continued)
Common Units (Continued)

Company concluded that the value of the units granted in 2018 was insignificant given historical performance of the Company, no public market, and lack of liquidity. As such, the Company did not
recognize any expense related to the common restricted units during the three and six months ended June 30, 2021 and 2020. There were 750
common units issued and outstanding at December 31, 2020. In January 2021, in conjunction with the Private Placement Offering, the 750 GGH common units were converted to shares of Class B Greenidge common stock.
Preferred Units
Preferred unit holders were entitled to one vote per preferred unit. In the event of liquidation or dissolution of GGH, the holders of preferred units were entitled to receive distributions, prior to and in preference to the holders of common units. At December 31, 2020, all preferred units were issued and outstanding. All preferred units were converted to shares of Class B Greenidge common stock in connection with the contribution and exchange agreement.
Senior Priority Units
There were two tranches of Senior Priority Units: Tranche 1 was equal to $13,926 and Tranche 2 was equal to $16,276. Tranche 1 Senior Priority Units were issued to Atlas in July 2020 in exchange for the conversion of certain notes payable due to Atlas and all accrued but unpaid interest thereon. Tranche 2 Senior Priority Units were issued to Atlas in conjunction with Atlas contributing its equity interest in Blocker to GGH. Senior Priority Units had no voting rights.
At December 31, 2020, all senior priority units were issued and outstanding. All senior priority units were converted to shares of Class B Greenidge common stock in connection with the contribution and exchange agreement.

8.	EQUITY BASED COMPENSATION
In February 2021, Greenidge adopted an equity incentive plan and reserved 3,831,112 shares of common stock for issuance under the plan (the “2021 Equity Plan”).
Restricted Common Stock Unit Awards
During the three and six months ended June 30, 2021, the Company awarded 0 and
 616,920

restricted common stock units (“RSUs”), respectively, under the 2021 Equity Plan to directors, which are generally eligible to vest over a three-year period.
The Company’s unvested restricted common stock unit awards activity for the six months ended June 30, 2021 is summarized below:

	RSUs	Weighted Average Grant Date Fair Value
Unvested at December 31, 2020	—	$—
Granted	616,920	6.25

Unvested at June 30, 2021	616,920	6.25
The value of RSU grants
is measured based on their fair market value on the date of grant and amortized over their requisite service periods. During the six months ended June 30, 2021, the fair market value of the awards granted totaled $3,856 and as of June 30, 2021, there was approximately $3,427 of total unrecognized compensation cost related to unvested restricted stock rights, which is expected to be recognized over a remaining weighted-average vesting period of approximately 3 years.

GREENIDGE GENERATION HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8.	EQUITY BASED COMPENSATION (Continued)

Common Stock Options
The Company’s stock options activity for the six months ended June 30, 2021 is summarized below:

	Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2020	—	$—	—
Granted	716,968	6.01	10.00
Exercised	(160,000)	6.25	0.10
Forfeited	(6,000)	6.25	9.70

Outstanding at June 30, 202 1	550,968	6.01	9.68
Options vested and expected to vest as of June 30, 2021	550,968	6.01	9.68
Options vested and exercisable as of June 30, 2021	257,484	$5.80	9.64
The value of common stock option grants is measured based on their fair market value on the date of grant and amortized over their requisite service periods. During the six months ended June 30, 2021, the fair market value of the awards granted totaled $1,151 and as of June 30, 2021, there was approximately $438 of total unrecognized compensation cost related to unvested options, which is expected to be recognized over a remaining weighted-average vesting period of approximately 1.2 years
.
The intrinsic value of options exercised during the six months ended June 30, 2021 was immaterial.
The weighted average assumptions relating to the valuation of stock options granted for the six months ended June 30, 2021 were as follows:

Weighted Average fair value of grants	$1.60
Expected volatility	35%
Expected term (years)	4.5
Risk-free interest rate	0.4%
Expected dividend yield	0.0%
Stock-based Compensation
The Company recognized stock-based compensation expense of $406 and $1,062 within selling, general and administrative expenses during the three and six months ended June 30, 2021. No stock-based compensation expense was recognized during the three and six months ended June 30, 2020.
Stock-based compensation expense is included in selling, general and administrative expenses in the accompanying unaudited condensed interim consolidated statements of operations.

9.	INCOME TAXES
The income tax provision for interim periods is determined using an estimate of the annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter, the estimate of the annual effective tax rate is updated, and if the estimated effective tax rate changes, a cumulative adjustment is made.

GREENIDGE GENERATION HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

10.	EARNINGS PER SHARE
The following table sets forth a reconciliation of the numerator and denominator used to compute basic earnings and diluted per share of common stock. Basic earnings per share is applicable only for the period from January 29, 2021 through June 30, 2021, which is the period following the reorganization GGH into Greenidge (as described in Note 2) and presents the period that the Company had outstanding common stock.

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Numerator
Net income	$3,518	$4,797
Less: Net income attributable to the member units before the reorganization	(648)	(648)

Net income attributable to Greenidge	$2,870	$4,149

Denominator
Basic weighted average shares outstanding	28,320	28,283
Dilutive effect of equity awards	625	482
Dilutive effect of convertible preferred stock	6,480	6,480

Diluted weighted average shares outstanding	35,425	35,245

Earnings per share
Basic	$0.10	$0.15
Diluted	$0.08	$0.12
Prior to the reorganization, there were no shares of common stock outstanding, and the LLC structure of GGH consisted of member units. The Company analyzed the calculation of earnings per unit for periods prior to the reorganization and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Therefore, earnings per share information has not been presented for the periods during 2020.
For the three and six months ended June 30, 2021 there were no shares excluded from the calculation of diluted earnings per share.

11.	COMMITMENTS AND CONTINGENCIES
From
time-to-time,
the Company is involved in legal proceedings arising in the ordinary course of business. As of August 31, 2021, the Company is not aware of litigation pending against it that could have, individually or in the aggregate, a material adverse effect on its financial position, results of operations, or cash flows.
As of June 30, 2021, the Company had entered into agreements to purchase miner equipment totaling $38,361 that required deposits of $15,889. The Company entered into agreements for committed secured financing on this equipment totaling $23,526 that will be funded upon delivery of the miners.
The Company entered into a
contract with Empire in September 2020 which provides for the transportation to its pipeline of 15,000 decatherms of natural gas per day, approximately $158 per month. The contract ends in September 2030 and may be terminated by either party with 12 months notice after the initial
10-year
period.

12.	CONCENTRATIONS
The Company has one major power customer, NYISO, that accounted for 13% and 15% of its revenue for the three and six months ended June 30, 2021, respectively, and 27% for the three and six months ended June 30, 2020. 100% of accounts receivable were due from this customer at June 30, 2021 and December 31, 2020.
For cryptocurrency mining, Greenidge considers its mining pool operators to be its customers. Greenidge has historically used a limited number of pool operators that have operated under contracts with a one-day
term, which

GREENIDGE GENERATION HOLDINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

12.	CONCENTRATIONS (Continued)

allows Greenidge the option to change pool operators at any time. Revenue from the Company’s largest pool operator customer accounted for approximately 75% and 73% of total revenue for the three and six months ended June 30, 2021, respectively, and approximately 61% and 65% of total revenue for the three and six months ended June 30, 2020, respectively.
The Company has one major power vendor that accounted for approximately 56% and 59% of cost of revenue for the three and six months ended June 30, 2021, respectively, and approximately 52% and 59% of cost of revenue for the three and six months ended June 30, 2020, respectively.

13.	OTHER RISKS AND CONSIDERATIONS
The United States is presently in the midst of a national health emergency related to a virus, commonly known as Novel Coronavirus
(“COVID-19”).
The overall consequences of
COVID-19
on a national, regional and local level are unknown, but it has the potential to result in a significant economic impact.
COVID-19
did not have a material impact on the Company’s operations during the three and six months periods ended June 30, 2021 and 2020, respectively. The future impact of this situation on the Company and its results and financial position is not presently determinable.

14.	SUBSEQUENT EVENTS
Subsequent events have been evaluated through August 31, 2021, the date at which the condensed consolidated financial statements were available to be issued, and the Company has concluded that no such events or transactions took place that would require disclosure herein except as stated directly above.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Members
Greenidge Generation Holdings LLC and Subsidiaries
Dresden, New York
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Greenidge Generation Holdings LLC and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provides a reasonable basis for our opinion.
/s/ Armanino LLP
Dallas, Texas
August 6, 2021
We have served as the Company’s auditor since 2021.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,052	$11,750
Digital assets	254	269
Accounts receivable	390	10
Fuel deposits	808	164
Prepaid expenses	155	96
Emissions credits	1,923	559
Miner equipment deposits	5,959	6,337

Total current assets	14,541	19,185
LONG-TERM ASSETS:
Property and equipment, net of accumulated depreciation of $8,986 and $4,422 at December 31, 2020 and 2019, respectively	50,686	37,064
Project deposit	74	510
Other assets	74	85

Total assets	$65,375	$56,844

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,745	$2,339
Natural gas payable	935	18
Accrued emissions expense, current portion	2,082	105
Accrued expenses	547	150
Accrued interest expense—related party, current portion	20	396
Deferred revenue	272	—
Note payable, current portion	3,273	—
Notes payable—related party, current portion	3,573	5,000

Total current liabilities	12,447	8,008
COMMITMENTS AND CONTINGENCIES (NOTE 8)
LONG-TERM LIABILITIES:
Accrued emissions expense, net of current portion	—	302
Accrued interest expense—related party, net of current portion	—	278
Notes payable, net of current portion	1,364	—
Notes payable—related party, net of current portion	—	7,700
Asset retirement obligations	2,277	2,135
Environmental trust liability	4,927	4,697

Total liabilities	21,015	23,120

MEMBERS’ EQUITY:
Members’ capital 49,978 units and 39,978 units at December 31, 2020 and December 31, 2019, respectively	69,276	54,074
Accumulated deficit	(24,916)	(20,350)

Total members’ equity	44,360	33,724

Total liabilities and members’ equity	$65,375	$56,844

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

	2020	2019
REVENUE:
Cryptocurrency mining	$13,016	$410
Power and capacity	7,098	4,029

Total revenue	20,114	4,439
OPERATING COSTS AND EXPENSES
Cost of revenue-cryptocurrency mining (exclusive of depreciation and amortization shown below)	4,465	94
Cost of revenue-power and capacity (exclusive of depreciation and amortization shown below)	8,135	4,806
Selling, general, and administrative expenses	5,581	5,833
Depreciation and amortization	4,564	1,679

Loss from operations	(2,631)	(7,973)

OTHER INCOME (EXPENSE), NET:
Impairment loss on digital assets	—	(100)
Interest expense	(91)	—
Interest expense - related party	(573)	(673)
Gain on sale of digital assets	123	—
Gain (loss) on environmental trust liability	(230)	241
Other income and expense	112	30

Total other expense, net	(659)	(502)

NET LOSS	$(3,290)	$(8,475)

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

	Common Units		Preferred Units		Senior Priority Units		Total Members’ Capital
	Number of Units	Members’ Capital	Number of Units	Members’ Capital	Number of Units	Members’ Capital		Accumulated Deficit	Total
Balance at January 1, 2019	750	$—	39,228	$39,074	—	$—	$39,074	$(11,875)	$27,199
Proceeds from sale of Greenidge Coin, LLC preferred units	—	—	15,000	15,000	—	—	15,000	—	15,000
Net loss	—	—	—	—	—	—	—	(8,475)	(8,475)

Balance at December 31, 2019	750	—	54,228	54,074	—	—	54,074	(20,350)	33,724
Conversion of notes payable to senior priority units—tranche 1	—	—	—	—	10,000	13,926	13,926	—	13,926
Deemed distribution of Greenidge Coin, LLC preferred units	—	—	—	1,276	—	—	1,276	(1,276)	—
Purchase and contribution of Greenidge Coin, LLC preferred units	—	—	(15,000)	(16,276)	—	16,276	—	—	—
Net loss	—	—	—	—	—	—	—	(3,290)	(3,290)

Balance at December 31, 2020	750	$—	39,228	$39,074	10,000	$30,202	$69,276	$(24,916)	$44,360

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

	2020	2019
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(3,290)	$(8,475)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation	4,564	1,679
Accretion of asset retirement obligation	142	—
Loss (gain) on environmental trust liability	230	(241)
Gain on sale of digital assets	(123)	—
Impairment loss on digital assets	—	100
Changes in:
Digital assets	(649)	(369)
Accounts receivable	(380)	4
Fuel deposits	(644)	128
Prepaid expenses	(59)	38
Emissions credits	(1,364)	(560)
Other assets	11	(10)
Accounts payable	(1,714)	(164)
Natural gas payable	917	7
Accrued emissions	1,675	407
Accrued expenses	397	(118)
Accrued interest expense—related party	572	673
Deferred revenue	272	—

Net cash flow from operating activities	557	(6,901)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,596)	(3,458)
Deposits on miner equipment	(5,959)	(6,337)
Project deposit	—	41

Net cash flow from investing activities	(10,555)	(9,754)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from sale of Greenidge Coin, LLC preferred units	—	15,000
Repayments on notes payable	(273)	—
Borrowings on notes payable—related party	3,573	12,700

Net cash flow from financing activities	3,300	27,700

CHANGE IN CASH AND CASH EQUIVALENTS	(6,698)	11,045
CASH AND CASH EQUIVALENTS—beginning of year	11,750	705

CASH AND CASH EQUIVALENTS—end of year	$5,052	$11,750

SUPPLEMENTAL DISCLOSURES: CASH PAID FOR INTEREST	$85	$—

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Miner deposits moved into property and equipment	$6,337	$—

Project deposits moved into property and equipment	$436	$—

Property and equipment purchases financed with note payable	$4,910	$—

Property and equipment purchases in accounts payable	$1,120	$1,539

Property and equipment purchased with digital assets	$787	$—

Initial recognition of asset retirement obligations	$—	$2,135

Notes payable principal converted to members’ equity	$12,700	$—

Notes payable accrued interest converted to members’ equity	$1,226	$—

Deemed distribution of Greenidge Coin, LLC preferred units	$1,276	$—

Contribution of Greenidge Coin, LLC preferred units	$15,000	$—

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS
Greenidge Generation Holdings LLC and Subsidiaries (collectively, the “Company”) owns and operates a vertically integrated bitcoin mining and power generation facility located in Upstate, New York. The Company’s bitcoin mining capacity generates revenue in the form of bitcoin and U.S. dollars by earning bitcoin with application-specific integrated circuit computers (“ASICs” or “miners”) that are owned by the Company as rewards and transaction fees for supporting the global bitcoin network. Additionally, the Company generates revenues in U.S. dollars to a lesser extent from third parties for hosting and maintaining their ASICs. The Company also sells surplus electricity generated by its power plant, and not consumed in bitcoin mining operations, to New York State’s power grid at prices set on a daily basis through the NYISO wholesale market. In addition, Greenidge receives revenues from the sale of its capacity and ancillary services in the NYISO wholesale market. The consolidated financial statements include the accounts of the following entities:

•	Greenidge Generation Holdings LLC (“GGH”, a Delaware limited liability company). GGH was formed in 2014 to oversee and manage the following entities:

•	Greenidge Generation LLC (“GG”, a New York limited liability company, wholly-owned subsidiary of GGH);

•	Lockwood Hills LLC (“LH”, a New York limited liability company, wholly-owned subsidiary of GGH);

•	Greenidge Solar LLC (“GS”, a Delaware limited liability company, wholly-owned subsidiary of GGH);

•	Greenidge Pipeline LLC (“GP”, a Delaware limited liability company, wholly-owned subsidiary of GGH);

•	Greenidge Pipeline Properties Corporation (“GPP”, a New York Corporation, wholly-owned subsidiary of GGH);

•	Greenidge Markets and Trading LLC (“GMT”, a Delaware limited liability company, wholly-owned subsidiary of GGH);

•	Greenidge Secured Lending LLC (“SL”, a Delaware limited liability company, wholly-owned subsidiary of GGH);

•	Greenidge Blocker Corp. (“Blocker”, a Delaware corporation, consolidated variable interest entity); and

•	Greenidge Coin, LLC (“GC”, a Delaware limited liability company, wholly-owned subsidiary of GGH).
Variable Interest Entities
The Company evaluates its interests in variable interest entities (“VIE”) and will consolidate any VIE in which it has a controlling financial interest and is deemed to be the primary beneficiary. A controlling financial interest has both of the following characteristics: (1) the power to direct the activities of the VIE that most significantly impact its economic performance; and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could be significant to the VIE. If both of the characteristics are met, the Company considers itself to be the primary beneficiary and therefore will consolidate that VIE into its consolidated financial statements.
Consolidation of a Variable Interest Entity
On October 2, 2019, Greenidge Blocker Corp. (“Blocker”), a related entity through common ownership, purchased 15,000 preferred units of Greenidge Coin (“GC”) for $15,000. Blocker was formed for the sole purpose of making a capital investment into GC so that GC could then provide a loan to GGH. The purpose of the loan from GC to GGH was to fund the development of infrastructure necessary for the Company to commence its Bitcoin mining operations.
Accordingly, Blocker is deemed a VIE because Blocker’s operations consist of its investment in GC and consequently, Blocker relies on the operations of the Company to sustain future operating expenses. The Company is

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)
Consolidation of a Variable Interest Entity (Continued)

deemed the primary beneficiary of the VIE because it is the sole provider of financial support. Accordingly, as of October 2, 2019 the Company consolidated Blocker’s balance sheet and results of operations. On December 31, 2020, Blocker entered into a liquidating distribution agreement with GGH, effectively dissolving Blocker into GGH.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Use of Estimates
The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and notes thereto. Actual results could differ from those estimates.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries as described in Note 1. All significant intercompany accounts and transactions have been eliminated.
Cash and Cash Equivalents
Cash and cash equivalents consist of demand deposit accounts and other short-term investments which mature within three months from the date of purchase. The Company maintains its cash in bank deposit accounts which may, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk with respect to cash and cash equivalents.
Accounts Receivable
The Company provides credit in the normal course of business to its power customer, NYISO. The Company performs periodic credit evaluations of its customer’s financial condition and generally does not require collateral. NYISO makes payments, depending on the type of revenue, within seven days of usage or seven days of month end. Based on the reliability of customer payments, the Company has determined that an allowance for doubtful accounts was not required at December 31, 2020 or 2019. Accounts are written off when collection efforts have been exhausted. No accounts were written off as uncollectible during the years ended December 31, 2020 or 2019.
Digital Assets
Digital assets are included in current assets in the accompanying consolidated balance sheets. Digital assets are classified as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350,
Intangibles—Goodwill and Other
, and are accounted for in connection with the Company’s revenue recognition policy disclosed below. When events or circumstance indicate that digital assets may be impaired, they are tested for impairment. Impairment, if any, is recognized for the difference between the fair value of the underlying digital assets and the carrying amount of the digital asset. The Company assessed these digital assets and determined no impairment existed at December 31, 2020. At December 31, 2019, the Company determined that impairment existed and as such, the Company recorded an impairment loss of $100 to reduce the carrying cost of the digital assets at December 31, 2019. At December 31, 2020 and 2019, the Company’s digital assets consisted of approximately 26.1 and 38.9 Bitcoins, respectively.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Digital Assets (Continued)

Digital assets awarded to the Company through its mining activities are included within the operating activities in the accompanying consolidated statements of cash flows. The Company accounts for its gains or losses in accordance with the last in, first out (“LIFO”) method of accounting. Gains and losses from the sales of digital assets are recorded in other income (expense) in the accompanying consolidated statements of operations.
While management uses available information to evaluate and recognize impairment losses on digital assets, further reductions in the carrying amounts may be necessary based on the changes in the underlying value of Bitcoin.
Fuel Deposits
The Company is required to maintain a cash deposit ($100 minimum) with a third-party broker for gas purchases and collection of revenues on the Company’s behalf.
Project Deposit
The Company has a contract to connect its power generation facility with the New York State Transmission System, which requires the Company to make a deposit for work to commence. The balance of the deposit was $74 and $510 as of December 31, 2020 and 2019, respectively. The project was substantially completed in 2020 with the remaining deposit balance expected to be refunded in 2021.
Emissions Expense and Credits
The Company generates carbon dioxide emissions. As a result, the Company incurs emissions expense and is required to purchase emission credits, which are valued at cost, to offset the liability. The Company participates in the Regional Greenhouse Gas Initiative (“RGGI”), which requires, by law, that the Company remit credits to offset 50% of the Company’s annual emission expense in the following year, for each of the years in the three year control period (January 1, 2018 to December 31, 2020). After the control period ends, the Company will remit credits to extinguish the remaining emission expense liability. The Company recognizes expense on a per ton basis, where one ton is equal to one RGGI credit.
The RGGI credits are recorded on a first in, first out (“FIFO”) basis. The Company incurred emissions expense of $1,738 and $206 for the years ended December 31, 2020 and 2019, respectively, which is included in power and capacity cost of revenue in the accompanying consolidated statements of operations.
Miner Equipment Deposits
The Company enters into agreements to purchase miner equipment, computer hardware designed for use in the cryptocurrency mining process that often require deposits before the equipment is received and placed into service.
Property and Equipment
Property and equipment is stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which generally range from three to thirty-nine years.
Major additions and betterments are capitalized, while repairs and maintenance are charged to operations as incurred. Upon retirement or sale of an asset, the cost and related accumulated depreciation are eliminated and any resulting gain or loss is included within other income (expense) in the accompanying consolidated statements of operations.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Long-Lived Assets
The Company assesses its long-lived assets for impairment whenever events or circumstances indicate the carrying amounts of long-lived assets may not be recoverable by comparing the expected undiscounted future cash flows of the assets with the respective carrying amounts as of the date of assessment. Should aggregate expected future cash flows be less than the carrying value, an impairment would be recognized, measured as the difference between the carrying value and the fair value of the asset. During the years ended December 31, 2020 and 2019, the Company did not record any impairment charges.
Natural Gas Payable
The Company purchases natural gas through a third-party broker on a daily basis. This amount represents the unpaid balance due to the broker at December 31, 2020 and 2019.
Asset Retirement Obligations
Asset retirement obligations are legal obligations associated with the retirement of long-lived assets. The obligations represent the present value of the estimated costs for an asset’s future retirement discounted using a credit-adjusted risk-free rate, and are recorded in the period in which the liability is incurred. The liabilities recognized relate to the decommissioning of a coal ash pond.
The following table reflects the details of the asset retirement obligations included in the consolidated balance sheets at December 31, 2020 and 2019:

Coal Ash Pond
Balance at January 1, 2019	$—
Initial recognition	2,135

Balance at December 31, 2019	2,135
Accretion	142

Balance at December 31, 2020	$2,277

Coal Combustion Residuals
Coal combustion residuals (“CCR”) are subject to Federal and State regulations. Our obligations associated with CCR are for the closure of a coal ash pond. With regards to its coal ash pond, in accordance with Federal law and ASC
410-20,
Asset Retirement Obligations,
the Company recorded an asset retirement obligation of $2,277 and $2,135 at December 31, 2020 and 2019, respectively. There were no changes to cash flow estimates related to the coal ash pond asset retirement obligation during 2020. Estimates are based on various assumptions including, but not limited to, closure cost estimates, timing of expenditures, escalation factors, discount rate of 5.00% and methods for complying with CCR regulations. Additional adjustments to the asset retirement obligations are expected periodically due to potential changes in estimates and assumptions.
Environmental Trust Liability
The Company owns and operates a landfill. As required by the New York State Department of Environmental Conservation (“NYSDEC”), landfills are required to fund a trust to cover closure costs and expenses after the landfill has stopped operating. The trust is designed to provide funds for 30 years of expenses to maintain a landfill once it is full and has no further source of revenue or in case the owner is defunct and the NYSDEC has to operate the landfill. At December 31, 2020, the landfill is a fully permitted, operational landfill and also acts as a leachate treatment

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Environmental Trust Liability (Continued)

facility. An annual report is completed by a third-party engineering firm to provide environmental compliance and calculate combined closure and post-closure costs, discounted to current year dollars using a discount rate of 4.50%. In lieu of a trust, the Company has negotiated with its largest equity member to maintain a letter of credit guaranteeing the payment of the liability (see Note 5). In accordance with ASC
410-20,
Asset Retirement Obligations
, the Company has recorded an environmental liability of $4,927 and $4,697 at December 31, 2020 and 2019, respectively. The letter of credit related to this liability was for $4,938 at December 31, 2020 and 2019 (see Note 5).
Revenue Recognition
The Company recognizes revenue in accordance with ASC 606,
Revenue from Contracts with Customers
. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled to in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract, or contracts, with the customer;

•	Step 2: Identify the performance obligations in the contract;

•	Step 3: Determine the transaction price;

•	Step 4: Allocate the transaction price to the performance obligations in the contract; and

•	Step 5: Recognize revenue when, or as, the Company satisfies a performance obligation.
In order to identify the performance obligations in a contract with a customer, the Company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).
If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.
The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

•	Variable consideration;

•	Constraining estimates of variable consideration;

•	The existence of a significant financing component in the contract;

•	Noncash consideration; and

•	Consideration payable to a customer.
Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Revenue Recognition (Continued)

Cryptocurrency mining and related activities revenue
The Company has entered into digital asset mining pools by executing contracts with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and the Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a theoretical fractional share of the cryptocurrency award the mining pool operator receives (less pool fees to the mining pool operator which are recorded as a reduction of revenue) for successfully adding a block to the blockchain. The Company’s fractional share is based on their share of the theoretical global mining rewards based on its percentage contribution to the bitcoin mining network.
Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at the contract inception or the time the Company has earned the award from the pools. The consideration is all variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized.
Fair value of the cryptocurrency award received is determined using the quoted price on the Company’s primary exchange of the related cryptocurrency at the time of receipt.
There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the Financial Accounting Standards Board (“FASB”), the Company may be required to change its policies, which could have an effect on the Company’s consolidated financial position and results of operations.
Hosting revenue
The Company provides energized space and operating and maintenance services to third-party mining companies who locate their mining hardware at its power plant facility. The Company accounts for these agreements as a single performance obligation for services being delivered in a series with delivery being measured by daily successful operation of the mining hardware. As such, the Company recognizes revenue over the life of the contract as its series of performance obligations are met. Hosting contracts typically require payment in advance of the service delivery. The Company recognizes such payments as deferred revenue until its performance obligations are met, at which time the Company recognizes the revenue. The Company does not have any significant warranty obligations. Hosting revenue is included in cryptocurrency mining and related activities revenue in the consolidated statements of operations.
Hashrate revenue
From time to time, the Company sells its computing power at a fixed price over a period of time ranging from 30 to 180 days. The Company accounts for these agreements as a single performance obligation for services being delivered in a series with delivery being measured by daily delivery of the computing power. As such, the Company recognizes revenue over the life of the contract as its series of performance obligations are met. The Company does not have any significant warranty obligations. Hashrate revenue is included in cryptocurrency mining and related activities revenue in the consolidated statements of operations.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Revenue Recognition (Continued)

Power and capacity revenue
The Company recognizes power revenue at a point in time, when the electricity is delivered to the NYISO and its performance obligation is met. The Company recognizes revenue on capacity agreements over the life of the contract as its series of performance obligations are met as capacity to provide power is maintained.
Sales tax, value-added tax, and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Incidental contract costs that are not material in the context of the delivery of goods and services are recognized as expense. There is no significant financing component in these transactions.
Income Taxes
The Company is treated as a partnership for federal and state income tax purposes. Pursuant to this election, the profit or loss of the Company is reported in the individual income tax returns of the members. Therefore, no provision for Federal or State taxes has been made for the years ended December 31, 2020 or 2019.
The Company recognizes and measures tax positions taken or expected to be taken in its tax return based on their technical merit and assess the likelihood that the positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. Interest and penalties on tax liabilities, if any, would be recorded as incurred in interest expense and other expenses, respectively.
Advertising and Promotion Costs
Advertising and promotional costs are expensed as incurred and totaled $117 for the year ended December 31, 2020. The Company did not incur any advertising and promotional costs for the year ended December 31, 2019.
Recent Accounting Pronouncements Not Yet Adopted
In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
No. 2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU
2019-12”)
, which is intended to simplify various aspects related to accounting for income taxes. ASU
2019-12
removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
Any new accounting standards, not disclosed above, that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.
Recent Accounting Pronouncements, Adopted
In May 2014, the FASB issued
ASU 2014-09,
 Revenue from Contracts with Customers
(Topic 606), a new accounting standard related to revenue recognition. The new standard supersedes nearly all U.S. GAAP on revenue recognition and eliminated industry-specific guidance. The underlying principle of the new standard is to recognize revenue when a customer obtains control of promised goods or services at an amount that reflects the consideration that is expected to be received in exchange for those goods or services. On January 1, 2019, the Company adopted Topic 606 using the modified retrospective method. ASC 606 provides a five-step model for analyzing contracts and transactions to determine when, how, and if revenue is recognized. Revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which an entity

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Recent Accounting Pronouncements, Adopted (Continued)

expects to be entitled in exchange for those goods or services. Revenue recognition under the new standard did not have a material impact on the consolidated balance sheets, consolidated statements of operations, or consolidated statements of cash flows.

3.	PROPERTY AND EQUIPMENT
Property and equipment, net consisted of the following at December 31:

	Estimated Useful Lives	2020	2019
Plant infrastructure	15 – 39 years	$33,944	$31,387
Miners	5 years	$10,236	—
Miner Facility	15 years	8,791	—
Land	N/A	300	300
Equipment	5 years	211	206
Software	3 years	66	66
Coal ash impoundment	4 years	2,135	2,135
Construction in process	N/A	3,989	7,392

		59,672	41,486
Less: Accumulated depreciation		(8,986)	(4,422)

		$50,686	$37,064

Total depreciation expense was $4,564 and $1,679 for the years ended December 31, 2020 and 2019, respectively.

4.	NOTES PAYABLE
The Company entered into an equipment finance agreement during December 2020 to finance miner equipment purchases totaling $4,482 with a third-party (“Miner equipment note A”). The terms of the financing agreement require interest at 17% per annum, including a risk premium fee of $482. The note requires principal payments of $222, risk premium payments of $27, and variable amounts of interest, every 30 days through the maturity date in July 2022. The note is secured by the purchased equipment.
The Company entered into an equipment finance agreement during December 2020 to finance miner equipment purchases totaling $428 with a third-party (“Miner equipment note B”). The terms of the financing agreement require interest at 17% per annum and principal payments of $24, plus variable amounts of interest, every 30 days through the maturity date in June 2022. The note is secured by the purchased equipment.
The Company entered into three other equipment finance agreements with similar terms in December 2020 that have not yet taken effect as of December 31, 2020. The agreements are expected to take effect when the equipment is delivered to the Company, which is expected in the second quarter of 2021. The aggregate amount of equipment and principal borrowings under the three agreements is $10,698.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

4.	NOTES PAYABLE (Continued)

As of December 31, 2019, there were no notes payable outstanding. Notes payable consisted of the following at December 31, 2020:

Miner equipment note A	$4,233
Miner equipment note B	404

4,637
Less: Current portion	(3,273)

$1,364

Future maturities of notes payable are as follows for the years ending December 31:

2021	$3,273
2022	1,364

$4,637

The Company incurred interest expense of $91 during the year ended December 31, 2020 under the terms of these notes payable.

5.	RELATED PARTY TRANSACTIONS
Notes Payable
The Company entered into a promissory note agreement during the year ended December 31, 2019 with its largest equity members, Atlas Capital Resources (A9) LP and Atlas Capital Resources (P) LP (together referred to as “Atlas”). Within the agreement, there were three separate loans with varying loan amounts and maturity dates. The notes bore interest at 8% per annum calculated on a
360-day
year, and interest accrued and compounded on a quarterly basis. On July 2, 2020, the Company entered into a contribution and exchange agreement with Atlas, and the three notes payable and related accrued interest was converted into equity in the form of Senior Priority Units – Tranche 1. The Company incurred interest expense of $553 and $673 under the terms of this promissory note agreement for the years ended December 31, 2020 and 2019, respectively.
The Company entered into a promissory note agreement during 2020 with its largest equity members, Atlas. Within the agreement, there are two separate loans with varying loan and maturity dates as described in the table below. The notes bear interest at 8% per annum calculated on a
360-day
year, and interest accrues and compounds on a quarterly basis. All accrued but unpaid interest under the notes is due and payable upon the corresponding note maturity date. For the year ended December 31, 2020, the Company incurred interest expense of $20 under the terms of this promissory note agreement.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

5.	RELATED PARTY TRANSACTIONS (Continued)
Notes Payable (Continued)

Notes payable to related party consisted of the following at December 31:

	2020	2019
Note payable to a related party with interest at 8% per annum. All outstanding principal and accrued but unpaid interest is due June 2021.	$2,382	$—
Note payable to a related party with interest at 8% per annum. All outstanding principal and accrued but unpaid interest is due May 2021.	1,191	—
Notes payable converted into Senior Priority Units—Tranche 1 (see Note 6).	—	12,700

	3,573	12,700
Less: Current portion	(3,573)	(5,000)

	$—	$7,700

Letters of Credit
The largest equity members of the Company, Atlas Capital Resources LP and Atlas Capital Resources (P) LP, obtained a letter of credit from a financial institution in the amount of $4,938 at December 31, 2020 and 2019, payable to the NYSDEC. This letter of credit guarantees the current value of the Company’s environmental trust liability as discussed in Note 2.
Atlas Capital Resources LP and Atlas Capital Resources (P) LP also obtained a letter of credit from a financial institution in the amount of $3,630 at December 31, 2020 and 2019, payable to Empire Pipeline Incorporated (“Empire”) in the event the Company should not make contracted payments for costs related to a pipeline interconnection project the Company has entered into with Empire.
The Company paid Atlas Capital Resources LP and Atlas Capital Resources (P) LP $184 and $206 for letter of credit fees during the years ended December 31, 2020 and 2019, respectively.
Greenidge Coin, LLC Equity Transactions
On October 2, 2019, Blocker, a related entity through common ownership, purchased 15,000 preferred units of GC for $15,000.
On July 1, 2020, Atlas purchased the preferred units of Blocker for $16,277, the amount of the aggregate liquidation preference, and contributed its membership interest in Blocker to GGH in exchange for Senior Priority Units—Tranche 2 (See Note 6) on July 2, 2020.
On December 31, 2020, Blocker entered into a liquidating distribution agreement with GGH, effectively dissolving Blocker into GGH.

6.	MEMBERS’ EQUITY
Authorized Units
On July 2, 2020, GGH amended and restated its LLC agreement. The Company is authorized to issue 1,250 common units, 39,228 preferred units, and 10,000 senior priority units.
Common Units
In October 2018, GGH adopted an equity incentive plan and allocated 1,250 common units to the plan. In 2018, GGH awarded 750 restricted units to certain board members, subject to various vesting provisions. At December 31,

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

6.	MEMBERS’ EQUITY (Continued)
Common Units (Continued)

2020, there
were 730 and 20 vested and

unvested,

respectively, restricted units. At December 31, 2019, there were 600 and 150 vested and unvested, respectively, restricted units. In the event of a change in control of the Company, 100% of the awarded units shall vest immediately. Common unit holders are entitled to one vote per common unit, except for such votes or consents that are reserved solely for the holders of preferred units. The Company concluded that the value of the units granted in 2018 was insignificant given historical performance of the Company, no public market, and lack of liquidity. As such, the Company has not recognized any expense related to the restricted units during the years ended December 31, 2020 or 2019. There were 750 common units issued and outstanding at both December 31, 2020 and 2019.
Preferred Units
Preferred unit holders are entitled to one vote per preferred unit. In the event of liquidation or dissolution of GGH, the holders of preferred units are entitled to receive distributions, prior to and in preference to the holders of common units. At December 31, 2020 and 2019, all preferred units were issued and outstanding.
In the event of liquidation or dissolution of GGH, the holders of preferred units are entitled to receive distributions, prior to and in preference to the holders of common units, in an amount equal to $1 per preferred unit.
Senior Priority Units
There are two tranches of Senior Priority Units: Tranche 1 is equal to $13,926 and Tranche 2 is equal to $16,276. Tranche 1 Senior Priority Units were issued to Atlas Capital Resources LP and Atlas Capital Resources (P) LP in the same historical ownership percentages in conjunction with Atlas converting the 2019 notes payable and accrued interest (see Note 5). Tranche 2 Senior Priority Units were issued to Atlas Capital Resources LP and Atlas Capital Resources (P) LP in the same historical ownership percentages in conjunction with Atlas contributing its equity interest in Blocker (see Note 5). Senior Priority Units have no voting rights.
In the event of liquidation or dissolution of GGH, the holders of senior priority units are entitled to receive distributions, prior to and in preference to the holders of common and preferred units. The holders of senior priority units are entitled to a cumulatively accrued rate of return on the investment of 8% in addition to the initial output of $13,926. The aggregate liquidation preference on GGH’s senior priority units was $14,498 at December 31, 2020.
At December 31, 2020, all senior priority units were issued and outstanding.

7.	EMPLOYEE BENEFIT PLAN
GG sponsors a 401(k) plan (the Plan) covering substantially all GG employees. Employees become eligible to participate in the Plan upon the attainment of age twenty-one.
Eligible employees may elect to make either
pre-tax
or Roth contributions to the Plan, subject to limitations set forth by the Plan and the Internal Revenue Code. The Company makes safe harbor matching contributions equal to 100% of the first 3% of employees’ eligible earnings which they elect to contribute and an additional 50% on the next 2% of employees’ eligible earnings which they elect to contribute. The Company may also make a non-elective
contribution, at its discretion. Matching contributions totaled $19 and $48 for the years ended December 31, 2020 and 2019, respectively. The Company made no non-elective
contributions to the Plan for the years ended December 31, 2020 or 2019.

8.	COMMITMENTS AND CONTINGENCIES
From
time-to-time,
the Company is involved in legal proceedings arising in the ordinary course of business. As of the date of the audit report, the Company is not aware of litigation pending against it that could have, individually or in the aggregate, a material adverse effect on its financial position, results of operations, or cash flows.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

8.	COMMITMENTS AND CONTINGENCIES (Continued)

At December 31, 2020, the Company entered into an agreement to purchase miner equipment totaling $11,910 that required deposits of $5,959. At December 31, 2019, the Company entered into an agreement to purchase miner equipment totaling $7,860 that required deposits of $6,337.
The Company entered into a contract with Empire Pipeline Inc. in September 2020 which provides for the transportation to its pipeline of 15,000 decatherms of natural gas per day, approximately $158 per month. The contract ends in September 2030 and may be terminated by either party with 12 months notice after the initial
10-year
period.

9.	CONCENTRATIONS
The Company has one major power customer, the NYISO, that accounts for 35.7% and 90.8% of its revenue for the years ended December 31, 2020 and 2019, respectively. All amounts receivable were due from this customer at December 31, 2020 and 2019.
The Company has one major power vendor that accounted for approximately 56.8% and 55.6% of cost of revenue for the years ended December 31, 2020 and 2019, respectively.
Revenues from Greenidge’s largest pool operator customer comprised approximately 57% of total revenue for the year ended December 31, 2020.

10.	OTHER RISKS AND CONSIDERATIONS
The United States is presently in the midst of a national health emergency related to a virus, commonly known as Novel Coronavirus
(“COVID-19”).
The overall consequences of
COVID-19
on a national, regional and local level are unknown, but it has the potential to result in a significant economic impact.
COVID-19
did not have a material impact on the Company’s operations during the year ended December 31, 2020. The future impact of this situation on the Company and its results and financial position is not presently determinable.

11.	SUBSEQUENT EVENTS
In January 2021, GC merged into GG and GC was subsequently dissolved.
In January 2021, Greenidge Generation Holdings Inc. (“GGHI”) was formed in the state of Delaware. GGHI has the authority to issue 200,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share.
After the formation of GGHI, the equity holders of GGH entered into an asset contribution and exchange agreement in which the holders’ equity interests and outstanding notes payable balances were contributed into GGHI in exchange for 7,000,000 shares of GGHI common stock (28,000,000 shares of GGHI Class B Common Stock after a 4-for-1 stock split that occurred in March 2021).
In January 2021, GGHI completed a private placement offering in which 1,620,000 shares of series A redeemable convertible preferred stock was sold at $25 per share. Total net proceeds from the private placement offering were $37,590.
In February 2021, GGHI adopted an equity incentive plan and reserved 957,778 shares of common stock (3,831,112 shares of Class A Common Stock after a 4-for-1 stock split that occurred in March 2021) for issuance under the plan.
On March 19, 2021, the Company entered into a definitive agreement and plan of merger for a business combination with Support.com, Inc., a Delaware corporation (NASDAQ: SPRT).
On March 19, 2021, the Company and the its largest equity member and its affiliates entered into an arrangement pursuant to which Greenidge agreed, upon request, to direct its bank to issue new letters of credit to replace all or a

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019
Amounts denoted in $000’s

11.	SUBSEQUENT EVENTS (Continued)

portion of the letters of credit provided by the largest equity member and certain of its affiliates, upon the consummation of a potential investment in, financing of, or sale of any assets or equity or debt securities of the Company, which results in net proceeds to the Company of at least $10,000,000.
In May 2021, the Company entered into equipment financing agreements to finance miner equipment purchases totaling $13,947 with a third-party.
The terms of the financing agreements require interest at 15% per annum. The notes require variable amounts of interest only payments for the first six to eight months of each agreement and variable payments of monthly principal and interest through the maturity date in
October 2023
. The notes are secured by the purchased equipment.
Subsequent events have been evaluated through August 6, 2021, the date at which the consolidated financial statements were available to be issued, and the Company has concluded that no such events or transactions took place that would require disclosure herein except as stated directly above.

SUPPORT.COM, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021 AND 2020

SUPPORT.COM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(Unaudited)

	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,295	$13,526
Short-term investments	6,201	16,441
Accounts receivable, net	5,470	6,975
Prepaid expenses and other current assets	601	670

Total current assets	44,567	37,612
Property and equipment, net	1,043	1,115
Right-of-use assets, net	12	61
Other assets	383	478

Total assets	$46,005	$39,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$242	$366
Accrued compensation	2,192	1,735
Other accrued liabilities	1,216	879
Short-term lease liability	12	58
Short-term deferred revenue	1,189	881

Total current liabilities	4,851	3,919
Other long-term liabilities	907	911

Total liabilities	5,758	4,830

Stockholders’ equity:
Common stock; par value $0.0001, 50,000 shares authorized; 24,572 issued and 24,220 outstanding at June 30, 2021 and 19,973 issued and 19,490 outstanding at December 31, 2020	3	2
Additional paid-in capital	259,620	250,954
Treasury stock, at cost (483 shares at March 31, 2021 and December 31, 2020)	(5,297)	(5,297)
Accumulated other comprehensive loss	(2,482)	(2,419)
Accumulated deficit	(211,597)	(208,804)

Total stockholders’ equity	40,247	34,436

Total liabilities and stockholders’ equity	$46,005	$39,266

See accompanying notes.

SUPPORT.COM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Services	$7,979	$10,606	$17,117	$22,117
Software and other	533	428	1,026	866

Total revenue	8,512	11,034	18,143	22,983
Cost of revenues:
Cost of services	5,401	7,136	11,406	14,821
Cost of software and other	91	36	181	65

Total cost of revenue	5,492	7,172	11,587	14,886

Gross profit	3,020	3,862	6,556	8,097

Operating expenses:
Engineering and IT	555	968	1,479	2,008
Sales and marketing	334	517	759	1,330
General and administrative	2,980	1,904	7,186	3,957

Total operating expenses	3,869	3,389	9,424	7,295
Income (loss) from operations	(849)	473	(2,868)	802
Interest income and other, net	75	173	117	257

Income (loss) before income taxes	(774)	646	(2,751)	1,059
Income tax provision	25	29	42	78

Net income (loss)	$(799)	$617	$(2,793)	$981

Net income (loss) per share—basic and diluted	$(0.03)	$0.03	$(0.13)	$0.05

Weighted average common shares outstanding—basic	24,150	19,054	22,189	19,060
Weighted average common shares outstanding—diluted	24,150	19,352	22,189	19,336
See accompanying notes.

SUPPORT.COM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$(799)	$617	$(2,793)	$981
Other comprehensive income (loss):
Change in foreign currency translation adjustment	(59)	(11)	(60)	(222)
Change in net unrealized gain (loss) on investments	1	38	(3)	37

Other comprehensive income (loss)	(58)	27	(63)	(185)

Comprehensive income (loss)	$(857)	$644	$(2,856)	$796

See accompanying notes.

SUPPORT.COM, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except share data)
(unaudited)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Treasury Stock	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Shares
Balances at March 31, 2020	19,054	$2	$250,206	$(5,297)	$(2,592)	$(208,886)	$33,433

Net income	—	—	—	—	—	617	617
Other comprehensive income	—	—	—	—	27	—	27
Issuance of common stock upon exercise of stock options for cash	1	—	—	—	—	—	—
Issuance of common stock under employee stock purchase plan	24	—	17	—	—	—	17
Stock-based compensation expense	—	—	118	—	—	—	118

Balances at June 30, 2020	19,079	$2	$250,341	$(5,297)	$(2,565)	$(208,269)	$34,212

Balances at March 31, 2021	24,089	$3	$259,401	$(5,297)	$(2,424)	$(210,798)	$40,885

Net loss	—	—	—	—	—	(799)	(799)
Other comprehensive loss	—	—	—	—	(58)	—	(58)
Issuance of common stock upon exercise of stock options & RSU releases & employee share purchases	131	—	66	—	—	—	66
Stock-based compensation expense	—	—	153		0	0	153

Balances at June 30, 2021	24,220	$3	$259,620	$(5,297)	$(2,482)	$(211,597)	$40,247

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Treasury Stock	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Shares
Balances at December 31, 2019	19,054	$2	$250,092	$(5,297)	$(2,380)	$(209,250)	$33,167

Net income	—	—	—	—	—	981	981
Other comprehensive loss	—	—	—	—	(185)	—	(185)
Issuance of common stock upon exercise of stock options for cash	1	—	—	—	—	—	—
Issuance of common stock under employee stock purchase plan	24	—	17	—	—	—	17
Stock-based compensation expense	—	—	232	—	—	—	232

Balances at June 30, 2020	19,079	$2	$250,341	$(5,297)	$(2,565)	$(208,269)	$34,212

Balances at December 31, 2020	19,490	$2	$250,954	$(5,297)	$(2,419)	$(208,804)	$34,436

Net loss	—	—	—	—	—	(2,793)	(2,793)
Other comprehensive loss	—	—	—	—	(63)	—	(63)
Issuance of common stock upon exercise of stock options & RSU releases & employee share purchases	820	—	1,063	—	—	—	1,063
Issuance of common stock per Greenidge Merger Agreement	3,910	1	7,233	—	—	—	7,234
Stock-based compensation expense	—	—	370	—	—	—	370

Balances at June 30, 2021	24,220	$3	$259,620	$(5,297)	$(2,482)	$(211,597)	$40,247

See accompanying notes.

SUPPORT.COM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2021	2020
Operating Activities:
Net income (loss)	$(2,793)	$981
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	187	145
Amortization of premiums and discounts on investments	(45)	34
Stock-based compensation	370	232
Changes in assets and liabilities:
Accounts receivable, net	1,505	2,149
Prepaid expenses and other current assets	61	129
Other long-term assets	139	(163)
Accounts payable	(128)	41
Accrued compensation	428	961
Other accrued liabilities	275	(188)
Other long-term liabilities	(16)	(82)
Deferred revenue	309	(167)

Net cash provided by operating activities	292	4,072

Investing Activities:
Purchases of property and equipment	(115)	(830)
Purchases of investments	(400)	—
Maturities of investments	10,687	7,869

Net cash provided by investing activities	10,172	7,039

Financing Activities:
Proceeds from employee stock purchase plan	15	17
Proceeds from exercise of stock options	1,048	—
Proceeds from Greenidge transaction stock issuance	7,234	—

Net cash provided by financing activities	8,297	17
Effect of exchange rate changes on cash and cash equivalents	8	18

Net increase in cash and cash equivalents	18,769	11,146
Cash and cash equivalents at beginning of period	13,526	10,087

Cash and cash equivalents at end of period	$32,295	$21,233

Supplemental disclosure of cash flow information:
Income taxes paid	$41	$2

See accompanying notes.

SUPPORT.COM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited interim condensed consolidated financial statements include the accounts of Support.com, Inc. (the “Company,” “Support.com,” “We” or “Our”) and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated. The condensed consolidated balance sheet as of June 30, 2021, the statement of stockholders’ equity for the three and six months ended June 30, 2021 and 2020, the condensed consolidated statements of operations and comprehensive income (loss) for the three and six months ended June 30, 2021 and 2020, and the consolidated statements of cash flows for the six months ended June 30, 2021 and 2020 are unaudited. In the opinion of management, these unaudited interim condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of the results for, and as of, the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. The condensed consolidated balance sheet information as of December 31, 2020 is derived from audited financial statements as of that date. These financial statements have been prepared based upon Securities and Exchange Commission (“SEC”) rules that permit reduced disclosure for interim periods. For a more complete discussion of significant accounting policies and certain other information, these unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in our Annual Report on Form
10-K
for the year ended December 31, 2020, filed with the SEC on March 30, 2021, as amended by the Amendment No. 1 on Form
10-K/A
filed on April 30, 2021, the Amendment No. 2 on Form
10-K/A
filed on July 16, 2021 and the Amendment No. 3 on Form
10-K/A
filed on August 5, 2021.
Merger Agreement
As previously disclosed, on March 19, 2021, the Company, Greenidge Generation Holdings, Inc. (“Greenidge”) and GGH Merger Sub, Inc., a wholly-owned subsidiary of Greenidge (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Greenidge (such transaction, the “Merger”).
The Merger is subject to certain closing conditions, including the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of common stock of the Company entitled to vote on the Merger at a special meeting (the “Stockholder Approval”). A special meeting of stockholders of the Company has been scheduled for September 10, 2021 for the purpose of obtaining the Stockholder Approval. Only holders of record of the Company’s common stock as of the close of business on July 26, 2021 are entitled to vote at the special meeting. The Company expects the Merger to be completed during the third quarter of 2021.
Under the Merger Agreement, the aggregate consideration payable to holders of shares of common stock of the Company and holders of restricted stock units (“Support Awards”) and options to purchase shares of the Company’s common stock (“Support Options”) consists of 2,998,261 shares of class A common stock, par value $0.0001 per share, of Greenidge (“Greenidge Class A Common Stock”) (the “Merger Consideration”). If the Merger is completed, at the effective time of the Merger and subject to the terms and conditions set forth in the Merger Agreement, except for shares held in treasury by the Company, each outstanding share of the Company’s common stock and each outstanding Support Award and Support Option will be cancelled and converted into the right to receive a number of shares of Greenidge Class A Common Stock based upon an exchange ratio as calculated in accordance with the Merger Agreement (the “Exchange Ratio”). Assuming the Merger were to be completed as of the date of filing of this quarterly report, the Merger Consideration would represent approximately 7.7% of the outstanding shares of capital stock of Greenidge, and the current stockholders of Greenidge would own approximately 90.0% of the outstanding shares of capital stock of Greenidge, after giving effect to the shares underlying the Greenidge Issuances (as defined below). “Greenidge Issuances” means the issuance of (i) from and after consummation of the Merger, 562,174 shares of Greenidge Class A Common Stock to 210 Capital LLC (“210 Capital”) as a consulting fee in connection with the transactions contemplated by the Merger Agreement, (ii) from and after consummation of the Merger, options or warrants to purchase 344,800 shares of Greenidge Class A

SUPPORT.COM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
Basis of Presentation (Continued)

Common Stock at an exercise price of $6.25 per share of Greenidge Class A Common Stock to B. Riley Securities, Inc., (iii) 160,000 shares of class B common stock, par value $0.0001 per share, of Greenidge (“Greenidge Class B Common Stock”, and together with Greenidge Class A Common Stock, “Greenidge Common Stock”) issued as consideration for bitcoin mining equipment, and (iv) all of the shares of Greenidge Common Stock underlying outstanding vested options reserved under Greenidge’s 2021 Equity Incentive Plan.
If the Merger Agreement is terminated under certain circumstances, the Company would be required to pay a termination fee.
In connection with and as a condition to Greenidge’s willingness to enter into the Merger Agreement, on March 19, 2021, the Company entered into a subscription agreement (the “Subscription Agreement”) with 210 Capital, pursuant to which 210 Capital subscribed for and purchased, and the Company issued and sold, an aggregate of 3,909,871 shares of the Company’s Common Stock for a purchase price of $1.85 per share, for aggregate gross proceeds to the Company of approximately $7.2 million. Pursuant to and subject to the terms and conditions set forth in the Subscription Agreement, among other things, and only upon any termination of the Merger Agreement, the Company has agreed that, not later than the earlier of (i) thirty (30) days following the date of such termination and (ii) December 31, 2021 (such earlier date, the “Post-Termination Date”), it will increase the size of the Board in order to appoint two individuals designated by 210 Capital (each, a “Designee”) to the Board for a term expiring at the next succeeding annual meeting of the Company’s stockholders. At such annual meeting of the Company’s stockholders, the Company has agreed to nominate each Designee for election as a director with a term expiring at the subsequent annual meeting of the Company’s stockholders, subject to certain terms and conditions provided in the Subscription Agreement. On and after the Post-Termination Date, (1) so long as 210 Capital beneficially owns at least 10% of the Company’s common stock on an as-converted
basis, 210 Capital will have the right to designate two Designees as nominees for election to the Board, and (2) so long as 210 Capital beneficially owns between 5% and 10% of the Company’s common stock on an as-converted
basis, 210 Capital will have the right to designate one Designee as a nominee for election to the Board.
Impact of Disease Outbreak
On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus as a “pandemic.” First identified in late 2019 and known now as
COVID-19,
the outbreak has impacted millions of individuals worldwide. In response, many countries have implemented measures to combat the outbreak which have impacted global business operations. As of the date of issuance of the financial statements, our operations have not been significantly impacted; however, we continue to monitor the situation. No impairments were recorded as of the balance sheet date as no triggering events or changes in circumstances had occurred as of June 30, 2021; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while our results of operations, cash flows and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. The accounting estimates that require management’s most significant, difficult, and subjective judgments include accounting for revenue recognition, assumptions used to estimate self-insurance accruals, the valuation and recognition of investments, the valuation and recognition of stock-based compensation and the recognition and measurement of current and deferred income tax assets and liabilities. Actual results could differ materially from these estimates.

SUPPORT.COM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition
Disaggregation of Revenue
We generate revenue from the sale of services and sale of software fees for end-user
software products provided through direct customer downloads and through the sale of these end-user
software products via partners. Revenue is disaggregated by type as presented in the condensed consolidated statements of operations and is consistent with how we evaluate our financial performance.
Services Revenue
Services revenue is primarily comprised of fees for customer support and technology support services. Our service programs are designed for enterprise clients, business and professional services clients, as well as the consumer, and include customer service, sales support, and technical support, including computer and mobile device set-up,
security and support, virus and malware removal, wireless network set-up,
and automation system onboarding and support.
We offer customer support, technical support, and technology services to large corporations, business and professional services organizations and consumers, directly and through our partners (which include communications providers, retailers, technology companies and others) and, to a lesser degree, directly through our website at www.support.com. We transact with customers via reseller programs, referral programs and direct transactions. In reseller programs, the partner generally executes the financial transactions with the customer and pays a fee to us which we recognize as revenue when the service is delivered. In referral programs, we transact with the customer directly and pay a referral fee to the referring party. In direct transactions, we sell directly to the customer at the retail price.
The services described above include four types of offerings:

•
Time-Based Services—In connection with the provisions of certain services programs, fees are calculated based on contracted time-based rates with partners. For these programs, we recognize revenue as services are performed, based on billable time of work delivered by our technology specialists. These services programs also include performance standards, which may result in incentives or penalties, which are recognized as earned or incurred.

•
Tier-Based Services—In connection with the provisions of certain services programs, fees are calculated on partner subscription tiers based on number of subscribers. For these programs, we recognize revenue as services are performed, and are billed based on the tier level of number of subscribers supported by our experts.

•
Subscriptions—Customers purchase subscriptions or “service plans” under which certain services are provided over a fixed subscription period. Revenues for subscriptions are recognized ratably over the respective subscription periods.

•
Incident-Based Services—Customers purchase a discrete,
one-time
service. Revenue recognition occurs at the time of service delivery. Fees paid for services sold but not yet delivered are recorded as deferred revenue and recognized at the time of service delivery.

The following represents deferred revenue activity for the six months ended June 30, 2021 and 2020 (in thousands):

Balance at December 31, 2020	$881
Deferred revenue	495
Recognition of unearned revenue	(187)

Balance at June 30, 2021	$1,189
Balance at December 31, 2019	$1,193
Deferred revenue	1,452
Recognition of unearned revenue	(1,619)

Balance at June 30, 2020	$1,026

SUPPORT.COM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
Revenue Recognition (Continued)

Partners and corporate customers are generally invoiced monthly. Fees from customers via referral programs and direct transactions are generally paid with a credit card at the time of sale. Revenue is recognized net of any applicable sales tax.
Services revenue also includes fees from licensing of Support.com cloud-based software. In such arrangements, customers receive a right to use our Support.com Cloud applications in their own support organizations. We license our cloud-based software using a software-as-a-service
(“SaaS”) model under which customers cannot take possession of the technology and pay us on a per-user
or usage basis during the term of the arrangement. In addition, services revenue includes fees from implementation services of our cloud-based software. Currently, revenues from implementation services are recognized ratably over the customer life, which is estimated as the term of the arrangement once the Support.com Cloud services are made available to customers. We generally charge for these services on a time and material basis. As of June 30, 2021, revenues from implementation services are not material.
Software and Other Revenue
Software and other revenue is comprised primarily of fees for end-user
software products provided through direct customer downloads and through the sale of these end-user
software products via partners. Our software is sold to customers primarily on an annual subscription with automatic renewal. We provide regular, significant upgrades over the subscription period and therefore recognize revenue for these products ratably over the subscription period. Management has determined that these upgrades are not distinct, as the upgrades are an input into a combined output. In addition, management has determined that the frequency and timing of the software upgrades are unpredictable and therefore we recognize revenue consistent with the sale of the subscription. We generally control fulfillment, pricing, product requirements, and collection risk and therefore we record the gross amount of revenue. We provide a
30-day
money back guarantee for the majority of our
end-user
software products.
We provide a limited amount of free technical support to customers. Since the cost of providing this free technical support is insignificant and free product enhancements are minimal and infrequent, we do not defer the recognition of revenue associated with sales of these products.
Other revenue consists primarily of revenue generated through partners advertising to our customer base in various forms, including toolbar advertising, email marketing, and free trial offers. We recognize other revenue in the period in which control transfers to our partners.
Cash, Cash Equivalents, and Investments
All liquid instruments with an original maturity, at the date of purchase, of 90 days or less are classified as cash equivalents. Cash equivalents and short-term investments consist primarily of money market funds, certificates of deposit, commercial paper, corporate notes and bonds, and U.S. government agency securities. Our interest income on cash, cash equivalents and investments is included in interest income and other, net in the condensed consolidated statements of operations.
Cash equivalents and short-term investments are reported at fair value with unrealized gains/losses included in accumulated other comprehensive loss within stockholders’ equity on the condensed consolidated balance sheets and in the condensed consolidated statements of comprehensive income (loss). We view this investment portfolio as available for use in our current operations, and therefore, we present marketable securities as short-term assets.
We monitor our investments for impairment on a quarterly basis to determine whether a decline in fair value is other-than-temporary by considering factors such as current economic and market conditions, the credit rating of the security’s issuer, the length of time an investment’s fair value has been below our carrying value, our intent to sell the security and our belief that it will not be required to sell the security before the recovery of its amortized cost. If an investment’s decline in fair value is deemed to be other-than-temporary, we reduce its carrying value to

SUPPORT.COM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
Cash, Cash Equivalents, and Investments (Continued)

the estimated fair value, as determined based on quoted market prices or liquidation values. Declines in value judged to be other-than-temporary, if any, are recorded in operations as incurred. At June 30, 2021, we evaluated unrealized losses on marketable securities and determined them to be temporary. We currently do not intend to sell securities with unrealized losses and concluded that we will not be required to sell these securities before the recovery of their amortized cost basis. At June 30, 2021 and December 31, 2020, the fair value of cash, cash equivalents and investments was $38 million and $30 million, respectively.
The following is a summary of cash, cash equivalents and investments at June 30, 2021 and December 31, 2020 (in thousands):

As of June 30, 2021	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash	$8,347	$—	$—	$8,347
Money market funds	23,948	—	—	23,948
Certificates of deposit	507	—	—	507
Commercial paper	775	—	—	775
Corporate notes and bonds	4,419	—	1	4,420
U.S. government treasury	500	—	—	500

Total	$38,496	$—	$1	$38,497

Classified as:
Cash and cash equivalents	32,295	—	—	32,295
Short-term investments	6,200	—	1	6,201

Total	$38,495	$—	$1	$38,496

As of December 31, 2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash	$10,918	$—	$—	$10,918
Money market funds	1,258	—	—	1,258
Certificates of deposit	492	—	—	492
Commercial paper	3,274	—	(1)	3,273
Corporate notes and bonds	9,423	4	—	9,427
U.S. government treasury	4,599	—	—	4,599

Total	$29,964	$4	$(1)	$29,967

Classified as:
Cash and cash equivalents	13,526	—	—	13,526
Short-term investments	16,438	4	(1)	16,441

Total	$29,964	$4	$(1)	$29,967

SUPPORT.COM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
Cash, Cash Equivalents, and Investments (Continued)

The following table summarizes the estimated fair value of our marketable securities classified by the stated maturity date of the security (in thousands):

	June 30, 2021	December 31, 2020
Due within one year	$5,701	$13,248
Due within two years	500	3,193

	$6,201	$16,441

Fair Value Measurements
Accounting Standards Codification (“ASC”) 820,
Fair Value Measurements and Disclosures,
defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value according to ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

•	Level 1—Quoted prices for identical instruments in active markets.

•
Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
In accordance with ASC 820, financial assets (cash equivalents and investments) are measured at fair value on a recurring basis. Money market funds, which are cash equivalents, are measured at fair value using level 1 inputs. Certificates of deposit, commercial paper, corporate notes and bonds, and U.S. government agency securities, which are short-term investments, are measured at fair value using level 2 inputs.
For short-term investments, we review trading activity and pricing as of the measurement date. When sufficient quoted pricing for identical securities is not available, we use market pricing and other observable market inputs for similar securities obtained from various third-party data providers. These inputs either represent quoted prices for similar assets in active markets or have been derived from observable market data. Our policy is to recognize the transfer of financial instruments between levels at the end of our quarterly reporting period.
Concentrations of Credit Risk
Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash equivalents, investments and trade accounts receivable. Our investment portfolio consists of investment grade securities. Except for obligations of the United States government and securities issued by agencies of the United States government, we diversify our investments by limiting holdings with any individual issuer. We are exposed to credit risks in the event of default by the issuers to the extent of the amount recorded on the condensed consolidated balance sheets.
For the three months ended June 30, 2021 and 2020, our largest customer accounted for 55% and 42% of our total revenue, respectively. For the three months ended June 30, 2021 and 2020, our second largest customer accounted for

SUPPORT.COM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
Concentrations of Credit Risk (Continued)

26% and 46% of our total revenue, respectively. For the six months ended June 30, 2021 and 2020, our largest customer accounted for 53% and 39% for our total revenue, respectively. For the six months ended June 30, 2021 and 2020, our second largest customer accounted for 29% and 48% of our total revenue, respectively. There were no other customers that accounted for 10% or more of total revenue for the three months ended June 30, 2021 and 2020.
The credit risk in trade accounts receivable is substantially mitigated by reasonably short payment terms and an evaluation of the customers’ financial conditions when we enter into business with them. As of June 30, 2021, our two largest customers accounted for 60% and 27% of total accounts receivable, respectively. As of December 31, 2020, our two largest customers accounted for 50% and 39% of total accounts receivable, respectively. There were no other customers that accounted for 10% or more of our total accounts receivable as of June 30, 2021 and December 31, 2020.
Trade Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable are recorded at the invoiced amount. We perform evaluations of our customers’ financial condition and generally do not require collateral. We make judgments as to our ability to collect outstanding receivables and provide allowances for a portion of receivables when collection becomes doubtful. Reserves are made based on a specific review of all significant outstanding invoices. For those invoices not specifically provided for, reserves are recorded at differing rates, based on the age of the receivable. In determining these rates, we analyze our historical collection experience and current payment trends. The determination of past-due
accounts is based on contractual terms. As of June 30, 2021, and December 31, 2020, allowance for doubtful accounts was $4,000.
Self-Funded Health Insurance
Prior to January 1, 2021, we maintained a self-funded health insurance program with a stop-loss umbrella policy with a third-party insurer to limit the maximum potential liability for medical claims. The program was terminated at December 31, 2020. However, previously incurred-but-not-reported
claims and related expenses were incurred during the current quarter. With respect to this program, we considered historical and projected medical utilization data when estimating the health insurance program liability and related expense. As of June 30, 2021, $0.1 million was in reserve for the self-funded health insurance program. As of December 31, 2020, $0.2 million was in reserve for the self-funded health insurance program. The reserve is included in other accrued liabilities on the condensed consolidated balance sheets.
We continue to analyze our reserves for
incurred-but-not-reported
claims and for
reported-but-not-paid
claims related to the self-funded insurance program. We believe our reserves are adequate. However, significant judgment is involved in assessing these reserves such as assessing historical paid claims, average lags between the claims’ incurred date, reported dates and paid dates, and the frequency and severity of claims. There may be differences between actual settlement amounts and recorded reserves and any resulting adjustments are included in expense once a probable amount is known.
Accumulated Other Comprehensive Income (Loss)
The components of accumulated other comprehensive loss relate primarily to accumulated foreign currency translation losses associated with our foreign subsidiaries and unrealized losses on investments.
Realized gains/losses on investments reclassified from accumulated other comprehensive loss are reported as interest income and other, net in the condensed consolidated statements of operations.
The amounts noted in the condensed consolidated statements of comprehensive income (loss) are shown before taking into account the related income tax impact. The income tax effect allocated to each component of other comprehensive loss for each of the periods presented is not significant.

SUPPORT.COM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation
We apply the provisions of ASC 718,
Compensation—Stock Compensation
, which requires the measurement and recognition of compensation expense for all stock-based payment awards, including grants of restricted stock units (“RSUs”) and options to purchase stock, made to employees and directors based on estimated fair values.
In accordance with ASC 718,
Compensation—Stock Compensation
, we recognize stock-based compensation by measuring the cost of services to be rendered based on the grant date fair value of the equity award. We recognize stock-based compensation over the period an employee is required to provide service in exchange for the award, generally referred to as the requisite service period. For awards with market-based performance conditions, the cost of the awards is recognized as the requisite service is rendered by employees, regardless of when, if ever, the market-based performance conditions are satisfied.
The Black-Scholes option pricing model is used to estimate the fair value of service-based stock options and shares purchased under our Employee Stock Purchase Plan (“ESPP”). The determination of the fair value of options is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. We use historical data for estimating the expected volatility and expected life of stock options required in the Black-Scholes model. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected terms of the stock options.
The Monte-Carlo simulation model is used to estimate fair value of market-based performance stock options. The Monte-Carlo simulation model calculates multiple potential outcomes for an award and establishes a fair value based on the most likely outcome. Key assumptions for the Monte-Carlo simulation model include the risk-free rate, expected volatility, expected dividends and the correlation coefficient.
The fair value of restricted stock grants is based on the closing market price of our stock on the date of grant less the expected dividend yield.
Earnings Per Share
Basic earnings per share is computed using net income and the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per share is computed using net income and the weighted-average number of common shares outstanding, including the effect of the potential issuance of common stock such as stock issuable pursuant to the exercise of stock options and warrants and vesting of RSUs using the treasury stock method when dilutive.
The following table sets forth the computation of basic and diluted earnings per share for the three and six months ended June 30, 2021 and 2020 (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$(799)	$617	$(2,793)	$981

Earnings per share—basic and diluted	$(0.03)	$0.03	$(0.13)	$0.05

Weighted-average shares of common stock outstanding—basic	24,150	19,054	22,189	19,060
Weighted-average shares of common stock outstanding—diluted	24,150	19,352	22,189	19,336
Warranties and Indemnifications
We generally provide a refund period on
direct-to-consumer
sales, during which refunds may be granted to consumers under certain circumstances, including the inability to resolve certain support issues. For channel sales of

SUPPORT.COM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
Warranties and Indemnifications (Continued)

our
direct-to-consumer
offering, the refund period varies by partner, but is generally between
5-14
days. For referral programs and direct transactions, the refund period is generally 5 days. For the majority of end-user
software products, we provide a
30-day
money back guarantee. For all channels, we recognize revenue net of refunds and cancellations during the period. Refunds and cancellations have not been material to date.
We generally agree to indemnify customers against legal claims that end-user
software products infringe certain third-party intellectual property rights. As of June 30, 2021, we have not been required to make any payment resulting from infringement claims asserted against customers and have not recorded any related accruals.
Leases
We account for leases in accordance with ASC 842. We recognize operating and finance lease liabilities and corresponding right-of-use
(“ROU”) assets on the condensed consolidated balance sheets and provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. We determine if an arrangement is a lease at inception. Operating leases are included in operating lease ROU assets and short- and long-term lease liabilities in our condensed consolidated balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our condensed consolidated balance sheets.
ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The implicit rate is used when readily determinable. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. We account for the lease and non-lease
components as a single lease component.
We have entered into various
non-cancelable
operating lease agreements for certain offices and certain equipment. No leases have been entered in to and no leases have been renewed in the current quarter. The Louisville, Colorado office lease expired on April 30, 2021.
Recent Accounting Pronouncements
Recently Adopted Accounting Standards
In August 2018, the FASB issued Accounting Standard Update (“ASU”)
No. 2018-13,
Changes to Disclosure Requirements for Fair Value Measurements (Topic 820)
(ASU
2018-13),
which improved the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements. We adopted the new standard effective January 1, 2020 and the standard did not have an impact on the consolidated financial statements.
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes
(Topic 740):
Simplifying the Accounting for Income Taxes
(ASU
2019-12),
which simplifies the accounting for income taxes. We adopted the new standard effective January 1, 2021. The adoption had an immaterial impact on the Company’s consolidated financial statements.
New Accounting Standards to be adopted in Future Periods
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
. The standard’s main goal is to improve financial reporting by requiring

SUPPORT.COM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
Recent Accounting Pronouncements (Continued)

earlier recognition of credit losses on financing receivables and other financial assets in scope. The effective date for smaller reporting companies is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We do not expect the new standard to have a material impact on the consolidated financial statements.
The Company reviewed all other recently issued, but not yet effective, accounting pronouncements and does not expect the future adoption of any such pronouncements will have a material impact on the consolidated financial statements.
NOTE 2. INCOME TAXES
We recorded an income tax provision of $25,000 and $42,000 for the three and six months ended June 30, 2021. The income tax provision for interim periods is determined using an estimate of the annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter, the estimate of the annual effective tax rate is updated, and if the estimated effective tax rate changes, a cumulative adjustment is made. There is a potential for volatility of the effective tax rate due to several factors, including changes in the mix of the pre-tax
income and the jurisdictions to which it relates, changes in tax laws and settlements with taxing authorities and foreign currency fluctuations.
As of June 30, 2021, deferred tax assets are fully offset by a valuation allowance, except in those jurisdictions where it is determined that a valuation allowance is not required.
ASC 740
, Income Taxes
, provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes historical operating performance, reported cumulative net losses since inception and difficulty in accurately forecasting our future results, we provided a full valuation allowance against net U.S. deferred tax assets and a partial valuation allowance against foreign deferred tax assets. We reassess the need for a valuation allowance on a quarterly basis. If it is later determined that a portion or all of the valuation allowance is not required, it generally will be a benefit to the income tax provision in the period such determination is made.
We do not anticipate a material change in the total amount or composition of our unrecognized tax benefits as of June 30, 2021.
NOTE 3. COMMITMENTS AND CONTINGENCIES
Contingencies
We account for contingent liabilities in accordance with ASC 450,
Contingencies
. This guidance requires management to assess potential contingent liabilities that may exist as of the date of the financial statements to determine the probability and amount of loss that may have occurred, which inherently involves an exercise of judgment. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. For loss contingencies considered remote, no accrual or disclosures are generally made.
Legal matters
Federal Trade Commission Consent Order.
As previously disclosed, on December 20, 2016 the Federal Trade Commission (“FTC”) issued a confidential Civil Investigative Demand, or CID, requiring us to produce certain

SUPPORT.COM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3. COMMITMENTS AND CONTINGENCIES (Continued)

documents and materials and to answer certain interrogatories relating to PC Healthcheck, an obsolete software program that we developed on behalf of a third party for their use with their customers. The investigation relates to us providing software like PC Healthcheck to third parties for their use prior to December 31, 2016, when we were under management of the previous Board and executive team. Since issuing the CID, the FTC has sought additional written and testimonial evidence. We have cooperated fully with the FTC’s investigation and provided all requested information. In addition, we have not used PC Healthcheck nor provided it to any customers since December 2016.
On March 9, 2018, the FTC notified us that it was willing to engage in settlement discussions. On November 6, 2018, Support.com and the FTC entered into a proposed Stipulation to Entry of Order for Permanent Injunction and Monetary Judgment (the “Consent Order”). The Consent Order was approved by the Commission on March 26, 2019 and entered by the U.S. District Court for the Southern District of Florida on March 29, 2019. Entry of the Consent Order by the Court resolved the FTC’s multi-year investigation of Support.com.
Pursuant to the Consent Order, under which we neither admitted nor denied the FTC’s allegations (except as to the Court having jurisdiction over the matter), the FTC agreed to accept a payment of $10 million in settlement of the matter, subject to the factual accuracy of the information we provided as part of our financial representations. The $10 million payment was made on April 1, 2019 and was recognized in operating expenses within our consolidated statements of operations for the year ended December 31, 2018.
Additionally, pursuant to the Consent Order, we agreed to implement certain new procedures and enhance certain existing procedures. For example, the Consent Order necessitates that we cooperate with representatives of the Commission on associated investigations if needed; imposes requirements on Support.com regarding obtaining acknowledgements of the Consent Order and compliance certification, including record creation and maintenance; and prohibits us from making misrepresentations and misleading claims or providing the means for others to make such claims regarding, among other things, detection of security or performance issues on consumer’s Electronic Devices. Electronic Devices include, but are not limited to, cell phones, tablets and computers. We continue to monitor the impact of the Consent Order regularly. If we are unable to comply with the Consent Order, then this could result in a material and adverse impact to the results of operations and financial condition.
Verizon Media.
As previously disclosed, On March 22, 2010, the Company and AOL Fulfillment Services, who now does business as Verizon Media (“Verizon Media”), entered into a Fulfillment Services Promotion and Marketing Agreement (“Agreement”). The Agreement related to the development and sale of certain products and services. The Company sold software products to Verizon Media pursuant to the terms of the Agreement under two programs – SUPERAntiSpyware and Computer
Check-Up.
Verizon Media offered these software products to its
end-customers.
On May 24, 2019, the Company received a letter from Verizon Media providing notice that it wished to terminate the Agreement and work with the Company to wind-down all remaining subscriptions for both programs. The Company has wound-down all services under the Computer
Check-Up
program and the SUPERAntiSpyware program. In connection with the termination of the Computer
Check-Up
program, Verizon Media requested that the Company fund rebates to its end-customers
who elect to accept a refund offer from Verizon Media. Although the Company, to date, has not agreed with this request, Verizon Media commenced its rebate program.
On November 15, 2019, the Company received a letter from Verizon Media informing the Company that, to date, Verizon Media has issued rebates totaling $2.6 million and requesting reimbursement of this amount from the Company (the “Dispute”). Subsequently, the parties entered into negotiations toward a settlement of any potential claims, which culminated in the execution of a Confidential Settlement and Release Agreement dated September 29, 2020, pursuant to which the Company issued a one-time
payment to Verizon Media in exchange for a full and complete release from any claims related to or arising out of the Dispute. The Company admitted no liability and incurred no financial impact from the settlement, as the payment was funded by the Company’s insurance carrier.
Merger-Related Litigation.
Since the announcement of the Merger Agreement, six lawsuits have been filed by alleged individual stockholders of the Company against the Company, the individual members of its Board of Directors and, in two of the cases, Greenidge and Merger Sub, in various U.S. federal district courts. A complete copy of each complaint has been filed as an exhibit to this quarterly report on Form
10-Q
and is incorporated herein

SUPPORT.COM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3. COMMITMENTS AND CONTINGENCIES (Continued)

by reference. Of these six complaints, two have been filed in the United States District Court for the District of Delaware:
Stein v. Support.com, Inc. et al
, Case No.
1:21-cv-00650-UNA,
filed on May 5, 2021, and
Bell v. Support.com, Inc. et al
, Case No.
1:21-cv-00672-UNA,
filed on May 7, 2021. Three of the other lawsuits have been filed in the United States District Court for the Southern District of New York:
Broder v. Support.com, Inc. et al
, Case No.
1:21-cv-04262-UNA,
filed on May 12, 2021;
Salerno v. Support.com, Inc. et al
, Case No.
1:21-cv-04584,
filed on May 21, 2021; and,
Bowen v. Support.com, Inc. et al
, Case No.
1:21-cv-04797,
filed on May 28, 2021. The remaining lawsuit was filed in the United States District Court for the Eastern District of New York:
Steinmetz v. Support.com, Inc. et al
, Case No.
1:21-cv-02647-UNA,
filed on May 11, 2021. The Company and the individual members of its board of directors are named as defendants in the
Stein
,
Steinmetz
,
Broder
, and
Bowen
complaints, and the Company, the individual members of its board of directors, Greenidge and Merger Sub are named as defendants in the
Bell
and
Salerno
complaints.
The lawsuits generally allege that the Form
S-4
Registration Statement of Greenidge filed with the U.S. Securities and Exchange Commission in connection with the Merger on May 4, 2021 is misleading and/or omits certain material information. In addition, one of the lawsuits (
Salerno
) also alleges that the members of the Company’s board breached their fiduciary duties in negotiating and approving the Merger Agreement and that Greenidge and Merger Sub aided and abetted the Company directors’ alleged breaches of fiduciary duty. All six lawsuits seek, among other things, to enjoin the Merger, or, in the event that an injunction is not entered and the Merger closes, rescission of the Merger and unspecified money damages, costs and attorneys’ and experts’ fees. The Company believes each of these lawsuits is meritless and intends to defend against them vigorously.
On August 2, 2021, lawyers representing a seventh putative stockholder of the Company sent a demand letter seeking additional disclosures regarding the Merger and reserving their purported right to seek to enjoin the Merger.
On August 4, 2021, counsel for the plaintiff in the
Bowen
action indicated orally to counsel for the Company that he anticipates dismissing his lawsuit as moot, in light of the Company’s supplemental disclosures, and seeking a mootness fee.
On August 9, 2021, counsel for plaintiff Steinmetz voluntarily dismissed the
Steinmetz
action, and counsel for plaintiffs Stein and Bell indicated in a status report to the court that they expect to dismiss the
Stein
and
Bell
actions as moot following the stockholder vote on the Merger. The Company expects that these three plaintiffs likewise will seek mootness fees.
Other Matters
We have received and may in the future receive additional requests for information, including subpoenas, from other governmental agencies relating to the subject matter of the Consent Order and the Civil Investigative Demands described above. We intend to cooperate with these information requests and is not aware of any other legal proceedings against us by governmental authorities at this time.
We are also subject to other routine legal proceedings, as well as demands, claims and threatened litigation, that arise in the normal course of business, potentially including assertions that we may be infringing patents or other intellectual property rights of others. We currently do not believe that the ultimate amount of liability, if any, for any pending claims of any type (alone or combined) will materially affect our financial position, results of operations or cash flows. The ultimate outcome of any litigation is uncertain; however, any unfavorable outcomes could have a material negative impact on our financial condition and operating results. Regardless of outcome, litigation can have an adverse impact on us because of defense costs, negative publicity, diversion of management resources and other factors.
Guarantees
We have identified guarantees in accordance with ASC 450,
Contingencies
. This guidance stipulates that an entity must recognize an initial liability for the fair value, or market value, of the obligation it assumes under the guarantee

SUPPORT.COM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3. COMMITMENTS AND CONTINGENCIES (Continued)

at the time it issues such a guarantee and must disclose that information in our interim and annual financial statements. We have entered into various service level agreements with our partners, in which we may guarantee the maintenance of certain service level thresholds. Under some circumstances, if these thresholds are not met, we may be liable for certain financial costs. We evaluate costs for such guarantees under the provisions of ASC 450. We consider such factors as the degree of probability that we would be required to satisfy the liability associated with the guarantee and the ability to make a reasonable estimate of the resulting cost. During the three months ended June 30, 2021 and 2020, we did not incur any costs as a result of such obligations. We have not accrued any liabilities related to such obligations in the condensed consolidated financial statements as of June 30, 2021 and December 31, 2020.
NOTE 4. STOCKHOLDER’S EQUITY
During the six months ended June 30, 2021, 0.7 million shares of common stock were issued as a result of the exercise of stock options. During the six months ended June 30, 2020, 654 shares of common stock were issued as a result of the exercise of stock options.
During the six months ended June 30, 2021, 0.1 million shares of common stock were issued as a result of RSU releases. During the six months ended June 30, 2020, no shares of common stock were issued as a result of RSU releases.
During the six months ended June 30, 2021 and 2020, 0.1 million shares of common stock were issued under the ESPP.
During the six months ended June 30, 2021, in connection with the Merger Agreement (as defined above), the Company issued and sold approximately 3.9 million shares of the Company’s common stock to 210 Capital, LLC (“210 Capital”), pursuant to a stock subscription agreement with 210 Capital. Refer to Note 1 and Item 2 for additional transaction details regarding the Merger with Greenidge.
Stock Repurchase Program
On April 27, 2005, our Board of Directors (“Board”) authorized the repurchase of up to 666,666 outstanding shares of our common stock. As of June 30, 2021, the maximum number of shares remaining that can be repurchased under this program was 602,467. No shares were repurchased during the three months and six months ended June 30, 2021 and 2020, respectively. We do not intend to repurchase shares without further approval from the Board.
NOTE 5. STOCK-BASED COMPENSATION
Equity Compensation Plan
We adopted the 2010 Equity and Performance Incentive Plan (the “2010 Plan”), effective as of May 19, 2010. Under the 2010 Plan, the number of shares of Common Stock that may be issued will not exceed in the aggregate 1,666,666 shares of Common Stock plus the number of shares of common stock relating to prior awards under the 2000 Omnibus Equity Incentive Plan that expire, are forfeited or are cancelled after the adoption of the 2010 Plan, subject to adjustment as provided in the 2010 Plan. Pursuant to approval from our shareholders, the number of shares of common stock that may be issued under the 2010 Plan was increased by 750,000 shares of common stock in May 2013 and 333,333 shares in June 2016. No grants will be made under the 2010 Plan after the tenth anniversary of its effective date. At the 2020 Annual Meeting of Stockholders, our stockholders approved the amendment and restatement of the Second Amended and Restated 2010 Stock Plan (such plan, after the amendment and restatement is now the Third Amended and Restated 2010 Equity and Performance Incentive Plan, referred to herein as the “Restated Plan”). The purpose of amending the 2010 Stock Plan was (i) to increase the number of shares of common stock available for issuance under the Restated Plan by 2,000,000 shares, (ii) to extend the term of the 2010 Stock Plan, which otherwise expires on May 19, 2020, so that the Restated Plan will continue until terminated by the Board in its discretion, and (iii) to eliminate obsolete provisions while adding other provisions consistent with certain

SUPPORT.COM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 5. STOCK-BASED COMPENSATION (Continued)

compensation and governance best practices. As of June 30, 2021, approximately 4.0 million shares remain available for grant under the Restated Plan.
We adopted the 2014 Inducement Award Plan (the “Inducement Plan”), effective as of May 13, 2014. Under the Inducement Plan, the number of shares of common stock that may be issued will not exceed in the aggregate 666,666 shares of common stock. As of June 30, 2021, approximately 0.2 million shares remain available for grant under the Inducement Plan.
Employee Stock Purchase Plan
Effective May 15, 2011, our Board and stockholders approved an ESPP and reserved 333,333 shares of our common stock for issuance. The ESPP was established to advance our interests and our stockholders’ interests by providing an incentive to attract, retain and reward eligible employees and by motivating such persons to contribute to our growth and profitability. At the 2020 Annual Meeting of Stockholders, our stockholders approved a proposal amending and restating the 2011 ESPP to (i) increase the maximum number of shares of common stock available for future issuance under the ESPP by 1,000,000 shares, (ii) extend the term, which otherwise would have expired on May 15, 2021, so that the ESPP will continue until terminated by the Board in its discretion, and (iii) make certain other administrative changes.
The ESPP consists of
six-month
offering periods during which employees may enroll in the plan. Shares of common stock may be purchased under the ESPP at a price established by the Compensation Committee of the Board of Directors, provided that the price may not be less than eighty-five percent (85%) of the lesser of (a) the fair market value of a share of stock on the offering date of the offering period or (b) the fair market value of a share of stock on the purchase date. As of June 30, 2021, approximately 1.1 million shares remain available for issuance under the ESPP.
Stock-Based Compensation
In accordance with accounting guidance for stock-based compensation, payments in equity instruments for goods or services are accounted for by the fair value method. For the three and six months ended June 30, 2021 stock-based compensation expense was $0.2 million and $0.4 million, respectively. For the three and six months ended June 30, 2020 stock-based compensation expense was $0.1 million and $0.2 million, respectively.
As of June 30, 2021, $0.7 million of unrecognized compensation cost related to existing options was outstanding, which is expected to be recognized over a weighted average period of 2.43 years. As of June 30, 2021, $0.1 million of unrecognized compensation cost related to RSUs was outstanding, which is expected to be recognized within one year.
Stock Options
The following table represents the stock option activity for the six months ended June 30, 2021:

	Number of Shares (in thousands)	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	2,629	$1.64	8.79	$1,605
Granted	40	2.39	—
Exercised	(633)	1.68	—
Forfeited	(336)	1.71	—

Outstanding at June 30, 2021	1,700	$1.62	8.65	$3,821

Exercisable at June 30, 2021	327	$1.61	6.83	790

SUPPORT.COM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 5. STOCK-BASED COMPENSATION (Continued)

Restricted Stock Units
The following table represents RSU activity for the three months ended June 30, 2021:

	Number of Shares (in thousands)	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	131	$2.05	0.7	$287
Granted	100	2.15
Released	(100)	$2.15
Forfeited	—	—

Outstanding at June 30, 2021	131	2.05	0.2	$504

Exercisable at June 30, 2021	—	—		—

SUPPORT.COM, INC. AND SUBSIDIARIES
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Support.com, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Support.com, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year
period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of Matter—Subsequent Event
As discussed in Note 9 to the financial statements, on March 19, 2021 the Company and Greenidge Generation Holdings, Inc. (Greenidge) entered into an agreement and plan of merger which will result in Greenidge acquiring the Company.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated to the audit committee and that (1) relates to accounts of disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communication the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Income Taxes—Refer to Notes 1 and 7 to the financial statements
The Company’s net deferred tax liability and uncertain tax position liability were $443,000 and $111,000, respectively, as of December 31, 2020 and the related total income tax expense was $102,000 for the year ended December 31, 2020. Deferred tax assets and liabilities are recognized for the future expected tax consequences of temporary differences between income tax and financial reporting and principally relate to differences in the tax basis of assets and liabilities and their reported amounts, using enacted tax rates in effect for the year in which differences are expected to reverse. Filing positions in all of the federal, state and foreign jurisdictions where the Company is required to file income tax returns are analyzed by the Company, as well as all open tax years in these jurisdictions, to determine whether the positions will be more likely than not be sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not
threshold are not recorded as a tax benefit or expense in the current year.
We identified income taxes and uncertain tax positions as a critical audit matter due to the multiple jurisdictions in which the Company operates including foreign jurisdictions and the complexity of tax laws and regulations. Performing audit procedures and evaluating audit evidence obtained related to these considerations required a high degree of judgement and effort.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures performed to address this critical audit matter included the following, among others:

•	We obtained an understanding of management’s process to identify and evaluate tax obligations and uncertain tax positions and evaluated the design of key controls used by management therein.

•	We evaluated the completeness and accuracy of deferred income taxes and the income tax provision by agreement to material tax filings.

•
We assessed the reasonableness of the key judgements and estimates inherent in management’s assessment of their tax obligation and uncertain tax positions, including analysis over forecasts and tax elections.

•
We involved our tax specialists with our evaluation of management’s judgements related to recognition of current and deferred income taxes and identified uncertain tax positions by analyzing the related tax law, statutes, and regulations and their application to the company’s positions.

•	We evaluated the adequacy of the Company’s disclosure in Notes 1 and 7 in relation to the income taxes.
/s/ Plante & Moran, PLLC
We have served as the Company’s auditor since 2017.
Denver, Colorado
March 30, 2021, except for the revision to the segment information disclosure in Note 1 as to which the date is July 16, 2021.

SUPPORT.COM, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands except per share amount)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$13,526	$10,087
Short-term investments	16,441	16,327
Accounts receivable, net	6,975	9,398
Prepaid expenses and other current assets	670	728

Total current assets	37,612	36,540
Property and equipment, net	1,115	533
Intangible assets	—	250
Right of use assets, net	61	68
Other assets	478	649

TOTAL ASSETS	$39,266	$38,040

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$366	$277
Accrued compensation	1,735	1,610
Other accrued liabilities	879	940
Short-term lease liability	58	61
Short-term deferred revenue	881	1,193

Total current liabilities	3,919	4,081
Other long-term liabilities	911	792

Total liabilities	4,830	4,873

Commitments and contingencies (Note 3)
Stockholders’ equity:
Common stock; par value $0.0001, 50,000 shares authorized; 19,973 issued and 19,490 outstanding at December 31, 2020 and 19,537 issued and 19,054 outstanding at December 31, 2019	2	2
Additional paid-in capital	250,954	250,092
Treasury stock, at cost (483 shares at December 31, 2020 and 2019)	(5,297)	(5,297)
Accumulated other comprehensive loss	(2,419)	(2,380)
Accumulated deficit	(208,804)	(209,250)

Total stockholders’ equity	34,436	33,167

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$39,266	$38,040

See accompanying notes.

SUPPORT.COM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Years Ended December 31,
	2020	2019
Revenue:
Services	$42,079	$59,545
Software and other	1,785	3,788

Total revenue	43,864	63,333
Cost of revenue:
Cost of services	28,697	46,714
Cost of software and other	224	151

Total cost of revenue	28,921	46,865

Gross profit	14,943	16,468
Operating expenses:
Engineering and IT	3,655	4,078
Sales and marketing	2,362	1,760
General and administrative	8,874	7,679

Total operating expenses	14,891	13,517
Income from operations	52	2,951
Interest income and other, net	496	1,049

Income before income taxes	548	4,000
Income tax provision	102	154

Net income	$446	$3,846

Net income per share—basic and diluted	$0.02	$0.20
Weighted average common shares outstanding—basic	19,192	18,977
Weighted average common shares outstanding—diluted	19,369	19,026
See accompanying notes.

SUPPORT.COM, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Years Ended December 31,
	2020	2019
Net income	$446	$3,846
Other comprehensive income (loss):
Foreign currency translation adjustment	(44)	49
Net unrealized gain on investments	5	78

Other comprehensive income (loss)	(39)	127

Comprehensive income	$407	$3,973

See accompanying notes.

SUPPORT.COM, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

	Common Stock		Additional Paid-In Capital	Treasury Stock	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balances at December 31, 2018	18,955	$2	$268,794	$(5,297)	$(2,507)	$(213,096)	$47,896

Net income	—	—	—	—	—	3,846	3,846
Dividend payout	—	—	(19,054)	—	—	—	(19,054)
Other comprehensive loss	—	—	—	—	127	—	127
Issuance of common stock upon exercise of stock options & RSU releases	73	—	—	—	—	—	—
Issuance of common stock under employee stock purchase plan	26	—	48	—	—	—	48
Stock-based compensation expense	—	—	304	—	—	—	304

Balances at December 31, 2019	19,054	$2	$250,092	$(5,297)	$(2,380)	$(209,250)	$33,167

Net income	—	—	—	—	—	446	446
Other comprehensive loss	—	—	—	—	(39)	—	(39)
Issuance of common stock upon exercise of stock options & RSU releases	392	—	191	—	—	—	191
Issuance of common stock under employee stock purchase plan	44	—	37	—	—	—	37
Stock-based compensation expense	—	—	634	—	—	—	634

Balances at December 31, 2020	19,490	$2	$250,954	$(5,297)	$(2,419)	$(208,804)	$34,436

See accompanying notes.

SUPPORT.COM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2020	2019
Operating Activities:
Net income	$446	$3,846
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	314	294
Amortization of premiums and discounts on investments	65	83
Stock-based compensation	634	304
Impairment of intangible asset	250	—
Changes in assets and liabilities:
Accounts receivable, net	2,423	2,893
Prepaid expenses and other current assets	41	282
Other long-term assets	142	40
Accounts payable	87	(92)
Accrued compensation	120	(1,804)
Accrued legal settlement	—	(10,000)
Other accrued liabilities	(46)	26
Other long-term liabilities	104	18
Deferred revenue	(312)	58

Net cash provided by (used in) operating activities	4,268	(4,052)
Investing Activities:
Purchases of property and equipment	(896)	(124)
Disposal of property and equipment	—	3
Purchase of investments	(13,375)	(34,898)
Proceeds from sale of investments	—	9,766
Maturities of investments	13,200	33,267

Net cash provided by (used in) investing activities	(1,071)	8,014
Financing Activities:
Payment of dividend	—	(19,054)
Proceeds from exercise of stock options	191	—
Proceeds from employee stock purchase plan	37	48

Net cash provided by (used in) financing activities	228	(19,006)
Effect of exchange rate changes on cash and cash equivalents	14	(51)

Net increase (decrease) in cash and cash equivalents	3,439	(15,095)
Cash and cash equivalents at beginning of year	10,087	25,182

Cash and cash equivalents at end of year	$13,526	$10,087

Supplemental disclosure of cash flow information:
Cash paid for income tax	$135	$98

See accompanying notes.

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies
Nature of Operations
Support.com, Inc. (“Support.com,” “the Company,” “We” or “Our”) was incorporated in the state of Delaware on December 3, 1997. Our common stock trades on the Nasdaq Capital Market under the symbol “SPRT.”
We provide customer and technical support solutions delivered by home-based employees. Our homesourcing model, which enables outsourced work to be delivered by people working from home, has been specifically designed for remote work and optimized for security, recruiting, training, delivery and employee engagement.
We provide outsourced customer care and cloud-based technology platforms to companies in multiple industry verticals, helping them strengthen customer relationships and brand loyalty, increase revenue, and reduce costs. We serve clients in verticals such as healthcare, retail, communication services, and technology with omnichannel programs that include voice, chat, and self-service. We meet client needs through our scalable, global network of home-based employees and secure, proprietary, cloud-based platforms. With our fully distributed team, we are able to flex staffing levels and skill sets to address client requirements, offering business process continuity. We custom-profile customer care professionals (called “experts”) who meet the requirements for the work-from-home environment and for specific client criteria related to industry experience, skill set, etc.
We offer fully-managed premium technical support programs to our enterprise clients that are upsold to the clients’ end customers. These tailored programs can be bundled with complementary services or offered on a stand-alone basis as a subscription or one-time
purchase. These tech support programs help clients drive incremental revenue, reduce costs, and increase customer satisfaction.
Basis of Presentation
The consolidated financial statements include the accounts of Support.com and its wholly-owned foreign subsidiaries. All intercompany transactions and balances have been eliminated.
Re-issuance
of Financial Statements
The financial statements have been reissued to revise the segment information disclosure in Note 1, to identify and breakout the significant customers and respective percentages of revenue.
Impact of Disease Outbreak
On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus as a “pandemic.” First identified in late 2019 and known now as
COVID-19,
the outbreak has impacted millions of individuals worldwide. In response, many countries have implemented measures to combat the outbreak which have impacted global business operations. During 2020 and as of the financial statement date of issuance, our operations have not been significantly impacted; however, we continue to monitor the situation. With respect to the pandemic, no impairments were recorded as of the balance sheet date as no triggering events or changes in circumstances had occurred as of December 31, 2020; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while our results of operations, cash flows and financial condition have not been significantly impacted to date, they could be negatively impacted in the future. The extent of the impact, if any, cannot be reasonably estimated at this time.
Foreign Currency Translation
The functional currency of our foreign subsidiaries is generally the local currency. Assets and liabilities of our wholly owned foreign subsidiaries are translated from their respective functional currencies at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average exchange rates prevailing during the year. Any material resulting translation adjustments are reflected as a separate component of stockholders’ equity in accumulated other comprehensive income. Realized foreign currency transaction gains (losses) were not material during the years ended December 31, 2020 and 2019.

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The accounting estimates that require management’s most significant, difficult and subjective judgments include accounting for revenue recognition, assumptions used to estimate self-insurance accruals, the valuation and recognition of investments, the assessment of recoverability of intangible assets and their estimated useful lives, the valuations and recognition of stock-based compensation and the recognition and measurement of current and deferred income tax assets and liabilities. Actual results could differ materially from these estimates.
Concentrations of Credit Risk
Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash equivalents, investments and trade accounts receivable. Periodically throughout the year, we have maintained balances in various operating accounts in excess of federally insured limits. Our investment portfolio consists of investment grade securities. Except for obligations of the United States government and securities issued by agencies of the United States government, we diversify our investments by limiting our holdings with any individual issuer. We are exposed to credit risks in the event of default by the issuers to the extent of the amount recorded on the consolidated balance sheets. The credit risk in our trade accounts receivable is substantially mitigated by our evaluation of the customers’ financial conditions at the time we enter into business and reasonably short payment terms.
Cash, Cash Equivalents and Investments
All liquid instruments with an original maturity at the date of purchase of 90 days or less are classified as cash equivalents. Cash equivalents and short-term investments consist primarily of money market funds, certificates of deposit, commercial paper, corporate and municipal bonds. Our interest income on cash, cash equivalents and investments is recorded monthly and reported as interest income and other in our consolidated statements of operations.
Our cash equivalents and short-term investments are classified as investments and are reported at fair value with unrealized gains/losses included in accumulated other comprehensive loss within stockholders’ equity on the consolidated balance sheets and in the consolidated statements of comprehensive income. We view this investment portfolio as available for use in our current operations, and therefore we present our marketable securities as short-term assets.
We monitor our investments for impairment on a quarterly basis and determine whether a decline in fair value is other-than-temporary by considering factors such as current economic and market conditions, the credit rating of the security’s issuer, the length of time an investment’s fair value has been below our carrying value, our intent to sell the security and our belief that we will not be required to sell the security before the recovery of its amortized cost. If an investment’s decline in fair value is deemed to be other-than-temporary, we reduce its carrying value to its estimated fair value, as determined based on quoted market prices or liquidation values. Declines in value judged to be other-than-temporary, if any, are recorded in operations as incurred. At December 31, 2020, we evaluated unrealized losses on security investments and determined them to be temporary. We currently do not intend to sell securities with unrealized losses, and we concluded that we will not be required to sell these securities before the recovery of their amortized cost basis.

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)
Cash, Cash Equivalents and Investments (Continued)

At December 31, 2020 and 2019, the estimated fair value of cash, cash equivalents and investments was $30.0 million and $26.4 million, respectively. At December 31, 2020 and 2019, the amount of our foreign subsidiary cash, cash equivalents and investments was $4.3 million and $4.2 million, respectively. The following is a summary of cash, cash equivalents and investments at December 31, 2020 and 2019 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of December 31, 2020
Cash	$10,918	$—	$—	$10,918
Money market funds	1,258	—	—	1,258
Certificates of deposit	492	—	—	492
Commercial paper	3,274	—	(1)	3,273
Corporate notes and bonds	9,423	4	—	9,427
U.S. government treasury	4,599	—	—	4,599

	$29,964	$4	$(1)	$29,967

Classified as:
Cash and cash equivalents	$13,526	$—	$—	$13,526
Short-term investments	16,438	4	(1)	16,441

	$29,964	$4	$(1)	$29,967

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of December 31, 2019
Cash	$7,814	$—	$—	$7,814
Money market funds	1,137	—	—	1,137
Certificates of deposit	475	—	—	475
Commercial paper	6,912	—	(1)	6,911
Corporate notes and bonds	7,922	15	(4)	7,933
U.S. government agency securities	2,145	—	(1)	2,144

	$26,405	$15	$(6)	$26,414

Classified as:
Cash and cash equivalents	$10,087	$—	$—	$10,087
Short-term investments	16,318	15	(6)	16,327

	$26,405	$15	$(6)	$26,414

The following table summarizes the estimated fair value of our marketable securities classified by the stated maturity date of the security (in thousands):

	December 31,
	2020	2019
Due within one year	$13,248	$12,754
Due within two years	3,193	3,573

	$16,441	$16,327

We determined that the gross unrealized losses on our security investments as of December 31, 2020 are temporary in nature. The fair value of our security investments at December 31, 2020 and 2019 reflects net unrealized gains of $3,000 and $9,000, respectively. There were net realized gains of $1,000 and $2,000 on security investments in the years ended December 31, 2020 and 2019, respectively. The cost of securities sold is based on the specific identification method.

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)
Cash, Cash Equivalents and Investments (Continued)

The following table sets forth the unrealized gains/losses for security investments as of December 31, 2020 and 2019 (in thousands):

As of December 31, 2020	In Gain Position Less Than 12 Months		In Loss Position More Than 12 Months		Total in Gain Position
Description	Fair Value	Unrealized Gain	Fair Value	Unrealized Loss	Fair Value	Unrealized Gain
Certificates of deposit	$492	$—	$—	$—	$492	$—
Corporate notes and bonds	9,502	5	3,195	(2)	12,697	3
U.S. government agency securities	4,599	—	—	—	4,599	—

Total	$14,593	$6	$3,195	$(2)	$17,788	$3

As of December 31, 2019	In Gain Position Less Than 12 Months		In Loss Position More Than 12 Months		Total in Gain Position
Description	Fair Value	Unrealized Gain	Fair Value	Unrealized Loss	Fair Value	Unrealized Gain
Certificates of deposit	$475	$—	$—	$—	$475	$—
Corporate notes and bonds	10,120	15	4,714	(5)	14,834	10
U.S. government agency securities	2,145	(1)	—	—	2,145	(1)

Total	$12,740	$14	$4,714	$(5)	$17,454	$9

Trade Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable are recorded at the invoiced amount. We perform evaluations of our customers’ financial condition and generally do not require collateral. We make judgments as to our ability to collect outstanding receivables and provide allowances for a portion of receivables when collection becomes doubtful. Our allowances are made based on a specific review of all significant outstanding invoices. For those invoices not specifically provided for, allowances are recorded at differing rates, based on the age of the receivable. In determining these rates, we analyze our historical collection experience and current payment trends. The determination of past-due
accounts is based on contractual terms.
The following table summarizes the allowance for doubtful accounts as of December 31, 2020 and 2019 (in thousands):

Amount
Balance, December 31, 2018	$13
Provision for doubtful accounts	40
Accounts written off	(25)

Balance, December 31, 2019	28

Provision for doubtful accounts	37
Accounts written off	(61)

Balance, December 31, 2020	$4

As of December 31, 2020 and 2019, our two largest customers accounted for approximately 90% and 92% of our total accounts receivable, respectively. No other customers accounted for 10% or more of our total accounts receivable as of December 31, 2020 and 2019.

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation and amortization which is determined using the straight-line method over the estimated useful lives of two to five years for computer equipment and software, three years for furniture and fixtures, and the shorter of the estimated useful lives or the lease term for leasehold improvements. Repairs and maintenance costs are expensed as they are incurred.
Intangible Assets
In December 2006, we acquired the use of a toll-free telephone number for cash consideration of $250,000. This asset had an indefinite useful life. The intangible asset is tested for impairment annually or more often if events or changes in circumstances indicate that the carrying value may not be recoverable. During the year ended December 31, 2020, we determined this indefinite-lived intangible asset was fully impaired, and we recognized a non-cash
impairment loss as an operating expense in our consolidated statement of operations.
Long-Lived Assets
We assess long-lived assets, which includes property and equipment and identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the sum of the future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. If our estimates regarding future cash flows derived from such assets were to change, we may record an impairment charge to the value of these assets. Such impairment loss would be measured as the difference between the carrying amount of the asset and its fair value.
Leases

We account for leases in accordance with Accounting Standards Codification (“ASC”) 842. We recognize operating and finance lease liabilities and corresponding right-of-use
(“ROU”) assets on the consolidated balance sheets and provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. We determine if an arrangement is a lease at inception. Operating leases are included in operating lease ROU assets and short- and long-term lease liabilities in our consolidated balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our consolidated balance sheets.
ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The implicit rate is used when readily determinable. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. We account for the lease and non-lease
components as a single lease component.
We have entered into various
non-cancelable
operating lease agreements for certain offices and certain equipment. The Louisville, Colorado and Sunnyvale, California office leases were both renewed during the year ended December 31, 2020, and will expire on April 30, 2021 and March 31, 2021, respectively.
Revenue Recognition
Disaggregation of Revenue
We generate revenue from the sale of services and sale of software fees for end-user
software products provided through direct customer downloads and through the sale of these end-user
software products via partners. Revenue is

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)
Revenue Recognition (Continued)

disaggregated by type as presented in the consolidated statements of operations and is consistent with how we evaluate our financial performance.
Under ASC 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.
We determine revenue recognition through the following steps:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, we satisfy a performance obligation.
Services Revenue
Services revenue is primarily comprised of fees for customer support and technology support services. Our service programs are designed for enterprise clients, as well as the consumer and small and medium business (“SMB”) markets, and include customer service, sales support, and technical support, including computer and mobile device set-up,
security and support, virus and malware removal, wireless network set-up,
and automation system onboarding and support.
We offer customer support, technical support, and technology services to large corporations, consumers and SMBs, directly and through our partners (which include communications providers, retailers, technology companies and others) and, to a lesser degree, directly through our website at www.support.com. We transact with customers via reseller programs, referral programs and direct transactions. In reseller programs, the partner generally executes the financial transactions with the customer and pays a fee to us which we recognize as revenue when the service is delivered. In referral programs, we transact with the customer directly and pay a referral fee to the referring party. In direct transactions, we sell directly to the customer at the retail price.
The services described above include four types of offerings:

•
Hourly-Based Services—In connection with the provisions of certain services programs, fees are calculated based on contracted hourly rates with partners. For these programs, we recognize revenue as services are performed, based on billable hours of work delivered by our technology experts. These service programs also include performance standards, which may result in incentives or penalties, which are recognized as earned or incurred.

•
Tier-Based Services—In connection with the provisions of certain services programs, fees are calculated on partner subscription tiers based on number of subscribers. For these programs, we recognize revenue as services are performed, and are billed based on the tier level of number of subscribers supported by our experts.

•
Subscriptions—Customers purchase subscriptions or “service plans” under which certain services are provided over a fixed subscription period. Revenues for subscriptions are recognized ratably over the respective subscription periods.

•
Incident-Based Services—Customers purchase a discrete,
one-time
service. Revenue recognition occurs at the time of service delivery. Fees paid for services sold but not yet delivered are recorded as deferred revenue and recognized at the time of service delivery.

In certain cases, we are paid for services that are sold but not yet delivered. We initially record such balances as deferred revenue, and recognize revenue when the service has been provided or, on the non-subscription
portion of

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)
Revenue Recognition (Continued)

these balances, when the likelihood of the service being redeemed by the customer is remote (“services breakage”). Based on our historical redemption patterns for these relationships, we believe that the likelihood of a service being delivered more than 90 days after sale is remote. We therefore recognize non-subscription
deferred revenue balances older than 90 days as services revenue. For the years ended December 31, 2020 and 2019, services breakage revenue accounted for less than 1% of total services revenue.
The following table represents deferred revenue activity for the years ended December 31, 2020 and 2019 (in thousands):

Amount
Balance, December 31, 2018	$1,135
Deferred revenue	1,887
Recognition of unearned revenue	(1,829)

Balance, December 31, 2019	1,193

Deferred revenue	1,243
Recognition of unearned revenue	(1,555)

Balance, December 31, 2020	$881

Partners are generally invoiced monthly. Fees from customers via referral programs and direct transactions are generally paid with a credit card at the time of sale. Revenue is recognized net of any applicable sales tax.
Services revenue also includes fees from licensing of Support.com cloud-based software. In such arrangements, customers receive a right to use our Support.com Cloud applications in their own support organizations. We license our cloud-based software using a software-as-a-service
(“SaaS”) model under which customers cannot take possession of the technology and pay us on a per-user
or usage basis during the term of the arrangement. In addition, services revenue includes fees from implementation services of our cloud-based software. Currently, revenues from implementation services are recognized ratably over the customer life, which is estimated as the term of the arrangement once the Support.com Cloud services are made available to customers. We generally charge for these services on a time and material basis. For the years ended December 31, 2020 and 2019, revenue from implementation services was not material.
Software and Other Revenue
Software and other revenue is comprised primarily of fees for end-user
software products provided through direct customer downloads and through the sale of these end-user
software products via partners. Our software is sold to customers primarily on an annual subscription with automatic renewal. We provide regular, significant upgrades over the subscription period and therefore recognize revenue for these products ratably over the subscription period. Management has determined that these upgrades are not distinct, as the upgrades are an input into a combined output. In addition, management has determined that the frequency and timing of the software upgrades are unpredictable and therefore we recognize revenue consistent with the sale of the subscription. We generally control fulfillment, pricing, product requirements, and collection risk and therefore we record the gross amount of revenue. We provide a
30-day
money back guarantee for the majority of our
end-user
software products.
We provide a limited amount of free technical support to customers. Since the cost of providing this free technical support is insignificant and free product enhancements are minimal and infrequent, we do not defer the recognition of revenue associated with sales of these products.
Other revenue consists primarily of revenue generated through partners advertising to our customer base in various forms, including toolbar advertising, email marketing, and free trial offers. We recognize other revenue in the period in which control transfers to our partners.

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Engineering and IT Costs
Engineering and IT expenditures are charged to operations as they are incurred.
Software Development Costs
We expense software development costs before technological feasibility is reached. Based on our product development process, technological feasibility is established on the completion of a working model. We determined that technological feasibility is reached shortly before the product is ready for general release and therefore capitalized development costs incurred are immaterial during the periods presented.
Purchased Technology for Internal Use
We capitalize costs related to software that we license and incorporate into our product and service offerings or develop for internal use.
Advertising Costs
Advertising costs are recorded as sales and marketing expense in the period in which they are incurred. Advertising expense was $0.2 million and $24,000 for the years ended December 31, 2020 and 2019, respectively.
Earnings Per Share
Basic earnings per share is computed using our net income and the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per share is computed using our net income and the weighted average number of common shares outstanding, including the effect of the potential issuance of common stock such as stock issuable pursuant to the exercise of stock options and warrants and vesting of RSUs using the treasury stock method when dilutive.
The following table sets forth the computation of basic and diluted net earnings per share (in thousands, except per share amounts):

	Years Ended December 31,
	2020	2019
Net income	$446	$3,846

Basic:
Weighted-average common shares outstanding	19,192	18,977

Basic earnings per share	$0.02	$0.20

Diluted
Weighted-average common shares outstanding	19,192	18,977
Effect of dilutive securities:
Stock options and restricted stock units	177	49

Diluted weighted-average commons shares outstanding	19,369	19,026

Diluted earnings per share	$0.02	$0.20

Accumulated Other Comprehensive Income
The components of accumulated other comprehensive loss relate entirely to accumulated foreign currency translation gain (losses) associated with our foreign subsidiaries and unrealized gains (losses) on investments.
Realized gains/losses on investments reclassified from accumulated other comprehensive loss are reported as interest income and other, net in our consolidated statements of operations.

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)
Accumulated Other Comprehensive Income (Continued)

The amounts noted in the consolidated statements of comprehensive income are shown before taking into account the related income tax impact. The income tax effect allocated to each component of other comprehensive income for each of the periods presented is not material.
Stock-Based Compensation
We apply the provisions of Accounting Standards Codification (“ASC”) 718, Compensation – Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards, including grants of restricted stock units (“RSUs”) and options to purchase stock, made to employees and directors based on estimated fair values.
In accordance with ASC 718, Compensation – Stock Compensation, we recognize stock-based compensation by measuring the cost of services to be rendered based on the grant date fair value of the equity award. We recognize stock-based compensation over the period an employee is required to provide service in exchange for the award, generally referred to as the requisite service period. For awards with market-based performance conditions, the cost of the awards is recognized as the requisite service is rendered by employees, regardless of when, if ever, the market-based performance conditions are satisfied.
The Black-Scholes option pricing model is used to estimate the fair value of service-based stock options and shares purchased under our Employee Stock Purchase Plan (“ESPP”). The determination of the fair value of options is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. We use historical data for estimating the expected volatility. For certain stock options awards, we use historical data for estimating the expected life of stock options and for others, we use the simplified method for estimating the expected life. The simplified method was used during 2020 for “plain vanilla” (as defined by the SEC) stock option awards. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected terms of the stock options.
The Monte-Carlo simulation model is used to estimate fair value of market-based performance stock options. The Monte-Carlo simulation model calculates multiple potential outcomes for an award and establishes a fair value based on the most likely outcome. Key assumptions for the Monte-Carlo simulation model include the risk-free rate, expected volatility, expected dividends and the correlation coefficient.
The fair value of restricted stock grants is based on the closing market price of our stock on the date of grant less the expected dividend yield.
Income Taxes
Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets, if it is more likely than not, that such assets will not be realized. Our deferred tax asset and related valuation allowance decreased by $2.6 million to $43 million. As the deferred tax asset is fully allowed for, this change had no impact on our financial position or results of operations.
Warranties and Indemnifications
We generally provide a refund period on sales, during which refunds may be granted to consumers under certain circumstances. During the years ended December 31, 2020 and 2019, any refunds granted to consumers were immaterial to the financial statements.

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Fair Value Measurements
ASC 820,
Fair Value Measurements and Disclosures
, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value according to ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•
Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The following table represents our fair value hierarchy for our financial assets (cash equivalents and investments) measured at fair value on a recurring basis as of December 31, 2020 and 2019 (in thousands):

	Level 1	Level 2	Level 3	Total
As of December 31, 2020
Money market funds	$1,258	$—	$—	$1,258
Certificates of deposit	—	492	—	492
Commercial paper	—	3,273	—	3,273
Corporate notes and bonds	—	9,427	—	9,427
U.S. government agency securities	—	4,599	—	4,599

Total	$1,258	$17,791	$—	$19,049

	Level 1	Level 2	Level 3	Total
As of December 31, 2019
Money market funds	$1,137	$—	$—	$1,137
Certificates of deposit	—	475	—	475
Commercial paper	—	6,911	—	6,911
Corporate notes and bonds	—	7,933	—	7,933
U.S. government agency securities	—	2,144	—	2,144

Total	$1,137	$17,463	$—	$18,600

For short-term investments, measured at fair value using Level 2 inputs, we review trading activity and pricing for these investments as of the measurement date. When sufficient quoted pricing for identical securities is not available, we use market pricing and other observable market inputs for similar securities obtained from various third-party data providers. These inputs either represent quoted prices for similar assets in active markets or have been derived from observable market data. Our policy is that the end of our quarterly reporting period determines when transfers of financial instruments between levels are recognized. No transfers were made between level 1, level 2 and level 3 for the years ended December 31, 2020 and 2019.
Segment Information
We report our operations as a single operating segment and has a single reporting unit. Our Chief Operating Decision Maker (“CODM”), our Chief Executive Officer, manages our operations on a consolidated basis for purposes of

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (Continued)
Segment Information (Continued)

allocating resources. When evaluating performance and allocating resources, the CODM reviews financial information presented on a consolidated basis.
Revenue from customers located outside the United States was immaterial for the years ended December 31, 2020 and 2019.
For the years ended December 31, 2020 and 2019, our largest customer accounted for 44% and 63% of our total revenue, respectively. For the years ended December 31, 2020 and 2019, our second largest customer accounted for 43% and 25% of our total revenue, respectively. There were no other customers that accounted for 10% or more of our total revenue in any of the periods presented.
Long-lived assets are attributed to the geographic location in which they are located. We include in long-lived assets all tangible assets. Long-lived assets by geographic areas are as follows (in thousands):

	December 31,
	2020	2019
United States	$1,110	$532
Philippines	4	1
India	1	—

Total	$1,115	$533

Recent Accounting Pronouncements
Recently Adopted Accounting Standards
In August 2018, the FASB issued Accounting Standard Update (“ASU”)
No. 2018-13,
Changes to Disclosure Requirements for Fair Value Measurements (Topic 820)
(ASU
2018-13),
which improved the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements. We adopted the new standard effective January 1, 2020 and the standard did not have an impact on the consolidated financial statements.
New Accounting Standards to be adopted in Future Periods
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
(ASU
2019-12),
which simplifies the accounting for income taxes. This guidance will be effective in the first quarter of 2021 on a prospective basis, and early adoption is permitted. We do not expect the new standard to have a material impact on the consolidated financial statements.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
. The standard’s main goal is to improve financial reporting by requiring earlier recognition of credit losses on financing receivables and other financial assets in scope. The effective date for all public companies, except smaller reporting companies, is fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The effective date for all other entities is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We do not expect the new standard to have a material impact on the consolidated financial statements.

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation, and consist of the following as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Computer equipment and software	$8,114	$7,233
Furniture and office equipment	140	142
Leasehold improvements	348	348
Construction in progress	50	32
Accumulated depreciation	(7,537)	(7,222)

Total property and equipment, net	$1,115	$533

Depreciation expense was $0.3 million and $0.3 million for the years ended December 31, 2020 and 2019, respectively.
Note 3. Commitments and Contingencies
Legal contingencies
Federal Trade Commission Consent Order.
As previously disclosed, on December 20, 2016 the Federal Trade Commission (“FTC”) issued a confidential Civil Investigative Demand, or CID, requiring us to produce certain documents and materials and to answer certain interrogatories relating to PC Healthcheck, an obsolete software program that we developed on behalf of a third party for their use with their customers. The investigation relates to us providing software like PC Healthcheck to third parties for their use prior to December 31, 2016, when we were under management of the previous board and executive team. Since issuing the CID, the FTC has sought additional written and testimonial evidence. We have cooperated fully with the FTC’s investigation and provided all requested information. In addition, we have not used PC Healthcheck nor provided it to any customers since December 2016.
On March 9, 2018, the FTC notified us that it was willing to engage in settlement discussions. On November 6, 2018, Support.com and the FTC entered into a proposed Stipulation to Entry of Order for Permanent Injunction and Monetary Judgment (the “Consent Order”). The Consent Order was approved by the Commission on March 26, 2019 and entered by the U.S. District Court for the Southern District of Florida on March 29, 2019. Entry of the Consent Order by the Court resolved the FTC’s multi-year investigation of Support.com.
Pursuant to the Consent Order, under which we neither admitted nor denied the FTC’s allegations (except as to the Court having jurisdiction over the matter), the FTC agreed to accept a payment of $10 million in settlement of the matter, subject to the factual accuracy of the information we provided as part of our financial representations. The $10 million payment was made on April 1, 2019 and was recognized in operating expenses within our consolidated statements of operations for the year ended December 31, 2018.
Additionally, pursuant to the Consent Order, we agreed to implement certain new procedures and enhance certain existing procedures. For example, the Consent Order necessitates that we cooperate with representatives of the Commission on associated investigations if needed; imposes requirements on Support.com regarding obtaining acknowledgements of the Consent Order and compliance certification, including record creation and maintenance; and prohibits us from making misrepresentations and misleading claims or providing the means for others to make such claims regarding, among other things, detection of security or performance issues on consumer’s Electronic Devices. Electronic Devices include, but are not limited to, cell phones, tablets and computers. We continue to monitor the impact of the Consent Order regularly. If we are unable to comply with the Consent Order, then this could result in a material and adverse impact to the results of operations and financial condition.
Verizon Media.
As previously disclosed, on March 22, 2010, the Company and AOL Fulfillment Services, who now does business as Verizon Media (“Verizon Media”), entered into a Fulfillment Services Promotion and Marketing Agreement (“Agreement”). The Agreement related to the development and sale of certain products and services. The Company sold software products to Verizon Media pursuant to the terms of the Agreement under two programs –

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Commitments and Contingencies (Continued)
Legal contingencies (Continued)

SUPERAntiSpyware and Computer
Check-Up.
Verizon Media offered these software products to its
end-customers.
On May 24, 2019, the Company received a letter from Verizon Media providing notice that it wished to terminate the Agreement and work with the Company to wind-down all remaining subscriptions for both programs. The Company has wound-down all services under the Computer
Check-Up
program and the SUPERAntiSpyware program. In connection with the termination of the Computer
Check-Up
program, Verizon Media requested that the Company fund rebates to its end-customers
who elect to accept a refund offer from Verizon Media. Although the Company made no agreement to fund such a program, Verizon Media commenced its rebate program.
On November 15, 2019, the Company received a letter from Verizon Media informing the Company that, to date, Verizon Media has issued rebates totaling $2.6 million and requesting reimbursement of this amount from the Company (the “Dispute”). Subsequently, the parties entered into negotiations toward a settlement of any potential claims, which culminated in the execution of a Confidential Settlement and Release Agreement dated September 29, 2020, pursuant to which the Company issued a one-time
payment to Verizon Media in exchange for a full and complete release from any claims related to or arising out of the Dispute. The Company admitted no liability and incurred no financial impact from the settlement, as the payment was funded by the Company’s insurance carrier.
Other Matters
We have received and may in the future receive additional requests for information, including subpoenas, from other governmental agencies relating to the subject matter of the Consent Order and the Civil Investigative Demands described above. We intend to cooperate with these information requests and is not aware of any other legal proceedings against us by governmental authorities at this time.
We are also subject to other routine legal proceedings, as well as demands, claims and threatened litigation, that arise in the normal course of business, potentially including assertions that we may be infringing patents or other intellectual property rights of others. We currently do not believe that the ultimate amount of liability, if any, for any pending claims of any type (alone or combined) will materially affect our financial position, results of operations or cash flows. The ultimate outcome of any litigation is uncertain; however, any unfavorable outcomes could have a material negative impact on our financial condition and operating results. Regardless of outcome, litigation can have an adverse impact on us because of defense costs, negative publicity, diversion of management resources and other factors.
Note 4. Other Accrued and Other Long-Term Liabilities
Other accrued liabilities consist of the following (in thousands):

	December 31,
	2020	2019
Accrued expenses	$369	$536
Self-insurance accruals	270	404
Payroll tax deferral	240	—

Total other accrued liabilities	$879	$940

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Other Accrued and Other Long-Term Liabilities (Continued)

Other long-term liabilities consist of the following (in thousands):

	December 31,
	2020	2019
Deferred tax liability, net	443	428
Long-term income tax payable	223	355
Payroll tax deferral	240	—
Other long-term liabilities	5	9

Total other long-term liabilities	$911	$792

Note 5. Stockholders’ Equity
During the year ended December 31, 2020, 0.1 million shares of common stock were issued as a result of the exercise of stock options. During the year ended December 31, 2019, no shares of common stock were issued as a result of the exercise of stock options.
During the year ended December 31, 2020, 0.2 million shares of common stock were issued as a result of RSU releases. During the year ended December 31, 2019, 0.1 million shares of common stock were issued as a result of RSU releases.
During the year ended December 31, 2020, 44,000 shares of common stock were issued under the ESPP. During the year ended December 30, 2019, 26,000 shares of common stock were issued under the ESPP.
Stock Repurchase Program
On April 27, 2005, our Board of Directors (“Board”) authorized the repurchase of up to 666,666 outstanding shares of our common stock. As of September 30, 2020, the maximum number of shares remaining that can be repurchased under this program was 602,467. No shares were repurchased during the year ended December 31, 2020. We do not intend to repurchase shares without further approval from the Board.
2019 Cash Dividend
As a part of the board of directors’ ongoing capital allocation review, on December 6, 2019 the board of directors authorized and declared a special cash distribution of $1.00 per share on each outstanding share of our common stock. The record date for this distribution was December 17, 2019 and the payment date was December 26, 2019. Accordingly, we paid $19.1 million to shareholders on December 26, 2019. In connection with the special cash distribution of $1.00 per share, the exercise price on all outstanding options as of December 27, 2019 was reduced by $1.00 as permitted under the 2010 and 2014 Plans which includes an anti-dilution feature designed to equalize the fair value of options as a result of a transaction such as this special distribution. This adjustment did not affect the fair value, vesting conditions or classification of the outstanding options.
Stockholder Rights Agreement and Tax Benefits Preservation Plan
Our board adopted a Section 382 Tax Benefits Preservation Plan in an effort to diminish the risk that our ability to utilize net operating loss carryovers (collectively, the “NOLs”) to reduce potential future federal income tax obligations may become substantially limited. Our stockholders approved the Section 382 Tax Benefits Preservation Plan at our annual meeting of stockholders held on June 5, 2020. Under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder by the U.S. Treasury Department, these NOLs may be “carried forward” in certain circumstances to offset any current and future taxable income and thus reduce federal income tax liability, subject to certain requirements and restrictions. However, if we experience an “ownership change,” within the meaning of Section 382 of the Code (“Section 382”), our ability to utilize the NOLs may be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Stockholders’ Equity (Continued)
Stockholder Rights Agreement and Tax Benefits Preservation Plan (Continued)

therefore significantly impair the value of those assets. Section 382 and the Treasury regulations thereunder make our commercial risk from a Section 382 limitation triggering event particularly acute given the relative size of current cash on hand to market capitalization. As applied to our current cash position and current market capitalization, if we were to experience an ownership change, it would be subject to Section 382’s
“non-business
asset” limitation, which would result in permanently losing all $145.6 million of our NOLs.
The Section 382 Tax Benefits Preservation Plan is intended to act as a deterrent to any person or group acquiring beneficial ownership of 4.99% or more of the outstanding Common Stock without the approval of the board (such person, an “Acquiring Person”). A person who acquires, without the approval of the board, beneficial ownership (other than as a result of repurchases of stock by the Company, dividends or distributions by the Company or certain inadvertent actions by stockholders) of 4.99% or more of the outstanding common stock (including any ownership interest held by that person’s Affiliates and Associates as defined under the Section 382 Tax Benefits Preservation Plan) could be subject to significant dilution. Stockholders who beneficially own 4.99% or more of the outstanding common stock prior to the first public announcement by the Company of the board’s adoption of the Section 382 Tax Benefits Preservation Plan will not trigger the Section 382 Tax Benefits Preservation Plan so long as they do not acquire beneficial ownership of additional shares of the Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock) at a time when they still beneficially own 4.99% or more of such stock. In addition, the board retains the sole discretion to exempt any person or group from the penalties imposed by the Section 382 Tax Benefits Preservation Plan.
In the event that a person becomes an Acquiring Person, each holder of a Right, other than Rights that are or, under certain circumstances, were beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the Purchase Price, and subject to the terms, provisions and conditions of the Section 382 Tax Benefits Preservation Plan, a number of shares of the Common Stock having a market value of two times the Purchase Price.
Note 6. Stock-Based Compensation
Equity Compensation Plan
We adopted the amended and restated 2010 Equity and Performance Incentive Plan (the “2010 Plan”), effective as of May 19, 2010. Under the 2010 Plan, the number of shares of Common Stock that may be issued will not exceed in the aggregate 1,666,666 shares of Common Stock plus the number of shares of common stock relating to prior awards under the 2000 Omnibus Equity Incentive Plan that expire, are forfeited or are cancelled after the adoption of the 2010 Plan, subject to adjustment as provided in the 2010 Plan. Pursuant to approval from our shareholders, the number of shares of common stock that may be issued under the 2010 Plan was increased by 750,000 shares of common stock in May 2013 and 333,333 shares in June 2016. No grants will be made under the 2010 Plan after the tenth anniversary of its effective date. At the 2020 Annual Meeting, our stockholders approved the amendment and restatement of the 2010 Plan (such plan, after the amendment and restatement is now the Third Amended and Restated 2010 Equity and Performance Incentive Plan, referred to herein as the “Restated Plan”). The purpose of amending the 2010 Plan was (i) to increase the number of shares of common stock available for issuance under the Restated Plan by 2,000,000 shares, (ii) to extend the term of the 2010 Plan, which otherwise would have expired on May 19, 2020, so that the Restated Plan will continue until terminated by the Board in its discretion, and (iii) to eliminate obsolete provisions while adding other provisions consistent with certain compensation and governance best practices. As of December 31, 2020, approximately 4.0 million shares remain available for grant under the Restated Plan.
We adopted the 2014 Inducement Award Plan (the “Inducement Plan”), effective as of May 13, 2014. Under the Inducement Plan, the number of shares of common stock that may be issued will not exceed in the aggregate 666,666 shares of common stock. As of December 31, 2020, approximately 0.2 million shares remain available for grant under the Inducement Plan.

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Stock-Based Compensation (Continued)

Employee Stock Purchase Plan
Effective May 15, 2011, our Board and stockholders approved an ESPP and reserved 333,333 shares of our common stock for issuance. The ESPP was established to advance our interests and our stockholders’ interests by providing an incentive to attract, retain and reward eligible employees and by motivating such persons to contribute to our growth and profitability. At the 2020 Annual Meeting of stockholders, our stockholders approved a proposal amending and restating the 2011 ESPP to (i) increase the maximum number of shares of common stock available for future issuance under the ESPP by 1,000,000 shares, (ii) extend the term, which otherwise would have expired on May 15, 2021, so that the ESPP will continue until terminated by the Board in its discretion, and (iii) make certain other administrative changes.
The ESPP consists of
six-month
offering periods during which employees may enroll in the plan. Shares of common stock may be purchased under the ESPP at a price established by the Compensation Committee of the Board of Directors, provided that the price may not be less than eighty-five percent (85%) of the lesser of (a) the fair market value of a share of stock on the offering date of the offering period or (b) the fair market value of a share of stock on the purchase date. As of December 31, 2020, approximately 1.1 million shares remain available for issuance under the ESPP.
Stock-Based Compensation
We recorded the following stock-based compensation expense of $0.6 million and $0.3 million, respectively, for the fiscal years ended December 31, 2020 and 2019 as follows (in thousands):

	Years Ended December 31,
	2020	2019
Stock-based compensation expense related to grants of:
Stock options	$224	$130
RSU	374	155
ESPP	36	19

Total	$634	$304

Stock-based compensation expense recognized in:
Cost of service	$28	$40
Engineering and IT	25	25
Sales and marketing	38	38
General and administrative	543	201

Total	$634	$304

The fair value of our stock-based awards was estimated using the following weighted average assumptions for the years ended December 31, 2020 and 2019:

	2010 Plan/Restated Plan		Employee Stock Purchase Plan
	2020	2019	2020	2019
Risk-free interest rate	0.4%	1.7%	0.2%	2.0%
Expected term (in years)	6.1	3.1	0.5	0.5
Volatility	42.5%	35.6%	74.4%	42.4%
Expected dividend	0.0%	0.0%	0.0%	0.0%
Weighted-average grant date fair value	$0.55	$0.52	$0.34	$0.43

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Stock-Based Compensation (Continued)

Stock Options
The following tables represent stock option activity for the years ended December 31, 2020 and 2019:

	Number of shares	Weighted- average exercise price per share	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2018	803	$2.89	8.43	$54
Granted	90	0.94
Exercised	—	—
Forfeited	(77)	1.97

Outstanding at December 31, 2019	816	$1.77	7.49	$16

Granted	2,394	1.56
Exercised	(147)	1.30		116
Forfeited	(434)	1.58

Outstanding at December 31, 2020	2,629	$1.64	8.79	$1,605

Exercisable at December 31, 2020	724	$1.74	6.77	$468

A summary of additional information related to the options outstanding as of December 31, 2020 under the 2010 and 2014 Plans are as follows:

Plan	Option plans ranges of exercise prices	Number of outstanding options	Weighted- average remaining contractual life	Weighted- average exercise price
2010 Plan/Restated Plan	$1.29 – $16.67	2,029,176	8.61	$1.86
Inducement Plan	$0.56 – $16.67	600,000	9.37	$1.33

		2,629,176

As of December 31, 2020, $1.1 million of unrecognized compensation cost related to existing options was outstanding, which is expected to be recognized over a weighted average period of 3.0 years.
Restricted Stock Units
The following table represents RSU activity for the years ended December 31, 2020 and 2019:

	Number of shares	Weighted- average exercise price per share	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2018	96	$2.78	0.60	$227
Granted	243	1.39
Vested	(73)	2.06
Forfeited	(17)	2.75

Outstanding at December 31, 2019	249	$1.62	0.60	$271

Granted	127	1.97
Vested	(245)	1.57
Forfeited	—	—

Outstanding at December 31, 2020	131	$2.05	0.70	$287

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Stock-Based Compensation (Continued)
Restricted Stock Units (Continued)

As of December 31, 2020, $0.2 million of unrecognized compensation cost related to RSUs was outstanding, which is expected to be recognized within one year.
Note 7. Income Taxes
The components of our income before income taxes are as follows (in thousands):

	Years Ended December 31,
	2020	2019
United States	$50	$3,634
Foreign	498	366

Total	$548	$4,000

The provision for income taxes from continuing operations consisted of the following (in thousands):

	Years Ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	9	16
Foreign	45	118

Total current	$54	$134

Deferred:
Federal	$—	$—
State	—	—
Foreign	48	20

Total deferred	$48	$20

Provision for income taxes	$102	$154

The reconciliation of the Federal statutory income tax rate to our effective income tax rate is as follows (in thousands):

	Years Ended December 31,
	2020	2019
Provision of Federal statutory rate	$115	$835
State taxes	9	16
Permanent differences/other	1,825	(13)
Stock-based compensation	(23)	23
Federal valuation allowance used	(1,824)	(707)

Provision for income taxes	$102	$154

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Income Taxes (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows (in thousands):

	Years Ended December 31,
	2020	2019
Deferred tax assets
Fixed assets	$13	$78
Accruals and reserves	122	92
Stock options	247	197
Net operating loss carryforwards	36,608	38,335
Federal and state credits	3,227	3,461
Foreign credits	163	159
Intangible assets	1,497	1,789
Research and development expense	1,487	1,858

Gross deferred tax assets	43,364	45,969
Valuation allowance	(43,238)	(45,846)

Total deferred tax assets	126	123

Deferred tax liabilities (1)	(569)	(551)

Net deferred liabilities	$(443)	$(428)

(1)
Of this amount, $554,000 relates to the Indian subsidiaries unremitted earnings deferred tax liability. The net deferred income tax liabilities are recorded in other long-term liabilities in the accompanying balance sheet.

ASC 740,
Income Taxes
, provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Based on management’s review of both the positive and negative evidence, which includes our historical operating performance, reported cumulative net losses since inception and difficulty in accurately forecasting results, we have concluded that it is not more likely than not that we will be able to realize all of our U.S. deferred tax assets. Therefore, we have provided a full valuation allowance against U.S. deferred tax assets.
Based on management’s review of both positive and negative evidence, which includes the historical operating performance of our Canadian subsidiary, we have concluded that it is more likely than not that we will be able to realize a portion of the Canadian deferred tax assets. Therefore, we have a partial valuation allowance on Canadian deferred tax assets. There is no valuation allowance against our Indian deferred tax assets. We reassess the need for a valuation allowance on a quarterly basis.
Based on management’s review discussed above, the realization of deferred tax assets is dependent on improvements over present levels of pre-tax
income. Until we are consistently profitable in the U.S., we will not realize our deferred tax assets.
Beginning in 2018, the Tax Cuts and Jobs Act of 2017 (“Tax Act”) provides a 100% deduction for dividends received from
10-percent
owned foreign corporations by U.S. corporate shareholders, subject to a one-year
holding period. Although dividend income is now exempt from U.S. federal tax in the hands of the U.S. corporate shareholders, companies must still apply the guidance of ASC
740-30-25-18
to account for the tax consequences of outside basis differences and other tax impacts of their investments in
non-U.S.
subsidiaries. Deferred income taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries except for a change in assertion at December 31, 2017 for Support.com India Private Ltd. The amount of cumulative undistributed Indian subsidiary’s earnings at December 31, 2017 for which we are changing our assertion under ASC
740-30-25
was $2.67 million. Under the Tax Act, all foreign subsidiaries’ accumulated earnings through December 31, 2020 has been included in U.S. taxable income. As such, the only tax related to the Indian subsidiary remittance would be a dividend distribution tax of $554,000 as of December 31, 2020.

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Income Taxes (Continued)

The net valuation allowance decreased by approximately $2.6 million and $0.4 million during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, we had Federal and state net operating loss carryforwards of approximately $145.6 million and $80.3 million, respectively. The Federal net operating loss and credit carryforwards will expire at various dates beginning in 2021 through 2040, if not utilized. Approximately $22.5 million of Federal net operating loss carryforward is expected to expire in 2021. The state net operating loss carryforwards will expire at various dates beginning in 2021 through 2040, if not utilized.
We also had Federal and state research and development credit carryforwards of approximately $2.8 million and $2.4 million, respectively. The federal credits expire in varying amounts between 2021 and 2031. The state research and development credit carryforwards do not have an expiration date.
Utilization of net operating loss carryforwards and credits may be subject to substantial annual limitation or could be lost due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.
ASC
740-10
clarifies the accounting for uncertainties in income taxes by prescribing guidance for the recognition, de-recognition
and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. ASC
740-10
requires the disclosure of any liability created for unrecognized tax benefits. The application of ASC
740-10
may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	Years Ended December 31,
	2020	2019
Balance, beginning of year	$2,121	$2,117
Increase related to prior year tax positions	3	4
Decrease related to prior year tax positions	(126)	—
Settlements with tax authorities	(78)	—

Balance, end of year	$1,920	$2,121

The total amount of unrecognized tax benefits that, if recognized, would affect our tax rate, are $0.1 million and $0.1 million as of December 31, 2020 and 2019, respectively.
Our policy is to include interest and penalties related to unrecognized tax benefits within the provision for (benefit from) income taxes. As of December 31, 2020 and 2019, we had $0.1 million and $0.1 million, respectively, accrued for payment of interest and penalties related to unrecognized tax benefits.
As of December 31, 2020, it is reasonably possible that the balance of unrecognized tax benefits could significantly change within the next twelve months. However, an estimate of the range of reasonably possible adjustments cannot be made at this time.
We file federal, state and foreign income tax returns in jurisdictions with varying statutes of limitations. Due to our net operating loss carryforwards, our income tax returns generally remain subject to examination by federal and most state authorities. In our foreign jurisdictions, the 2009 through 2020 tax years remain subject to examination by their respective tax authorities.
We are required to make periodic filings in the jurisdictions where we are deemed to have a presence for tax purposes. We have undergone audits in the past and have paid assessments arising from these audits. Our India entity was issued notices of income tax assessment pertaining to the 2004 – 2009 fiscal years. The notices claimed that the transfer price used in our inter-company agreements resulted in understated income in our Indian entity. During the fourth quarter of 2020, the Company re-evaluated
the probability of its tax position and partially released the ASC
740-10
reserve related to India transfer pricing for several assessment years that were settled with the Indian tax

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Income Taxes (Continued)

authorities in November and December of 2020. As of December 31, 2020, the ASC
740-10
reserve for India transfer pricing totals $0.1 million. As a result of this settlement, the Company no longer records an ASC
740-10
reserve related to fiscal years 2004-2005 and 2005-2006.
We may be subject to other income tax assessments in the future. We evaluate estimated expenses that could arise from those assessments in accordance with ASC
740-10
.
We consider such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate on the amount of expenses. We record the estimated liability amount of those assessments that meet the definition of an uncertain tax position under ASC
740-10.
Note 8. Leases
We have entered into various
non-cancelable
operating lease agreements for certain of our offices, and certain equipment. Our leases have original lease periods expiring during 2021. As of December 31, 2020, the weighted average remaining lease term and weighted average discount rate for operating leases was 0.6 years and 4.5%, respectively.
Total operating lease expense was $0.3 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively.
The following table provides a summary of leases by balance sheet location:

	Years Ended December 31,
	2020	2019
Operating leases
Right-of-use assets	$61	$68
Lease liabilities—short term	$58	$61
Lease liabilities—long-term	3	7

Total lease liabilities	$61	$68

The following represents maturities of operating lease liabilities as of December 31, 2020 (in thousands):

Operating leases
2021	$59
2022	3
Total	$62
Less: imputed interest	(1)

Present value of lease liabilities	$61

For the year ended December 31, 2020, supplemental cash flow information related to leases are as follows (in thousands):

Operating cash flows from operating leases	$181
Right-of-use assets obtained in exchange for lease obligations	$169

SUPPORT.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Leases (Continued)

As of December 31, 2020, minimum payments due under all
non-cancelable
lease agreements were as follows (in thousands):

Years Ending December 31,	Operating Leases
2021	$59
2022	3

Total minimum lease payments	$62

Note 9. Subsequent Events
On March 19, 2021, the Company and Greenidge Generation Holdings, Inc. (“Greenidge”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing, among other things, that on the terms and subject to the conditions set forth therein, Greenidge will acquire the Company through a merger of a wholly owned subsidiary of Greenidge with and into the Company (the “Merger”). The Company will survive as a wholly owned subsidiary of Greenidge. The Merger is subject to customary closing conditions, including the approval of the shareholders of the Company. The Merger is expected to close during the third quarter of 2021. Effective as of the closing of the Merger, all outstanding shares of the Company’s common stock and all outstanding restricted stock units and options to purchase shares of the Company’s common stock will be cancelled and converted into the right to receive shares of Class A Common Stock of Greenidge (the “Greenidge Common Stock”). Following completion of the Merger, it is expected that the Company’s stockholders and holders of stock options and restricted stock units collectively will own approximately 8% of the outstanding shares of the Greenidge Common Stock, and existing Greenidge stockholders are expected to own approximately 92% of the Greenidge Common Stock. If the Merger Agreement is terminated under certain circumstances, the Company will be required to pay a termination fee.
In connection with and as a condition to Greenidge’s willingness to enter into the Merger Agreement, on March 19, 2021, the Company entered into a subscription agreement (the “Subscription Agreement”) with 210 Capital, LLC (“210 Capital”), pursuant to which 210 Capital subscribed for and purchased, and the Company issued and sold, an aggregate of 3,909,871 shares of the Company’s Common Stock for a purchase price of $1.85 per share, for aggregate gross proceeds to the Company of $7,233,261.35. Pursuant to and subject to the terms and conditions set forth in the Subscription Agreement, among other things, and only upon any termination of the Merger Agreement, the Company has agreed that, not later than the earlier of (i) thirty (30) days following the date of such termination and (ii) December 31, 2021, it will increase the size of the Company’s board of directors in order to appoint two individuals designated by 210 Capital to the board of directors for a term expiring at the next succeeding annual meeting of the Company’s stockholders.

$40,000,000
Greenidge Generation Holdings Inc.
    % Senior Notes due 2026

PROSPECTUS

Joint Book-Running Managers

B. Riley Securities	Ladenburg Thalmann	William Blair & Co.
Northland Capital Markets
Lead Manager
EF Hutton,
division of Benchmark Investments, LLC
Co-Managers

Aegis Capital Corp.	Colliers Securities LLC	Maxim Group LLC
Wedbush Securities Ziegler

                , 2021

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be paid
SEC Registration Fee	$4,264.20
FINRA filing fee	17,750.00
Nasdaq listing fees and expenses	17,500.00
Accounting fees and expenses	100,000.00
Legal fees and expenses	475,000.00
Printing expenses	75,000.00
Road show expenses	8,500.00
Trustee fees and expenses	10,000.00

Total	$708,014.20

Item 14. Indemnification of Directors and Officers
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Our amended and restated certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Greenidge under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15. Recent Sales of Unregistered Securities
During the past three years, we issued the following securities, which were not registered under the Securities Act.
On January 29, 2021, we entered into an asset contribution and exchange agreement with the owners of Greenidge Generation Holdings LLC (“GGH LLC”), pursuant to which we acquired all of the ownership interests in GGH LLC in exchange for 7,000,000 shares of our class B common stock.

On January 29, 2021, we completed a private placement offering of 1,620,000 shares of series A preferred stock, at a price per share of $25.00, to certain individuals for an aggregate amount of $40,500,000. B. Riley Securities, Inc. acted as the sole placement agent in connection with this “best efforts” offering, and we paid to it a cash fee equal to seven percent (7%) of the gross proceeds of the offering, or $2,835,000.
On March 8, 2021, we issued 160,000 shares of our class B common stock to Foundry Digital LLC as consideration for bitcoin mining equipment.
Between February 21, 2021 and August 6, 2021, we granted stock options under our 2021 Equity Incentive Plan to purchase an aggregate of 753,968 shares of our common stock at exercise prices ranging between $5.80 and $7.18 to a total of 36 employees, directors and consultants. Of these, stock options to purchase an aggregate of 10,888 shares have been cancelled without being exercised, 160,000 have been exercised and 583,080 remain outstanding as of August 27, 2021.
On September 13, 2021, we issued 562,174 shares of our class A common stock to 210 Capital, LLC as a consulting fee in connection with the Merger.
On September 14, 2021, we issued 5,760,000 shares of our class A common stock and 720,000 shares of our class B common stock upon conversion of the 6,480,000 shares of series A preferred stock.
On September 15, 2021, we entered into a purchase agreement, or the Purchase Agreement, with B. Riley Principal Capital, LLC, or BRPC, pursuant to which we have the right to sell to BRPC up to $500 million in shares of class A common stock, subject to certain limitations and the satisfaction of specified conditions in the Purchase Agreement, from time to time over the 24-month period commencing on the date that a registration statement covering the resale of the shares is declared effective by the SEC.
On September 16, 2021, we issued 344,800 shares of our class A common stock to B. Riley Securities, Inc. upon its exercise of our outstanding warrants at an exercise price of $6.25 per share.
Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions and appropriate legends were placed upon the stock certificates issued in these transactions.
Item 16. Exhibits.
(a) Exhibits.

Exhibit No.	Description

1.1*	Form of Underwriting Agreement, by and between Greenidge Generation Holdings Inc. and B. Riley Securities, Inc., as Representative of the several underwriters.

2.1+	Agreement and Plan of Merger, dated as of March 19, 2021, among Greenidge Generation Holdings Inc., Support.com, Inc. and GGH Merger Sub, Inc. (incorporated herein by reference to Annex A to the proxy statement/prospectus forming part of the Registration Statement on Form S-4 filed on May 4, 2021).

3.1	Amended and Restated Certificate of Incorporation of Greenidge Generation Holdings Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 filed on May 4, 2021)

3.2	Amended and Restated Bylaws of Greenidge Generation Holdings Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 filed on July 16, 2021)

Exhibit No.	Description

3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Greenidge Generation Holdings Inc., dated September 13, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K furnished on September 15)

4.1*	Form of Indenture.

4.2*	Form of First Supplemental Indenture.

4.3*	Form of Notes (included as Exhibit A to Exhibit 4.2 above).

4.4	Form of Registration Rights Agreement, dated January 29, 2021 (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 filed on May 4, 2021)

4.5	Form of Right of First Refusal and Co-Sale Agreement, dated January 29, 2021 (incorporated by reference to Exhibit 4.2. to the Registration Statement on Form S-4 filed on May 4, 2021)

4.6	Form of Stock Purchase Warrant, dated September , 2021 (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed on September 1, 2021)

4.7	Form of Registration Compliance Agreement dated September 1, 2021 (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1 filed on September 1, 2021)

4.8	Investor Agreement by and between 210 Capital, LLC and Greenidge Generation Holdings Inc., dated September 9, 2021 (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1 filed on September 14, 2021)

5.1*	Opinion of Shearman & Sterling LLP regarding validity of the notes being registered hereunder

10.1	Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 filed on May 4, 2021)

10.2	Form of Stock Option Agreement for Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 filed on May 4, 2021)

10.3	Form of Restricted Stock Award Agreement for Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 filed on May 4, 2021)

10.4	Agreement between Greenidge Generation and Empire Pipeline Inc. (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 filed on June 25, 2021)

10.5	Purchase Agreement, dated as of September 15, 2021, between Greenidge Generation Holdings Inc. and B. Riley Principal Capital, LLC (incorporated by reference to Exhibit 10.1 to the Report on Form 8-K furnished on September 15, 2021)

10.6	Registration Rights Agreement, dated as of September 15, 2021, between Greenidge Generation Holdings Inc. and B. Riley Principal Capital, LLC (incorporated by reference to Exhibit 10.2 to the Report on Form 8-K furnished on September 15, 2021)

21.1	Subsidiaries of Greenidge Generation Holdings Inc. (incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-1 filed on September 1, 2021)

23.1*	Consent of Plante & Moran, PLLC

23.2*	Consent of Armanino LLP

23.3*	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (see page II-5 to the original filing of this Registration Statement on Form S-1)

25.1**	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of Trustee.

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document).

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

Exhibit No.	Description

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File, formatted in Inline XBRL (included within the Exhibit 101 attachments)

*	Filed herewith
**	Previously filed.
+
Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) or Item 601(b)(2) of Regulation S-K. We hereby undertake to furnish copies of the omitted schedule or exhibit upon request by the Securities and Exchange Commission

(b) Financial Statement Schedules.
All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.
Item 17. Undertakings
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Torrey, State of New York, on October 5, 2021.

GREENIDGE GENERATION HOLDINGS INC.

By:	/s/ Jeffrey E. Kirt
Jeffrey E. Kirt
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey E. Kirt Jeffrey E. Kirt	Chief Executive Officer (Principal Executive Officer) and Director	October 5, 2021

* Timothy Rainey	Chief Financial Officer (Principal Financial and Accounting Officer)	October 5, 2021

* George (Ted) Rogers	Vice Chairman of the Board of Directors	October 5, 2021

* Timothy Fazio	Chairman of the Board of Directors	October 5, 2021

* Jerome Lay	Director	October 5, 2021

* Andrew M. Bursky	Director	October 5, 2021

* Timothy Lowe	Director	October 5, 2021

* Daniel Rothaupt	Director	October 5, 2021

* David Filippelli	Director	October 5, 2021

* Michael Neuscheler	Director	October 5, 2021

*By:	/s/ Jeffrey E. Kirt
Jeffrey E. Kirt, Attorney-in-fact